UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Myovant Sciences Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY—SUBJECT TO COMPLETION

DATED DECEMBER 8, 2022

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT
[•], 2023
Dear Shareholder:
You are cordially invited to attend a special general meeting of shareholders of Myovant Sciences Ltd. (“Myovant”) on [•], 2023, at [•], United Kingdom local time, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.
At the special general meeting, you will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of October 23, 2022 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), and a related Statutory Merger Agreement (the “Statutory Merger Agreement”) by and among Myovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant”), Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Sub”) and, solely with respect to Article IX and Annex A of the Merger Agreement, Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan (“SMP”). Pursuant to the Merger Agreement and the Statutory Merger Agreement, Merger Sub will merge with and into Myovant (the “Merger”), with Myovant continuing as the surviving company following the Merger as a wholly owned subsidiary of Sumitovant. If the Merger is completed, and upon the satisfaction of the conditions set forth in the Merger Agreement and the consummation of the transactions contemplated by the Statutory Merger Agreement, holders of common shares of Myovant, par value $0.000017727 per share (the “Myovant common shares”) (other than Myovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Myovant common shares pursuant to the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), (ii) Sumitovant or (iii) Myovant or its wholly owned subsidiaries) immediately prior to the effective time of the Merger will be entitled to receive $27.00 per share in cash, without interest and less any applicable withholding taxes (the “per share merger consideration”).
Pursuant to rules of the U.S. Securities and Exchange Commission (the “SEC”), you also will be asked to vote at the special general meeting on a non-binding, advisory proposal to approve specified compensation that may become payable to Myovant’s named executive officers in connection with the completion of the Merger (the “Compensation Proposal”) as described in the proxy statement.
The proposed Merger is a “going-private” transaction under the rules of the SEC. As of November 30, 2022, Sumitovant beneficially owned approximately 51.6% of the outstanding Myovant common shares. If the Merger is completed, Myovant will become a privately held company, wholly owned by Sumitovant. Sumitovant is a wholly owned subsidiary of SMP, and SMP and Sumitovant are affiliates of Sumitomo Chemical Co., Ltd.
The board of directors of Myovant (the “Myovant Board”) formed a special committee (the “Special Committee”) consisting solely of independent directors serving on the audit committee of the Myovant Board to, among other things, (i) review and consider whether it would be appropriate and desirable for Myovant to enter into a potential transaction with Sumitovant, (ii) develop, assess and negotiate the terms of a potential transaction with Sumitovant and alternatives thereto and (iii) make a recommendation to the full Myovant Board as to whether Myovant should enter into such potential transaction.
The Myovant Board (other than Adele Gulfo, Myrtle Potter and Shigeyuki Nishinaka, Sumitovant’s designees serving on the Myovant Board, who recused themselves from determinations related to a potential transaction with Sumitovant and SMP due to their affiliation with Sumitovant and/or SMP), acting upon the unanimous recommendation of the Special Committee, (i) determined that the per share merger consideration constitutes fair value for each Myovant common share in accordance with the Bermuda Companies Act, (ii) determined that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the

other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement (as defined below) are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Securities Exchange Act of 1934, as amended), (iii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement and (iv) subject to the right of the Special Committee and the Myovant Board (acting upon the recommendation of the Special Committee) to change their recommendations in certain circumstances specified in the Merger Agreement, determined to recommend that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of such holders for such purpose (the “Merger Proposal”).
The Special Committee and the Myovant Board acting upon the unanimous recommendation of the Special Committee each recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the adjournment of the special general meeting, if necessary or appropriate (as determined by Myovant after consultation in good faith with Sumitovant), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal (the “Adjournment Proposal”).
The accompanying proxy statement describes the Merger Agreement, the Statutory Merger Agreement, the Merger, and the other transactions and agreements contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and provides specific information concerning the special general meeting. In addition, you may obtain information about Myovant from its other SEC filings. We urge you to read the entire proxy statement, including the annexes to this proxy statement and other documents to which it refers as incorporated by reference, as well as the related Schedule 13E-3, including the exhibits thereto, carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.
In considering the recommendations of the Special Committee and the Myovant Board, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Myovant’s shareholders generally, as further described in the accompanying proxy statement.
Your vote is very important, regardless of the number of Myovant common shares you own. The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of (i) a majority of the issued and outstanding Myovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting (such vote, the “General Shareholder Approval”) and (ii) a majority of the outstanding Myovant common shares held by Myovant’s shareholders other than Sumitovant or its affiliates (the “Minority Shareholders”) (such vote, the “Minority Shareholder Approval” and together with the General Shareholder Approval, the “Required Shareholder Approval”). As a result of the voting standard for the Minority Shareholder Approval, if you fail to vote or abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal.
Sumitovant has agreed to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and all other proposals presented at the special general meeting pursuant to a voting and support agreement that was entered into between Myovant and Sumitovant concurrently with the execution of the Merger Agreement (the “Sumitovant Voting Agreement”). If Sumitovant votes in compliance with the terms of the Sumitovant Voting Agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Minority Shareholder Approval.
If you are a record holder of Myovant common shares, you will find enclosed a proxy card and a postage-paid envelope in which to return the card by mail. Whether or not you plan to attend the special general meeting, please sign, date and return your enclosed proxy card, or vote via the Internet or over the phone, as soon as possible so that your shares can be voted at the special general meeting in accordance with your instructions.
If you hold your Myovant common shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Myovant common shares. If you do not instruct your broker, bank or other nominee to vote on your behalf, your Myovant common shares will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal. In addition, if you hold your Myovant common shares in “street name” and you submit voting instructions to your broker, bank or other nominee, your instructions must be received by the broker, bank or other nominee prior to the deadline set forth in the information from your broker, bank or other nominee on how to submit voting instructions.
If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833
Thank you for your cooperation and we look forward to the successful completion of the Merger.
Sincerely yours,

Mark Guinan Chairman of the Special Committee	David Marek Principal Executive Officer
Neither the SEC nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2023, and, together with the enclosed form of proxy card, is first being mailed to Myovant’s shareholders on [•], 2023.

PRELIMINARY COPY—SUBJECT TO COMPLETION

DATED DECEMBER 8, 2022

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On: [•], 2023
To the shareholders of Myovant Sciences Ltd.:
NOTICE IS HEREBY GIVEN that a Special General Meeting of Shareholders of Myovant Sciences Ltd. (“Myovant”) will be held on [•], 2023, at [•], United Kingdom local time, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom to consider and vote upon:
(1)
a proposal to adopt and approve an Agreement and Plan of Merger, dated as of October 23, 2022 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”) and a related Statutory Merger Agreement (the “Statutory Merger Agreement”), by and among Myovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant”), Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Sub”) and, solely with respect to Article IX and Annex A of the Merger Agreement, Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan (“SMP”), and the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including a merger, pursuant to which Merger Sub will merge with and into Myovant (the “Merger”), with Myovant continuing as the surviving company following the Merger as a wholly owned subsidiary of Sumitovant (the “Merger Proposal”);

(2)
a non-binding, advisory proposal to approve specified compensation that may become payable to Myovant’s named executive officers in connection with the completion of the Merger (the “Compensation Proposal”); and

(3)
a proposal to approve an adjournment of the special general meeting, if necessary or appropriate (as determined by Myovant after consultation in good faith with Sumitovant), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Your vote is very important, regardless of the number of Myovant common shares you own. The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of holders of (i) a majority of the issued and outstanding common shares of Myovant, par value $0.000017727 per share (the “Myovant common shares”), entitled to vote on the Merger Proposal and voting at the special general meeting (such vote, the “General Shareholder Approval”) and (ii) a majority of the outstanding Myovant common shares held by Myovant’s shareholders other than Sumitovant or its affiliates (the “Minority Shareholders”) (such vote, the “Minority Shareholder Approval” and together with the General Shareholder Approval, the “Required Shareholder Approval”). As a result of the voting standard for the Minority Shareholder Approval, if you fail to vote or abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal.
Sumitovant has agreed to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and all other proposals presented at the special general meeting pursuant to a voting and support agreement that was entered into between Myovant and Sumitovant concurrently with the execution of the Merger Agreement (the “Sumitovant Voting Agreement”). If Sumitovant votes in compliance with the terms of the Sumitovant Voting Agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Minority Shareholder Approval.
The Compensation Proposal will be approved if holders of a majority of the issued and outstanding Myovant common shares entitled to vote on the Compensation Proposal and voting at the special general meeting vote in favor of the Compensation Proposal. Approval of the Compensation Proposal is not a condition to the completion of the Merger. If you fail to vote or abstain from voting on the Compensation Proposal, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Compensation Proposal.
The Adjournment Proposal will be approved if holders of a majority of the issued and outstanding Myovant common shares present, in person or by proxy, and entitled to vote at the special general meeting vote in favor of the Adjournment Proposal. Approval of the Adjournment Proposal is not a condition to the completion of the Merger. If you fail to vote, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Adjournment Proposal. If you abstain from voting on the Adjournment Proposal, the effect will be the same as a vote “AGAINST” the Adjournment Proposal.
Only Myovant shareholders of record as of the close of business on [•], 2023 (the “record date”), are entitled to notice of the special general meeting and to vote at the special general meeting or at any adjournment or postponement thereof. A quorum of shareholders representing, in person or by proxy, a majority of the issued and outstanding Myovant common shares entitled to vote at the special general meeting as of the record date is required to conduct business and vote on the proposals at the special general meeting.
A special committee (the “Special Committee”) consisting solely of independent directors serving on the audit committee of the board of directors of Myovant (“Myovant Board”) and the Myovant Board (other than Adele Gulfo, Myrtle Potter and Shigeyuki Nishinaka, Sumitovant’s designees serving on the Myovant Board, who recused themselves from determinations related to a potential transaction with Sumitovant and SMP due to their affiliation with Sumitovant and/or SMP), acting at the unanimous recommendation of the Special Committee, have determined the fair value of the Myovant common shares to be the per share merger consideration, i.e., $27.00 per Myovant common share.
Any holder of Myovant common shares who does not vote in favor of the Merger Proposal and who is not satisfied that they have been offered fair value for their Myovant common shares will have the right to seek appraisal of the fair value of such holder’s Myovant common shares, but only if such holder complies with all the requirements of Section 106 of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), which is the appraisal rights statute applicable to Bermuda companies and which is summarized in the accompanying proxy statement and reproduced in its entirety in Annex D to the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from Myovant of the availability of appraisal rights under the Bermuda Companies Act.
The Special Committee and the Myovant Board acting upon the unanimous recommendation of the Special Committee each recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
By order of the Special Committee and the Board of Directors of Myovant Sciences Ltd.
Matthew Lang
General Counsel and Corporate Secretary
[•], 2023

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PRELIMINARY COPY—SUBJECT TO COMPLETION
DATED DECEMBER 8, 2022
SUMMARY TERM SHEET
This Summary Term Sheet, together with the section of this proxy statement entitled “Questions and Answers About the Special General Meeting and the Merger” beginning on page 12, highlights certain information in this proxy statement but may not contain all of the information that may be important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find Additional Information” beginning on page 132. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Except as otherwise specifically noted in this proxy statement, “Myovant,” the “surviving company,” “we,” “our,” “us” and similar words refer to Myovant Sciences Ltd., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to: Sumitomo Pharma Co., Ltd. as “SMP”; Sumitovant Biopharma Ltd. as “Sumitovant”; Zeus Sciences Ltd. as “Merger Sub”; and SMP, Sumitovant and Merger Sub collectively as the “Purchaser Filing Persons,” and we refer to SMP and its controlled affiliated entities, including Sumitovant, and Merger Sub (but in all instances excluding Myovant and its subsidiaries), collectively as the “Sumitomo Pharma Group,” and we refer to the Sumitomo Pharma Group together with Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”), as the “Sumitomo Group.” In addition, throughout this proxy statement we also refer to the Agreement and Plan of Merger, dated October 23, 2022, by and among Myovant, Sumitovant, Merger Sub, and solely with respect to Article IX and Annex A thereof, SMP, as it may be amended from time to time in accordance with its terms, as the “Merger Agreement”; and we refer to the related Statutory Merger Agreement contemplated to be executed and delivered by Myovant, Sumitovant and Merger Sub, as the “Statutory Merger Agreement.”
The Special General Meeting
The special general meeting of shareholders (the “special general meeting”) will be held at [•], United Kingdom local time, on [•], 2023, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. Directions to the special general meeting may be found by visiting https://www.vistra.com/locations/emea/united-kingdom#London. Information on how to vote in person at the special general meeting is discussed below. At the special general meeting, shareholders will be asked to consider and vote upon:
•
a proposal to adopt and approve the Merger Agreement and the related Statutory Merger Agreement and the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, including a merger, pursuant to which Merger Sub will merge with and into Myovant (the “Merger”), with Myovant continuing as the surviving company following the Merger as a wholly owned subsidiary of Sumitovant (the “Merger Proposal”);

•
a non-binding, advisory proposal to approve specified compensation that may become payable to Myovant’s named executive officers in connection with the completion of the Merger (the “Compensation Proposal”); and

•
a proposal to approve an adjournment of the special general meeting, if necessary or appropriate (as determined by Myovant after consultation in good faith with Sumitovant), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal (the “Adjournment Proposal”).

For more information, please see the section entitled “The Special General Meeting” beginning on page 77.

Record Date and Quorum
Holders of record of the common shares of Myovant, par value $0.000017727 per share (the “Myovant common shares”), as of the close of business on [•], 2023 (the “record date”), are entitled to receive notice of and to vote at the special general meeting. On the record date, [•] Myovant common shares were issued and outstanding.
The presence at the special general meeting of holders of Myovant common shares representing, in person or by proxy, a majority of the issued and outstanding Myovant common shares entitled to vote at the meeting as of the record date will constitute a quorum, permitting Myovant to conduct its business at the special general meeting.
For more information, please see the section entitled “The Special General Meeting—Record Date and Quorum” beginning on page 77.
Required Votes
Merger Proposal
The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of (i) a majority of the issued and outstanding Myovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting (such vote, the “General Shareholder Approval”) and (ii) a majority of the outstanding Myovant common shares held by Myovant’s shareholders other than Sumitovant or its affiliates (the “Minority Shareholders”) (such vote, the “Minority Shareholder Approval“ and together with the General Shareholder Approval, the “Required Shareholder Approval”). As a result of the voting standard for the Minority Shareholder Approval, if you fail to vote or abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal. Pursuant to the voting and support agreement entered into between Myovant and Sumitovant concurrently with the execution of the Merger Agreement (the “Sumitovant Voting Agreement”), Sumitovant has agreed to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the approval of the Merger Proposal and all other proposals being presented at the special general meeting. If Sumitovant votes in compliance with the terms of the Sumitovant Voting Agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Minority Shareholder Approval.
For more information, please see the section entitled “Proposal 1: The Merger Proposal—Required Vote” beginning on page 82.
Compensation Proposal
The Compensation Proposal requires the affirmative vote of holders of a majority of the issued and outstanding Myovant common shares entitled to vote on such matter and voting at the special general meeting in accordance with Myovant’s Fifth Amended and Restated Bye-Laws (the “Bye-Laws”). If you fail to vote or abstain from voting on the Compensation Proposal, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of such proposal.
For more information, please see the section entitled “Proposal 2: Non-Binding, Advisory Vote on Merger-Related Executive Compensation—Required Vote” beginning on page 120.
Adjournment Proposal
The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares present, in person or by proxy, and entitled to vote on such matter at the special general meeting. If you fail to vote, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Adjournment Proposal. If you abstain from voting on the Adjournment Proposal, the effect will be the same as a vote “AGAINST” the Adjournment Proposal.
For more information, please see the section entitled “Proposal 3: Adjournment Proposal—Required Vote” beginning on page 121.

The Parties to the Merger
Myovant Sciences Ltd.
Myovant is a biopharmaceutical company that aspires to redefine care for women and men through purpose-driven science, empowering medicines, and transformative advocacy worldwide. Founded in 2016, Myovant has executed multiple successful Phase 3 clinical trials across hormone-sensitive oncology and women’s health leading to multiple regulatory approvals in the United States and Europe. Myovant and/or its collaboration and commercialization partners have been commercializing ORGOVYX®, MYFEMBREE® and RYEQO® since the respective approvals for these drug products. Myovant and/or its collaboration and commercialization partners continue to file for additional indications of its lead products as well as continue further development of pipeline assets. Sumitovant, a wholly owned subsidiary of SMP, is Myovant’s majority shareholder. For more information about Myovant, please see the section entitled “The Parties to the Merger—Myovant Sciences Ltd.” beginning on page 81.
Sumitomo Pharma Co., Ltd.
SMP is a pharmaceutical company in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and other Asian countries with about 7,000 employees worldwide. For more information about SMP, please see the section entitled “The Parties to the Merger—Sumitomo Pharma Co., Ltd.” beginning on page 81.
Sumitovant Biopharma Ltd.
Sumitovant, a Bermuda exempted company limited by shares, is a global biopharmaceutical company with its principal place of business in London. Sumitovant is a wholly owned subsidiary of SMP. For more information about Sumitovant, please see the section entitled “The Parties to the Merger—Sumitovant Biopharma Ltd.” beginning on page 81.
Zeus Sciences Ltd.
Zeus Sciences Ltd. is a newly formed Bermuda exempted company limited by shares and a wholly owned direct subsidiary of Sumitovant and was formed solely for the purpose of engaging in the Merger and other related transactions. For more information about Zeus Sciences Ltd., please see the section entitled “The Parties to the Merger—Zeus Sciences Ltd.” beginning on page 81.
The Merger Proposal
You are being asked to consider and vote upon a proposal to adopt and approve the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement.
The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement and the Statutory Merger Agreement, at the time the Merger becomes effective, each common share of Myovant, par value $0.000017727 per share (each, a “Myovant common share”) that is issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Myovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Myovant common shares pursuant to Section 106 of the Companies Act of 1981 of Bermuda, as amended (the “Bermuda Companies Act”) (as further described below, “Dissenting Holders”), (ii) Sumitovant or (iii) Myovant or its direct or indirect wholly owned subsidiaries), will be cancelled and automatically cease to exist, and each holder of such cancelled Myovant common shares will be entitled to receive $27.00 per share in cash, without interest and less any applicable withholding taxes (the “per share merger consideration”).
In addition, any holder of Myovant common shares who does not vote in favor of the Merger Proposal and who is not satisfied that they have been offered fair value for their Myovant common shares will have the right to seek appraisal of the fair value of such holder’s Myovant common shares, but only if such holder complies with all the requirements of Section 106 of the Bermuda Companies Act, which is the appraisal rights statute applicable to Bermuda companies and which is summarized in the section entitled “Rights of Appraisal” beginning on page 118 and reproduced in its entirety in Annex D to this proxy statement. Any such holder who complies with the appraisal requirements shall have the right to receive the per share merger consideration and, to the extent that the appraised value of such holder’s Myovant common shares exceeds the per share merger consideration for their Myovant common shares, the excess.
If the Merger is consummated, Myovant will become a privately held company, wholly owned by Sumitovant. Sumitovant is a wholly owned subsidiary of SMP, and SMP and Sumitovant are affiliates of Sumitomo Chemical.
For more information, please see the section entitled “Proposal 1: The Merger Proposal” beginning on page 82.
When the Merger Becomes Effective
The closing of the Merger (the “Closing”) will take place on a date to be specified by Myovant and Sumitovant, which will be no later than the seventh business day after all of the conditions to the Merger are satisfied or, to the extent permitted by law, waived, other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions (such date, the “Closing Date”).
For more information, please see the section entitled “The Merger Agreement—Closing; Effective Time of the Merger” beginning on page 83.
Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger
At a meeting held on October 23, 2022, the board of directors of Myovant (the “Myovant Board”) (other than the three directors designated by Sumitovant and/or SMP pursuant to the Investor Rights Agreement (as defined below) (the “Sumitomo Directors”), who at the time of the October 23, 2022 meeting were Adele Gulfo, Myrtle Potter and Shigeyuki Nishinaka and who recused themselves from determinations related to a potential transaction with Sumitovant and SMP due to their affiliation with Sumitovant and/or SMP), acting upon the unanimous recommendation of the Special Committee (the “Special Committee”) consisting solely of independent directors serving on the audit committee of the Myovant Board (the “Audit Committee”), (i) determined that the per share merger consideration constitutes fair value for each Myovant common share in accordance with the Bermuda Companies Act, (ii) determined that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), (iii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and (iv) subject to the right of the Special Committee and the Myovant Board (acting upon the recommendation of the Special Committee) to change their recommendations in certain circumstances specified in the Merger Agreement, determined to recommend that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of Myovant’s shareholders for such purpose.
For more information, please see the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger” beginning on page 34.
Opinion of Financial Advisor to the Special Committee
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its oral opinion to the Special Committee, subsequently confirmed in writing, that, as of October 23, 2022, and based upon and subject to the factors and assumptions set forth therein, the $27.00 in cash per share merger consideration to be paid to the Minority Shareholders pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders.
The full text of the written opinion of Goldman Sachs, dated October 23, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Myovant common shares should vote with respect to the Merger or any other matter. Pursuant to an engagement letter, dated April 29, 2022, among Myovant, the Special Committee and Goldman Sachs, Myovant has agreed to pay Goldman Sachs a transaction fee of $38.9 million, with the possibility of an additional fee, payable at the sole discretion of the Special Committee, of 0.5% of the aggregate consideration paid, all of which is contingent upon consummation of the Merger.
For additional information regarding the opinion delivered by Goldman Sachs to the Special Committee, please see the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 42.
Purposes and Reasons of the Purchaser Filing Persons for the Merger
Under the U.S. Securities and Exchange Commission (the “SEC”) rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the Purchaser Filing Persons are deemed to be “affiliates” of Myovant and engaged in a “going-private” transaction, and therefore, may be required to disclose its purposes and reasons for the Merger to Myovant’s “unaffiliated security holders” as defined under Rule 13e-3 under the Exchange Act. The Purchaser Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the Purchaser Filing Persons are not making any recommendation to any Minority Shareholder as to how that shareholder should vote on any proposal, and the views of each of the Purchaser Filing Persons should not be construed as a recommendation to any Minority Shareholder as to how such shareholder should vote. The Purchaser Filing Persons have interests in the Merger that are different from those of the Minority Shareholders.
For the Purchaser Filing Persons, the purpose of the Merger is to enable (i) Sumitovant to acquire 100% ownership and control of Myovant in a transaction in which holders of Myovant common shares (other than Myovant common shares held by (a) Dissenting Holders, (b) Sumitovant or (c) Myovant or its wholly owned subsidiaries) immediately prior to the effective time will receive $27.00 per Myovant common share, and (ii) the Purchaser Filing Persons to own 100% of the equity interests in Myovant after the Merger.
The Purchaser Filing Persons believe that after the Merger is consummated, Myovant should have greater operating flexibility and more efficient access to capital, which should support Myovant’s long-term growth and profitability. If that happens, the Purchaser Filing Persons (and not the Minority Shareholders) will benefit from any resulting increase in the value of Myovant. Accordingly, the Purchaser Filing Persons have decided to undertake to pursue the Merger at this time for the reasons described above, among others.
For a more complete discussion of the reasons of the Purchaser Filing Persons for the Merger, please see the section entitled “Special Factors—Purposes and Reasons of the Purchaser Filing Persons for the Merger” beginning on page 53.
Position of the Purchaser Filing Persons as to Fairness of the Merger
The Purchaser Filing Persons believe that the Special Committee, which negotiated the terms and conditions of the Merger Agreement and the Statutory Merger Agreement and the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, including the Merger, with the assistance of the independent financial advisor and legal counsel selected and retained by the Special Committee, represented the interests of the Minority Shareholders. While the members of the Purchaser Filing Persons are represented by the Sumitomo Directors on the Myovant Board, the Merger was negotiated and approved by the Special Committee. The Sumitomo Directors are not members of the Special Committee and did not participate in the deliberations of the Special Committee regarding, or receive advice from the Special Committee’s independent legal or financial advisors as to, the substantive and procedural fairness of the Merger to the Minority Shareholders. The Sumitomo Directors, in their capacity as members of the Myovant Board, also recused themselves from determinations related to a potential transaction with Sumitovant and SMP due to their affiliation with Sumitovant and/or SMP. The Purchaser Filing Persons did not undertake, or engage a financial advisor to undertake, any valuation or other independent analysis for the purpose of assessing the fairness of the Merger or the per share merger consideration to the Minority Shareholders.

However, the Purchaser Filing Persons believe, based on the knowledge and analysis by the Purchaser Filing Persons of available information regarding Myovant and the factors considered by, and the analysis and resulting conclusions of, the Special Committee described in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger” (which analysis and resulting conclusions the Purchaser Filing Persons adopt based on the Purchaser Filing Persons’ review thereof subsequent to the execution of the Merger Agreement), that the Merger is substantively and procedurally fair to the Minority Shareholders.
For a more complete discussion of the Purchaser Filing Persons’ position as to the fairness of the Merger, please see the section entitled “Special Factors—Position of the Purchaser Filing Persons as to Fairness of the Merger” beginning on page 54.
Treatment of Myovant Equity Awards
Myovant Options
Each option to purchase Myovant common shares granted under the Myovant Sciences Ltd. 2016 Equity Incentive Plan and the Myovant Sciences Ltd. 2020 Inducement Plan (as amended, the “Equity Plans”) that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is less than $27.00 will be cancelled and converted into the right to receive a cash payment for each Myovant common share that is subject to such option equal to the difference between $27.00 and the per share exercise price of such option (without interest and less any applicable withholding taxes). Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is equal to or greater than $27.00 will be cancelled without payment.
Restricted Share Units and Performance Share Units
Each then-outstanding time-based restricted share unit granted under the Equity Plans (each, a “Myovant RSU”), except for the Myovant RSUs granted to non-executive directors (other than Dr. Nishinaka) described in the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger—Restricted Share Units and Performance Share Units” beginning on page 67, that has not been settled in Myovant common shares prior to the effective time will be cancelled and converted into the right to receive, in respect of each such Myovant RSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant RSU immediately prior to the effective time (without interest and less any applicable withholding taxes). Each then-outstanding restricted share unit subject to performance-based vesting conditions granted under the Equity Plans (each, a “Myovant PSU”) that has not been settled in Myovant common shares prior to the effective time will be cancelled and converted into the right to receive, in respect of each such Myovant PSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant PSU (deeming performance goals as being satisfied) immediately prior to the effective time (without interest and less any applicable withholding taxes).
For more information regarding the options, Myovant RSUs and Myovant PSUs and their treatment, please see the section entitled “The Merger Agreement—Treatment of Myovant Equity Awards” beginning on page 84.
Treatment of Myovant Warrants
To the extent any of the Myovant warrants (as defined in the section entitled “The Merger Agreement—Treatment of Myovant Warrants” beginning on page 86) we issued to Hercules Capital, Inc. (“Hercules”) on October 16, 2017 and March 26, 2018 to purchase an aggregate of 73,710 Myovant common shares have not been exercised in full prior to the effective time, the Myovant warrants will be deemed to have been automatically exercised in full with respect to any remaining Myovant common shares subject to purchase thereunder pursuant to the net exercise provisions set forth in the Myovant warrants. As a result of such automatic net exercise, the holder of each Myovant warrant will receive a number of Myovant common shares equal to the quotient of (i) the product of (A) the number of Myovant common shares then subject to purchase pursuant to such Myovant warrant and (B) the difference between the per share merger consideration and the then-effective exercise price of such Myovant warrant, divided by (ii) the per share merger consideration.

Following such automatic net exercise, at the effective time, each Myovant common share received by the holder of a Myovant warrant will be treated the same as the other Myovant common shares that are issued and outstanding immediately prior to the effective time.
For more information regarding these warrants and their treatment, please see the section entitled “The Merger Agreement—Treatment of Myovant Warrants” beginning on page 86.
Interests of Myovant’s Directors and Executive Officers in the Merger
In considering the unanimous recommendation of the Special Committee and the recommendation of the Myovant Board acting at the unanimous recommendation of the Special Committee that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as shareholders of Myovant, our directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other shareholders of Myovant generally. In particular, the Sumitomo Directors are members of the Myovant Board who have been designated to serve by Sumitovant and/or pursuant to its right to designate such directors as set forth in the Bye-Laws and the Investor Rights Agreement, dated December 27, 2019, by and among Myovant, Sumitovant and SMP (the “Investor Rights Agreement”). For more information regarding the Investor Rights Agreement, please see the section entitled “Other Important Information Regarding Myovant Sciences Ltd.—Transactions Between Myovant and the Purchaser Filing Persons” beginning on page 112. Interests of our directors and executive officers that may be different from or in addition to the interests of Myovant’s shareholders include:
•
equity awards granted by us to our directors and executive officers under the Equity Plans that are outstanding immediately prior to the effective time will be cancelled pursuant to the terms of the Merger Agreement, and such directors and executive officers will receive cash payments in exchange for such equity awards in connection with the Merger;

•
Myovant’s executive officers have entered into individual agreements that provide for certain (i) change in control protections and/or (ii) severance protections upon a termination by Myovant other than for cause or by the executive with good reason (as such terms are defined in the applicable agreement) (each such termination, a “qualifying termination”), and the parties have agreed to treat the consummation of the Merger as a “change in control” (or similar term) of Myovant for purposes of determining severance entitlements under Myovant’s benefit plans and employee agreements;

•
to the extent not paid prior to consummation of the Merger, Myovant’s executive officers will receive their annual bonus payments on the regular annual bonus payment date (subject to such executive officer’s continued employment through such regular annual bonus payment date), based on performance goals established by Myovant at the beginning of the fiscal year ending on March 31, 2023 (“fiscal year 2022”) and accounting for partial attainment of performance goals consistent with historical practice (but not discretionarily reduced for individual performance factors unless determined by Myovant’s Principal Executive Officer and the compensation committee of the Myovant Board (the “Compensation Committee”)); provided, however, that Myovant’s executive officers who incur a termination of employment under circumstances that entitle the executive officer to severance prior to the regular payment date of the annual bonus for Myovant’s fiscal year 2022 will receive prorated target annual bonus payments, as provided by the Merger Agreement as soon as practicable following such date of termination;

•
except as otherwise determined by Sumitovant and notified in writing to Myovant at least five business days prior to the effective time, the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving company following the effective time;

•
except as otherwise determined by Sumitovant and notified in writing to Myovant at least five business days prior to the effective time, Myovant’s officers as of immediately prior to the effective time will become the initial officers of the surviving company at the effective time; and

•	our directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and Myovant’s constitutional documents.
These interests are discussed in more detail in the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger” beginning on page 66. The Special Committee was aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement.
U.S. Federal Income Tax Consequences of the Merger
The receipt of cash in exchange for Myovant common shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger” beginning on page 73) who receives cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in the Myovant common shares exchanged therefor. Subject to the discussion in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger—Consequences to U.S. Holders—Passive Foreign Investment Company Considerations” beginning on page 74, such gain or loss will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Myovant common shares exchanged is more than one year as of the completion of the Merger. A non-U.S. Holder (as defined in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger” beginning on page 73) will generally not recognize gain or loss under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Myovant common shares for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local or foreign tax laws). For more information, please see the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger” beginning on page 73.
No Solicitation; No Change in Myovant Recommendation
Pursuant to the Merger Agreement, Myovant agreed to be subject to certain customary non-solicitation provisions, whereby, among other things, Myovant agreed not to, agreed to cause each of its subsidiaries and its and their respective directors, officers and employees not to, and agreed to direct its and subsidiaries’ other representatives not to, directly or indirectly, initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls and informing persons of the provisions summarized in this section or contacting any person making an alternative acquisition proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,” “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, the non-solicitation provisions included in the Merger Agreement). However, following the date of the Merger Agreement and until the receipt of the General Shareholder Approval at the special general meeting, Myovant will be able to respond to and engage in discussions of certain acquisition proposals, subject to certain conditions, if Myovant receives a bona fide written acquisition proposal that did not arise from a breach in any material respect of Myovant’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, and the Myovant Board (acting at the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside legal counsel and financial advisors) that such alternative acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; No Change in Myovant Recommendation”).
The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement—No Solicitation; No Change in Myovant Recommendation” beginning on page 92.
Conditions to the Merger
The obligations of Myovant, Sumitovant and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, at or prior to the Closing, of certain customary conditions, including (i) the receipt of the General Shareholder Approval and the Minority Shareholder Approval, (ii) the absence of any law or order from a governmental entity that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger, (iii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the accuracy of the representations and warranties of the parties, subject to certain materiality qualifiers, (v) compliance in all material respects by the parties with their respective obligations under the Merger Agreement and (vi) with respect to the obligations of Sumitovant and Merger Sub, the absence of any fact, circumstance, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement and in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 86).
Waiver of any condition by Myovant is permitted at the direction of and will only be valid if approved by the Special Committee.
Additional information regarding the conditions to the Merger are described in more detail in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 99.
Termination
The Merger Agreement may be terminated by mutual written consent of Myovant (provided that such termination has been approved by the Special Committee) and Sumitovant at any time prior to the effective time, whether before or after receipt of the General Shareholder Approval. Either Myovant (acting at the recommendation of the Special Committee) or Sumitovant may also terminate the Merger Agreement if, among other situations:
•
the Merger is not consummated on or before 5:00 p.m., Pacific Time, on May 31, 2023 (the “End Date”); provided that the End Date may be extended by the mutual consent of Myovant and Sumitovant; provided, further that a party cannot terminate the Merger Agreement for such failure if its action or failure to fulfill any provision of the Merger Agreement or the Sumitovant Voting Agreement proximately causes the failure of the Merger to close by the End Date;

•
an applicable law or order from a governmental entity of competent jurisdiction that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement is in effect and becomes final and non-appealable; provided that a party cannot terminate the Merger Agreement if its action or failure to fulfill any provision of the Merger Agreement proximately caused such law or order or the failure to remove such law or order from a governmental entity;

•
the Minority Shareholder Approval is not obtained at the special general meeting or at any due adjournment or postponement thereof at which a vote on the Merger was taken; provided that a party cannot terminate the Merger Agreement for such failure to obtain the Minority Shareholder Approval if its material breach of the Merger Agreement proximately caused, or resulted in, such failure; or

•
the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become untrue, in a way that results in the failure to satisfy a condition to the completion of the Merger, and such breach has not been cured within the earlier of (i) 20 business days after written notice by the other party informing the breaching party of such breach and (ii) one day prior to the End Date; provided that the party seeking to terminate is not then in breach of its own obligations, which breach would result in the failure to satisfy a condition to the completion of the Merger, and, in the case of Sumitovant, any material breach of the Sumitovant Voting Agreement.

Myovant (acting at the recommendation of the Special Committee) may also terminate the Merger Agreement (i) prior to the receipt of the General Shareholder Approval, in order to enter into a definitive written agreement providing for a superior proposal, so long as Myovant (a) has not breached in any material respect any of its obligations under the Merger Agreement with respect to such superior proposal and (b) prior to or concurrently with such termination, pays Sumitovant the termination fee (as defined below) or (ii) if the General Shareholder Approval has not been obtained at a duly convened meeting of Myovant’s shareholders or any due adjournment or postponement thereof at which a vote on the Merger was taken.
Additional information regarding the situations pursuant to which the Merger Agreement can be terminated are described in more detail in the section entitled “The Merger Agreement—Termination” beginning on page 99.

Termination Fee
Myovant will be required to pay to Sumitovant a termination fee of $55,250,000 (the “termination fee”) in the event that:
•
Myovant (acting at the recommendation of the Special Committee) terminates the Merger Agreement prior to obtaining the General Shareholder Approval to enter into an agreement providing for a superior proposal;

•
Sumitovant terminates the Merger Agreement prior to the special general meeting because (i) the Special Committee made an adverse recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation; No Change in Myovant Recommendation” beginning on page 92) to its recommendation that Myovant’s shareholders adopt and approve the Merger, (ii) the Special Committee fails to recommend rejection of any intervening third-party tender or exchange offer within 10 business days of such offer, or (iii) after the public disclosure of an alternative acquisition proposal, the Special Committee fails to publicly reaffirm its recommendation to adopt and approve the Merger Agreement within the earlier of 10 business days of Sumitovant requesting the same and two business days prior to the End Date; or

•
(i) prior to the termination of the Merger Agreement in accordance with its terms, a third party makes an alternative acquisition proposal to Myovant, the Special Committee or Myovant’s shareholders (prior to the special general meeting), (ii) following such proposal, the Merger Agreement is terminated by (x) Myovant or Sumitovant because the Merger has not been completed by the End Date or the Minority Shareholder Approval has not been obtained (provided that such failure to obtain the Minority Shareholder Approval was not proximately caused by or the result of a material breach of the Merger Agreement by the other party) or (y) Sumitovant following a breach by Myovant of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and such breach has not been timely cured (as specified in the Merger Agreement); provided that Sumitovant is not then in breach of any of its obligations contained in the Merger Agreement, which breach would result in the failure to satisfy a condition to the completion of the Merger, or in breach of the Sumitovant Voting Agreement in any material respect, and (iii) within 12 months following such termination and with the approval of a majority of the independent directors of the Myovant Board, Myovant consummates an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal and such alternative acquisition proposal is consummated (whether or not consummated within such 12 month period).

If Myovant fails to pay the termination fee as and when due to Sumitovant, Myovant will also be obligated to pay any reasonable costs and expenses incurred by Sumitovant and its affiliates in connection with any legal action to enforce the Merger Agreement that results in a judgment against Myovant for the termination fee, together with interest on the amount of any unpaid termination fee and the costs or expenses incurred by Sumitovant and its affiliates at the prime rate set forth in the Wall Street Journal on the date that such termination fee was required to be paid.
For more information, please see the section entitled “The Merger Agreement—Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 100.
Guaranty by SMP
In order to induce Myovant to enter into the Merger Agreement, SMP agreed, pursuant to the Merger Agreement, to irrevocably guarantee to Myovant the due and punctual payment of all amounts payable by Sumitovant or Merger Sub under the Merger Agreement, in each case, as and when due.
Voting and Support Agreement
As a condition to Myovant’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Sumitovant entered into the Sumitovant Voting Agreement with Myovant on October 23, 2022. Pursuant to the Sumitovant Voting Agreement and consistent with the Merger Agreement, Sumitovant agreed to be present for the purposes of quorum and to vote, or cause to be voted, all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and each of the other transactions and documents relating thereto of which approval of Myovant’s shareholders is solicited, in each case, at any meeting of Myovant’s shareholders held during the term of the Merger Agreement and at any permitted adjournment or postponement thereof (which includes the special general meeting). Sumitovant also granted Myovant an irrevocable proxy to appear, cause to be counted, vote, and to exercise all voting and consent rights of Sumitovant with respect to Myovant common shares beneficially owned by Sumitovant with respect to the Merger Proposal and each of the other transactions and documents related thereto of which approval of Myovant’s shareholders is solicited.
For more information regarding the Sumitovant Voting Agreement, please see the section entitled “Voting and Support Agreement” beginning on page 103. A copy of the Sumitovant Voting Agreement is attached to this proxy statement as Annex B.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special general meeting, the Merger Agreement, the Statutory Merger Agreement, and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of Myovant. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto.
Q:	Why am I receiving this proxy statement?
A:
On October 23, 2022, Myovant entered into the Merger Agreement providing for the Merger of Merger Sub with and into Myovant, with Myovant surviving the Merger as a wholly owned subsidiary of Sumitovant. If the Merger is completed, Myovant will become a privately held company, wholly owned by Sumitovant. Sumitovant is a wholly owned subsidiary of SMP, and SMP and Sumitovant are affiliates of Sumitomo Chemical. The Special Committee and the Myovant Board are furnishing this proxy statement and form of proxy card to the holders of Myovant common shares in connection with the solicitation of proxies in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. This proxy statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the special general meeting. Myovant shareholders of record as of the record date may attend the special general meeting and are entitled and requested to vote on the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

Q:	When and where will the special general meeting be held?
A:
The special general meeting of shareholders will be held at [•], United Kingdom local time, on [•], 2023, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. Directions to the special general meeting may be found by visiting https://www.vistra.com/locations/emea/united-kingdom#London. Information on how to vote in person at the special general meeting is discussed below.

Q:	Who can vote at the special general meeting?
A:
Only shareholders of record at the close of business on [•], 2023, or the record date, will be entitled to vote at the special general meeting. On the record date, there were [•] Myovant common shares issued and outstanding and entitled to vote at the special general meeting.

Shareholder of Record
If, on the record date, your Myovant common shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote at the special general meeting or vote by proxy. Whether or not you plan to attend the special general meeting, we urge you to submit your proxy or voting instructions as soon as possible. For more information, please see our response to the question “How do I vote?” below beginning on page 13.
Beneficial Owner Who Owns in Street Name
If, on the record date, your Myovant common shares were held, not in your name, but rather through a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your Myovant common shares is considered to be the shareholder of record for purposes of voting at the special general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the special general meeting, but in order to vote your shares in person at the special general meeting you must obtain and submit a valid “legal proxy” from your broker, bank or other nominee. In addition, if you hold your Myovant common shares in “street name” and you submit voting instructions to your broker, bank or other nominee, your instructions must be received by the broker, bank or other nominee prior to the deadline set forth in the information from your broker, bank or other nominee on how to submit voting instructions. For more information, please see our response to the question “When and where will the special general meeting be held?” beginning on page 12.
Q:	What am I voting on?
A:	You will be asked to vote on the following proposals:
•	the Merger Proposal;
•	the Compensation Proposal; and
•	the Adjournment Proposal.
For more information, please see the sections entitled “Proposal 1: The Merger Proposal” beginning on page 82, “Proposal 2: Non-Binding, Advisory Vote on Merger-Related Executive Compensation—The Compensation Proposal” beginning on page 120 and “Proposal 3: Adjournment Proposal” beginning on page 121.
Q:	How do I vote?
A:	On each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The procedures for voting are described below.
Shareholder of Record
Your vote must be received by 11:59 p.m., Eastern Time, on [•], 2023, to be counted. If you are eligible to vote at the special general meeting and are a shareholder of record, you may cast your vote in any of four ways:
•	To vote in person, come to the special general meeting and we will give you a ballot when you arrive.
•
To vote using a proxy card, which is enclosed with these proxy materials, simply complete, sign and date the proxy card and return it promptly in the postage-paid envelope provided with the proxy card.

•
To vote over the telephone, dial the toll-free number listed on your enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide your vote control number from the proxy card.

•	To vote over the Internet, go to the website indicated on your enclosed proxy card to complete an electronic proxy card. You will be asked to provide your vote control number from your proxy card.
Beneficial Owner Who Owns in Street Name
If you are a beneficial owner of Myovant common shares registered in the name of your broker, bank or other nominee, you should have received a notice containing a voting instruction from that organization rather than from Myovant. Simply follow the voting instructions in the notice to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the special general meeting, you must obtain and submit a valid “legal proxy” from your broker, bank or other nominee. Follow the voting instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a voting instruction form. In addition, if you hold your Myovant common shares in “street name” and you submit voting instructions to your broker, bank or other nominee, your instructions must be received by the broker, bank or other nominee prior to the deadline set forth in the information from your broker, bank or other nominee on how to submit voting instructions.
Q:	How many votes do I have?
A:	On each matter to be voted upon, you have one vote for each Myovant common share you owned as of the close of business on the record date.

Q:	How many votes are needed to approve each proposal?
A:	Merger Proposal
The General Shareholder Approval and the Minority Shareholder Approval are both required to approve the Merger Proposal. As a result of the voting standard for the Minority Shareholder Approval, if you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares) or if you abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal. Pursuant to the Sumitovant Voting Agreement and consistent with the Merger Agreement, Sumitovant has agreed to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the approval of the Merger Proposal and all other proposals presented at the special general meeting. If Sumitovant votes in compliance with the terms of the Sumitovant Voting Agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Minority Shareholder Approval.
Compensation Proposal
The Compensation Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares entitled to vote on such matter and voting at the special general meeting. For the Compensation Proposal, only votes “FOR” or “AGAINST” will be counted as a vote cast. If you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares) or if you abstain from voting on the Compensation Proposal, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of such proposal.
Adjournment Proposal
The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares present, in person or by proxy, and entitled to vote on such matter at the special general meeting. If you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares), your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Adjournment Proposal. If you abstain from voting on the Adjournment Proposal, the effect will be the same as a vote “AGAINST” the Adjournment Proposal.
Q:
With respect to the non-binding, advisory proposal to approve the Compensation Proposal, why am I being asked to cast a non-binding, advisory vote to approve specified compensation that may become payable to the named executive officers of Myovant in connection with the Merger?

A:	SEC rules require us to seek a non-binding, advisory vote with respect to certain categories of compensation that may be provided to named executive officers in connection with the Merger.
Q:	What will happen if Myovant shareholders do not approve the Compensation Proposal?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. This vote is an advisory vote and will not be binding on Myovant. Therefore, if the Merger Proposal is approved by the General Shareholder Approval and the Minority Shareholder Approval and the Merger is completed, the payments that are the subject of the vote may become payable to the named executive officers regardless of the outcome of such vote.

Q:	What is the quorum requirement?
A:
A quorum of shareholders is necessary to conduct business at the special general meeting. A quorum will be present if holders of Myovant common shares representing a majority of the issued and outstanding Myovant common shares entitled to vote at the special general meeting as of the record date are present or represented by proxy at the special general meeting. Your Myovant common shares will be counted toward the quorum only if you submit a validly executed proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the special general meeting. Abstentions will be counted toward the quorum requirement.
Q:	What if I do not vote?
A:
If you are a record holder and you sign and return your proxy card without indicating how to vote on any particular proposal, the Myovant common shares represented by your proxy will be voted as recommended by the Special Committee and the Myovant Board (acting upon the unanimous recommendation of the Special Committee) with respect to that proposal. Unless a Myovant shareholder of record checks the box on his, her or its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the special general meeting, as applicable.

For purposes of the special general meeting, an abstention occurs when a Myovant shareholder of record attends the special general meeting and does not vote or returns a proxy with an “abstain” instruction.
1.	Merger Proposal: As a result of the voting standard for the Minority Shareholder Approval, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Merger Proposal.
2.
Compensation Proposal: An abstention will not count as a vote cast “FOR” or “AGAINST” such proposal. If a Myovant shareholder is not present at the special general meeting and does not respond by proxy, it will have no effect on the vote count for the Compensation Proposal (assuming a quorum is present).

3.
Adjournment Proposal: An abstention will have the same effect as a vote cast “AGAINST” the Adjournment Proposal. If a Myovant shareholder is not present at the special general meeting and does not respond by proxy, it will have no effect on the vote count for the Adjournment Proposal (assuming a quorum is present).

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
No. In accordance with the rules of the New York Stock Exchange (the “NYSE”), banks, brokers and other nominees who hold Myovant common shares in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Proposal, the Compensation Proposal or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be voted upon at the special general meeting. As a result, if you hold your Myovant common shares in “street name” and you do not provide voting instructions, your Myovant common shares will (i) not be counted for purposes of determining whether a quorum is present at the special general meeting, (ii) assuming a quorum is present, have the same effect as a vote “AGAINST” the Merger Proposal with respect to the Minority Shareholder Approval, and (iii) assuming a quorum is present, have no effect on the Merger Proposal with respect to the General Shareholder Approval, the Compensation Proposal or the Adjournment Proposal.

Q:	What will Myovant’s shareholders receive in the Merger?
A:
If the Merger is completed, holders of Myovant common shares (other than Myovant common shares held by (i) Dissenting Holders, (ii) Sumitovant or (iii) Myovant or its wholly owned subsidiaries) will be entitled to receive $27.00 in cash, without interest and less any applicable withholding taxes, for each Myovant common share they hold immediately prior to the effective time, and any such Myovant common shares will cease to exist, and each holder of such Myovant common shares will have no other rights with respect thereto as of the effective time.

Q:	What will holders of Myovant options, Myovant RSUs and Myovant PSUs receive in the Merger?
A:
Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is less than $27.00 will be cancelled and converted into the right to receive a cash payment for each Myovant common share that is subject to such option equal to the difference between $27.00 and the per share exercise price of such option (without interest and less any applicable withholding taxes). Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is equal to or greater than $27.00 will be cancelled without payment. Each Myovant RSU, except for the Myovant RSUs granted to non-executive directors (other than Dr. Nishinaka) described in the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger—Restricted Share Units and Performance Share Units” beginning on page 67, that has not been settled in Myovant common shares prior to the effective time will be cancelled and converted into the right to receive, in respect of each such Myovant RSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant RSU immediately prior to the effective time (without interest and less any applicable withholding taxes). Each Myovant PSU that has not been settled in Myovant common shares prior to the effective time will be cancelled and converted into the right to receive, in respect of each such Myovant PSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to each such Myovant PSU (deeming performance goals as being satisfied) immediately prior to the effective time (without interest and less any applicable withholding taxes). Immediately following the effective time, there will be no stock options to purchase Myovant common shares, Myovant RSUs or Myovant PSUs outstanding, and the former holders thereof will only be entitled to receive the amounts set forth above.
Q:	How does the per share merger consideration compare to the market price of the Myovant common shares prior to the announcement of the Merger?
A:
The per share merger consideration represents (i) a premium of approximately 50.3% to the closing price per Myovant common share on September 30, 2022 (the last trading day prior to the public announcement of Sumitovant’s initial non-binding proposal to acquire the remaining Myovant common shares that Sumitovant does not already own, on which date the closing price was $17.96), (ii) a premium of approximately 48.4% to the 30-calendar day volume weighted average price (“VWAP”) per Myovant common share through September 30, 2022 (which was $18.19) and (iii) a premium of approximately 13.1% to the 52-week high trading price of the Myovant common shares as of September 30, 2022 (which was $23.87).

Q:	Why are the Special Committee and the Myovant Board proposing the Merger?
A:
The Special Committee and the Myovant Board (other than the Sumitomo Directors, who recused themselves), acting at the unanimous recommendation of the Special Committee, have determined that the terms and conditions of the Merger Agreement, the Statutory Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interest of Myovant and its shareholders, and that the $27.00 per share merger consideration constitutes fair value for each Myovant common share. To review the reasons for the proposed Merger in greater detail, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger” beginning on page 34.

Q:	How does the Special Committee and the Myovant Board recommend that I vote?
A:	The Special Committee and the Myovant Board acting at the unanimous recommendation of the Special Committee each recommends that our shareholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
You should read the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger” beginning on page 34 for a discussion of the factors that the Special Committee and the Myovant Board considered, respectively, in deciding to recommend and adopt and approve the Merger Agreement, the Statutory Merger Agreement, the Merger and the other the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement. Please also see the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger” beginning on page 66.
Q:	Do any of Myovant’s directors or executive officers have interests in the Merger that may be different from, or in addition to, those of Myovant shareholders?
A:
Yes. Myovant’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of Myovant shareholders. See the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger” beginning on page 66. The members of the Special Committee and the Myovant Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the Statutory Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement and in recommending that Myovant shareholders approve the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

Q:	Will Sumitovant and its affiliates vote their shares in favor of the Merger Proposal at the special general meeting?
A:
Yes. Pursuant to the Sumitovant Voting Agreement and consistent with the Merger Agreement, Sumitovant agreed to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and each of the other transactions and documents relating thereto of which approval of Myovant’s shareholders is solicited, in each case, at any meeting of the Myovant shareholders held during the term of the Merger Agreement and at any permitted adjournment or postponement thereto (which includes the special general meeting). The foregoing voting obligations will terminate in the event that the Special Committee effects an adverse recommendation change to its recommendation that Myovant’s shareholders vote in favor of the Merger Proposal. As of November 30, 2022, Sumitovant is the record or beneficial owner of approximately 50,041,181 Myovant common shares, representing approximately 51.6% of the voting power of the Myovant common shares entitled to vote at the special general meeting. For a discussion of Sumitovant’s obligation to vote all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal, please see the section entitled “Voting and Support Agreement” beginning on page 103.

Q:	What effects will the Merger have on Myovant common shares?
A:
The Myovant common shares are currently registered under the Exchange Act and are listed on the NYSE under the symbol “MYOV.” If the Merger is consummated, Myovant will become a privately held company as a wholly owned subsidiary of Sumitovant, and there will be no public market for the Myovant common shares. After the Merger, the Myovant common shares will cease to be listed on the NYSE, and price quotations with respect to sales of Myovant common shares in the public market will no longer be available. In addition, registration of the Myovant common shares under the Exchange Act will be terminated.

For more information, please see the section entitled “Special Factors—Certain Effects of the Merger” beginning on page 60.
Q:	Who will own Myovant after the Merger?
A:	After the Merger, Myovant will be a wholly owned subsidiary of Sumitovant. Sumitovant is a wholly owned subsidiary of SMP, and SMP and Sumitovant are affiliates of Sumitomo Chemical.
Q:	When will the Merger be consummated?
A:
The Merger will be consummated on the Closing Date, which will be no later than the seventh business day after all of the conditions to the Merger are satisfied or, to the extent permitted by applicable law, waived, subject to the receipt of the required approvals from Myovant shareholders and certain other closing conditions. However, Myovant cannot predict the actual date on which the Merger will be consummated, or whether it will be consummated, because the Merger is subject to factors beyond Myovant’s control. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 99.
Q:	What are the conditions to consummation of the Merger?
A:
In addition to approval of the Merger Proposal by Myovant shareholders, consummation of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of other conditions. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 99.

Q:	What will happen if the Merger is not consummated?
A:
If the Merger is not consummated for any reason, Myovant’s shareholders will not receive any payment for their Myovant common shares in connection with the Merger. Instead, Myovant will remain a public company and the Myovant common shares will continue to be listed and traded on the NYSE. Under certain specified circumstances, Myovant will be required to pay Sumitovant the termination fee if the Merger Agreement is terminated. For more information on the circumstances under which Myovant would be required to pay the termination fee, please see the section entitled “The Merger Agreement—Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 100.

Q:	What do I need to do now?
A:
We urge you to read this proxy statement carefully, including its annexes and the documents to which it refers as incorporated by reference, as well as the related Schedule 13E-3, including the exhibits thereto, which will be filed with the SEC, and to consider how the Merger affects you. For more information, please see the section entitled “Where You Can Find Additional Information” beginning on page 132. Once you have reviewed the relevant materials, please ensure that your Myovant common shares are voted at the special general meeting by following the instructions set forth in our response to the question “How do I vote?” beginning on page 13.

Q:	What is the deadline for voting my shares if I do not attend the special general meeting?
A.	Shareholder of Record
Your proxy must be received by telephone or the Internet by 11:59 p.m., Eastern Time, on [•], 2023, in order for your shares to be voted at the special general meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, dated and returned in the enclosed postage-paid reply envelope or otherwise filed with our Corporate Secretary no later than 11:59 p.m. Eastern Time, on [•], 2023. Whether or not you plan to attend the special general meeting, please sign, date and return your enclosed proxy card, or vote via the Internet or over the phone, as soon as possible so that your shares can be voted at the special general meeting in accordance with your instructions.
Beneficial Owner Who Owns in Street Name
Please comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares. If you hold your Myovant common shares in “street name” and you submit voting instructions to your broker, bank or other nominee, your instructions must be received by the broker, bank or other nominee prior to the deadline set forth in the information from your broker, bank or other nominee on how to submit voting instructions.

Q:	Can I change or revoke my vote after submitting my proxy?
A:	Shareholder of Record
Yes. You can change your vote or revoke your proxy at any time before the polls close at the special general meeting. If you are the record holder of your Myovant common shares, you may change your vote or revoke your proxy in any one of the following ways:
•
You may properly submit a new proxy by Internet, telephone or mail. Please see our response to the question “How do I vote?” beginning on page 13. Please note that if you want to revoke your proxy by mailing a new proxy card to Myovant or by sending a written notice of revocation to Myovant, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Myovant two days before the special general meeting.

•	You may send a written notice that you are revoking your proxy to Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
•	You may attend and vote at the special general meeting. However, simply attending the special general meeting will not, by itself, revoke your proxy.
Unless you attend and vote at the special general meeting, your latest submitted proxy will be the one that is counted.
Beneficial Owner Who Owns in Street Name
If your Myovant common shares are held by your broker, bank or other nominee, you should follow the voting instructions provided by your broker, bank or other nominee to change or revoke your vote. If you hold your Myovant common shares in “street name” and you submit voting instructions to your broker, bank or other nominee, your instructions must be received by the broker, bank or other nominee prior to the deadline set forth in the information from your broker, bank or other nominee on how to submit voting instructions.
Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the Merger is completed, if you are a shareholder of record, you will be sent a letter of transmittal with detailed written instructions for exchanging your Myovant common shares for the per share merger consideration. If your Myovant common shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share merger consideration. Do not send in any certificate or evidence of ownership now.

Q:	What happens if I sell my Myovant common shares before completion of the Merger?
A:
If you sell your Myovant common shares, you will have transferred your right to receive the per share merger consideration in the Merger. In order to receive the per share merger consideration, you must hold your Myovant common shares through the effective time.

Q:	Will I have to pay taxes on the per share merger consideration I receive in exchange for my Myovant common shares?
A:
The receipt of cash in exchange for Myovant common shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Myovant common shares who receives cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in the Myovant common shares exchanged therefor. Such gain or loss will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Myovant common shares exchanged is more than one year as of the Closing Date. However, if we are, or, at any time prior to the Merger, were, a passive foreign investment company, the U.S. federal income tax consequences to the U.S. Holders could be different than described in the prior sentence, as more fully described below in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger” beginning on page 73. A non-U.S. Holder will generally not recognize gain or loss under U.S. federal income tax laws unless you have certain connections to the United States, as more fully described below in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger” beginning on page 73. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Myovant common shares for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local or foreign tax laws).
Q:	If I do not favor the approval of the Merger Proposal, what are my appraisal rights under Bermuda law?
A:
If (i) you are a shareholder of record of Myovant as of the close of business on [•], 2023, the record date, (ii) you do not vote your Myovant common shares in favor of the Merger Proposal and (iii) you are not satisfied that you have been offered fair value for your Myovant common shares, you will have the right under Section 106(6) of the Bermuda Companies Act to apply to the Supreme Court of Bermuda for an appraisal of the fair value of your shares within one month from the giving of notice convening the special general meeting. The notice of the special general meeting accompanying this proxy statement constitutes such notice. The right to make this demand is known as “appraisal rights.” Shareholders of Myovant who wish to exercise their appraisal rights must: (i) not vote affirmatively in favor of the Merger Proposal and (ii) apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Myovant common shares within the requisite one-month period of the giving of the notice of the meeting at which the Merger Proposal will be voted upon. For additional information regarding appraisal rights, please see the section entitled “Rights of Appraisal” beginning on page 118, as well as the complete text of the applicable sections of the Bermuda Companies Act attached to this proxy statement as Annex D.

Q:	What does it mean if I receive more than one set of proxy materials?
A:
If you receive more than one set of proxy materials, your Myovant common shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card or voting instruction form in each set of proxy materials to ensure that all of your shares are voted.

Q:	How can I find out the results of the voting at the special general meeting?
A:
Preliminary voting results will be announced at the special general meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days (as determined pursuant to Form 8-K) after the special general meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Myovant has retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist it in the solicitation of proxies for the special general meeting and will pay Innisfree (i) a fee of approximately $30,000 and (ii) in the event of significant shareholder opposition or in the event a third party publicly announces an offer to acquire at least a majority of Myovant common shares, mutually agreed upon appropriate fees for such services, depending on the circumstances, plus a success fee equal to 50% of all fees paid under clause (i) and (ii) if the Required Shareholder Approval is obtained, as well as reimbursement of out-of-pocket expenses. In addition, Myovant has agreed to indemnify Innisfree against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833
If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents incorporated by reference in this proxy statement, contains forward-looking statements, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special General Meeting and the Merger,” “The Special General Meeting,” “Special Factors,” and “Other Important Information Regarding Myovant Sciences Ltd.,” and often in statements identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions. Because these statements reflect Myovant’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Forward-looking statements in this proxy statement, the annexes to this proxy statement and other documents to which it refers as incorporated by reference, as well as the related Schedule 13E-3, including the exhibits thereto, include statements regarding the Merger and other transactions contemplated by the Merger Agreement and the Statutory Merger Agreement. Factors that could cause actual results of Myovant to differ materially from those contemplated or implied by the statements in this proxy statement, including the annexes to this proxy statement and other documents to which it refers as incorporated by reference, as well as the related Schedule 13E-3, including the exhibits thereto, include negative effects from the pendency of the Merger and other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement; the risk that required Myovant shareholder approvals of the Merger will not be obtained or that such approvals will be delayed or conditioned beyond current expectations; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the approval under the HSR Act, may not be obtained or may be obtained subject to conditions that are not anticipated; the inability to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived; uncertainty as to the timing of completion of the Merger; potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the Merger; risks related to the disruption of management time from ongoing business operations due to the Merger and possible difficulties in maintaining customer, supplier, key personnel and other strategic relationships; potential litigation relating to the Merger that could be instituted against Myovant, Sumitovant or their respective directors or officers, including the effects of any outcomes related thereto; the possibility of unexpected costs and liabilities related to the Merger; possible disruptions from the Merger that could harm Myovant’s or Sumitovant’s business, including current plans and operations; failure to realize contemplated benefits from the Merger; and incurrence of significant costs in connection with the Merger. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in Myovant’s Form 10-K, Form 10-Q and Form 8-K filings with the SEC and as otherwise enumerated herein, could affect Myovant’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this proxy statement, and the documents incorporated by reference in this proxy statement, are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause Myovant’s actual results to differ materially from expected and historical results. These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for Myovant’s management to predict all risk factors, nor can Myovant assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements in this proxy statement, and the documents incorporated by reference in this proxy statement, which speak only as of the date hereof, and, except as required by law, Myovant undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements.

SPECIAL FACTORS
The following, together with the summary of the Merger Agreement set forth under the section entitled “The Merger Agreement,” is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement (including all exhibits thereto). You may obtain additional information without charge by following the instructions set forth in the section entitled “Where You Can Find Additional Information.”
Background of the Merger
On October 31, 2019, SMP, Roivant Sciences Ltd. (“Roivant”), then the holder of 40,765,599 Myovant common shares (approximately 45.5% of the outstanding Myovant common shares as of such date), and certain of their affiliates entered into a definitive transaction agreement (the “Roivant Transaction Agreement”) governing a strategic alliance (the “Strategic Alliance”) involving the acquisition by SMP of Roivant’s interests in certain pharmaceutical companies, including the Myovant common shares owned by Roivant immediately prior to the closing of the transactions contemplated by the Roivant Transaction Agreement (the “Roivant Closing”).
On December 27, 2019, pursuant to the Roivant Transaction Agreement, Roivant contributed to Sumitovant, then a wholly owned subsidiary of Roivant, all of the Myovant common shares owned by Roivant (including an additional 4,243,005 Myovant common shares (or approximately 4.7% of the outstanding Myovant common shares as of such date) (the “top up shares”) that were acquired by Roivant from a third party prior to the Roivant Closing to ensure that SMP would indirectly own a majority of Myovant’s outstanding common shares upon the Roivant Closing. Immediately following such contribution, Roivant transferred all of the outstanding equity interests of Sumitovant to SMP. As a result of these transactions, SMP, through its ownership of Sumitovant, became the indirect beneficial owner of a majority of the outstanding Myovant common shares.
In connection with SMP’s and Sumitovant’s acquisition of such Myovant common shares from Roivant, on December 27, 2019:
•	Myovant and SMP entered into a $400 million unsecured revolving debt financing agreement with SMP as the lender (the “Loan Agreement”);
•
Myovant, Sumitovant and SMP entered into the Investor Rights Agreement containing, among other things, (i) protections for Myovant’s minority shareholders for so long as SMP and its controlled affiliates (including Sumitovant) beneficially own 50% or more of the total number of votes entitled to be cast at elections of Myovant’s directors and (ii) a right for SMP and its controlled affiliates (including Sumitovant) to designate the three Sumitomo Directors to the Myovant Board, which directors are currently Myrtle Potter, Adele Gulfo and Shigeyuki Nishinaka. The minority shareholder protections included in the Investor Rights Agreement include a standstill provision (the “Standstill Provision”) prohibiting any member of the Sumitomo Group from making a tender offer, exchange offer, merger proposal or other offer the effect of which (if completed) would increase SMP’s beneficial ownership to over 60% of the outstanding voting power of Myovant or acquiring all or substantially all of Myovant’s assets (an “Acquisition Transaction”) unless such Acquisition Transaction is effected in accordance with specified requirements, including (i) approval by a majority of the common shares held by shareholders other than SMP and its affiliates and (ii) if the Acquisition Transaction occurs on or prior to December 27, 2022, approval by a majority of the members then serving on the Audit Committee (each of whom is independent and not affiliated with SMP or its affiliates); and

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Roivant, Sumitovant and SMP entered into a share return agreement (the “Share Return Agreement”) pursuant to which SMP agreed, among other things, to return to Roivant the number of top up shares that would result in SMP beneficially owning in excess of 55% of the outstanding Myovant common shares, with such beneficial ownership measured as of March 1 of each calendar year.

For additional information regarding the Loan Agreement, the Investor Rights Agreement and certain other agreements between Myovant and its subsidiaries, on the one hand, and the Sumitomo Group and its affiliates, on the other hand, please see the section entitled “Other Important Information Regarding Myovant Sciences Ltd.—Transactions Between Myovant and the Purchaser Filing Persons.”

From the Roivant Closing through September 28, 2021, Sumitovant acquired additional Myovant common shares in the open market under a securities purchase plan entered into by Sumitovant on March 13, 2020, and a securities purchase plan entered into by Sumitovant on May 14, 2021 (the “2021 10b5-1 Trading Plan”) in each case with Citigroup Global Markets, Inc. (“CGMI”) pursuant to Rule 10b5-1 and Rule 10b-18 under the Exchange Act.
Since the Roivant Closing, members of Myovant’s management team and representatives of Sumitovant have met periodically to discuss Myovant’s business and operations, developments related to Myovant’s products and other matters.
In addition, Myovant’s management and the Myovant Board, including the Sumitomo Directors, have regularly reviewed and assessed strategic opportunities and alternatives and Myovant’s operations, performance, prospects and strategy in light of current and anticipated business and economic conditions, as well as developments in the biotechnology and pharmaceutical sectors, with a view towards enhancing shareholder value. Such opportunities and alternatives include, among other things, remaining as a stand-alone entity, potential acquisitions of other companies or businesses in the industry in which Myovant operates, joint ventures and other strategic alliances and other transactions. Separately, SMP and Sumitovant, as beneficial owners of a majority of the outstanding Myovant common shares, reviewed their investment in Myovant on a continuing basis based on various factors, including, without limitation, the contractual restrictions in the Investor Rights Agreement (including the Standstill Provision), Myovant’s financial position, results of operations, conditions in the securities market and general economic and industry conditions.
On April 8, 2020, Myovant, Myovant Sciences, Inc. and Sumitovant entered into a Nondisclosure and Common Interest Agreement (as amended, modified or supplemented from time to time, in accordance with its terms, the “Nondisclosure and Common Interest Agreement”), pursuant to which the parties agreed to share certain confidential information.
On May 18, 2020, Myovant and Sumitovant entered into a consulting agreement (the “Consulting Agreement”), which was amended on November 9, 2020, pursuant to which Sumitovant agreed to provide consulting services to Myovant to support Myovant in commercial planning, commercial launch activities and implementation. The term of the Consulting Agreement expired on March 31, 2021.
On February 2, 2022, Sumitovant, Myovant, Myovant Sciences GmbH and Myovant Sciences, Inc. entered into a Services and Information Sharing Agreement (the “Information Sharing Agreement”), pursuant to which, among other things, Myovant agreed, for so long as Sumitovant, together with its affiliates, is a majority owner of Myovant, to supply certain information summarizing material aspects of Myovant’s business to Sumitovant, and with reasonable advanced notice, give Sumitovant and its representatives the reasonable opportunity to discuss such information with Myovant’s senior management. For additional information regarding the Information Sharing Agreement, please see section entitled “Other Important Information Regarding Myovant Sciences Ltd.—Transactions Between Myovant and the Purchaser Filing Persons.”
On April 4, 2022, Sumitovant and SMP submitted a letter to the Audit Committee requesting access to conduct due diligence on Myovant’s business in connection with Sumitovant’s and SMP’s evaluation of the possibility of submitting a proposal to acquire the remaining common shares of Myovant that Sumitovant did not already own, and stating that it had retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor and Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as its counsel. In the letter, Sumitovant and SMP also noted that if they determined to make a proposal, such proposal and any possible transaction following such proposal would comply with the requirements set forth in the Investor Rights Agreement, including that the proposal would be subject to the affirmative approval by a majority of the independent directors comprising the Audit Committee and a non-waivable condition requiring the approval of Myovant shareholders holding a majority of the Myovant common shares not owned by Sumitovant.
On April 6, 2022, Sumitovant and SMP provided the Audit Committee with a list of high priority requests for materials and information, and also requested that Myovant grant Sumitovant and its affiliates and advisors permission to use previously provided information in connection with their due diligence review.
Also on April 6, 2022, Myovant and Pfizer Inc. (“Pfizer”) received a deficiencies letter from the U.S. Food and Drug Administration (the “FDA”) regarding their supplemental New Drug Application (“sNDA”) for MYFEMBREE®, for the management of moderate to severe pain associated with endometriosis in pre-menopausal women.

On April 15, 2022, the Audit Committee held a meeting by videoconference, with members of Myovant’s management and representatives of Cooley LLP (“Cooley”), counsel to Myovant, in attendance, to discuss the requests received from Sumitovant and SMP and the appropriate response. Following this discussion, the Audit Committee authorized Mark Guinan, Chairman of the Audit Committee, to contact Myrtle Potter, in her capacity as Chief Executive Officer of Sumitovant, to discuss narrowing the scope of Sumitovant’s and SMP’s requests, in an effort to minimize the diversion of management time and attention that would need to be devoted to the diligence process prior to receiving a potential proposal and preliminary indication of value for Myovant from Sumitovant and SMP.
On April 18, 2022, as authorized by the Audit Committee, Mr. Guinan spoke with Ms. Potter regarding the list of high priority diligence requests that Sumitovant and SMP had provided on April 6. Mr. Guinan communicated that the members of the Audit Committee had not made a determination about whether it was an opportune time for Myovant to consider strategic alternatives such as a possible transaction with Sumitovant and SMP and, accordingly, wished to limit the amount of Myovant management’s time and attention that would potentially be devoted to the diligence process prior to receiving a preliminary indication of value for Myovant, noting that Sumitovant already had significant knowledge about Myovant through its information and access rights pursuant to the Information Sharing Agreement and designees serving on the Myovant Board. Ms. Potter indicated the items requested by Sumitovant and SMP were necessary to evaluate whether they would pursue a possible transaction with Myovant, but expressed a willingness to narrow the scope of the requests at that stage. Ms. Potter also indicated that Sumitovant and SMP were not in a position to provide a preliminary indication of value with respect to a possible transaction until Sumitovant progressed its diligence.
On April 20, 2022, the Audit Committee held a meeting by videoconference with members of Myovant’s management and representatives of Cooley and Conyers Dill and Pearman Limited (“Conyers”), Bermuda counsel to Myovant. At the meeting, Mr. Guinan updated the other members of the Audit Committee on his discussion with Ms. Potter on April 18 regarding Sumitovant’s list of high priority diligence requests. Conyers reviewed directors’ duties under Bermuda law. The members of the Audit Committee also discussed the engagement of a financial advisor to provide advice with respect to matters relating to a possible transaction with Sumitovant and SMP. Following discussion of these matters, based on, among other things, Goldman Sachs’ qualifications, experience and reputation, the Audit Committee authorized management to seek a proposal from Goldman Sachs to serve as financial advisor to the independent directors serving on the Audit Committee and to obtain relationship disclosure from Goldman Sachs with respect to Sumitovant and SMP to be presented to the Audit Committee.
On April 28, 2022, the Myovant Board held a meeting by teleconference with members of Myovant’s management in attendance to, among other things, consider the formation of a special committee consisting of the three independent directors serving on the Audit Committee to oversee matters relating to a possible proposal from Sumitovant and SMP. Following discussion, the Myovant Board (a) approved the formation of the Special Committee, consisting of Mr. Guinan, Terrie Curran and Nancy Valente, M.D. (the three independent directors serving on the Audit Committee), with Mr. Guinan serving as the Chairman of the Special Committee, and (b) empowered the Special Committee to (i) review and evaluate any proposal from Sumitovant or its affiliates in order to make a recommendation to the Myovant Board regarding whether Myovant should seek to engage in a potential transaction with Sumitovant, (ii) if determined that Myovant should seek to engage in a potential transaction with Sumitovant, develop and negotiate the terms and make a recommendation to the full Myovant Board regarding whether Myovant should enter into such potential transaction, (iii) identify, review and evaluate available alternatives to a potential transaction with Sumitovant, including remaining a separate company, and (iv) recommend to the Myovant Board what further actions, if any, should be taken with respect to a potential transaction with Sumitovant or any alternative thereto. The resolutions of the Myovant Board authorizing the formation of the Special Committee provided that the Myovant Board would not recommend, authorize or approve any transaction with Sumitovant unless the Special Committee recommended such transaction.
Immediately following the board meeting on April 28, 2022, the Special Committee held a meeting by videoconference with members of Myovant’s management and representatives of Cooley in attendance. The Special Committee discussed the engagement of a financial advisor and counsel for the Special Committee. Following discussion (including review of the proposed forms of engagement letters with such advisors and disclosures regarding any potential conflicts of interest such advisors may have with respect to a potential transaction involving Sumitovant), the Special Committee approved the engagement of Goldman Sachs, Cooley and Conyers. The Special Committee also discussed the list of high priority diligence requests received from Sumitovant and SMP, and reviewed the feedback that had already been provided to Sumitovant by Mr. Guinan prior to the meeting as well as a proposed response letter from the Special Committee to Sumitovant regarding the diligence requests. Following such discussion, the Special Committee approved the proposed response letter and authorized Mr. Guinan to deliver an executed copy of the letter to Sumitovant on behalf of the Special Committee.
On April 29, 2022, the Special Committee and Myovant executed an engagement letter for Goldman Sachs to serve as financial advisor to the Special Committee. The Special Committee’s decision to engage Goldman Sachs was based on, among other things, Goldman Sachs’ qualifications, experience and reputation, including Goldman Sachs’ extensive experience in the pharmaceutical and biotechnology industries, and the Special Committee’s determination, based on disclosures provided by Goldman Sachs on April 23, 2022 with respect to any material relationships with either Sumitovant or SMP, that Goldman Sachs did not have any material conflicts.
On April 29, 2022, Sumitovant and SMP provided the Special Committee with a revised list of high priority requests for materials and information it sought as part of its due diligence process and evaluation of whether to pursue a potential proposal to acquire the remaining shares of Myovant that Sumitovant did not already own.
On May 5, 2022, the Audit Committee held a meeting, after which the members of the Special Committee (whose members are identical to those of the Audit Committee) discussed the status of the high priority diligence requests and a potential response.
On May 21, 2022, Mr. Guinan, on behalf of the Special Committee, sent a letter to Yuichiro Haruyama, then-current Chief Financial Officer of Sumitovant, in response to Sumitovant’s letters provided on April 4, 2022 and April 6, 2022, regarding the possibility of Sumitovant and SMP submitting a potential acquisition proposal and related diligence requests. The letter informed Sumitovant that after carefully considering Sumitovant’s requests, it was not clear to the Special Committee that it was an opportune time for Myovant to consider strategic alternatives such as a potential transaction with Sumitovant and, accordingly, that the Special Committee wished to limit the amount of Myovant management’s time and attention that would potentially be devoted to the diligence process, including because Sumitovant already had significant knowledge about Myovant. The letter also stated that the Special Committee had no desire to hinder Sumitovant’s consideration of a possible proposal and was therefore willing to respond to a subset of the information requests provided by Sumitovant. The responses to that subset of the information requests were provided to Sumitovant along with the letter, and the Special Committee further authorized management to provide additional due diligence information to Sumitovant and SMP. The letter also noted that the Special Committee was permitting Sumitovant and its affiliates and advisors to use information previously provided to Sumitovant for purposes of conducting due diligence on Myovant’s business in connection with Sumitovant’s and SMP’s ongoing review of whether to pursue a possible transaction.
Following Mr. Guinan’s May 21 letter, between May 21, 2022 and the execution of the Merger Agreement on October 23, 2022, Myovant’s management provided due diligence information to Sumitovant and its advisors at the direction of the Special Committee as part of an ongoing process.
On June 28, 2022, the Special Committee held a meeting by videoconference with members of Myovant’s management and representatives of Goldman Sachs and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in attendance. Prior to representatives of Goldman Sachs and Skadden joining the meeting, the Special Committee determined to retain Skadden to serve as counsel to the Special Committee, based on, among other things, Skadden’s qualifications, experience and reputation and the absence of conflicts on the part of Skadden. Representatives of Goldman Sachs and Myovant’s management reviewed information provided to Sumitovant as part of its ongoing due diligence process. Myovant’s management also reviewed preliminary illustrative financial projections for Myovant that were prepared by management at the request of the Special Committee, based on the original preliminary five-year projections that had been presented by management to the Myovant Board earlier in the year as part of Myovant’s regular long-range planning process, and key assumptions underlying those projections.
On July 7, 2022, the Special Committee held a meeting by videoconference with members of Myovant’s management and representatives of Goldman Sachs and Skadden in attendance. The Special Committee discussed the preliminary illustrative financial projections prepared by Myovant’s management that were previously presented to the Special Committee on June 28 and the assumptions underlying those projections, and provided feedback to management regarding the preliminary illustrative financial projections and underlying assumptions.
On July 26, 2022, the Special Committee held a meeting by videoconference with members of Myovant’s management and representatives of Goldman Sachs, Skadden and Cooley in attendance. Representatives of Goldman Sachs provided an update on the information provided to Sumitovant in connection with its ongoing due diligence process, and informed the Special Committee that J.P. Morgan, at the direction of Sumitovant and SMP, had advised them that if Sumitovant and SMP were to proceed to make a proposal they would only do so after Myovant and Pfizer received a decision from the FDA regarding their sNDA for MYFEMBREE® for use in the treatment of endometriosis in pre-menopausal women. Myovant’s management and representatives of Cooley reviewed information to assist the Special Committee in evaluating the loss of patent exclusivity assumptions used in management’s preliminary illustrative financial projections. Management and the advisors reviewed the underlying assumptions used in the preliminary illustrative financial projections prepared by Myovant’s management, including with respect to the assumed exclusivity periods associated with Myovant’s patent portfolio. After discussion, the Special Committee provided feedback to management and Goldman Sachs regarding potential revisions to such underlying assumptions.
On August 2, 2022, Mr. Guinan, on behalf of the Special Committee, circulated to Myovant’s senior management a memorandum regarding certain guidelines for management in connection with the potential receipt of a proposal from Sumitovant and SMP, including guidelines with respect to the confidentiality of the Special Committee process and any interactions between Myovant’s senior management and Sumitovant and/or SMP in connection with a possible transaction. Thereafter, senior management acknowledged that they would comply with the guidelines set forth in the memorandum.
On August 3, 2022, the Special Committee held a meeting by videoconference with members of Myovant’s management and representatives of Goldman Sachs and Skadden in attendance. Representatives of management and Goldman Sachs reviewed management’s preliminary illustrative financial projections updated to reflect revisions made following the July 7, 2022 and July 26, 2022 meetings and the underlying assumptions, and representatives of Goldman Sachs reviewed preliminary illustrative financial analyses based on such projections, including certain sensitivity analyses.
On August 5, 2022, Myovant and Pfizer publicly announced receipt of FDA approval of MYFEMBREE®, for use in the treatment of endometriosis in pre-menopausal women.
On August 12, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. The Special Committee discussed the preliminary illustrative financial projections prepared by Myovant’s management and the preliminary illustrative financial analyses, including sensitivity analyses, performed by Goldman Sachs.
On August 22, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs updated the Special Committee on communications with representatives of J.P. Morgan regarding Sumitovant’s evaluation of whether to pursue a possible transaction, including with respect to due diligence information. Representatives of Goldman Sachs also reviewed management’s preliminary illustrative financial projections as well as certain sensitivity analyses prepared by Goldman Sachs as requested by the Special Committee at the August 12 meeting, and recent changes in market conditions and the trading price of Myovant common shares. The Special Committee instructed representatives of Goldman Sachs to use the latest preliminary illustrative financial projections prepared by Myovant’s management in Goldman Sachs’ analyses. Representatives of Skadden reviewed legal matters, including an overview of certain terms typically included in merger agreements involving a minority buyout of a public company by a majority shareholder. The Special Committee also discussed with representatives of Goldman Sachs and Skadden the possibility of conducting outreach to potential third parties other than Sumitovant in advance of receiving a proposal from Sumitovant, during which discussion the Special Committee considered, among other things, the risk that Sumitovant and SMP would be unwilling to support a sale of Myovant to a third party which could make any outreach futile, the likelihood that few parties other than one of Myovant’s current commercial partners would be interested in a transaction and the potential negative impact on Myovant and its relationships with third parties if such outreach were to become known, that the Special Committee could determine to reach out to third parties at a later time, and the expectation that any merger agreement that might ultimately be entered into with Sumitovant would be expected to allow the Special Committee to consider unsolicited inbound acquisition proposals that might be made. Following discussion, the Special Committee determined not to reach out to third parties at that time.
On September 15, 2022, the Special Committee held an in person meeting (which Mr. Guinan joined by videoconference) with David Marek, Myovant’s Principal Executive Officer, Uneek Mehra, Myovant’s Principal Financial Officer and Matthew Lang, Myovant’s General Counsel and Corporate Secretary, and representatives of Goldman Sachs and Skadden in attendance by videoconference. Representatives of Goldman Sachs provided an update to the Special Committee on their interactions with J.P. Morgan, including regarding due diligence and the evaluation process being conducted by Sumitovant and SMP of a possible transaction. Representatives of Skadden provided an overview of the types of interim operating restrictions that would be expected to apply to Myovant’s business operations between the signing and closing of a possible transaction with Sumitovant and of employee retention considerations to protect Myovant’s business against disruption and loss of employees during the period between the signing and closing of a possible transaction. The Special Committee requested management to work with Skadden to prepare a recommendation for the Special Committee regarding a possible employee retention proposal if Sumitovant and SMP were to make a proposal.
Also on September 15, 2022, the Myovant Board held a regularly scheduled in person meeting with management in attendance (with certain participants in attendance by videoconference). During the meeting, management presented to the Myovant Board a financial update based on year-to-date results, which included an update on projected fiscal year 2022 ORGOVYX® revenues, which were likely to be lower than reflected in the projections for fiscal year 2022 ORGOVYX® revenues previously provided by management to the Myovant Board.
On September 16, 2022 and September 26, 2022, representatives of Goldman Sachs and J.P. Morgan held calls to discuss the status of due diligence and the process being conducted by Sumitovant and SMP to evaluate whether to pursue a possible transaction with Myovant. Following the September 26 call, J.P. Morgan provided an updated list of high priority diligence requests to Goldman Sachs on behalf of Sumitovant and SMP.
After the close of trading on September 30, 2022, Ms. Potter contacted Mr. Guinan to communicate that the special committee of the board of directors of Sumitovant had met earlier that day and intended to provide a proposal letter (the “proposal letter”) and that Sullivan & Cromwell would be delivering a draft of the Merger Agreement. Shortly thereafter, Ms. Potter delivered the proposal letter containing a non-binding proposal to acquire all of the Myovant common shares not already owned by Sumitovant for $22.75 per share in cash, reflecting a 26.7% premium to Myovant’s last closing price per share of $17.96. In the proposal letter, Sumitovant and SMP stated that they were only interested in acquiring additional Myovant common shares and not interested in selling any of the Myovant common shares that Sumitovant owned or supporting any alternative sale, merger or similar transaction involving Myovant. The proposal letter further noted that, consistent with the Investor Rights Agreement, the proposed transaction would be subject to the approval of the Audit Committee and a non-waivable condition requiring the approval of Myovant’s shareholders holding a majority of Myovant’s outstanding common shares that are not owned by Sumitovant. Sumitovant also stated that in compliance with its obligations under Section 13(d) of the Exchange Act, Sumitovant would be required to promptly file an amendment to its Schedule 13D to reflect the contents of the proposal letter. Later in the evening on September 30, 2022, Sullivan & Cromwell provided an initial draft of the Merger Agreement to Skadden.
After receipt of the proposal letter and draft of the Merger Agreement, the Special Committee held a meeting by videoconference on October 1, 2022 with representatives of Goldman Sachs and Skadden in attendance. The Special Committee received an update on communications with Sumitovant and its advisors and discussed the proposal letter, including the offer price and other terms of the proposal. Representatives of Goldman Sachs presented financial analyses to the Special Committee based on Myovant’s management projections that the Special Committee had previously instructed representatives of Goldman Sachs to use in its analyses, and representatives of Skadden reviewed certain legal considerations relating to the proposal and provided an overview of the terms of the draft Merger Agreement received from Sullivan & Cromwell. Following evaluation and discussion of the offer price and other terms of Sumitovant’s and SMP’s proposal, the Special Committee unanimously determined that Sumitovant’s and SMP’s proposal significantly undervalued Myovant and, therefore, was not in the best interests of Myovant or its shareholders. The Special Committee determined not to engage further on Sumitovant’s due diligence requests or the draft Merger Agreement based on Sumitovant’s and SMP’s proposal and instructed the Goldman Sachs representatives to inform the J.P. Morgan representatives of the Special Committee’s determination.

Following the Special Committee’s meeting on October 1, 2022, representatives of Goldman Sachs communicated to representatives of J.P. Morgan that the Special Committee determined that Sumitovant’s and SMP’s proposal significantly undervalued Myovant and was not in the best interests of Myovant or its shareholders. Representatives of Goldman Sachs also informed representatives of J.P. Morgan that the Special Committee had determined not to engage with Sumitovant on its further due diligence or negotiation of the draft Merger Agreement.
On October 2, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs provided an update on their interactions with representatives of J.P. Morgan, noting that J.P. Morgan had not provided any revised proposal from Sumitovant and SMP and that Sumitovant and SMP expected to issue a press release later that day to the effect that they had submitted a non-binding proposal to acquire all of the Myovant common shares not already owned by Sumitovant for $22.75 per share in cash. The Special Committee, together with representatives of Goldman Sachs and Skadden, discussed Myovant’s communications plan in response to Sumitovant’s and SMP’s expected press release and authorized Myovant’s management to issue a press release as discussed at the meeting. The Special Committee discussed with representatives of Goldman Sachs and Skadden the possibility of conducting outreach to potential third parties other than Sumitovant after public announcement of Sumitovant’s and SMP’s proposal to determine if any third parties had interest in a potential transaction with Myovant, and following discussion, the Special Committee determined not to do so at that time, noting the considerations regarding third party outreach discussed at the August 22 meeting of the Special Committee and the fact that the public announcement of Sumitovant’s and SMP’s proposal would put any potential bidders on notice of the opportunity to come forward with a proposal if they were interested.
On October 2, 2022, Sumitovant and SMP issued a press release disclosing that it had made a proposal on September 30, 2022 to acquire Myovant’s outstanding common shares not already owned by Sumitovant for $22.75 per share in cash. Myovant also issued a press release announcing the receipt of Sumitovant’s and SMP’s proposal and the Special Committee’s unanimous determination that such proposal significantly undervalued Myovant and, therefore, was not in the best interests of Myovant or its shareholders.
On October 3, 2022, Sumitovant filed an amendment to its Schedule 13D with the SEC, disclosing that it had made a proposal on September 30, 2022 to acquire Myovant’s outstanding common shares not already owned by Sumitovant for $22.75 per share in cash and attaching a copy of the proposal letter.
On October 3, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. At the request of the Special Committee, representatives of Goldman Sachs provided an update on the trading in Myovant’s common shares following the public announcement of Sumitovant’s and SMP’s proposal and discussed certain potential next steps with respect to Sumitovant’s and SMP’s proposal.
On October 4, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. At the request of the Special Committee, representatives of Goldman Sachs provided an update on the trading in Myovant’s common shares following the public announcement of Sumitovant’s and SMP’s proposal. Representatives of Goldman Sachs also discussed certain investor communications that had occurred since October 3. The Special Committee discussed with its advisors potential next steps with respect to Sumitovant and SMP under different scenarios.
On October 5, 2022, representatives of Goldman Sachs and representatives of a third party (“Company A”), a large pharmaceutical company, discussed the public announcement and Company A informed Goldman Sachs that it was evaluating a possible transaction with Myovant.
Also on October 5, 2022, representatives of J.P. Morgan, at the request of Sumitovant and SMP, contacted representatives of Goldman Sachs to inquire whether, if Sumitovant and SMP were able to confirm that they would be willing to make a proposal at least at or near recent trading prices of Myovant’s common shares (which closed at $25.48 per share on October 4, 2022), it would be possible for the parties to proceed with further due diligence and negotiation of the Merger Agreement and other transaction documents. Representatives of J.P. Morgan indicated that once due diligence and merger agreement negotiations were substantially complete, Sumitovant and SMP would expect to be in a position, subject to receipt of internal governance approvals and the results of due diligence, to make an improved proposal for a possible transaction that they would be prepared to negotiate to reach a final agreement that could be supported by the Special Committee. Representatives of

Goldman Sachs noted to representatives of J.P. Morgan that they would report this discussion to the Special Committee, but that any willingness to provide further due diligence and commence merger agreement negotiations should not be interpreted to mean that the price indicated by J.P. Morgan would be acceptable to the Special Committee.
Following the discussion between representatives of J.P. Morgan and Goldman Sachs on October 5, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs reported on a call they had with representatives of Company A, noting that Company A was evaluating a potential transaction with Myovant, but that Company A did not believe it likely that it would propose a transaction given that Sumitovant and SMP had publicly stated that Sumitovant was not willing to sell its Myovant shares and would not support an alternative merger, consolidation or similar transaction with a third party involving Myovant. Representatives of Goldman Sachs also reported on discussions with representatives of J.P. Morgan, noting Sumitovant’s and SMP’s proposal to move forward with their further due diligence and commence negotiations of the Merger Agreement and other transaction documents if Sumitovant and SMP would confirm their willingness to make an improved proposal at or near recent trading prices of Myovant’s common shares. Following discussion, the Special Committee determined to permit Sumitovant and SMP to continue due diligence and commence merger agreement negotiations, subject to Sumitovant and SMP confirming their understanding that they would need to increase their proposed price significantly beyond the current trading price in order to obtain the Special Committee’s ultimate support of any transaction. The Special Committee authorized representatives of Goldman Sachs to convey to representatives of J.P. Morgan, for negotiation purposes, that Sumitovant should be looking to provide value near $30.00 per share, which representatives of Goldman Sachs did later that day.
On October 6, 2022, representatives of J.P. Morgan confirmed to representatives of Goldman Sachs that Sumitovant and SMP acknowledged Myovant’s desired value improvement in accordance with the Special Committee’s condition to providing additional due diligence and commencing merger agreement negotiations and that Sumitovant’s and SMP’s ability to provide such desired value improvement for a transaction would depend on the outcome of its due diligence findings.
On October 7, 2022, representatives of Myovant began providing additional responses to Sumitovant’s due diligence requests.
Also on October 7, 2022, Skadden sent a revised draft Merger Agreement and an initial draft Sumitovant Voting Agreement to Sullivan & Cromwell.
On October 11, 2022, Sullivan & Cromwell sent Skadden revised drafts of the Merger Agreement and the Sumitovant Voting Agreement.
Also on October 11, 2022, Company A informed representatives of Goldman Sachs that after carefully considering the opportunity for a potential transaction with Myovant and discussing the opportunity internally, Company A had determined that it would not submit a proposal for a transaction with Myovant. Thereafter, representatives of Goldman Sachs informed the Chairman of the Special Committee of this fact.
Between October 12, 2022 and October 19, 2022, representatives of Skadden and Sullivan & Cromwell had various calls and discussed potential revisions to the drafts of the Merger Agreement and the Sumitovant Voting Agreement, and exchanged drafts of each document, resolving a number of issues related to the conditions to Closing, Myovant’s representations and warranties and interim operating covenants, the provisions related to the Special Committee’s ability to consider alternative proposals, and Sumitovant’s required efforts to obtain any necessary approvals.
On October 17, 2022, the Special Committee held a meeting by videoconference with Mr. Marek and representatives of Goldman Sachs and Skadden in attendance. At the request of the Special Committee, Mr. Marek discussed the need for employee retention to ensure business continuity during the period between signing and closing of a transaction and reviewed management’s proposal for employee retention in connection with any possible transaction with Sumitovant and SMP if recommended by the Special Committee. At the request of the Special Committee, Mr. Marek exited the meeting, and representatives of Skadden reviewed key business and legal issues in the latest draft of the Merger Agreement provided by Sullivan & Cromwell in connection with Sumitovant’s and SMP’s proposal. Representatives of Goldman Sachs discussed with the Special Committee that Company A had determined not to submit a proposal for a transaction with Myovant.

On October 19, 2022, the Myovant Board held a meeting by videoconference, during which the directors discussed, among other things, not making the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan to non-executive directors that were scheduled to be made on October 21, 2022 in light of the ongoing discussions between Myovant and Sumitovant. The Myovant Board discussed that such stock option grant could be replaced by a restricted stock unit grant with equivalent value to be determined at a later Myovant Board meeting (which could be valued at the transaction price if a transaction were recommended by the Special Committee and approved by the Myovant Board (other than the Sumitomo Directors)). Following the Myovant Board meeting, the Compensation Committee resolved that the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan to such non-executive directors would not be made on October 21, 2022.
On October 19, 2022, Ms. Potter, Mr. Guinan and representatives of Skadden and Sullivan & Cromwell had a call to discuss most of the remaining open issues, apart from the price per share payable as merger consideration, with respect to the Merger Agreement and the Sumitovant Voting Agreement, including, among other things, regarding (i) certain compensation and benefits matters, including with respect to employee retention and severance protections, (ii) post-Closing employee compensation and benefits matters, and (iii) the amount of the termination fee payable in the event of certain terminations of the Merger Agreement. The amount of the price per share payable in the Merger and the size of the proposed termination fee remained unresolved following the call.
Following the call on October 19, 2022, Sullivan & Cromwell sent revised drafts of the Merger Agreement and the Sumitovant Voting Agreement to Skadden. Between October 19, 2022 and October 23, 2022, Skadden and Sullivan & Cromwell exchanged drafts of the Merger Agreement and the Sumitovant Voting Agreement and finalized the terms of such agreements.
On October 20, 2022, the board of directors of SMP (the “SMP Board”) held a meeting by videoconference with representatives of Sullivan & Cromwell and J.P. Morgan in attendance. During such meeting, the SMP Board (i) reviewed the terms of the draft Merger Agreement and the Sumitovant Voting Agreement, as well as Sumitovant’s diligence findings regarding Myovant, (ii) conditionally approved the delivery of a subsequent offer to Myovant of up to a per share price of $27.00 and (iii) approved the entry into the Merger Agreement by Sumitovant and SMP, subject to final approval by the board of directors of Sumitovant (the “Sumitovant Board”).
On October 21, 2022, representatives of J.P. Morgan contacted representatives of Goldman Sachs to convey a revised oral proposal from Sumitovant and SMP to acquire the outstanding Myovant common shares not already owned by Sumitovant for $25.25 per share in cash, which represented a $2.50 per share increase from Sumitovant’s and SMP’s initial offer price of $22.75, and reflected a 40.6% premium to Myovant’s closing price per share prior to the public disclosure of the initial proposed offer (the “Undisturbed Stock Price”).
On the morning of October 21, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs provided an update on discussions with representatives of J.P. Morgan, noting that representatives of J.P. Morgan had communicated, on behalf of Sumitovant and SMP, an increased proposal of $25.25 per share to acquire the outstanding shares of Myovant not already owned by Sumitovant. At the request of the Special Committee, Mr. Marek joined the meeting and provided management’s perspectives on the proposal and then exited the meeting. The Special Committee discussed Sumitovant’s and SMP’s proposal and the financial analyses previously presented to the Special Committee and authorized Goldman Sachs to respond to J.P. Morgan indicating that the Special Committee was unwilling to accept Sumitovant’s and SMP’s offer of $25.25 per share and that Sumitovant and SMP would need to significantly increase their offer price for the Special Committee to support a transaction. Following the Special Committee’s meeting on October 21, 2022, representatives of Goldman Sachs communicated the Special Committee’s message to representatives of J.P. Morgan.
Later on October 21, 2022, representatives of J.P. Morgan contacted representatives of Goldman Sachs by telephone to convey a revised proposal from Sumitovant and SMP to acquire the outstanding Myovant common shares not already owned by Sumitovant for $26.25 per share in cash, which represented a $1.00 per share increase from the $25.25 per share proposal made by Sumitovant and SMP earlier that day, and reflected a 46.2% premium to the Undisturbed Stock Price. The J.P. Morgan representatives indicated that this price reflected Sumitovant’s and SMP’s views of Myovant’s fundamental value and that Sumitovant and SMP had limited ability to increase their proposal from that price.

Following receipt of Sumitovant’s and SMP’s updated proposal on October 21, 2022, the Special Committee met again by videoconference with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs informed the Special Committee of Sumitovant’s and SMP’s latest proposal to acquire the outstanding shares of Myovant not already owned by Sumitovant for $26.25 per share, and that representatives of J.P. Morgan indicated that Sumitovant and SMP had limited ability to increase their offer price above $26.25 per share. The Special Committee then discussed, together with representatives of Goldman Sachs and Skadden, Sumitovant’s and SMP’s revised proposal in the context of Goldman Sachs’ financial analyses and the underlying assumptions. At the request of the Special Committee, Mr. Marek joined the meeting to provide management’s perspectives on the proposal, following which he exited the meeting. Following discussion, the Special Committee, for purposes of negotiation, authorized representatives of Goldman Sachs to inform representatives of J.P. Morgan, among other things, of the request for a higher offer price approaching $30.00 per share and that further negotiation of price, if any, should be communicated between Mr. Guinan and Ms. Potter directly. Shortly after the Special Committee meeting, representatives of Goldman Sachs relayed this message as instructed by the Special Committee to representatives of J.P. Morgan.
Also on October 21, 2022, Sullivan & Cromwell provided to Skadden a version of SMP’s facility commitment letter, dated as of October 21, 2022 (the “Facility Commitment Letter”), with terms relating to the aggregate commitment amount, interest rates and mandatory prepayment redacted.
On October 22, 2022, Ms. Potter called Mr. Guinan and conveyed a further updated proposal to acquire the outstanding Myovant common shares not already owned by Sumitovant for $26.75 per share in cash, which represented a $0.50 per share increase from the $26.25 per share proposal made by Sumitovant and SMP on the previous day. Mr. Guinan indicated that he did not believe that the Special Committee would be supportive of a transaction at that price, to which Ms. Potter indicated that $27.00 per share was the best and final price she was able to offer.
Also on October 22, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. At the meeting, Mr. Guinan informed the Special Committee of Sumitovant’s and SMP’s latest proposal to acquire the outstanding shares of Myovant not already owned by Sumitovant for $26.75 per share. Mr. Guinan also informed the Special Committee that Ms. Potter indicated that $27.00 was the highest price Sumitovant and SMP would propose, which represented a 50.3% premium to the Undisturbed Stock Price. Representatives of Goldman Sachs reviewed its financial analyses. Following discussion, the Special Committee, for purposes of negotiation, determined to request a purchase price of $28.50 per share and authorized Mr. Guinan to convey to Ms. Potter the Special Committee’s counter-proposal of at least $28.50 per share.
Later on October 22, 2022, Mr. Guinan called Ms. Potter and conveyed the Special Committee’s counter-proposal that Sumitovant and SMP increase their offer to at least $28.50 per share. Ms. Potter indicated that she did not have authorization to offer above $27.00 per share, but would communicate the Special Committee’s request for at least $28.50 per share to Sumitovant and SMP.
Later in the evening on October 22, 2022, Ms. Potter called Mr. Guinan to inform him that $27.00 per share was Sumitovant’s and SMP’s best and final offer and that the transaction would not move forward if the Special Committee required a higher price than $27.00 per share. Mr. Guinan noted that he would report that to the Special Committee and would speak with Ms. Potter the following morning.
On the morning of October 23, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs and Skadden in attendance. Mr. Guinan updated the Special Committee on his discussion with Ms. Potter, noting that Ms. Potter informed Mr. Guinan that $27.00 per share was Sumitovant’s and SMP’s best and final offer and that the transaction would not move forward if the Special Committee requested a higher price than $27.00 per share. Representatives of Goldman Sachs reviewed its financial analyses of the $27.00 per share proposal. At the request of the Special Committee, Messrs. Marek and Mehra joined the meeting and reviewed an update on projected fiscal year 2022 ORGOVYX® revenues based on year-to-date results that was previously reviewed by management with the Myovant Board at its September 15 board meeting and responded to questions from the Special Committee members, following which they exited the meeting. The Special Committee, together with representatives of Goldman Sachs, discussed the possible impact of the updated ORGOVYX® performance on future years’ sales, and representatives of Goldman Sachs reviewed a sensitivity analysis regarding the potential impact on valuation of the ORGOVYX® update and the potential impact on

Myovant’s overall projections. Following discussion, and taking into account, among other things, the indication that $27.00 per share was Sumitovant’s and SMP’s best and final offer and the financial analyses reviewed by Goldman Sachs, the Special Committee determined that it would be supportive of Sumitovant’s and SMP’s latest proposal of $27.00 per share, and authorized Mr. Guinan to convey this message to Ms. Potter.
Following the Special Committee meeting on October 23, 2022, Mr. Guinan contacted Ms. Potter and informed her that the Special Committee would support Sumitovant’s and SMP’s latest proposal of $27.00 per share. During this discussion, Ms. Potter agreed to Mr. Guinan’s proposal of a termination fee of approximately 1.9% of the total equity value of Myovant at the transaction price. Later that day, Sullivan & Cromwell sent a revised draft of the Merger Agreement that included the agreed termination fee amount.
Later in the day on October 23, 2022, the Special Committee held a meeting by videoconference with representatives of Goldman Sachs, Skadden and Conyers in attendance. Representatives of Conyers provided an overview of the duties of the Special Committee members under Bermuda law and discussed the application of such duties to the Special Committee’s consideration of the proposed transaction with Sumitovant and SMP. Representatives of Skadden reviewed the terms and conditions of the proposed Merger Agreement and the Sumitovant Voting Agreement to be entered into in connection with the proposed transaction with Sumitovant and SMP. Representatives of Goldman Sachs reviewed their financial analyses of the proposed transaction. The Special Committee members, with the assistance of Goldman Sachs and Skadden, discussed Sumitovant’s and SMP’s latest proposal and the terms and conditions of the proposed transaction. Representatives of Goldman Sachs delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated October 23, 2022, to the effect that, as of that date, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in such written opinion, the $27.00 per share cash merger consideration that would be paid to the holders of Myovant common shares (other than Sumitovant and its affiliates) in the proposed transaction was fair from a financial point of view to such holders. Following discussion, the Special Committee unanimously (i) determined that the per share merger consideration constitutes fair value for each common share in accordance with the Bermuda Companies Act; (ii) determined that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act); and (iii) recommended that the Myovant Board (a) declare advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, (b) adopt the Merger Agreement and the Statutory Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and (c) subject to the right of the Myovant Board (acting upon the recommendation of the Special Committee) and the Special Committee to change their recommendations in certain circumstances specified in the Merger Agreement, recommend that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of Myovant’s shareholders for such purpose.
Following the conclusion of the Special Committee meeting on October 23, 2022, the Myovant Board held a meeting by videoconference with Mr. Lang and representatives of Goldman Sachs, Skadden and Conyers in attendance. Prior to the meeting, the Sumitomo Directors waived notice of the meeting and were not in attendance. A representative of Conyers reviewed the directors’ duties in connection with the proposed transaction. Representatives of Skadden provided an overview of the terms of the Merger Agreement and the Sumitovant Voting Agreement. Mr. Guinan provided a report of the Special Committee’s evaluation of the proposed transaction, including the various proposals made by Sumitovant and SMP prior to the latest revised proposal and the Special Committee’s recommendation with respect to the Merger Agreement and the proposed transaction. Representatives of Skadden reviewed the resolutions for approval of the transaction that were provided to the directors in advance of the meeting and, following this review, the Myovant Board, based upon the Special Committee’s recommendation, (i) determined that the per share merger consideration constitutes fair value for each Myovant common share in accordance with the Bermuda Companies Act, (ii) determined that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act), (iii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and (iv) subject to the right of the Myovant Board (acting upon the recommendation of the Special Committee) and the Special Committee to change their recommendations in certain circumstances specified in the Merger Agreement, recommended that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of Myovant’s shareholders for such purpose. The Myovant Board (other than the Sumitomo Directors) also unanimously determined that in lieu of the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan to non-executive directors, each non-executive director (other than Dr. Nishinaka) would be granted an award of Myovant RSUs pursuant to the 2016 Equity Incentive Plan with a grant value equal to $266,200, with each such grant valued at the per share merger consideration (provided that the number of Myovant RSUs subject to each grant shall be rounded down to the nearest share). These Myovant RSUs, which were granted on October 26, 2022, shall (x) vest in full on the earlier to occur of (i) October 26, 2023 and (ii) the date that is one day prior to Myovant’s 2023 annual shareholder meeting, subject in each case to such non-executive director providing continuous service to Myovant through such date, or (y) to the extent these Myovant RSUs have not vested as of the effective time, vest pro rata based on the number of days such non-executive director has served since October 26, 2022, and the vested Myovant RSUs shall cancelled in exchange for the Myovant RSU consideration as set forth in the section entitled “The Merger Agreement—Treatment of Myovant Equity Awards—Restricted Share Units and Performance Share Units,” and the unvested Myovant RSUs shall be cancelled without payment as of the effective time.
Also on October 23, 2022, the Sumitovant Board met and approved the entry into the Merger Agreement by Sumitovant and SMP and the entry into the Sumitovant Voting Agreement by Sumitovant.
Following the conclusion of the board meeting on October 23, 2022, Myovant, Sumitovant and SMP executed the Merger Agreement and the Sumitovant Voting Agreement, and issued a joint press release announcing the transaction.
Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger
The Special Committee
On October 23, 2022, the Special Committee adopted resolutions by unanimous vote of its members at a meeting duly called (i) determining that the per share merger consideration constitutes fair value for each Myovant common share in accordance with the Bermuda Companies Act, (ii) determining that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act); and (iii) recommending that the Myovant Board (a) declare advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, (b) adopt the Merger Agreement and the Statutory Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement and (c) subject to the right of the Myovant Board (acting upon the recommendation of the Special Committee) and the Special Committee to change their recommendations in certain circumstances specified in the Merger Agreement, recommend that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of Myovant’s shareholders for such purpose.
In the course of reaching its determination and making its recommendation, the Special Committee considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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Compelling and Fair Value. The Special Committee members believe that the per share merger consideration represents compelling and fair value for Myovant common shares based on the Special Committee’s overall knowledge and understanding, and information obtained by the Special Committee

(including from Myovant management and the Special Committee’s independent financial advisor), regarding Myovant’s business, operations, assets and liabilities, current, historical and prospective business, financial condition, results of operations, strategy and competitive position, as well as industry trends, long-term strategic goals and opportunities, including the potential impact of those factors on the trading price of Myovant common shares (which cannot be quantified numerically).
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Premium to Market Price. The Special Committee considered the current and historical trading prices of Myovant common shares, including the relationship of the $27.00 per share merger consideration to the recent and historical trading prices of Myovant common shares, including that the per share merger consideration represents:

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a premium of approximately 50.3% to the closing price per Myovant common share on September 30, 2022 (the last trading day prior to the public announcement of Sumitovant’s initial non-binding proposal to acquire the remaining Myovant common shares that Sumitovant does not already own, on which date the closing price was $17.96);

•	a premium of approximately 48.4% to the 30-calendar day VWAP per Myovant common share through September 30, 2022 (which was $18.19); and
•	a premium of approximately 13.1% to the 52-week high trading price per Myovant common share as of September 30, 2022 (which was $23.87).
•	Per Share Merger Consideration. The Special Committee considered:
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that the per share merger consideration consists solely of cash, which provides certainty of value and immediate liquidity at Closing to the Minority Shareholders, particularly in light of the relatively limited trading volume of the Myovant common shares, without the long-term business and execution risk associated with Myovant’s long-term plans; and

•	the fact that all of the Minority Shareholders will be entitled to receive the same per share merger consideration.
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Special Committee’s Negotiations. The Special Committee considered its extensive negotiations with Sumitovant, and the fact that, during the course of such negotiations, Sumitovant raised the value of the per share merger consideration offered four times, from $22.75, to $25.25, to $26.25, to $26.75 and finally to $27.00 (representing a total increase of 18.7%), which Sumitovant indicated was its best and final offer for Myovant and which the Special Committee believed, after such negotiations with Sumitovant and its representatives, was the highest price per share obtainable from Sumitovant for the outstanding Myovant common shares not already owned by Sumitovant.

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Opinion of Goldman Sachs. The Special Committee considered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of its written opinion, dated October 23, 2022, that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $27.00 in cash per share merger consideration to be paid to the Minority Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee” and the full text of the opinion, which is attached as Annex C to this proxy statement.

•	Potential Benefits of Business Combination. The Special Committee considered that the transaction provides benefits for Myovant in addition to the attractive value to Myovant shareholders, including:
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the likelihood that the Merger will reduce development and commercialization risk for Myovant by allowing Myovant to leverage the resources and expertise of Sumitovant and its affiliates to swiftly drive the development and commercialization of ORGOVYX® and MYFEMBREE®;

•	that the Merger represents an opportunity to combine the expertise, platforms and resources of both Myovant and Sumitovant to address unmet needs in women’s health and prostate cancer; and
•	the potential risks associated with remaining as a separate public company with a majority shareholder and possible alternative business strategies instead of consummating the Merger.

•	Low Likelihood of Alternative Transactions. The Special Committee considered:
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the fact that Sumitovant owns a majority of the outstanding Myovant common shares, and communicated to the Special Committee in its publicly filed, initial non-binding proposal letter delivered on September 30, 2022 that Sumitovant, in its capacity as a majority shareholder of Myovant, is interested only in acquiring Myovant common shares not already owned by Sumitovant and that in such capacity, Sumitovant has no interest in selling any Myovant common shares it owns, nor would Sumitovant support any alternative sale, merger or similar transaction involving Myovant, which could discourage the making of a competing acquisition proposal; and

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the absence of other strategic alternatives available to Myovant that would provide comparable or superior value to Myovant shareholders, based in part on the Special Committee’s determination, following consultation with its independent financial advisor and taking into account the fact that Sumitovant’s proposal had been publicly announced and that thereafter no third party had submitted a proposal to acquire Myovant prior to the execution of the Merger Agreement (including the fact that Company A, after considering the opportunity for a transaction with Myovant and discussing it with the Special Committee’s independent financial advisor, had determined to not submit a proposal for a transaction with Myovant).

•	Timing Considerations. The Special Committee considered:
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the timing of the Merger and the risk that if Myovant does not accept Sumitovant’s offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same or better value and certainty to Myovant’s shareholders in the future; and

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the fact that the standstill restrictions that apply to Sumitovant pursuant to the Investor Rights Agreement expire on December 27, 2022, and that, following such expiration, Sumitovant could acquire the remaining Myovant common shares it does not already own with only the requisite shareholder approvals and without the approval of the independent directors serving on the Audit Committee, which could decrease Myovant’s negotiating power and could result in the consideration and/or terms of such transaction being less favorable to Myovant and its shareholders than the per share merger consideration and the terms and conditions of the Merger Agreement.

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Certainty of Closing. The Special Committee took into account its belief that the Merger has a high likelihood of being completed in a timely manner based on, among other things, (i) the reputation, acquisition experience and financial resources of Sumitovant and its ability to complete an acquisition transaction involving the Myovant common shares that Sumitovant does not already own, (ii) the limited number and nature of the conditions to the completion of the Merger, including the fact that there is no financing condition, (iii) Sumitovant entering into the Sumitovant Voting Agreement and (iv) Myovant’s ability, pursuant to the Merger Agreement, to pursue remedies that include specific performance and equitable relief to prevent breaches of the Merger Agreement by Sumitovant and to specifically enforce the terms of the Merger Agreement.

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Terms of the Transaction Documents. The Special Committee considered the terms of the Merger Agreement and other transaction documents, including the review by the Special Committee with its independent financial advisor and legal counsel of, and advice received from such advisor and counsel on, the structure of the contemplated transactions and financial and other terms of the Merger Agreement and the other agreements entered into in connection with the Merger, including with respect to deal protection, conditionality, termination rights and the likelihood of consummating the Merger (including with respect to obtaining required shareholder approvals and required HSR approval).

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Ability to Respond to Certain Unsolicited Alternative Proposals. The Special Committee considered that the Merger Agreement gives the Special Committee the right to respond to, furnish information and negotiate with respect to unsolicited alternative proposals from third parties in certain circumstances described in the Merger Agreement and to change its recommendation to

Myovant’s shareholders to vote in favor of the adoption and approval of the Merger Agreement if a superior proposal is available or in response to an intervening event (as defined in the section below entitled “The Merger Agreement—No Solicitation; No Change in Myovant Recommendation”).
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Myovant Termination Rights. The Special Committee considered that Myovant would be permitted, under certain circumstances described in the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal after giving Sumitovant the opportunity to match the superior proposal and upon payment of the termination fee equal to $55,250,000 (which is approximately 1.9% of the total equity value of Myovant at the transaction price).

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Termination Fee. The Special Committee believes that the termination fee of $55,250,000 that could become payable by Myovant pursuant to the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances described in the Merger Agreement is reasonable and would not likely deter third parties from making alternative acquisition proposals that would be more favorable to Myovant’s shareholders than the Merger.

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No Financing Condition. The Special Committee considered the fact that Sumitovant has financing in place to fund the aggregate per share merger consideration and any transaction expenses, that SMP has irrevocably guaranteed the due and punctual payment obligations of Sumitovant and Merger Sub under the Merger Agreement and that Sumitovant’s and Merger Sub’s obligations to complete the Merger and pay the aggregate per share merger consideration are not conditioned on Sumitovant or Merger Sub obtaining financing.

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Sumitovant Voting Agreement. The Special Committee considered the fact that Sumitovant entered into the Sumitovant Voting Agreement, pursuant to which Sumitovant has agreed, among other things, to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and all of the other proposals presented at the special general meeting.

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Appraisal Rights. The Special Committee considered the availability of appraisal rights to shareholders of Myovant who do not vote in favor of the Merger, which rights provide eligible shareholders with the opportunity to have Bermuda courts determine the fair value of their shares.

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Employee Considerations. The Special Committee believes that treatment of equity awards held by management and employees, the treatment of the transaction as a “Change in Control” under Myovant’s severance arrangements and the ability to adopt an employee retention plan approved by the Special Committee will reduce the risk of attrition of key employees during the pre-Closing period, which will help ensure continuity of Myovant’s business during the period prior to closing under the Merger Agreement (thereby reducing risk of non-consummation), and could reduce the risk to Myovant if the Merger Agreement is terminated.

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Procedural Safeguards. The Special Committee considered the following procedural safeguards implemented in an effort to ensure the fairness of the Merger and the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement and to permit the Special Committee to represent the interests of the Minority Shareholders:

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the Special Committee consists solely of directors of Myovant who are independent directors not affiliated with Sumitovant and who are not officers or employees of Myovant, and who are independent and disinterested with respect to the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and the Special Committee was advised by an independent legal counsel and an independent financial advisor in its review, evaluation and negotiation of the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement;

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the resolutions of the Myovant Board forming the Special Committee and authorizing the Special Committee to oversee matters relating to a potential transaction with Sumitovant and any alternatives thereto, including, without limitation, (i) evaluating any proposal from Sumitovant with respect to a potential transaction and any alternatives thereto in order to make a recommendation to the Myovant Board as to whether Myovant should seek into engage in the potential transaction with Sumitovant and (ii) if determined that Myovant should seek to engage in the potential transaction, developing, assessing and negotiating the terms of the potential transaction with Sumitovant and making a recommendation to the full Myovant Board as to whether Myovant should enter into such potential transaction, and the fact that the Myovant Board was not permitted to approve any transaction with Sumitovant unless recommended by the Special Committee;
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the provisions of the Investor Rights Agreement, including the standstill restrictions, which provide additional protections to the Minority Shareholders in connection with any business combination transaction between Myovant and Sumitovant, including the requirement that any such business combination transaction be approved by the independent directors serving on the Audit Committee and by a majority of Myovant’s outstanding voting shares not owned by Sumitovant or its affiliates; and

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the fact that Sumitovant’s proposal was conditioned on approval by the three independent directors serving on the Audit Committee and the approval of Myovant’s shareholders holding a majority of the outstanding Myovant common shares not owned by Sumitovant or its affiliates.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement, the Statutory Merger Agreement and the Merger:
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General Transaction Risks. The Special Committee considered the risks involved with the Merger, including the risk that the Merger may not be completed because one or more of the conditions to Closing (including HSR clearance) would not be satisfied, and the effect that failing to complete the Merger may have on the business, financial results and share price of Myovant, or on the perceptions of Myovant among investors, customers, employees and other stakeholders.

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No Shareholder Participation in Future Growth or Earnings. The Special Committee considered the fact that Myovant will no longer exist as a separate public company and Myovant’s shareholders will forego any potential future increase in its value as a separate public company that might result from its possible growth and future prospects.

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Impact of Announcement on Myovant. The Special Committee considered the possible negative effects of the Merger and public announcement of the Merger on Myovant’s business, financial performance, operating results and share price and Myovant’s relationships with customers, suppliers, distributors, commercial partners, management and employees.

•
No Solicitation. The Special Committee considered the fact that the Merger Agreement (i) precludes Myovant from actively soliciting competing acquisition proposals (as described in the section entitled “The Merger Agreement—No Solicitation; No Change in Myovant Recommendation”) and (ii) obligates Myovant (or its successor) to pay Sumitovant the termination fee of $55,250,000 in connection with a termination of the Merger Agreement under certain circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal.

•
Pre-Closing Covenants. The Special Committee considered the fact that the Merger Agreement imposes restrictions on the conduct of Myovant’s business in the pre-Closing period, which may adversely affect Myovant’s business in the event the Merger is not completed (including by delaying or preventing Myovant from pursuing business opportunities that may arise or precluding actions that would be advisable if Myovant were to remain a separate public company).

•
Management Attention. The Special Committee considered the risk that the contemplated transactions may divert management focus and resources from operating Myovant’s business, as well as other strategic opportunities.

•	Expenses. The Special Committee considered the substantial transaction expenses to be incurred in connection with the Merger (including that Myovant may become obligated to pay Sumitovant a termination fee of $55,250,000 in connection with a termination of the Merger Agreement under certain circumstances specified in the Merger Agreement) and the negative impact of such expenses on Myovant’s cash reserves and operating results should the Merger not be completed.
•
Tax Consequences. The Special Committee considered the fact that the per share merger consideration consists solely of cash and will therefore be taxable to Myovant shareholders who are subject to taxation for U.S. federal income tax purposes.

•
Litigation. The Special Committee considered the risk of potential litigation relating to the Merger that could be instituted against Myovant and/or its directors and officers, and the potential effects of any outcomes related thereto, including potential management distraction and expenses that could result from such litigation.

•
Director and Officer Interests. The Special Committee considered the fact that Myovant’s directors and executive officers may have interests in the Merger that may be deemed to be different from, or in addition to, those of Myovant’s other shareholders generally, as described in the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, the Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Myovant’s shareholders.
The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Special Committee may have given differing weights to differing factors. The Special Committee based its recommendation on the totality of the information presented.
The Myovant Board
At a meeting held on October 23, 2022, the Myovant Board (which for purposes of this section means other than the Sumitomo Directors, who waived notice of, and recused themselves from, the Myovant Board meeting, and abstained from voting on matters relating to the proposed transaction with Myovant), acting upon the unanimous recommendation of the Special Committee, adopted resolutions by vote of its members (i) determining that the per share merger consideration constitutes fair value for each Myovant common share in accordance with the Bermuda Companies Act, (ii) determining that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act), (iii) declaring advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, (iv) adopting the Merger Agreement and the Statutory Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and (v) subject to the right of the Myovant Board (acting upon the recommendation of the Special Committee) and the Special Committee to change their recommendations in certain circumstances specified in the Merger Agreement, recommending that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of Myovant’s shareholders for such purpose.
The Myovant Board considered and relied upon the analyses and the unanimous recommendation of the Special Committee as set forth in the section above entitled “—The Special Committee” in arriving at this determination and recommendation. In considering the Special Committee’s analyses and recommendation, the Myovant Board reviewed and discussed information with respect to Myovant’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and prospective basis, as well as current industry, economic and market conditions and trends, and discussed the Special Committee’s recommendation with the members of the Special Committee and the independent financial advisor and legal counsel of the Special Committee. The following are the material factors that supported the Myovant Board’s determination and recommendation, in addition to the factors set forth in the section above entitled “—The Special Committee”:
•
Special Committee Recommendation. The Myovant Board considered the analyses and the unanimous recommendation of the Special Committee as set forth in the section above entitled “—The Special Committee.”

•
Procedural Safeguards. The Myovant Board considered the following procedural safeguards implemented in an effort to ensure the fairness of the Merger and the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement to permit the Special Committee to represent the interests of the Minority Shareholders:

•
the Special Committee consists solely of directors of Myovant who are independent directors not affiliated with Sumitovant and who are not officers or employees of Myovant, and who are independent and disinterested with respect to the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and the Special Committee was advised by an independent legal counsel and an independent financial advisor in its review, evaluation and negotiation of the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement;

•
the resolutions of the Myovant Board forming the Special Committee and authorizing the Special Committee to oversee matters relating to a potential transaction with Sumitovant and any alternatives thereto, including, without limitation, (i) evaluating any proposal from Sumitovant with respect to a potential transaction and any alternatives thereto in order to make a recommendation to the Myovant Board as to whether Myovant should seek into engage in the potential transaction with Sumitovant and (ii) if determined that Myovant should seek to engage in the potential transaction, developing, assessing and negotiating the terms of the potential transaction with Sumitovant and making a recommendation to the full Myovant Board as to whether Myovant should enter into such potential transaction, and the fact that the Myovant Board was not permitted to approve any transaction with Sumitovant unless recommended by the Special Committee;

•
the provisions of the Investor Rights Agreement, including the standstill restrictions, which provide additional protections to the Minority Shareholders in connection with any business combination transaction between Myovant and Sumitovant, including the requirement that any such business combination transaction be approved by the independent directors serving on the Audit Committee and by a majority of Myovant’s outstanding voting shares not owned by Sumitovant or its affiliates; and

•
the fact that Sumitovant’s proposal was conditioned on approval by the independent directors serving on the Audit Committee and the approval of Myovant’s shareholders holding a majority of the outstanding Myovant common shares not owned by Sumitovant or its affiliates.

•
Special Committee’s Negotiations. The Myovant Board considered the Special Committee’s negotiations with Sumitovant, and the fact that, during the course of such negotiations, Sumitovant raised the value of the per share merger consideration offered four times, from $22.75, to $25.25, to $26.25, to $26.75 and finally to $27.00 (representing a total increase of 18.7%), which Sumitovant indicated was its best and final offer for Myovant and which the Myovant Board believed, after such negotiations with Sumitovant and its representatives, was the highest price per share obtainable from Sumitovant for the outstanding Myovant common shares not already owned by Sumitovant.

•	Special Committee’s Process. The Myovant Board considered the fact that the Special Committee held 19 meetings with its independent financial advisor and legal counsel to discuss and evaluate the transaction with Sumitovant, other alternatives to the transaction and other matters related thereto and was advised by a nationally recognized independent financial advisor and a nationally recognized independent legal counsel, and that each member of the Special Committee was actively engaged in the process on a continuous and regular basis.
•
Opinion of Goldman Sachs. The Myovant Board considered the oral opinion of Goldman Sachs as delivered to the Special Committee, subsequently confirmed by delivery of its written opinion, dated October 23, 2022, that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $27.00 in cash per share merger consideration to be paid to the Minority Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee” and the full text of the opinion, which is attached as Annex C to this proxy statement.

In considering the recommendations of the Special Committee and the Myovant Board (acting upon the unanimous recommendation of the Special Committee), Myovant’s shareholders should be aware that Myovant’s directors and executive officers may have interests with respect to the contemplated transactions that may be in addition to, or that may be different from, the interests of the Minority Shareholders generally, as described in the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger.” The members of the Special Committee and the Myovant Board were aware of these interests and considered them, among others, in reaching their determinations to adopt the Merger Agreement and the Statutory Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and to make their recommendations to the Myovant Board and Myovant’s shareholders, as applicable.

Opinion of Financial Advisor to the Special Committee
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Special Committee that, as of October 23, 2022, and based upon and subject to the factors and assumptions set forth therein, the $27.00 in cash per share merger consideration to be paid to the Minority Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Goldman Sachs, dated October 23, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Myovant common shares should vote with respect to the Merger or any other matter.
•	In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	Annual Reports on Form 10-K of Myovant for the five fiscal years ended March 31, 2022;
•	certain other communications from Myovant to its shareholders;
•	Quarterly Reports on Form 10-Q of Myovant;
•	certain publicly available research analyst reports for Myovant; and
•
certain internal financial analyses and forecasts for Myovant, including assumed probabilities associated with certain future events contemplated by such forecasts, and certain analyses related to the expected utilization by Myovant of certain net operating loss carryforwards and research and development credit carryforwards of Myovant, each as prepared by the management of Myovant and approved for Goldman Sachs’ use by the Special Committee (together, the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Myovant regarding their assessment of the past and current business operations, financial condition and future prospects of Myovant; reviewed the reported price and trading activity for Myovant common shares; compared certain financial and stock market information for Myovant with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent minority squeeze out transactions, including in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with the Special Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Special Committee’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Myovant or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Myovant to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Myovant; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness, from a financial point of view, to the Minority Shareholders, as of the date of the opinion, of the $27.00 in cash per share merger consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Myovant; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Myovant, or class of such persons, in connection with the Merger, whether relative to the $27.00 in cash per share merger consideration to be paid to the Minority Shareholders pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Myovant common shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Myovant, Sumitovant or the Merger, or as to the impact of the Merger on the solvency or viability of Myovant or Sumitovant or the ability of Myovant or Sumitovant to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 21, 2022, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs analyzed the consideration to be paid to the holders of Myovant common shares pursuant to the Merger Agreement in relation to (i) the closing price per Myovant common share on September 30, 2022, the last trading day before public announcement of Sumitovant’s initial non-binding proposal to acquire Myovant, (ii) the VWAP per Myovant common share for the preceding 30-calendar day period ended September 30, 2022, and (iii) the high closing price per Myovant common share for the 52-week period ended September 30, 2022.
This analysis indicated that the price per Myovant common share to be paid to the Minority Shareholders pursuant to the Merger Agreement represented:
•
a premium of approximately 50.3% to the closing price per Myovant common share on September 30, 2022 (the last trading day prior to the public announcement of Sumitovant’s initial non-binding proposal to acquire the remaining Myovant common shares that Sumitovant does not already own, on which date the closing price was $17.96);

•	a premium of approximately 48.4% to the 30-calendar day VWAP per Myovant common share through September 30, 2022 (which was $18.19); and
•	a premium of approximately 13.1% to the 52-week high trading price per Myovant common share as of September 30, 2022 (which was $23.87).
Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Myovant. Using a mid-year convention and discount rates ranging from 12.0% to 14.0%, reflecting estimates of Myovant’s weighted average cost of capital (“WACC”), Goldman Sachs discounted to present value as of June 30, 2022 (i) estimates of unlevered free cash flow for Myovant for the second, third and fourth quarters of fiscal year 2022 and the fiscal year ending March 31, 2024 (“fiscal year 2023”) through the fiscal year ending March 31, 2037 (“fiscal year 2036”) as reflected in the Forecasts and (ii) a range of illustrative terminal values for Myovant, which were calculated by applying perpetuity growth rates ranging from (60.0%) to (100.0%) to a terminal year estimate of the free cash flow to be generated by

Myovant, as reflected in the Forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Myovant’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Myovant, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. In addition, using a discount rate of 13.0%, reflecting an estimate of Myovant’s WACC, Goldman Sachs discounted to present value as of June 30, 2022 the estimated benefits of Myovant’s net operating losses (“NOLs”) for fiscal year 2023 through fiscal year 2036, as reflected in the Forecasts. Goldman Sachs derived a range of illustrative enterprise values for Myovant by adding the ranges of present values it derived as described above and reflecting Myovant’s net cash balance of $0 as of June 30, 2022. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Myovant, as provided by the management of Myovant and approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative present values per Myovant common share ranging from $25.59 to $30.74.
Premia Analyses. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia in acquisition transactions announced during the time period from January 1, 2012 through October 21, 2022, involving a public company in the biopharmaceutical industry as the target in a minority squeeze out transaction where the disclosed enterprise value for the transaction was over $500 million. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the final price paid in the selected transactions relative to the target’s last undisturbed closing stock price prior to public announcement of the initial bid of the acquirer. This analysis indicated a high, median and low premium, rounded to the nearest tenth, of 102.6%, 59.5% and 41.1%, respectively, across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 41.1% to 102.6% to the undisturbed closing price per Myovant common share of $17.96 as of September 30, 2022, and calculated a range of implied equity values per Myovant common share of $25.34 to $36.39. The following table presents the analyzed transactions:
Announcement Date	Target	Acquiror	1-Day Premium(1)
November 2020	Urovant Sciences Ltd.	Sumitovant Biopharma Ltd.	102.6%
October 2020	Eidos Therapeutics, Inc.	BridgeBio Pharma, Inc.	41.1%
August 2020	Akcea Therapeutics, Inc.	Ionis Pharmaceuticals, Inc.	59.5%
(1)
Based on the undisturbed stock price prior to the transaction announcement; Eidos Therapeutics, Inc. / BridgeBio Pharma, Inc. final offer premia was based on the undisturbed stock price prior to the final offer due to the length of the negotiation process.

Goldman Sachs also reviewed and analyzed, using publicly available information, the acquisition premia in acquisition transactions announced during the time period from January 1, 2012 through October 21, 2022, involving a public company as the target in a minority squeeze out transaction where the disclosed enterprise value for the transaction was over $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the final price paid in the selected transactions relative to the target’s last undisturbed closing stock price prior to public announcement of the initial bid of the acquirer. This analysis indicated a high, median and low premium, rounded to the nearest tenth, of 45.3%, 37.4% and 15.2%, respectively, across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 15% to 45% to the undisturbed closing price per Myovant common share of $17.96 as of September 30, 2022, and calculated a range of implied equity values per Myovant common share of $20.65 to $26.04. The following table presents the analyzed transactions:
Announcement Date	Target	Acquiror	1-Day Premium[1]
October 2020	Eidos Therapeutics, Inc.	BridgeBio Pharma, Inc.	41.1%
February 2020	AVX Corporation	Kyocera Corporation	44.6%
May 2019	International Speedway Corporation	NASCAR Holdings, Inc.	15.2%
June 2018	Foundation Medicine, Inc.	Roche Holdings, Inc.	28.7%
March 2018	AmTrust Financial Services, Inc.	Evergreen Parent L.P.	45.3%
December 2012	Clearwire Corporation	Sprint Nextel Corporation	33.8%
(1)
Based on the undisturbed stock price prior to the transaction announcement; Eidos Therapeutics, Inc. / BridgeBio Pharma, Inc. final offer premia was based on the undisturbed stock price prior to the final offer due to the length of the negotiation process.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Myovant, Sumitovant or the contemplated Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Special Committee as to the fairness from a financial point of view of the $27.00 in cash per share merger consideration to be paid to the Minority Shareholders pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Myovant, Sumitovant, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The per share merger consideration was determined through negotiations between Sumitovant and the Special Committee. Goldman Sachs provided advice to the Special Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described in the section above entitled “—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger,” Goldman Sachs’ opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Myovant, Sumitovant, any of their respective affiliates and third parties, including Sumitomo Chemical, the parent company of SMP, and its affiliates or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Myovant and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as Myovant’s financial advisor in connection with the licensing of ORGOVYX® commercialization rights in certain territories in May 2022. During the two-year period ended October 23, 2022, Goldman Sachs has recognized compensation from Myovant for financial advisory and/or underwriting services provided by its Investment Banking Division to Myovant and/or to its affiliates of approximately $5 million. During the two-year period ended October 23, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Sumitovant or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to Myovant, Sumitovant, SMP and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.
The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 29, 2022, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter among Myovant, the Special Committee and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $38.9 million, with the possibility of an additional fee, payable at the sole discretion of the Special Committee, of 0.5% of the aggregate consideration paid, all of which is contingent upon consummation of the Merger. In addition, Myovant has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Other Written Presentations by Goldman Sachs
In addition to the presentation made to the Special Committee on October 23, 2022 described above under “—Opinion of Goldman Sachs & Co. LLC,” Goldman Sachs also made various preliminary presentations to the Special Committee on June 28, 2022, August 3, 2022, August 22, 2022, October 1, 2022, October 21, 2022 and October 22, 2022. Copies of the written preliminary presentations and a copy of the presentation made to the Special Committee on October 23, 2022 will be filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the proposed Merger. These written preliminary presentations and the presentation made to the Special Committee on October 23, 2022 will be available to any interested shareholder of Myovant (or any representative of a shareholder who has been so designated in writing) to inspect and copy at Myovant’s principal executive offices during regular business hours.
None of the various preliminary presentations to the Special Committee, alone or together, constitute, or form the basis for, an opinion of Goldman Sachs. Information contained in the various preliminary presentations is substantially similar to the information provided in Goldman Sachs’ oral and written presentation to the Special Committee on October 23, 2022, as described above under “—Opinion of Goldman Sachs & Co. LLC.” A summary of the written preliminary presentations is provided below. The following summary, however, does not purport to be a complete description of the written preliminary presentations or of the preliminary financial analyses performed by Goldman Sachs.
•
The June 28, 2022 materials presented to the Special Committee contained, among other information, a summary of preliminary financial projections then provided by Myovant management, which were updated and superseded by the Forecasts, a summary of certain publicly available research analyst reports for Myovant and a review of process considerations.

•	The August 3, 2022 materials presented to the Special Committee contained, among other information:
•	a summary of preliminary financial projections then provided by Myovant management, which were updated and superseded by the Forecasts;
•	a summary of certain publicly available research analyst reports for Myovant;
•	a preliminary historical stock trading analysis similar to that described above under “—Summary of Financial Analyses—Historical Stock Trading Analysis”;
•
a preliminary illustrative discounted cash flow analysis similar to that described above under “—Summary of Financial Analyses—Illustrative Discounted Cash Flow Analysis,” but using Myovant management’s then preliminary projections for Myovant; and

•
a preliminary premia analysis of similar precedent biotechnology transactions similar to that described above under “—Summary of Financial Analyses—Premia Analyses,” using the price per Myovant common share at the time.

•
The August 22, 2022 materials presented to the Special Committee contained, among other information, a comparison of select inputs and assumptions for Myovant management’s then preliminary financial projections to publicly available analyst research reports and a preliminary illustrative discounted cash flow analysis similar to that described above under “—Summary of Financial Analyses—Illustrative Discounted Cash Flow Analysis,” but using Myovant management’s then preliminary projections for Myovant and providing sensitivities based on differing assumptions.

•	The October 1, 2022 materials presented to the Special Committee contained, among other information, the following preliminary analyses:
•	a preliminary historical stock trading analysis similar to that described above under “—Summary of Financial Analyses—Historical Stock Trading Analysis”;
•
preliminary premia analyses of similar precedent biotechnology transactions and transactions over $1 billion similar to those described above under “—Summary of Financial Analyses—Premia Analyses”; and

•	a preliminary illustrative discounted cash flow analysis of Myovant similar to that described above under “—Summary of Financial Analyses—Illustrative Discounted Cash Flow Analysis.”
•
The October 21, 2022 materials presented to the Special Committee contained, among other information, the same preliminary historical stock trading analysis, preliminary premia analyses of similar precedent transactions and preliminary illustrative discounted cash flow analysis, in each case as was presented to the Special Committee on October 23, 2022.

•
The October 22, 2022 materials presented to the Special Committee contained, among other information, a review of Sumitovant’s October 1 proposal, October 21 proposals and October 22 proposals and the same preliminary historical stock trading analysis, preliminary premia analyses of similar precedent transactions and preliminary illustrative discounted cash flow analysis, in each case as was presented to the Special Committee on October 23, 2022.

The preliminary financial analyses in these preliminary presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to Myovant until October 23, 2022.

Summary of Presentations Provided by J.P. Morgan
Sumitovant retained J.P. Morgan as its financial advisor in connection with its consideration of the transactions contemplated by the Merger Agreement. Sumitovant selected J.P. Morgan as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. In this capacity, representatives of J.P. Morgan provided Sumitovant with certain financial advisory services. Although J.P. Morgan generally acted as financial advisor to Sumitovant, J.P. Morgan was not requested to provide, and did not provide, to Sumitovant, any other Purchaser Filing Person, Myovant, the holders of any class of securities, creditors or other constituencies of any Purchaser Filing Person or Myovant, or any other person (i) any report, opinion or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, the per share merger consideration or any other term or aspect of any of the foregoing, (ii) any other valuation of any of the Purchaser Filing Persons or Myovant for the purpose of assessing the fairness of the per share merger consideration to any such person or (iii) any advice as to the underlying decision by any Purchaser Filing Person to engage in the transactions contemplated by the Merger Agreement. Because J.P. Morgan was not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Merger Agreement, J.P. Morgan did not perform financial analyses with a view towards those analyses supporting a fairness opinion. At various times during the course of J.P. Morgan’s engagement as financial advisor to Sumitovant, representatives of J.P. Morgan discussed with Sumitovant various considerations with respect to the transactions contemplated by the Merger Agreement, including what financial analyses would be helpful to Sumitovant, and J.P. Morgan produced various financial analyses during the course of its engagement.
The discussion materials prepared by representatives of J.P. Morgan for use in discussions with Sumitovant (the “J.P. Morgan Discussion Materials”) will be filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the transactions contemplated by the Merger Agreement. The Schedule 13E-3, including the J.P. Morgan Discussion Materials, may be examined at, and copies may be obtained from, the SEC in the manner described under “Where You Can Find Additional Information.” The information in the J.P. Morgan Discussion Materials is subject to, among other things, the assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such materials. The J.P. Morgan Discussion Materials are not intended to be and do not constitute a recommendation to any Purchaser Filing Person, Myovant, or any other entity with respect to the transactions contemplated by the Merger Agreement, or any other matter. The J.P. Morgan Discussion Materials do not constitute, and are not intended to represent, any view, opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the per share merger consideration to any Purchaser Filing Person, the Myovant shareholders or any other person.
Below is a summary of the J.P. Morgan Discussion Materials, which is qualified in its entirety by the full contents of the J.P. Morgan Discussion Materials. The below summary presents the material analyses conducted by J.P. Morgan and provided to Sumitovant, as well as the material assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions to the J.P. Morgan Discussion Materials, but does not purport to be a complete description of the financial analyses or data presented by J.P. Morgan or the underlying assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein, nor does the order of analyses or materials represent relative importance or weight given to those analyses or materials by J.P. Morgan. The J.P. Morgan Discussion Materials were not appraisals of the business of Myovant or the actual value that may be received in connection with the transaction, and did not take into account the potential effects of the transaction. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. J.P. Morgan considered the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Considering the summaries set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the J.P. Morgan Discussion Materials.
The J.P. Morgan Discussion Materials were provided solely for the benefit of Sumitovant for its information and assistance in connection with its consideration of the transactions contemplated by the Merger Agreement.

The J.P. Morgan Discussion Materials do not themselves convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of any Purchaser Filing Person, Myovant or any other person (other than Sumitovant).
In connection with the J.P. Morgan Discussion Materials, J.P. Morgan reviewed, among other things, certain publicly available historical business and financial information concerning Myovant, certain publicly available information about select prior going-private merger transactions and certain non-public information regarding the business and prospects of Myovant prepared by management of Myovant and approved for J.P. Morgan’s use by Sumitovant. J.P. Morgan also reviewed certain financial analyses and forecasts concerning Myovant prepared by Sumitovant and approved for J.P. Morgan’s use by Sumitovant, which were solely based on then-publicly available business and financial information about Myovant. J.P. Morgan assumed and relied, without independent verification, upon the accuracy and completeness of such information. J.P. Morgan also considered such other factors as J.P. Morgan deemed appropriate.
J.P. Morgan assumed with the consent of Sumitovant that the financial analyses and forecasts for Myovant prepared by the management of Myovant were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Myovant, and that the financial analyses prepared by Sumitovant were reasonably prepared on a basis reflecting the best currently available estimates and judgment of Sumitovant, in each case as of the date of the analysis or forecast. With respect to any financial forecasts, projections, other estimates and other forward-looking information provided to or otherwise obtained by J.P. Morgan from public sources, data suppliers and other third parties, J.P. Morgan assumed that such forecasts, projections, other estimates and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer as to, and were a reasonable and reliable basis upon which to evaluate, the matters covered thereby. J.P. Morgan expressed no view as to any of the foregoing financial forecasts, projections, other estimates and other forward-looking information or the assumptions on which they were based. No representation or warranty, express or implied, was made by J.P. Morgan in relation to the accuracy or completeness of the information presented in the J.P. Morgan Discussion Materials or their suitability for any particular purpose.
J.P. Morgan expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial forecasts, projections, other estimates or other forward-looking information provided to, obtained or otherwise reviewed by, or discussed with, J.P. Morgan, or the assumptions upon which they are based. J.P. Morgan did not conduct, and were not provided with, any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Myovant or any other company or business, nor did J.P. Morgan make any physical inspection of the properties or assets of Myovant or any other company or business. J.P. Morgan did not express any view with respect to accounting, tax, regulatory, legal or similar matters and relied, with Sumitovant’s consent, upon the assessments of representatives of Myovant as to such matters.
J.P. Morgan expressed no opinion as to the prices at which Myovant common shares will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Purchaser Filing Persons, Myovant or the transactions contemplated by the Merger Agreement, or as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of the Purchaser Filing Persons or Myovant or the ability of the Purchaser Filing Persons or Myovant to pay their respective obligations when they come due. The matters considered by J.P. Morgan in their financial analyses and reflected in the J.P. Morgan Discussion Materials were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to J.P. Morgan as of the date of such J.P. Morgan Discussion Materials. Many such conditions are beyond the control of the Purchaser Filing Persons, Myovant and J.P. Morgan. Accordingly, the financial analyses included in the J.P. Morgan Discussion Materials are inherently subject to uncertainty, and neither of J.P. Morgan nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the J.P. Morgan Discussion Materials and that J.P. Morgan do not have any obligation to update, revise or reaffirm their financial analyses or the J.P. Morgan Discussion Materials based on circumstances, developments or events occurring after the date of such J.P. Morgan Discussion Materials. With respect to the financial analyses performed by J.P. Morgan in the J.P. Morgan Discussion Materials, such financial analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. While none of the selected precedent transactions used in the precedent minority squeeze-out analysis are identical to the transactions contemplated by the Merger Agreement and while none of the selected companies involved in such transactions are identical or directly comparable to Myovant, the transactions were selected because they involved publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Myovant based on the familiarity of J.P. Morgan with the biopharmaceutical industry. Such financial analyses do not purport to be reports, appraisals or to reflect the prices at which shares or other securities or financial instruments of or relating to the Myovant common shares may trade or otherwise be transferable at any time.
The J.P. Morgan Discussion Materials are not, and should not be viewed as, a recommendation with respect to any matter pertaining to the transactions contemplated by the Merger Agreement. The terms of the transactions contemplated by the Merger Agreement, including the per share merger consideration, were determined solely through negotiations between the parties to the Merger Agreement. The J.P. Morgan Discussion Materials did not address the relative merits of the transactions contemplated by the Merger Agreement or any other transactions contemplated in connection with the transactions contemplated by the Merger Agreement compared to other business strategies or transactions that may have been considered by the management of the Purchaser Filing Persons.
September 27 Materials
On September 27, 2022, at Sumitovant’s request, representatives of J.P. Morgan provided Sumitovant with discussion materials (the “September 27 materials”) containing a summary of recent Myovant stock price performance, as well as preliminary financial analyses of the range of illustrative per Myovant common share values implied by Myovant’s 52-week high and low closing share prices, certain precedent minority squeeze-out premiums, wall street price targets and a discounted cash follow analysis. The 52-week trading price had ranged from $23.87 (11/03/2021) to $7.78 (05/09/2022). The September 27 materials included a summary of the premiums paid in 19 U.S. all-cash minority squeeze-out transactions announced between March 2010 and June 2022. The transactions analyzed were:
Date	Target	Acquiror
06/21/22	Convey Health Solutions Holdings	TPG Capital LP
06/02/22	Sprague Resources LP	Brookfield Asset Management / Hartree Partners
05/25/22	StoneMor Partners LP	Axar Capital Management LP
11/09/21	Independence Holding Co.	Geneve Corp.
08/24/21	Santander Consumer USA	Banco Santander SA / Santander Holdings USA
03/08/21	Immunovant Inc.	Roivant Sciences Ltd.
11/12/20	Urovant Sciences Ltd.	Sumitovant Biopharma, Inc.
08/31/20	Akcea Therapeutics	Ionis Pharmaceuticals
08/19/20	Hudson Ltd.	Dufry AG
02/21/20	AVX Corp.	Kyocera Corp.
05/09/19	EMC Insurance Group Inc.	Employers Mutual Casualty Co.
06/19/18	Foundation Medicine Inc.	Roche Holdings AG
09/06/16	Federal-Mogul Holdings Corp.	Icahn Enterprises L.P.
07/26/16	National Interstate Corp.	American Financial Group Inc.
03/09/16	Crown Media Holdings Inc.	Hallmark Cards Inc.
09/16/13	Cornerstone Therapeutics Inc.	Chiesi Farmaceutici S.p.A
03/01/13	Sauer-Danfoss Inc.	Danfoss A/S
04/21/11	CNA Surety Corporation	CNA Financial Corporation
03/21/10	CNX Gas Corp.	CONSOL Energy Inc.
The median and average premium paid relative to the undisturbed price one day prior to first public offer in these transactions were 47.2% and 54.8%, respectively. Applying premiums of 20% and 65% against the then current market price of $16.82, implied a premiums paid range of $20.00 to $28.00 (rounded to the nearest $0.50). The September 27 materials also showed that, in the precedent minority squeeze-out transactions, an acquiror increased its final offer an average of 15.6% above its initial offer. The discounted cash flow analysis prepared based on the Sumitovant management projections (as defined in the section entitled “Special

Factors—Projected Financial Information—SMP Financial Information and Projections”) indicated an illustrative range per Myovant common share of $22.50 (using a 12.25% discount rate) to $29.50 (using an 8.25% discount rate) (rounded to the nearest $0.50).
The September 27 materials also include a summary of Myovant’s pro forma capitalization at illustrative per Myovant common share offer prices ranging from $20.00 to $30.00. The analysis indicated the premiums implied by such illustrative offer prices to Myovant’s then-current per Myovant common share price of $16.82, to Myovant’s 52-week high and low closing share price, and to Myovant’s VWAP over the trailing 30, 60 and 90 trading days. The table below has a summary of this analysis:
	Price per share	Range of Premiums/ (Discounts) relative to $20.00 to $30.00
Closing price on September 23, 2022	$16.82	19%–78%
30-day VWAP	$18.05	11%–66%
60-day VWAP	$16.91	18%–77%
90-day VWAP	$15.94	25%–88%
52-Week High	$23.87	(16%)–26%
52-Week Low	$7.78	157%–286%
October 23 Materials
On October 23, 2022, at Sumitovant’s request, representatives of J.P. Morgan provided Sumitovant with discussion materials (the “October 23 materials”) containing a summary of recent Myovant stock price performance, certain precedent minority squeeze-out premiums, and an illustrative final proposal value per Myovant common share of $27.00. The undisturbed price was $17.96 (09/30/2022), the undisturbed calendar year high was $20.44 (09/12/2022) and the undisturbed 52-week high was $23.87 (11/03/2021). The October 23 materials included a summary of the premiums paid in 19 U.S. all-cash minority squeeze-out transactions announced between March 2010 and June 2022. The transactions analyzed were:
Date	Target	Acquiror
06/21/22	Convey Health Solutions Holdings	TPG Capital LP
06/02/22	Sprague Resources LP	Brookfield Asset Management / Hartree Partners
05/25/22	StoneMor Partners LP	Axar Capital Management LP
11/09/21	Independence Holding Co.	Geneve Corp.
08/24/21	Santander Consumer USA	Banco Santander SA / Santander Holdings USA
03/08/21	Immunovant Inc.	Roivant Sciences Ltd.
11/12/20	Urovant Sciences Ltd.	Sumitovant Biopharma, Inc.
08/31/20	Akcea Therapeutics	Ionis Pharmaceuticals
08/19/20	Hudson Ltd.	Dufry AG
02/21/20	AVX Corp.	Kyocera Corp.
05/09/19	EMC Insurance Group Inc.	Employers Mutual Casualty Co.
06/19/18	Foundation Medicine Inc.	Roche Holdings AG
09/06/16	Federal-Mogul Holdings Corp.	Icahn Enterprises L.P.
07/26/16	National Interstate Corp.	American Financial Group Inc.
03/09/16	Crown Media Holdings Inc.	Hallmark Cards Inc.
09/16/13	Cornerstone Therapeutics Inc.	Chiesi Farmaceutici S.p.A
03/01/13	Sauer-Danfoss Inc.	Danfoss A/S
04/21/11	CNA Surety Corporation	CNA Financial Corporation
03/21/10	CNX Gas Corp.	CONSOL Energy Inc.
The median and average premium paid relative to the undisturbed price one day prior to announcement in these transactions were 47.2% and 54.8%, respectively. The October 23 materials also showed that, in the precedent minority squeeze-out transactions, an acquiror increased its final offer an average of 15.6% above its initial offer. The October 23 materials also include a summary of Myovant’s pro forma capitalization at illustrative per Myovant common share offer prices ranging from $22.75 to $27.00. The analysis indicated the premiums implied by such illustrative offer prices to Myovant’s then-current per Myovant common share price of $24.54, to Myovant’s undisturbed common share price of $17.96, to Myovant’s 52-week high and low closing share prices, and to Myovant’s VWAP from the day Sumitovant submitted its initial non-binding proposal and over the trailing 30, 60 and 90 trading days. The table below has a summary of this analysis:
	Price per share	Range of Premiums/ (Discounts) relative to $22.75 to $27.00
Closing price on October 21, 2022	$24.54	(7%)–10%
Undisturbed price	$17.96	27%–50%
VWAP from proposal	$24.66	(8%)–9%
30-day VWAP	$18.09	26%–49%
60-day VWAP	$17.38	31%–55%
90-day VWAP	$16.23	40%–66%
52-Week High	$23.87	(5%)–13%
52-Week Low	$7.78	192%–247%
Miscellaneous
As described above, J.P. Morgan was not asked to, and did not, render any opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the per share merger consideration to the Purchaser Filing Persons, Myovant, the holders of any class of securities, creditors or other constituencies of the Purchaser Filing Persons or Myovant. The J.P. Morgan Discussion Materials were one of many factors taken into consideration by Sumitovant in its deliberations in connection with the transactions contemplated by the Merger Agreement.
J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of these analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, any potential indications of valuation resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In preparing the J.P. Morgan Discussion Materials, J.P. Morgan did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the analysis set forth in the J.P. Morgan Discussion Materials. Rather, J.P. Morgan considered the totality of the factors and analyses performed in preparing the J.P. Morgan Discussion Materials. Moreover, J.P. Morgan’s analyses are not and do not purport to be reports, appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected transactions referred to in the above summaries is identical to the transactions contemplated by the Merger Agreement and no company used in the aforementioned analyses as a comparison is directly comparable to Myovant. However, the transactions were chosen because they involve transactions that, for purposes of the analysis of J.P. Morgan, may be considered similar to the transactions contemplated by the Merger Agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Myovant.
J.P. Morgan did not recommend any specific merger consideration to the Purchaser Filing Persons or that any specific amount constituted the only appropriate merger consideration for the transactions contemplated by the Merger Agreement.
J.P. Morgan and its respective affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. J.P. Morgan and its respective affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests, or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Purchaser Filing Persons, Myovant and any of their respective affiliates and third parties, including affiliates of the holders of Myovant common stock, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement, for the accounts of J.P. Morgan and their respective affiliates, employees and customers.

By letter agreement, dated February 18, 2022 (the “J.P. Morgan Engagement Letter”), Sumitovant engaged J.P. Morgan to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. Pursuant to the J.P. Morgan Engagement Letter, J.P. Morgan will receive a fee from Sumitovant of approximately $10 million if the transactions contemplated by the Merger Agreement are consummated. In addition, Sumitovant has agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement and to reimburse J.P. Morgan for certain of their expenses. During the two years prior to the execution of the Merger Agreement, J.P. Morgan and its affiliates have had other commercial or investment banking relationships with Sumitovant, for which J.P. Morgan and its affiliates have received fees of approximately $350,000. During the two years prior to the execution of the Merger Agreement, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Myovant, for which J.P. Morgan and its affiliates have received fees of approximately $250,000. In the ordinary course of business, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Purchaser Filing Persons, Myovant, other parties involved in the transactions contemplated by the Merger Agreement, and their respective affiliates, as applicable, for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments.
Purposes and Reasons of the Purchaser Filing Persons for the Merger
Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the Purchaser Filing Persons are deemed to be “affiliates” of Myovant and engaged in a “going-private” transaction, and therefore, may be required to disclose its purposes and reasons for the Merger to Myovant’s “unaffiliated security holders” as defined under Rule 13e-3 under the Exchange Act. The Purchaser Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the Purchaser Filing Persons are not making any recommendation to any Minority Shareholder as to how that shareholder should vote on any proposal, and the views of each of the Purchaser Filing Persons should not be construed as a recommendation to any Minority Shareholder as to how such shareholder should vote. The Purchaser Filing Persons have interests in the Merger that are different from those of the Minority Shareholders.
If the Merger is completed, Myovant will become a wholly owned subsidiary of Sumitovant. As a result, the Myovant common shares will cease to be listed on the NYSE or publicly traded and will be deregistered under the Exchange Act. Except as otherwise determined by Sumitovant and notified in writing to Myovant at least five business days prior to the effective time, upon completion of the Merger (i) the board of directors of Merger Sub immediately prior to the effective time will become the board of directors of Myovant and (ii) the officers of Myovant immediately prior to the effective time will remain in place as the officers of Myovant following completion of the Merger.
For the Purchaser Filing Persons, the purpose of the Merger is to enable (i) Sumitovant to acquire 100% ownership and control of Myovant in a transaction in which holders of Myovant common shares (other than Myovant common shares held by (a) Dissenting Holders, (b) Sumitovant or (c) Myovant or its wholly owned subsidiaries) will receive $27.00 per Myovant common share, and (ii) the Purchaser Filing Persons to own 100% of the equity interests in Myovant after the Merger. In this regard, the Purchaser Filing Persons will bear the risks and rewards of such ownership in Myovant after the Merger, including any future earnings and growth of Myovant as a result of improvements to Myovant’s operations, synergies that may result from the Merger, acquisitions of other businesses, successful commercialization of ORGOVYX®, MYFEMBREE® and RYEQO®, as well as the successful clinical development and regulatory approval of other product candidates and other benefits of operating Myovant.
The Purchaser Filing Persons determined that the structuring of the transaction as a merger in which the Minority Shareholders receive $27.00 in cash for each Myovant common share is preferable to other transaction structures as it provides the holders of Myovant common shares (other than Myovant common shares held by (a) Dissenting Holders, (b) Sumitovant or (c) Myovant or its wholly owned subsidiaries) with immediate liquidity for their Myovant common shares through their receipt of the per share merger consideration, which represents a premium of approximately 50% to the closing price per Myovant common share on September 30, 2022 (the last trading day prior to Sumitovant’s initial non-binding proposal to acquire the remaining Myovant common shares that Sumitovant does not already own, on which date the closing price was $17.96) and a premium of approximately 55% to the 60-calendar day VWAP per Myovant common share through September 30, 2022

(which was $17.38). Conversely, as a result of the Merger, the Minority Shareholders will no longer have an opportunity to participate in any future benefits associated with the ownership of the Myovant common shares, including the receipt of any dividends from Myovant in the future and participation in any potential appreciation in the trading price of the Myovant common shares beyond the per share merger consideration. The Minority Shareholders’ receipt of cash in exchange for their Myovant common shares pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes to the Minority Shareholders who are U.S. Holders.
In addition, the Purchaser Filing Persons believe that structuring the transaction in such a manner is preferable to other alternative transaction structures because it (i) will enable the Purchaser Filing Persons to directly acquire all of the outstanding shares of Myovant not beneficially owned by them at the same time, (ii) will allow Myovant to cease to be a public reporting company, reducing management time and attention spent on those activities, as well as operating costs, (iii) will allow the Purchaser Filing Persons to control and determine investment strategies, reduce commercial and execution risk in connection with the development and commercialization of ORGOVYX® and MYFEMBREE® and other future drug candidates, and (iv) is consistent with recent precedent transactions. Because the transaction structure is consistent with the objectives of the Purchaser Filing Persons and with market practice, the Purchaser Filing Persons did not pursue or propose an alternative transaction structure.
In deciding to pursue the Merger, the Purchaser Filing Persons considered and took into account various risks and other factors that potentially could adversely affect them. These included the possibility that the Merger could result in the loss of key employees of Myovant or otherwise disrupt Myovant’s business operations. The Purchaser Filing Persons also considered that its directors, officers and other employees would expend considerable time and effort in negotiating, implementing and completing the Merger, and in doing so their time would be diverted from other important business opportunities and operational matters. The Purchaser Filing Persons recognized that it would incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is completed. There is a risk that the Merger may not be completed despite the Purchaser Filing Persons’ efforts, including in the event that the approval by a majority of the outstanding Myovant common shares held by the Minority Shareholders is not obtained. Although each of the Purchaser Filing Persons believes that there will be significant opportunities associated with their investment in Myovant, the Purchaser Filing Persons realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of Myovant and as described in this paragraph) and that such opportunities may not be fully realized on the expected timeframe or at all.
The Purchaser Filing Persons believe that after the Merger is consummated, Myovant should have greater operating flexibility and more efficient access to capital, which should support Myovant’s long-term growth and profitability, including due to (i) the reduction in expenses resulting from Myovant ceasing to be a public company, (ii) the ability of the Purchaser Filing Persons to efficiently provide certain administrative functions to Myovant and (iii) greater operational flexibility for Myovant to pursue alternatives than it would have as a public company, including the ability to pursue transactions without focusing on the reaction of the market or of the Minority Shareholders to such transactions or the collective risk tolerance of such Minority Shareholders as it relates to such transactions. If that happens, the Purchaser Filing Persons (and not the Minority Shareholders) will benefit from any resulting increase in the value of Myovant. Accordingly, the Purchaser Filing Persons have decided to undertake to pursue the Merger at this time for the reasons described above.
If the Merger is not completed for any reason, SMP, Sumitovant and their affiliates reserve the right, subject to the Investor Rights Agreement, to acquire additional Myovant common shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those provided in the Merger Agreement, or, subject to any applicable legal restrictions, to dispose of any or all Myovant common shares acquired by them. In the event that the Merger is not completed, then the Investor Rights Agreement will remain in place in accordance with its terms.
Position of the Purchaser Filing Persons as to Fairness of the Merger
Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the Purchaser Filing Persons are deemed to be “affiliates” of Myovant and engaged in a “going-private” transaction and, therefore may be required to disclose its beliefs as to the fairness of the Merger to Myovant’s “unaffiliated security holders” as defined under Rule 13e-3 under the Exchange Act. Each Purchaser Filing

Person is making the statements included in this section of this proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, no Purchaser Filing Person is making any recommendation to any Minority Shareholder as to how that shareholder should vote on any proposal, and the views of each of Purchaser Filing Persons should not be construed as a recommendation to any Minority Shareholder as to how such shareholder should vote. Each Purchaser Filing Person has interests in the Merger that are different from those of the Minority Shareholders.
The Purchaser Filing Persons believe that the Special Committee, which negotiated the terms and conditions of the Merger Agreement and the Statutory Merger Agreement and the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, including the Merger, with the assistance of the independent financial advisor and legal counsel selected and retained by the Special Committee, represented the interests of the Minority Shareholders. While the members of the Purchaser Filing Persons are represented by the Sumitomo Directors on the Myovant Board, the Merger was negotiated and approved by the Special Committee. The Sumitomo Directors are not members of the Special Committee and did not participate in the deliberations of the Special Committee regarding, or receive advice from the Special Committee’s independent legal or financial advisors as to, the substantive and procedural fairness of the Merger to the Minority Shareholders. The Sumitomo Directors, in their capacity as members of the Myovant Board, also recused themselves from determinations related to a potential transaction with Sumitovant and SMP due to their affiliation with Sumitovant and/or SMP. The Purchaser Filing Persons did not undertake, or engage a financial advisor to undertake, any valuation or other independent analysis for the purpose of assessing the fairness of the Merger or the per share merger consideration to the Minority Shareholders.
However, the Purchaser Filing Persons believe, based on the knowledge and analysis by the Purchaser Filing Persons of available information regarding Myovant and the factors considered by, and the analysis and resulting conclusions of, the Special Committee described in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger” (which analysis and resulting conclusions the Purchaser Filing Persons adopts, based on Purchaser Filing Persons’ review thereof subsequent to the execution of the Merger Agreement), that the Merger is substantively and procedurally fair to the Minority Shareholders.
In particular, the Purchaser Filing Persons considered the following substantive factors, among others, which are not presented in any relative order of importance:
•
the $27.00 per share merger consideration represents (i) a premium of approximately 50% to the closing price of the Myovant common shares on September 30, 2022 (the last trading day prior to Sumitovant’s initial non-binding proposal to acquire the remaining Myovant common shares that Sumitovant does not already own, on which date the closing price was $17.96), and (ii) a premium of approximately 55% based on the 60-calendar day VWAP of the Myovant common shares through September 30, 2022 (which was $17.38);

•
the per share merger consideration is all cash, which provides immediate certainty of value and liquidity to the Minority Shareholders, since such shareholders are able to realize the $27.00 per share merger consideration for each of their Myovant common shares;

•
the Special Committee received an opinion from Goldman Sachs, dated October 23, 2022, as to the fairness, from a financial point of view and as of such date to the Minority Shareholders of the $27.00 per share merger consideration to be paid to such holders in connection with the Merger, which opinion was based upon and subject to the factors and assumptions set forth therein as more fully described in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee,” notwithstanding that the opinion of Goldman Sachs was provided for the information and assistance of the Special Committee and none of the Purchaser Filing Persons are entitled to, and did not, rely on such opinion;

•	the Merger will eliminate the Minority Shareholders’ exposure to the various risks and uncertainties related to continued ownership of Myovant common shares, which include among others:
•
exposure to risks and uncertainties relating to the successful commercialization of ORGOVYX® and MYFEMBREE®, as well as the successful clinical development and regulatory approval of other product candidates;

•	exposure to market, economic and other risks that arise from owning shares in a public company;
•	any potential decline in the market prices of the Myovant common shares that may result from a general economic slowdown;
•	other fluctuations in the value of the Myovant common shares based on general economic, business and industry conditions throughout the world;
•
potential volatility in the price of the Myovant common shares as a result of future developments beyond Myovant’s control, including government or regulatory action, and changes in tax laws, interest rates and general market conditions;

•	potential impacts on the price and trading volumes of the Myovant common shares caused by analyst recommendations and expectations and market sentiment; and
•	the other risk factors disclosed in Myovant’s most recent SEC filings.
•
Sumitovant’s and Merger Sub’s obligations to complete the Merger and pay the aggregate per share merger consideration pursuant to the Merger Agreement are not conditioned on their obtaining financing; and

•
SMP has agreed to irrevocably guarantee to Myovant the due and punctual payment of all amounts payable by Sumitovant or Merger Sub under the Merger Agreement, including Sumitovant’s and Merger Sub’s obligation to fund the aggregate per share merger consideration that is payable to the Minority Shareholders.

In addition, the Purchaser Filing Persons considered the following procedural factors, which are not presented in any relative order of importance:
•
under the Investor Rights Agreement, the Purchaser Filing Persons are subject to various restrictions on their ability to influence or control the Myovant Board, including a contractual restriction, until December 27, 2022, requiring the Purchaser Filing Persons to obtain the approval of Myovant’s Audit Committee before making or publicly announcing a proposal for a merger, which gave the Audit Committee the authority to pursue, or decline to pursue, negotiations with the Purchaser Filing Persons relating to a sale of Myovant, including the Merger;

•
the Myovant Board established the Special Committee comprised solely of independent directors who are not affiliated with the Purchaser Filing Persons and who are not officers or employees of Myovant, and who are independent and disinterested with respect to the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, to consider the Purchaser Filing Persons’ proposal and to negotiate with the Purchaser Filing Persons;

•
the Special Committee was advised by experienced and qualified outside legal counsel and financial advisor, consisting of Skadden, as its legal counsel, Conyers, as its Bermuda legal counsel, and Goldman Sachs, as its financial advisor;

•
the authorization of the Special Committee to, among other things, (i) review and consider whether it would be appropriate and desirable for Myovant to enter into a potential transaction with Sumitovant, (ii) develop, assess and negotiate the terms of a potential transaction with Sumitovant and alternatives thereto and (iii) make a recommendation to the full Myovant Board as to whether Myovant should enter into such potential transaction;

•
the Sumitovant Board and the Purchaser Filing Persons were advised by experienced and qualified outside legal counsel and financial advisor, consisting of Sullivan & Cromwell, as legal counsel, and J.P. Morgan, as financial advisor;

•
the Merger is conditioned on the approval by the holders of at least a majority of the outstanding Myovant common shares held by the Minority Shareholders, in addition to the approval of the holders of at least a majority of the aggregate voting rights of the issued and outstanding Myovant common shares entitled to vote and voting at the special general meeting;

•
the Merger Agreement allows the Special Committee, subject to specific limitations and requirements set forth in the Merger Agreement, to withdraw its recommendation in favor of the Merger Proposal in response to a superior proposal or intervening event, subject to Myovant paying the Purchaser Filing Persons the termination fee of $55,250,000 in the case of an actual termination of the Merger Agreement;

•
the Special Committee was deliberative in its process to determine whether the Merger was fair to, and in the best interests of, Myovant and its shareholders (including the Minority Shareholders) and to analyze, evaluate and negotiate the terms of the Merger;

•
the Purchaser Filing Persons did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Purchaser Filing Persons’ obligation to consummate the Merger is not conditioned on any financing being obtained by the Purchaser Filing Persons, which increases the likelihood that the Merger will be consummated and that the Minority Shareholders will receive the per share merger consideration of $27.00;

•
at the request of the Special Committee, Sumitovant entered into the Sumitovant Voting Agreement pursuant to which and consistent with the Merger Agreement, Sumitovant is required to vote all Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger, with such obligation being applicable even if the Purchaser Filing Persons no longer wish to consummate the Merger, which increases the likelihood that the Merger will be consummated and that the Minority Shareholders will receive the per share merger consideration of $27.00;

•	the per share merger consideration resulted from extensive negotiations between the Special Committee and the Purchaser Filing Persons and their respective advisors;
•
the Myovant Board (other than the Sumitomo Directors, who recused themselves from determinations related to a potential transaction with Sumitovant due to their affiliation with Sumitovant and/or SMP), acting upon the unanimous recommendation of the Special Committee, (i) determined that the per share merger consideration constitutes fair value for each Myovant common share in accordance with the Bermuda Companies Act, (ii) determined that the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement are fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act), (iii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, and (iv) subject to the right of the Special Committee and the Myovant Board (acting upon the recommendation of the Special Committee) to change their recommendations in certain circumstances specified in the Merger Agreement, determined to recommend that Myovant’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, at a duly held meeting of Myovant’s shareholders for such purpose; and

•
the Minority Shareholders who do not vote for the Merger and who comply with certain procedural requirements will be entitled, after completion of the Merger, to exercise statutory appraisal rights under Bermuda law.

In the course of reaching their determination as to the fairness of the Merger to the Minority Shareholders, the Purchaser Filing Persons also considered a variety of risks and other countervailing factors related to the Merger Agreement and the Merger, including the following:
•	the fact that the Minority Shareholders will have no ongoing equity participation in Myovant following the Merger and that those Minority Shareholders will (i) cease to participate in Myovant’s future earnings or growth, if any, (ii) not benefit from increases, if any, in the value of the Myovant common shares and (iii) not benefit from any potential sale to a third party in the future, including any of the foregoing that may result from a successful launch and commercialization of ORGOVYX® and MYFEMBREE®;
•
the risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and the fact that a failure to complete the Merger could negatively affect the trading price of Myovant or could result in significant costs and disruptions to Myovant’s normal business;

•
the restrictions on the conduct of Myovant’s business prior to the completion of the proposed Merger, which may delay or prevent Myovant from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Myovant pending completion of the Merger;

•
the fact that the Merger is conditioned upon the approval of at least a majority of the outstanding Myovant common shares held by the Minority Shareholders, which reduces the certainty that the Merger will be completed;

•	the fact that litigation may occur in connection with the Merger and any such litigation may result in significant costs and a diversion of management focus;
•
the risk, if the Merger is not consummated, that the pendency of the Merger could adversely affect the relationship of Myovant and its subsidiaries with their respective employees, suppliers, agents and others with whom they have business dealings;

•
the fact that Sumitovant, in making its proposal to engage in the Merger, indicated that it is not interested in considering or participating in any transaction involving a sale of its Myovant common shares and that Sumitovant’s current beneficial ownership of the outstanding Myovant common shares, which is approximately 51.6% as of November 30, 2022, would discourage the making of a competing acquisition proposal from third parties;

•
the fact that the Merger Agreement provides that, during the period from the date of the Merger Agreement until the effective time of the Merger, Myovant is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to third parties and to engage in negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions;

•	the fact that Myovant has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated;
•
the risk related to amounts that may be payable by Myovant upon the termination of the Merger Agreement, including the termination fee of $55,250,000, and the process required to terminate the Merger; and

•
the fact that the receipt of per share merger consideration in exchange for each Myovant common share pursuant to the Merger generally will be taxable to U.S. Holders (as defined below in the section entitled “—U.S. Federal Income Tax Consequences of the Merger”) of Myovant common shares.

In making their determination as to the substantive fairness of the Merger to the Minority Shareholders, the Purchaser Filing Persons were not aware of any offers by any person for (i) the Merger or consolidation of Myovant with another company, (ii) the sale or transfer of all or any substantial part of Myovant’s assets or (iii) a purchase of Myovant’s securities that would enable the holder to exercise control of Myovant.
The foregoing discussion of the information and factors considered and given weight by the Purchaser Filing Persons in connection with the fairness of the Merger is not intended to be exhaustive but includes all factors considered by the Purchaser Filing Persons that they believe to be material. The Purchaser Filing Persons did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole. The Purchaser Filing Persons believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the

Minority Shareholders. This position should not, however, be construed as a recommendation to any Minority Shareholder to approve the Merger Agreement. The Purchaser Filing Persons make no recommendation as to how the Minority Shareholders of Myovant should vote their shares relating to the Merger. The Purchaser Filing Persons attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Minority Shareholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such Minority Shareholders.
Sources and Amounts of Funds or other Consideration
The consummation of the Merger is not conditioned upon the Purchaser Filing Persons obtaining the proceeds of any financing.
Myovant and the Purchaser Filing Persons estimate that the total amount of funds necessary to complete the Merger to be approximately $1.7 billion as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of Myovant (the “Aggregate Consideration”). This amount includes the cash to be paid to the Minority Shareholders and to the holders of various equity-based compensation awards and warrants, the repayment of certain existing indebtedness of Myovant, as well as the related costs and expenses as more fully described in the section entitled “Special Factors—Fees and Expenses,” in connection with the Merger.
The Aggregate Consideration will be funded through a combination of proceeds from debt financing and cash on hand of SMP, which will be funded in turn to Sumitovant to pay the Aggregate Consideration.
Acquisition Debt Financing
SMP has obtained debt financing on the terms and conditions set forth in the Facility Commitment Letter, pursuant to which the Sumitomo Mitsui Banking Corporation (“SMBC”) has provided commitments in respect of a senior unsecured term loan facility in an aggregate amount of the JPY equivalent of US$1.7 billion (the “Facility”), the proceeds of which will be used, together with cash on hand of SMP, for the purpose of financing (i) the Aggregate Consideration, (ii) the repayment of certain existing indebtedness of Myovant and its subsidiaries and (iii) fees and expenses incurred in connection therewith.
Terms of the Facility
•
Interest Rate. The Facility will bear interest at a rate equal to JPY TIBOR (Tokyo Interbank Offered Rate) for a one-month term plus 0.60% per annum; provided that (i) if JPY TIBOR for a one-month term is less than zero, it shall be deemed to be zero and (ii) interest will be calculated on the basis of a 365-day year and actual number of days elapsed.

•
Maturity. The Facility will mature, and all obligations thereunder will become due and payable, on the date that is 12 months after the date of the initial funding of the Facility (such date, the “Drawdown Date”).

•
Conditions Precedent. The initial funding of the Facility is subject to satisfaction (or waiver) of certain conditions, among other things, (a) SMBC having received certain documentation and information about SMP and its subsidiaries mutually agreed to be required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, (b) certain specified representations set forth in the Facility Commitment Letter being true and correct in all material respects as of the Drawdown Date, (c) there being no material breach of any provision of any definitive documentation governing the terms of the Merger or the Facility, as applicable, by any party thereto (other than SMBC), (d) no certain specified events of default are continuing, (e) all conditions precedent set out in the Merger Agreement have been (or will, on the Closing Date, be) satisfied or, to the extent permitted by applicable law, waived, (f) it not being illegal for SMBC to perform any of its obligations as contemplated by the definitive documentation governing the terms of the Facility or to fund its participation under the Facility and (g) SMBC’s receipt of customary officer’s certificates from SMP.

The foregoing summary of the Facility does not purport to be complete and is qualified in its entirety by reference to the Facility Commitment Letter.

Plans for Myovant After the Merger
Following the completion of the Merger, the Purchaser Filing Persons will own 100% of the equity interests of Myovant. The Purchaser Filing Persons anticipate that Myovant’s operations will continue to be conducted substantially as they currently are being conducted.
Following the completion of the Merger and the delisting and deregistration with the SEC of Myovant common shares, Myovant will no longer be subject to the NYSE listing rules or the Exchange Act, and may experience positive effects on profitability as a result of the elimination of direct and indirect costs and expenses related to compliance with such rules and regulations.
Except as otherwise determined by Sumitovant and notified in writing to Myovant at least five business days prior to the effective time, upon completion of the Merger (i) the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving company following the effective time and (ii) Myovant’s officers immediately prior to the effective time will be the officers of the surviving company following the effective time.
The Purchaser Filing Persons currently anticipate that Myovant’s operations will initially be conducted following completion of the Merger substantially as they are currently being conducted (except that Myovant will cease to be a public company and will instead be a wholly owned subsidiary of Sumitovant). However, the Purchaser Filing Persons are evaluating and will continue to evaluate Myovant’s assets, corporate capital structure, capitalization, operations, businesses, properties and personnel with a view towards determining possible synergies and the efficient allocation of resources in order to maximize Myovant’s long-term earnings potential as a private company, which may include material changes in Myovant’s corporate structure and business.
Certain Effects of the Merger
If the Merger Proposal receives the required approvals of Myovant’s shareholders described elsewhere in this proxy statement and the other conditions to the completion of the Merger are either satisfied or, to the extent permitted by applicable law, waived, Merger Sub will be merged with and into Myovant upon the terms set forth in the Merger Agreement with Myovant continuing as the surviving company. As the surviving company in the Merger, Myovant will continue to exist following the Merger as a wholly owned subsidiary of Sumitovant.
At the effective time, by virtue of the Merger and without any further action, the memorandum of association and the bye-laws of Merger Sub, each as in effect immediately prior to the effective time, will become the memorandum of association and bye-laws of the surviving company.
Following completion of the Merger, all of the equity interests in Myovant, as the surviving company, will be beneficially owned by the Purchaser Filing Persons and none of the Minority Shareholders will, by virtue of the Merger, have any direct ownership in, or be a shareholder of, Myovant, the surviving company or the Purchaser Filing Persons. As a result, the Minority Shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Myovant common shares. Following the Merger, the Purchaser Filing Persons will benefit from any increase in Myovant’s value and will also bear the risk of any decrease in Myovant’s value.
At the effective time, each holder of Myovant common shares (other than Myovant common shares held by (i) Dissenting Holders, (ii) Sumitovant or (iii) Myovant or its wholly owned subsidiaries) immediately prior to the effective time will be entitled to receive the per share merger consideration for each share held and all such Myovant common shares will, at the effective time, be cancelled, be no longer outstanding, and automatically cease to exist. Please see the section of this proxy statement entitled “The Merger Agreement—Effect of the Merger on the Myovant Common Shares and Merger Sub.”
For information regarding the effects of the Merger on Myovant’s outstanding equity awards, please see the sections entitled “The Merger Agreement—Treatment of Myovant Equity Awards” and “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger.”
The Myovant common shares are currently registered under the Exchange Act and trade on the NYSE under the symbol “MYOV.” Following the completion of the Merger, the Myovant common shares will no longer be traded on the NYSE or any other public market. In addition, the registration of the Myovant common shares under the Exchange Act will be terminated, and Myovant will no longer be required to file periodic and other reports with the SEC with respect to the Myovant common shares or otherwise. Termination of registration of the Myovant common shares under the Exchange Act will reduce the information required to be furnished by Myovant to Myovant’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Myovant. Myovant will become the beneficiary of the cost savings achieved by Myovant no longer remaining a company subject to the reporting requirements under the federal securities laws.
Certain Effects of the Merger on the Purchaser Filing Persons
Following the consummation of the Merger, Sumitovant will own all of the equity interests of Myovant and be the sole beneficiary of future earnings, growth and value, and will be the only shareholder entitled to vote on corporate matters affecting Myovant.
Additionally, following the Merger, the Myovant common shares will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded. See the section of this proxy statement entitled “Special Factors—Plans for Myovant After the Merger.” As such, Myovant will be relieved of the requirements applicable to public companies, including, among other things, the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of the common shares face as a result of the provisions of Section 16 of the Exchange Act. Myovant will also be relieved of the obligation to separately prepare and furnish information to its shareholders.
The primary detriments of the Merger to the Purchaser Filing Persons include the fact that all of the risk of any possible decrease in the future earnings, growth or value of Myovant following the Merger will be borne by the Purchaser Filing Persons. Additionally, the Purchaser Filing Persons’ ownership of Myovant will be illiquid, with no public trading market for such securities.
The table below sets forth the beneficial ownership of Myovant common shares and resulting interests in Myovant’s net book value and net earnings of the Purchaser Filing Persons prior to and immediately after the consummation of the Merger, based on Myovant’s net book value at September 30, 2022 and net earnings for the six months ended September 30, 2022, as if the Merger were completed on such date:
	Prior to the Consummation of the Merger			After the Consummation of the Merger
(in thousands, except %)	% Ownership(1)	Net book value at September 30, 2022(1)	Net loss for the six months ended September 30, 2022(1)	% Ownership	Net book value at September 30, 2022	Net loss for the six months ended September 30, 2022
Sumitovant and its affiliates	51.8%	$(265,992)	$(34,649)	100%	$(513,249)	$(66,858)
(1)	Calculated based on 96,557,652 Myovant common shares outstanding as of September 30, 2022 and Sumitovant’s ownership as of September 30, 2022 of 50,041,181 Myovant common shares.
Alternatives to the Merger
As noted above, in response to the proposed offer from Sumitovant, the Special Committee evaluated potential strategic alternatives for Myovant, including continuing as a separate public company or pursuing an alternative transaction with a third party, with the assistance of Myovant’s senior management and advisors. The Special Committee considered the risks and potential likelihood of achieving greater value for the Minority Shareholders by pursuing potential strategic alternatives to the Merger, including continuing as a separate public company or pursuing an alternative transaction with a third party, in each case, relative to the benefits of the Merger. In this regard, the Special Committee took into account that Sumitovant, as the holder of a majority of Myovant common shares, has an effective veto over any alternative transaction, and that Sumitovant stated in its initial non-binding proposal letter delivered on September 30, 2022 that it had no interest in selling any of the Myovant common shares it owns nor approving any alternative sale, merger or similar transaction involving Myovant. For more information on the process behind the Special Committee’s determination, please see the sections entitled “Special Factors—Background of the Merger” and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger.” Sumitovant has made the only firm offer to acquire Myovant that Myovant received during the past two years.
Projected Financial Information
Myovant Management Projections
Myovant does not, as a matter of course, publicly disclose long-term financial projections because of, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates and the unpredictability of Myovant’s business and the competitive markets in which it operates. However, in connection with the Special Committee’s evaluation of a potential transaction with Sumitovant, Myovant management prepared and provided to the Special Committee unaudited forecasted financial information of Myovant for fiscal year 2022, and extended to fiscal year 2036 based on certain assumptions made by management (the “Myovant Projections”), which were based on the preliminary five-year projections that had been presented by management to the Myovant Board in March 2022 as part of Myovant’s regular long-range planning process. The Myovant Projections were also used by Goldman Sachs with the Special Committee’s approval for purposes of preparing Goldman Sachs’ financial analyses and fairness opinion provided to the Special Committee on October 23, 2022 in connection with the Special Committee’s consideration of the transactions contemplated by the Merger, as more fully described in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee.”
The summary of the Myovant Projections is included in this proxy statement solely to give Myovant’s shareholders access to certain financial forecasts that were made available to the Special Committee, Goldman Sachs and J.P. Morgan and is not being included in this proxy statement to influence a Myovant shareholder’s decision whether to vote for the Merger Proposal or for any other purpose.
The Myovant Projections were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or Generally Accepted Accounting Principles (“GAAP”), but, in the view of Myovant management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation. No independent registered public accounting firm provided any assistance in preparing the Myovant Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Myovant Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Myovant Projections. The Ernst & Young LLP report included in Myovant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (“fiscal year 2021”) relates solely to the historical financial information of Myovant and to an assessment of Myovant’s internal controls over financial reporting. Such reports do not extend to the Myovant Projections and should not be read to do so.
The inclusion of the Myovant Projections should not be regarded as an indication that Myovant, Sumitovant or their respective affiliates or financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Myovant Projections to be necessarily predictive of future results. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed. None of Myovant, Sumitovant or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Myovant Projections, and, except as required by applicable law, none of Myovant, Sumitovant or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Myovant Projections to reflect circumstances existing after the date the Myovant Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Myovant Projections are shown to be inappropriate. None of Myovant or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Myovant shareholder or other person regarding the information included in the Myovant Projections or Myovant’s ultimate performance compared to the information contained in the Myovant Projections or that forecasted results will be achieved. Myovant has made no representation to Sumitovant, in the Merger Agreement or otherwise, concerning the Myovant Projections. The Myovant Projections are forward-looking statements. The assumptions and estimates underlying the Myovant Projections, all of which are difficult to predict and many of which are beyond the control of Myovant, may not be realized. Neither Myovant nor any of its affiliates assumes any responsibility to holders of Myovant common shares for the accuracy of this information. In particular, the Myovant Projections, while presented with numerical specificity necessarily, were based on numerous variables and assumptions that are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and regulatory risks and uncertainties that could cause actual results to differ materially from those contained in the Myovant Projections. Because the Myovant Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on the commercial value of ORGOVYX®, MYFEMBREE®, RYEQO® and Myovant’s product candidates. As a result, there can be no assurance that the Myovant Projections accurately reflect future trends or accurately estimate the future market for ORGOVYX®, MYFEMBREE®, RYEQO® and Myovant’s product candidates. There can be no assurance of the approval, or timing of such approval, of any of Myovant’s clinical-stage product candidates, and it is possible that other therapeutic scenarios will be preferable. Important factors that may affect actual results and results in the Myovant Projections not being achieved include, but are not limited to: the success and cost of Myovant’s commercialization of its approved products and product candidates, if approved; the impact on Myovant’s business, financial results, results of operations and ongoing clinical trials from the effects of the COVID-19 pandemic; risks related to development programs, including the success and anticipated timing of Myovant’s ongoing and future clinical and non-clinical studies, and uncertainties relating to the success of Myovant’s clinical trials for its product candidates and any future therapy or product candidates; uncertainties surrounding the regulatory landscape that governs Myovant’s products and product candidates, including risks related to regulatory approval, including the timing and status of anticipated future regulatory submissions and Myovant’s ability to obtain and maintain regulatory approvals for its product candidates; the ability to obtain, maintain, and enforce intellectual property protection for Myovant’s products and product candidates; risks related to significant competition from other biotechnology and pharmaceutical companies; and other risks identified in Myovant’s SEC filings, including Myovant’s Annual Report on Form 10-K for fiscal year 2021 and Myovant’s most recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K, and described under the section entitled “Cautionary Statement Concerning Forward-Looking Information.” The Myovant Projections also reflect assumptions as to certain business decisions that are subject to change.
Modeling and forecasting the future commercialization of products and clinical, pre-clinical and research stage product candidates is a highly speculative endeavor. In addition to the various limitations, risks and uncertainties described above, we also cannot assure you that Myovant will obtain and maintain any of the regulatory approvals necessary for the commercialization of ORGOVYX®, MYFEMBREE®, RYEQO® and its product candidates, or that Myovant’s competitors will not commercialize products that are safer, more effective or more successfully marketed and sold than any products that Myovant may commercialize in the future.
The Myovant Projections contain certain non-GAAP financial measures that Myovant management believes are helpful in understanding Myovant’s financial performance and future results. Myovant management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Myovant believes these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Myovant’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Myovant’s competitors and may not be directly comparable to similarly titled measures of Myovant’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Special Committee or its independent financial advisor in connection with their respective evaluations of the Merger. Accordingly, Myovant has not provided a reconciliation of the non-GAAP financial measures included in the Myovant Projections to the relevant GAAP financial measures.
The Myovant Projections do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, Myovant does not intend to update or otherwise revise the Myovant Projections, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For the foregoing reasons, as well as the bases and assumptions on which the Myovant Projections were compiled, the inclusion of specific portions of the Myovant Projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.
Key assumptions underlying the Myovant Projections included the following:
•	3% annual price increase for ORGOVYX® and MYFEMBREE®;
•
volume growth (i) of 11% in the fiscal year ending March 31, 2028 (“fiscal year 2027”), stepping down to 3% by fiscal year 2036, for ORGOVYX®, (ii) ranging from 8% to 45% in fiscal year 2027 and ranging from 0% to 33% thereafter for MYFEMBREE® and (iii) of 0% until the start of the fiscal year ending March 31, 2031 and growing 54% on average per year thereafter for a product candidate under development;

•	probability of success (i) of 100% for ORGOVYX®, (ii) ranging from 75% to 100% for MYFEMBREE® (based on different indications) and (iii) 5% for a product candidate under development;
•	cash flows discounted to June 30, 2022, using the mid-year convention;
•	change in working capital assumed to be $0 in terminal year;
•	14% corporate effective tax rate and tax savings associated with NOLs discounted at WACC;
•	utilized $1.027 billion of NOLs (80% of taxable income for post-2017 NOLs) and $2 million in existing Research & Development credit as of March 31, 2022; and
•
2036 worldwide loss of exclusivity representing that Myovant has exclusivity on ORGOVYX® and MYFEMBREE® through at least 2036 both within and outside the United States, after which generic erosion is assumed (sensitivity of annual erosion of 60% to 100% within the financial analysis).

The following table presents a summary of the Myovant Projections:
Management Projections | Risk-Adjusted
($ in millions, unaudited)(1)
FYE Mar-31 $ in millions	FYQ2- Q4 2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	Terminal
Net Product Revenue	$242	$599	$1,125	$1,656	$2,149	$2,334	$2,552	$2,695	$2,852	$3,059	$3,266	$3,487	$3,692	$3,880	$4,079	$4,079
% Growth	—	112%	88%	47%	30%	9%	9%	6%	6%	7%	7%	7%	6%	5%	5%	5%
Gross Profit	$228	$288	$631	$1,203	$1,007	$1,091	$1,092	$1,607	$1,339	$1,780	$1,569	$1,691	$2,273	$1,889	$1,997	$1,950
% Margin	—	46%	50%	57%	46%	46%	46%	52%	46%	52%	47%	48%	54%	48%	48%	—
EBIT(2)	$(139)	$(203)	$157	$722	$526	$578	$640	$958	$716	$1,074	$893	$988	$1,465	$1,134	$1,191	$1,164
% Margin	(39)%	(33)%	13%	34%	24%	24%	25%	31%	25%	31%	27%	28%	35%	29%	29%	29%
UFCF(3)	$(149)	$(220)	$108	$594	$427	$487	$539	$816	$607	$912	$757	$838	$1,248	$964	$1,013	$996
(1)	All dollar amounts included in this table have been rounded to the nearest million.
(2)	EBIT, also known as Earnings Before Interest and Taxes, is a measure of a company’s operating income.
(3)
Unlevered free cash flow (“UFCF”) is a non-GAAP financial measure calculated by starting with operating income (EBIT), adding in depreciation and amortization, and then deducting taxes, capital expenditures, changes in net working capital, and milestone payments.

SMP Financial Information and Projections
SMP does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, SMP provided certain non-public financial projections to J.P. Morgan in its capacity as SMP’s financial advisor as part of the due diligence process.

Sumitovant’s management teams developed long-range financial projections for ORGOVYX® and MYFEMBREE®, relating to projected product revenue, milestone and royalty revenue, cost of goods sold, collaboration expense to Pfizer, selling, general & administrative expenses, research & development expenses, depreciation and amortization, capital expenditures and net working capital values as adjusted by the probability of success through fiscal year 2036, which we refer to as the “Sumitovant management projections,” such adjustments assuming 100% probability of success for ORGOVYX® in prostate cancer and 100% probability of success for MYFEMBREE® in uterine fibroids and endometriosis. The Sumitovant management projections also included a probability of success adjustment of 60% in fiscal year ended March 31, 2030 and beyond to account for uncertainty around the exclusivity period for ORGOVYX® and MYFEMBREE®. The Sumitovant management projections were prepared based on budgets and information provided by Myovant in the ordinary course of business and not for purposes of a potential merger. Sumitovant made its own assessments and adjustments to develop the Sumitovant management projections. The Sumitovant management projections incorporated the latest assumptions relating to ORGOVYX®’s and MYFEMBREE®’s development plans, cost and timing, loss of exclusivity, as well as a current analysis of the competitive environment in the commercial forecasts of ORGOVYX® and MYFEMBREE®.
The Sumitovant management projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which will be beyond Myovant’s (and following the completion of the Merger, SMP’s) control. Because the Sumitovant management projections cover multiple years, by its nature, this information becomes subject to greater uncertainty with each successive year. The assumptions upon which the Sumitovant management projections were based necessarily involve judgments with respect to, among other things, development timelines, likelihood of clinical success, product pricing, market uptake, reimbursement and potential competition, all of which are difficult or impossible to predict accurately and many of which are beyond Myovant’s control. The Sumitovant management projections also reflect assumptions as to certain business decisions and transactions that are subject to change and may not occur, at all or on the terms assumed. Important factors that may affect actual results and result in the Sumitovant management projections not being achieved include, but are not limited to: (i) the availability and level of third-party reimbursement for Myovant’s products and services; (ii) market acceptance of such products and services; (iii) the introduction of new products and services; (iv) access to sufficient capital; (v) the impact of competition; (vi) the effect of regulatory actions; (vii) the effect of global economic conditions; (viii) changes in applicable laws, rules and regulations; and (ix) other risk factors described in Myovant’s Annual Report on Form 10-K for fiscal year 2021, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information.” In addition, the Sumitovant management projections may be affected by Myovant’s ability to achieve strategic goals, objectives and targets over the applicable period.
The Sumitovant management projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comport with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles. The summary of the Sumitovant management projections is not being included in this proxy statement to influence a shareholder’s decision regarding whether to vote in favor of the Merger Proposal but rather because the Sumitovant management projections represent an assessment by SMP’s management of future performance and cash flows that was used in the financial analyses of J.P. Morgan described above.
The Sumitovant management projections set forth below do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger and transaction-related expenses. The Sumitovant management projections also do not take into account the effect of any failure of the Merger to close and should not be viewed as accurate or continuing in that context.
The inclusion of the Sumitovant management projections in this proxy statement should not be regarded as an indication that SMP or Myovant or any of their respective affiliates, advisors or representatives considered or consider the Sumitovant management projections to be predictive of actual future events, and the Sumitovant management projections should not be relied on as such. Neither the Purchaser Filing Persons, Myovant, nor any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Sumitovant management projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Sumitovant management projections to reflect circumstances existing after the date such Sumitovant management projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Sumitovant management projections are shown to be in error or no longer appropriate. Neither the Purchaser Filing Persons nor Myovant intends to make publicly available any update or other revision to the Sumitovant management projections except as required by law. Neither the Purchaser Filing Persons nor Myovant nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other investor regarding the ultimate performance of Myovant compared to the information contained in the Sumitovant management projections or that projected results will be achieved.
The Minority Shareholders are cautioned not to place undue, if any, reliance on the Sumitovant management projections included in this proxy statement.
The Sumitovant management projections incorporate certain financial measures, including earnings before interest and taxes, or EBIT, net operating profit after tax, or NOPAT, and free cash flow to the firm, or FCF, which are not measures under generally accepted accounting principles. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with generally accepted accounting principles. SMP’s or J.P. Morgan’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies.
Subject to the foregoing qualifications, the following is a summary of the Sumitovant management projections:
FYE Mar-31 $ in millions	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Total Revenue	$610	$1,159	$1,545	$2,120	$2,100	$2,316	$1,521	$2,057	$1,785	$1,888	$1,899	$1,763	$1,817	$2,140
Cost of Goods Sold (incl. collaboration expense to Pfizer)	$(328)	$(577)	$(785)	$(971)	$(1,125)	$(1,254)	$(804)	$(882)	$(956)	$(1,013)	$(1,019)	$(943)	$(972)	$(993)
Adj. Gross Profit	$282	$582	$760	$1,149	$976	$1,061	$717	$1,175	$829	$875	$880	$821	$845	$1,147
EBIT	$(127)	$217	$373	$707	$518	$601	$441	$913	$573	$610	$606	$537	$552	$845
NOPAT	$(137)	$204	$357	$687	$481	$510	$375	$783	$488	$520	$517	$457	$470	$723
FCF	$(200)	$115	$283	$621	$426	$463	$537	$755	$462	$499	$515	$484	$459	$716
Interests of Myovant’s Directors and Executive Officers in the Merger
In considering the recommendations of the Special Committee and the Myovant Board acting upon the unanimous recommendation of the Special Committee that you vote to adopt and approve the Merger Agreement and the Statutory Merger Agreement, you should be aware that, aside from their interests as shareholders of Myovant, our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of other Myovant shareholders generally. The members of the Special Committee and the Myovant Board (other than the Sumitomo Directors, who recused themselves) were aware of and considered these interests, among other matters, in recommending the Merger Agreement and the Statutory Merger Agreement be adopted and approved by Myovant shareholders.
Myovant’s shareholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
Equity Awards
Equity awards granted by us to our directors and executive officers under the Equity Plans that are outstanding immediately prior to the effective time will be cancelled pursuant to the terms of the Merger Agreement, and such directors and executive officers will receive cash payments in exchange for such equity awards in connection with the Merger.
•	Myovant Options
Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is less than $27.00 will be cancelled and converted into the right to receive a cash payment for each Myovant common share that is subject to such option equal to the difference between

$27.00 and the per share exercise price of such option (without interest and less any applicable withholding taxes). Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is equal to or greater than $27.00 will be cancelled without payment.
•	Restricted Share Units and Performance Share Units
Each Myovant RSU that has not been settled in Myovant common shares prior to the effective time will be cancelled, except as provided in the paragraph below, and converted into the right to receive, in respect of each such Myovant RSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant RSU immediately prior to the effective time (without interest and less any applicable withholding taxes). Each Myovant PSU that has not been settled in Myovant common shares prior to the effective time will be cancelled and converted into the right to receive, in respect of each such Myovant PSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant PSU (deeming performance goals as being satisfied) immediately prior to the effective time (without interest and less any applicable withholding taxes).
On October 26, 2022, certain Myovant RSUs were granted to non-executive directors (other than Dr. Nishinaka) in lieu of the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan that otherwise would have been granted to such non-executive directors. These Myovant RSUs shall (x) vest in full on the earlier to occur of (i) October 26, 2023 and (ii) the date that is one day prior to Myovant’s 2023 annual shareholder meeting, subject in each case to such non-executive director providing continuous service to Myovant through such date, or (y) to the extent the Myovant RSUs have not vested as of the effective time, vest pro rata based on the number of days such non-executive director has served since October 26, 2022. The vested Myovant RSUs shall be cancelled in exchange for the Myovant RSU consideration as set forth above, and the unvested Myovant RSUs shall be cancelled without payment as of the effective time.
For additional information about beneficial ownership of Myovant common shares by our directors and executive officers, please see the section entitled “Other Important Information Regarding Myovant Sciences Ltd.—Security Ownership of Management and Certain Beneficial Owners.”
•	Quantification of Value of Unvested Equity Awards
The following table summarizes the estimated value to be received by each of our non-executive directors and executive officers (consisting of our Principal Executive Officer, Principal Financial Officer and three most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer) in respect of his or her unvested options, Myovant RSUs and Myovant PSUs outstanding as of the date hereof, assuming that these awards remain outstanding as of immediately prior to the effective time. For purposes of the following table, we have assumed that (i) the effective time occurred on November 30, 2022, and (ii) all named executive officers and directors continue in service through the effective time. The amounts presented in the table below were calculated using the per share merger consideration of $27.00.
Name	Number of Myovant RSUs That Have Not Vested (#)	Value of Myovant RSUs That Have Not Vested ($)	Number of Myovant PSUs That Have Not Vested (#)	Value of Myovant PSUs That Have Not Vested ($)	Number of Options That Have Not Vested/are Unexercisable (#)	Value of Options That Have Not Vested/are Unexercisable ($)	Total Value of Unvested Equity Awards ($)
Non-Executive Directors(1)
Myrtle Potter	9,859	$266,193	–	–	–	–	$266,193
Terrie Curran	9,859	$266,193	–	–	–	–	$266,193
Mark Guinan	9,859	$266,193	–	–	–	–	$266,193
Adele Gulfo	9,859	$266,193	–	–	3,750	$59,363	$325,556
Shigeyuki Nishinaka, Ph.D.	–	–	–	–	–	–	–
Nancy Valente, M.D.	9,859	$266,193	–	–	24,595	$105,513	$371,706

Name	Number of Myovant RSUs That Have Not Vested (#)	Value of Myovant RSUs That Have Not Vested ($)	Number of Myovant PSUs That Have Not Vested (#)	Value of Myovant PSUs That Have Not Vested ($)	Number of Options That Have Not Vested/are Unexercisable (#)	Value of Options That Have Not Vested/are Unexercisable ($)	Total Value of Unvested Equity Awards ($)
Executive Officers
David Marek	344,292	$9,295,884	134,567	$3,633,309	507,311	$5,509,675	$18,438,868
Uneek Mehra	188,413	$5,087,151	111,111	$2,999,997	123,894	$640,532	$8,727,680
Matthew Lang	189,376	$5,113,152	173,501	$4,684,527	120,344	$1,723,747	$11,521,426
Juan Camilo Arjona Ferreira, M.D.	168,785	$4,557,195	103,703	$2,799,981	108,351	$1,565,712	$8,922,888
Lauren Merendino	152,641	$4,121,307	103,703	$2,799,981	77,063	$702,815	$7,624,103
(1)
At an October 23, 2022 Myovant Board meeting, the Myovant Board (other than the Sumitomo Directors) unanimously determined that in lieu of the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan to non-executive directors, each non-executive director (other than Dr. Nishinaka) would be granted an award of Myovant RSUs pursuant to the 2016 Equity Incentive Plan, effective October 26, 2022, with a grant value equal to $266,200 in the aggregate. The number of Myovant RSUs subject to each grant was calculated by dividing $266,200 by the per share merger consideration (provided that the number of Myovant RSUs subject to each grant was rounded down to the nearest share).

For additional information about beneficial ownership of Myovant common shares by our directors and executive officers, see “Other Important Information Regarding Myovant Sciences Ltd.—Security Ownership of Management and Certain Beneficial Owners.”
Employment Agreements with Executive Officers
Myovant has entered into employment agreements with David Marek, Uneek Mehra and Lauren Merendino and amended and restated employment agreements with Matthew Lang and Dr. Juan Camilo Arjona Ferreira (collectively, the “Employment Agreements”), which provide for certain severance benefits and certain benefits upon a change in control.
Severance Benefits. The Employment Agreements generally provide that if the executive is terminated from employment by Myovant other than for cause or the executive terminates employment with good reason (as such terms are defined in the Employment Agreements) within three months before, upon or within 18 months after (or in the case of Mr. Marek, within 12 months after) a change in control (as such term is defined in the Employment Agreements), then the executive officer will receive a lump sum severance payment in an amount equal to one times (or in the case of Mr. Lang, 1.5 times) the sum of the executive’s base salary and the executive’s target annual bonus for the year of termination. In the event of such a qualifying termination, Myovant will also reimburse the total amount of COBRA premiums (or in the case of Mr. Marek, Myovant’s portion of his COBRA premium) for the first 12 months of COBRA coverage for the executive and the executive’s eligible dependents (or in the case of Mr. Lang, the first 18 months). If Myovant determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties after a COBRA election has been made, eligible executives will be entitled to receive monthly a fully taxable cash payment equal to the COBRA premium (or in the case of Mr. Marek, 200% of Myovant’s portion of his COBRA premium) for the duration of the period that reimbursement would otherwise be available. With respect to Mr. Marek only, in the event of such a qualifying termination, Myovant will provide payment equal to Mr. Marek’s cost of living adjustment payments for a period covering 12 months following the date of termination (provided that in no event will he be entitled to receive any cost of living adjustment payments following the fifth anniversary of his employment start date). Pursuant to the Employment Agreements, the provision of severance payments and benefits described above is conditioned upon the executive officer’s execution and non-revocation of a release of claims.
Change in Control Benefits. The Employment Agreements further provide that if an executive is terminated from employment by Myovant other than for cause or the executive terminates employment with good reason (as such terms are defined in the Employment Agreements) within three months before, upon or within 18 months after (or in the case of Mr. Marek, within 12 months after) a change in control (as such term is defined in the Employment Agreements), 100% of the then unvested portion of each of such executive officer’s outstanding equity awards will become fully vested (except with respect to Mr. Lang, as described below). Mr. Lang’s

Employment Agreement provides that upon a change in control during the term of Mr. Lang employment (or within three months following termination of his employment other than for cause), Mr. Lang will become fully vested in 100% of the then unvested portion of each of his outstanding equity awards. For the treatment of equity awards in the Merger, see the section above entitled “—Equity Awards.” In addition, pursuant to Mr. Lang’s amended and restated employment agreement, upon a change in control, Mr. Lang will become entitled to an additional payment equal to his prorated bonus (based on the higher of target or actual achievement of pro rata performance targets for the number of days that have elapsed in such fiscal year as of the change in control) for the number of days that have elapsed in such fiscal year as of the change in control.
The parties have agreed to treat the consummation of the Merger as a “change in control” (or similar term) of Myovant for purposes of determining severance entitlements under Myovant’s benefit plans and all employee agreements, including these Employment Agreements.
Bonus Protections Under the Merger Agreement
The Merger Agreement provides that, to the extent not paid prior to consummation of the Merger, Myovant’s executive officers will receive their annual bonus payments on the regular annual bonus payment date (subject to such executive officer’s continued employment through such regular annual bonus payment date), based on performance goals established by Myovant at the beginning of the fiscal year 2022 and accounting for partial attainment of performance goals consistent with historical practice (but not discretionarily reduced for individual performance factors unless determined by Myovant’s Principal Executive Officer and the Compensation Committee). In the event that an employee’s employment is terminated, under circumstances entitling the employee to severance after the effective time and prior to the regular payment date of the annual bonus for fiscal year 2022, such employee (including the executive officers of Myovant) will become entitled to receive payments of a pro-rated target annual bonus for fiscal year 2022 as soon as reasonably practicable following such date of termination.
Quantification of Non-Equity Related Entitlements of Executive Officers
The following table summarizes the estimated value to be received by each of our named executive officers for purposes of this proxy statement pursuant to the executives’ respective entitlements under the Employment Agreements and under the Merger Agreement, other than the equity interests which are quantified above. For purposes of the following table, we have assumed that (i) the effective time occurred on November 30, 2022, (ii) the employment of each named executive officer was terminated by Myovant without cause or by the named executive officer for good reason, in each case immediately following the effective time for purposes of termination-related severance or other payments, (iii) a pro rata annual bonus for fiscal year 2022 will be paid at target in respect of the period employed; and the target annual bonus for this purpose is equal to the executive’s target short-term incentive compensation for fiscal year 2022, and (iv) the additional payment for Mr. Lang will be based on his target short-term incentive compensation for fiscal year 2022.
Name	Cash Severance ($)	COBRA Premium Payments ($)	Pro-Rated Fiscal Year 2022 Annual Bonus Under the Merger Agreement ($)	Additional Payment ($)	Total Payments ($)
David Marek	$1,480,000	$38,483	$372,822	—	$1,891,305
Uneek Mehra	$840,000	—	$186,411	—	$1,026,411
Matthew Lang	$1,260,000	$56,166	$186,411	$186,411	$1,688,988
Juan Camilo Arjona Ferreira, M.D.	$795,000	$38,483	$176,425	—	$1,009,908
Lauren Merendino	$780,000	$38,483	$173,096	—	$991,579
Directors and Executive Officers of Myovant Following the Effective Time
If the Merger is completed, except as otherwise determined by Sumitovant and notified in writing to Myovant at least five business days prior to the effective time, (i) Myovant’s officers immediately prior to the effective time will be the officers of the surviving company following the effective time; and (ii) the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving company following the effective time.

Indemnification / Insurance
The Bye-Laws provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. Myovant has also entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided for in the Bye-Laws. Pursuant to the Merger Agreement, our directors and executive officers will be entitled to certain ongoing indemnification from Sumitovant and the surviving company and coverage under directors’ and officers’ liability insurance policies for at least six years following the Merger. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”
Compensation of the Special Committee
The Special Committee consists of three independent members serving on the Audit Committee, Mark Guinan (Chairman), Terrie Curran and Nancy Valente. Each member of the Special Committee will receive compensation of $50,000 for such member’s service on the Special Committee and the Chairman of the Special Committee, Mark Guinan, will receive an additional $15,000 for service as the Chairman of the Special Committee. These fees are not dependent on the closing of the Merger or on the Special Committee’s or the Myovant Board’s approval of, or recommendation with respect to, the Merger.
Merger Related Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Myovant that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger related compensation payable to Myovant’s named executive officers. Our named executive officers are not employees of Myovant, but rather are employees of Myovant Sciences, Inc., a wholly owned subsidiary of Myovant, which provides services to us pursuant to an intercompany services agreement. For purposes of this disclosure, Myovant’s named executive officers are (i) David Marek, Principal Executive Officer, (ii) Uneek Mehra, Principal Financial Officer, (iii) Matthew Lang, General Counsel and Corporate Secretary, (iv) Dr. Juan Camilo Arjona Ferreira, Chief Medical Officer and (v) Lauren Merendino, Chief Commercial Officer. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Myovant’s shareholders.
The following table sets forth the amount of payments and benefits that each named executive officer will or may receive in connection with the Merger. For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:
•	the effective time of the Merger occurred on November 30, 2022, the latest practicable date prior to this filing;
•
the employment of each named executive officer was terminated by Myovant without cause or by the named executive officer for good reason, in each case immediately following the effective time for purposes of termination-related severance or other payments;

•
a pro rata annual bonus for fiscal year 2022 will be paid at target in respect of the period employed; and the target annual bonus for this purpose is equal to the executive’s target short-term incentive compensation for fiscal year 2022; and

•	the value per share of Myovant common shares of $27.00, which is equal to the per share merger consideration.
In addition, no assumption has been made regarding Myovant’s regular long-term incentive awards that may be made to executive officers during fiscal year 2023 should the effective time occur after March 31, 2023, as such awards are not presently determinable and are subject to the consent of Sumitovant. The named executive officers are not entitled to any tax reimbursement in connection with the Merger, including, without limitation, relating to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
David Marek	$1,852,822	$18,438,868	$38,483	$20,330,173
Uneek Mehra	$1,026,411	$8,727,680	—	$9,754,091
Matthew Lang	$1,632,822	$11,521,426	$56,166	$13,210,414
Juan Camilo Arjona Ferreira, M.D.	$971,425	$8,922,888	$38,483	$9,932,796
Lauren Merendino	$953,096	$7,624,103	$38,483	$8,615,682
(1)
Amounts reported represent, for each named executive officer, (i) the value of one times (or in the case of Mr. Lang, 1.5 times) the sum of the executive’s base salary and target annual cash bonus for the year of termination, (ii) the value of a pro-rated annual bonus for fiscal year 2022 payable at target for the period employed through the effective time (the assumed termination date) provided in accordance with the terms of the Merger Agreement, (iii) in the case of Mr. Marek, a cost of living adjustment payment in a lump sum for a period covering 12 months following the date of termination and, (iv) solely for Mr. Lang, the additional payment equal to his pro rata annual bonus based on his target short-term incentive compensation for fiscal year 2022.

Set forth below are the values of the cash payments that Myovant’s named executive officers are expected to receive in connection with the Merger:
Name	Cash Severance ($)	Pro-Rated Fiscal Year 2022 Annual Bonus Under the Merger Agreement ($)(a)	Additional Payment ($)(b)	Total ($)
David Marek	$1,480,000	$372,822	—	$1,852,822
Uneek Mehra	$840,000	$186,411	—	$1,026,411
Matthew Lang	$1,260,000	$186,411	$186,411	$1,632,822
Juan Camilo Arjona Ferreira, M.D.	$795,000	$176,425	—	$971,425
Lauren Merendino	$780,000	$173,096	—	$953,096
(a)
The full bonus payment amounts for fiscal year 2022 at the target level of performance, assuming the executive officer was not terminated following the change in control, are as follows: Mr. Marek, $560,000; Mr. Mehra, $280,000; Mr. Lang, $280,000; Dr. Arjona Ferreira, $265,000; and Ms. Merendino, $260,000.

(b)
Mr. Lang will become entitled to an additional payment equal to a pro rata portion of his annual bonus payment upon completion of the Merger (based on the higher of target or actual achievement of pro rata performance targets) for the number of days that have elapsed in such fiscal year as of date of the change in control. For purposes of calculating the amount for Mr. Lang in the tables above, we have assumed target performance.

The amounts set forth in the “Cash Severance” column above are “double-trigger” payments (i.e., they are conditioned upon the named executive officer’s qualifying termination of employment in connection with the completion of the Merger). The amounts set forth in the “Pro-Rated Fiscal Year 2022 Annual Bonus Under the Merger Agreement” column above are also “double-trigger” payments (i.e., they are also conditioned on the named executive officer’s subsequent qualifying termination of employment following completion of the Merger and prior to the regular payment date for fiscal year 2022 annual bonus). The amount set forth in the “Additional Payment” column above (solely for Mr. Lang) represents a “single-trigger” payment, to be made upon completion of the Merger (and is not conditioned upon Mr. Lang’s termination of employment). Details regarding the terms of these payments, including payment timing and the applicable release requirements on which the cash severance payments are conditioned, are set forth in the section above entitled “—Employment Agreements with Executive Officers.”
(2)
Amounts reported represent the aggregate value of the cash payments expected to be received in connection with vesting and cancellation of any options, Myovant RSUs or Myovant PSUs granted under the Equity Plans (the “Myovant share awards”) held by each of Myovant’s named executive officers, upon completion of the Merger.

Set forth below are the values of the cash payments that Myovant’s named executive officers are expected to receive in respect of the vesting and cancellation of such Myovant share awards in connection with the Merger:
Name	Value of Options that Have Not Vested/are Unexercisable ($)	Value of Myovant RSUs That Have Not Vested ($)	Value of Myovant PSUs That Have Not Vested ($)	Total Value of Unvested Equity Awards ($)
David Marek	$5,509,675	$9,295,884	$3,633,309	$18,438,868
Uneek Mehra	$640,532	$5,087,151	$2,999,997	$8,727,680
Matthew Lang	$1,723,747	$5,113,152	$4,684,527	$11,521,426
Juan Camilo Arjona Ferreira, M.D.	$1,565,712	$4,557,195	$2,799,981	$8,922,888
Lauren Merendino	$702,815	$4,121,307	$2,799,981	$7,624,103
The vesting and cancellation of the equity awards is “single-trigger,” as the payments in consideration are paid solely in connection with the completion of the Merger (and are not dependent on whether the executive officer terminates employment). Details regarding the treatment of the equity awards held by Myovant’s named executive officers upon completion of the Merger are set forth in the section above entitled “—Equity Awards.”
(3)
Amounts reported represent, the value of 12 months of COBRA premiums (or in the case of Mr. Marek, Myovant’s portion of his COBRA premium) for the executive and the executive’s dependents (and with respect to Mr. Lang, the value of 18 months of COBRA premiums for the executive and the executive’s dependents). These benefits and perquisites are “double-trigger.” Details regarding these benefits and perquisites are set forth in the section above entitled “—Employment Agreements with Executive Officers.”

U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of U.S. federal income tax consequences of the Merger to U.S. Holders and non-U.S. Holders (each as defined below), whose Myovant common shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date of this proxy statement. These provisions are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Myovant has not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This discussion applies only to holders of Myovant common shares who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under U.S. federal income tax laws (including insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, persons whose functional currency is not the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, controlled foreign corporations or passive foreign investment companies, holders who own or have owned (directly, indirectly or constructively) 5% or more of the Myovant common shares (by vote or value), persons who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, and holders who hold Myovant common shares as part of a straddle, constructive sale, or conversion transaction, holders who will own, through the application of certain constructive ownership rules, an equity interest in the surviving company, holders who acquired their Myovant common shares through the exercise of employee stock options or other compensation arrangements, Myovant or its wholly owned subsidiaries, Sumitovant, or Dissenting Holders). Moreover, this discussion does not address the tax consequences of the Merger arising under any applicable state, local or foreign tax laws or U.S. federal laws other than those pertaining to U.S. federal income tax.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Myovant common shares that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
a trust (i) if the administration over such trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. Holder” means a beneficial owner of Myovant common shares that is not a U.S. Holder or a partnership.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Myovant common shares, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Myovant common shares, you should consult your tax advisor.
You are urged to consult your own tax advisor regarding the particular U.S. federal income tax consequences of the Merger to you, as well as any consequences to you arising under any state, local and non-U.S. tax laws.

Consequences to U.S. Holders
The receipt of cash by a U.S. Holder in exchange for Myovant common shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the “passive foreign investment companies,” or “PFIC,” rules discussed below, a U.S. Holder who receives cash in exchange for Myovant common shares pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such Myovant common shares.
Capital gain recognized by an individual U.S. Holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. Holder’s holding period in Myovant common shares exchanged in the Merger is greater than one year as of the effective date of the Merger. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Myovant common shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Myovant common shares.
Passive Foreign Investment Company Considerations. Generally, if, for any taxable year, at least 75% of Myovant’s gross income is passive income, or at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, Myovant would be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Additionally, a look-through rule generally applies with respect to 25% or more owned subsidiaries.
Myovant’s status as a PFIC will depend on the nature and composition of its income and the nature, composition and value of its assets from time to time. The asset test is generally based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of Myovant common shares, which may be volatile. With respect to the taxable year that ended on March 31, 2022, Myovant believes that it was not a PFIC. However, Myovant cannot predict whether it will or will not be classified as a PFIC in the current or future taxable year because the PFIC tests are based upon the average value of its assets, including any goodwill and going concern value, and the nature and composition of its income and assets, in each taxable year, which cannot be known at this time. Because the determination of whether Myovant is a PFIC for any taxable year is a fact-intensive determination made annually after the end of each taxable year, and because certain aspects of the PFIC rules are uncertain, Myovant therefore cannot provide any assurances regarding its PFIC status for the current or future taxable year.
If Myovant is, or, at any time prior to the Merger, was, a PFIC, any gain recognized from the receipt of cash in exchange for Myovant common shares pursuant to the Merger will be allocated ratably over the U.S. Holder’s holding period for the Myovant common shares, the amount allocated to the taxable year in which the gain is realized and to taxable years prior to the first year in which Myovant was classified as a PFIC would be taxable as ordinary income and the amount allocated to each other year would be subject to tax as ordinary income at the highest tax rate in effect for that tax year and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. At the same time, any loss that a U.S. Holder recognizes in the Merger will generally be a capital loss. The deductibility of capital losses is subject to limitations. In addition, special information reporting may be required.
The tax consequences that would apply if Myovant is or was classified as a PFIC may be different from those described above if a U.S. Holder had made a valid “qualified electing fund,” or “QEF,” election. At this time, Myovant does not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election in the event that Myovant is a PFIC.

Consequences to Non-U.S. Holders
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain realized from the Merger unless:
•
such gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs and certain other conditions are satisfied.
A non-U.S. Holder described in the first bullet above will generally be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for Myovant common shares in the Merger. A non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, attributable to the gain realized upon the exchange of Myovant common shares in the Merger.
A non-U.S. Holder described in the second bullet above will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty) on any gain recognized with respect to the Myovant common shares surrendered in the Merger, which may be offset by certain U.S. source capital losses.
United States Backup Withholding and Information Reporting
A U.S. Holder will generally be subject to information reporting, on IRS Form 1099, with respect to the receipt of cash in exchange for Myovant common shares pursuant to the Merger that is paid within the United States or through some U.S. related financial intermediaries to U.S. Holders, unless the U.S. Holder is a corporation or comes within certain other categories of exempt recipients. A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding with respect to the cash received in exchange for Myovant common shares pursuant to the Merger unless the U.S. Holder timely provides a taxpayer identification number and complies with the other applicable requirements of the backup withholding rules. A U.S. Holder who fails to provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.
Non-U.S. Holders will generally be subject to information reporting and possible backup withholding with respect to the cash received in exchange for Myovant common shares pursuant to the disposition of the Myovant common shares effected within the United States, unless the non-U.S. Holder certifies to its foreign status or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the holder is a U.S. Holder. Payments of cash in exchange for Myovant common shares pursuant to the Merger within the United States by a payor within the United States to a non-U.S. Holder will be subject to backup withholding if such non-U.S. Holder fails to provide appropriate certification, which includes a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-US person. In the case of such payments by a payor within the United States to a foreign partnership other than a foreign partnership that qualifies as a “withholding foreign partnership” within the meaning of the Treasury Regulations, the partners of such partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.
This discussion of U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the application of the U.S. federal tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

Regulatory Approvals
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period for the Merger under the HSR Act has expired or been terminated. Myovant and Sumitomo Chemical made the filings required under the HSR Act on December 2, 2022. The applicable waiting period under the HSR Act will expire at 11:59 p.m., Eastern Time, on January 2, 2022.
Myovant, Sumitovant and Merger Sub will also be required to file a merger application with the Registrar of Companies in Bermuda (the “Registrar”) in accordance with Section 108 and Section 109 of the Bermuda Companies Act.
Fees and Expenses
Except as described in the section entitled “The Merger Agreement—Termination Fees and Limited Expense Reimbursement; Limitations on Liability,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses and Myovant will pay the costs of proxy solicitation and printing and mailing this proxy statement and all SEC filing fees made by Myovant with respect to the transaction. Total fees and expenses incurred or to be incurred by Myovant in connection with the Merger are estimated at this time to be as follows:
Description	Amount
Financial advisory fees and expenses	$[•]
Legal fees and expenses	$[•]
Proxy solicitation fees	$[•]
SEC filing fees	$171,906
Printing and mailing costs	$[•]
Accounting fees	$[•]
Paying agent fees and expenses	$[•]
Total	$[•]
Litigation Relating to the Merger
As of the date hereof, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay completion of the Merger and result in substantial costs to Myovant, including any costs associated with the indemnification of directors and officers. One of the conditions to the Closing is the absence of any law, injunction or order by any governmental entity enjoining or otherwise prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Myovant’s business, financial condition, results of operations and cash flows.

THE SPECIAL GENERAL MEETING
Date, Time and Place
This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Special Committee for use at the special general meeting to be held on [•], 2023, starting at [•], United Kingdom local time, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom, or at any adjournments or postponements thereof. Directions to the special general meeting may be found by visiting https://www.vistra.com/locations/emea/united-kingdom#London.
This proxy statement and the enclosed form of proxy card are first being mailed to our shareholders on [•], 2023.
Purpose of the Special General Meeting
At the special general meeting, Myovant’s shareholders will be asked to consider and vote upon:
•	the Merger Proposal;
•	the Compensation Proposal; and
•	the Adjournment Proposal.
The Merger Proposal requires the General Shareholder Approval and the Minority Shareholder Approval to be obtained. The General Shareholder Approval and the Minority Shareholder Approval are both conditions to the completion of the Merger.
The Compensation Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares entitled to vote on such matter and voting at the special general meeting. However, approval of the Compensation Proposal is not a condition to the completion of the Merger.
The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares present, in person or by proxy, and entitled to vote on such matter at the special general meeting. However, approval of the Adjournment Proposal is not a condition to the completion of the Merger.
Voting Recommendations of the Special Committee and the Myovant Board
The Special Committee and the Myovant Board acting upon the unanimous recommendation of the Special Committee each recommends that shareholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
Please see the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger” for additional information regarding the recommendations of the Special Committee and the Myovant Board.
Record Date and Quorum
The holders of record of Myovant common shares as of the close of business on [•], 2023, the record date, are entitled to receive notice of and to vote at the special general meeting. As of the record date, [•] Myovant common shares were issued and outstanding.
The presence at the special general meeting of holders of Myovant common shares representing, in person or by proxy, a majority of the issued and outstanding Myovant common shares entitled to vote at the meeting as of the record date will constitute a quorum, permitting Myovant to conduct its business at the special general meeting. Proxies received but marked as abstentions will be included in the calculation of the number of Myovant common shares representing the votes entitled to be cast at the special general meeting. If a broker who is a record holder of shares indicates on a proxy card that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.

Required Vote
Merger Proposal
The Merger cannot be completed unless the Merger Proposal is approved by (i) the General Shareholder Approval and (ii) the Minority Shareholder Approval. As a result of the voting standard for the Minority Shareholder Approval, if you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares) or if you abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal.
Compensation Proposal
The Compensation Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares entitled to vote on such matter and voting at the special general meeting. For the Compensation Proposal, only votes “FOR” or “AGAINST” will be counted as a vote cast. If you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares) or if you abstain from voting on the Compensation Proposal, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Compensation Proposal.
Adjournment Proposal
The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Myovant common shares present, in person or by proxy, and entitled to vote on such matter at the special general meeting. If you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares), your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Adjournment Proposal. If you abstain from voting on the Adjournment Proposal, the effect will be the same as a vote “AGAINST” the Adjournment Proposal.
Failure to Vote Shares Held in “Street Name”
In accordance with the rules of the NYSE, banks, brokers and other nominees who hold Myovant common shares in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Proposal, the Compensation Proposal or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be voted upon at the special general meeting. As a result, if you hold your Myovant common shares in “street name” and you do not provide voting instructions, your Myovant common shares will (i) not be counted for purposes of determining whether a quorum is present at the special general meeting, (ii) assuming a quorum is present, have the same effect as a vote “AGAINST” the Merger Proposal with respect to the Minority Shareholder Approval and (iii) assuming a quorum is present, have no effect on the Merger Proposal with respect to the General Shareholder Approval, the Compensation Proposal or the Adjournment Proposal.
Abstentions
Proxies received but marked as abstentions will be included in the calculation of the number of Myovant common shares represented at the special general meeting for purposes of determining whether a quorum is present. With respect to the Minority Shareholder Approval, abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. Additionally, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. However, abstentions are not considered votes cast for purposes of the General Shareholder Approval for the Merger Proposal or the Compensation Proposal. As a result, abstentions will have no effect on whether the General Shareholder Approval is obtained with respect to the Merger Proposal or whether the Compensation Proposal is approved.
Votes You Have
At the special general meeting, holders of Myovant common shares will have one vote per share that our records show is owned as of the record date.

Voting by Myovant’s Directors and Executive Officers
As of November 30, 2022, our directors and executive officers, as a group, owned and were entitled to vote 304,620 Myovant common shares (assuming no exercise of options), collectively representing 0.31% of the aggregate voting power of the Myovant common shares entitled to vote at the special general meeting.
We currently expect that all of our directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
Voting and Support Agreement
Pursuant to the Sumitovant Voting Agreement and consistent with the Merger Agreement, Sumitovant has agreed to vote or cause to be voted all of the Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and all of the other proposals presented at the special general meeting. For more information regarding the Sumitovant Voting Agreement, please see the section entitled “Voting and Support Agreement.”
Voting; Proxies; Revocation
Attending the Special General Meeting
Shareholders of Myovant common shares who are entitled to vote at the special general meeting may attend the special general meeting in person. You will need to demonstrate that you were a shareholder of Myovant common shares at the close of business on the record date to be admitted to the meeting and bring a valid, government-issued photo identification along with your notice of the special general meeting or proof of ownership. If your shares are held in the name of your broker, bank or other nominee, you will also need to bring evidence of your beneficial stock ownership as of the record date, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with valid, government-issued photo identification. If you do not have proof that you owned any Myovant common shares at the close of business on the record date, you may not be admitted to the meeting.
Shareholder of Record
If you are a shareholder of record, you may vote in person at the special general meeting, vote by proxy over the Internet or by telephone, or vote by proxy by completing, signing and dating the enclosed proxy card and returning it by mail in the postage-paid envelope provided. Whether or not you plan to attend the special general meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special general meeting and vote in person even if you have already voted by proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Myovant or by sending a written notice of revocation to Myovant, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Myovant two days before of the special general meeting.
•	To vote in person, come to the special general meeting and we will give you a ballot when you arrive.
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To vote using a proxy card, which is enclosed with these proxy materials, simply complete, sign and date the proxy card and return it promptly in the postage-paid envelope provided with the proxy card. If your validly executed proxy card is received by us before the special general meeting, we will vote your shares as you direct. If you vote over the Internet or telephone, you are not required to mail a proxy card.

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To vote over the telephone, dial the toll-free number listed on your enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide your vote control number from the proxy card. Have your proxy card in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on [•], 2023, to be counted.

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To vote over the Internet, go to the website indicated on your enclosed proxy card to complete an electronic proxy card. You will be asked to provide your vote control number from the proxy card. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m., Eastern Time, on [•], 2023, to be counted.

Beneficial Owner Who Owns in Street Name
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a notice containing a voting instruction from that organization rather than from Myovant. Simply follow the voting instructions in the notice to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the special general meeting, you must obtain and submit a valid “legal proxy” from your broker, bank or other nominee. Follow the voting instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a voting instruction form. In addition, if you hold your Myovant common shares in “street name” and you submit voting instructions to your broker, bank or other nominee, your instructions must be received by the broker, bank or other nominee prior to the deadline set forth in the information from your broker, bank or other nominee on how to submit voting instructions.
Revocation of Proxies
Your proxy is revocable (unless the appointment form conspicuously states that it is irrevocable and is coupled with an interest). If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special general meeting by:
•	submitting a new proxy by Internet, telephone or mail using the instructions set forth above;
•	sending a written notice that you are revoking your proxy to Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda; or
•	attending the special general meeting and voting at the meeting.
Please note that attending the special general meeting without voting at the meeting or taking one of the other actions described above will not revoke your proxy. Please also note that if you want to revoke your proxy by mailing a new proxy card to Myovant or by sending a written notice of revocation to Myovant, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Myovant two days before the special general meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.
Adjournments and Postponements
The special general meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal, although this is not currently expected. If there is present, including by proxy, sufficient favorable voting power to secure the vote of the number of Myovant common shares necessary to approve the Merger Proposal, Myovant does not anticipate that it will adjourn or postpone the special general meeting. Any signed proxies received by Myovant in which no voting instructions are provided on the Adjournment Proposal will be voted “FOR” the Adjournment Proposal, if the proposal is introduced.
Solicitation of Proxies
We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Myovant common shares. We may solicit proxies via the Internet, or by mail, personal interview, email or telephone. Myovant has retained Innisfree, a proxy solicitation firm, to assist it in the solicitation of proxies for the special general meeting and will pay Innisfree (i) a fee of approximately $30,000 and (ii) in the event of significant shareholder opposition or in the event a third party publicly announces an offer to acquire at least a majority of Myovant common shares, mutually agreed upon appropriate fees for such services, depending on the circumstances, plus a success fee equal to 50% of all fees paid under clause (i) and (ii), as well as reimbursement of out-of-pocket expenses. In addition, Myovant has agreed to indemnify Innisfree against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE PARTIES TO THE MERGER
Myovant Sciences Ltd.
Myovant is a biopharmaceutical company that aspires to redefine care for women and men through purpose-driven science, empowering medicines, and transformative advocacy worldwide. Founded in 2016, Myovant has executed multiple successful Phase 3 clinical trials across hormone-sensitive oncology and women’s health leading to multiple regulatory approvals in the United States and Europe. Myovant and/or its collaboration and commercialization partners have been commercializing ORGOVYX®, MYFEMBREE® and RYEQO® since the respective approvals for these drug products. Myovant and/or its collaboration and commercialization partners continue to file for additional indications of its lead products as well as continue further development of pipeline assets. Sumitovant, a wholly owned subsidiary of SMP, is Myovant’s majority shareholder.
Myovant is an exempted company limited by shares incorporated under the laws of Bermuda in February 2016 under the name Roivant Endocrinology Ltd. and changed its name to Myovant Sciences Ltd. in May 2016. Myovant’s principal executive offices are located at 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom, and its telephone number is +44 207-400-3351. Myovant maintains additional offices in Brisbane, California, and Basel, Switzerland.
For more information about Myovant, please see the section entitled “Where You Can Find Additional Information.”
Sumitovant Biopharma Ltd.
Sumitovant, a Bermuda exempted company limited by shares, is a global biopharmaceutical company with its principal place of business in London. Sumitovant is a wholly owned subsidiary of SMP. Sumitovant is the majority shareholder of Myovant, and wholly owns Urovant Sciences Ltd., Enzyvant Therapeutics Ltd. and Spirovant Sciences Ltd. Its operating entity is Sumitovant Biopharma, Inc. (“SBI”), a Delaware corporation and a wholly owned subsidiary of Sumitovant. Sumitovant is a technology-driven biopharmaceutical company accelerating development and commercialization of new potential therapies for patients with rare conditions and other diseases. Through its proprietary computing and data platforms, scientific expertise and diverse company portfolio, Sumitovant has supported development of multiple FDA-approved products and a robust pipeline of early-through late-stage investigational assets addressing unmet patient needs in pediatrics, urology, oncology, women’s health, specialty respiratory and infectious diseases. Sumitovant’s telephone number is 716-235-5983. Sumitovant’s principal office address is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom and 151 W. 42nd Street, 15th Floor, New York, NY 10036. SBI’s principal office address is 151 West 42nd Street, 15th Floor, New York, NY 10036. SBI’s telephone number is 716-235-5983.
Zeus Sciences Ltd.
Merger Sub is a wholly owned subsidiary of Sumitovant, whose principal executive offices are located at Canon’s Court; 22 Victoria Street; Hamilton HM 12, Bermuda. Merger Sub’s telephone number is +441-295-2244. Merger Sub was formed solely for the purpose of facilitating Sumitovant’s acquisition of Myovant.
Sumitomo Pharma Co., Ltd.
SMP is a pharmaceutical company in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and other Asian countries with about 7,000 employees worldwide. SMP defines its corporate mission as “to broadly contribute to society through value creation based on innovative research and development activities for the betterment of healthcare and fuller lives of people worldwide.” SMP’s principal executive offices are located at 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan. SMP’s telephone number is +81 6-6203-5321.

PROPOSAL 1: THE MERGER PROPOSAL
General
Myovant is asking shareholders to consider and vote on the approval and adoption of the Merger Agreement and the Statutory Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement. In the Merger, each Myovant common share will be converted into the right to receive $27.00 per share in cash, without interest and less any applicable withholding taxes (other than Myovant common shares held by (i) Dissenting Holders, who shall have the rights described in the sections entitled “Rights of Appraisal” and “The Merger Agreement—Effect of the Merger on the Myovant Common Shares and Merger Sub—Dissenting Shares,” (ii) Sumitovant or (iii) Myovant or its wholly owned subsidiaries), and when so converted, will automatically be cancelled and will cease to exist. For a detailed discussion of the Merger and the Merger Agreement, please see the section entitled “The Merger Agreement.”
As discussed in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Myovant Board; Fairness of the Merger,” the Special Committee has unanimously determined the terms of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement to be fair to and in the best interests of Myovant and its shareholders (including “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act).
Obtaining the Required Shareholder Approval for the Merger Proposal is a condition to the completion of the Merger.
Required Vote
The Merger cannot be completed unless the Merger Proposal is approved by (i) the General Shareholder Approval and (ii) the Minority Shareholder Approval. As a result of the voting standard for the Minority Shareholder Approval, if you fail to vote (including if you do not submit a validly executed proxy or attend the special general meeting to vote your Myovant common shares, or if you fail to instruct your broker, bank or other nominee how to vote your Myovant common shares) or if you abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the approval of the Merger Proposal.
Vote Recommendation
The Special Committee and the Myovant Board acting at the unanimous recommendation of the Special Committee each recommends (together, the “Myovant recommendation”) that you vote “FOR” the Merger Proposal.

THE MERGER AGREEMENT
This section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement (including all exhibits thereto), which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger.
Explanatory Note Regarding the Merger Agreement
This summary of the Merger Agreement is a description of certain material aspects of the Merger. This summary may not contain all of the information that may be important to you. The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement (including all exhibits thereto), which is attached to this proxy statement as Annex A, and the Sumitovant Voting Agreement, which is attached to this proxy statement as Annex B. We encourage you to read carefully this entire proxy statement, including the annexes to, and the documents incorporated by reference in, this proxy statement for a more complete understanding of the Merger and the documents incorporated by reference.
This summary of the Merger Agreement is included in this proxy statement only to provide you with information regarding the material terms and conditions of the Merger Agreement, and not to provide any other factual information about the Sumitomo Group, Myovant or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. For more information, please see the section entitled “Where You Can Find Additional Information.”
The representations, warranties and covenants set forth in the Merger Agreement and described in this proxy statement: (i) were made only for purposes of the Merger Agreement; (ii) were made as of specific dates and may be subject to more recent developments; (iii) were made solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures; (iv) were made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (v) may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties set forth in the Merger Agreement do not survive the effective time. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of the Sumitomo Group, Myovant or any of their respective subsidiaries or affiliates, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. Moreover, information concerning the subject matter of the representations, warranties and covenants set forth in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Myovant.
The Merger
Pursuant to the Merger Agreement, at the effective time, Merger Sub will be merged with and into Myovant. At the effective time, the separate corporate existence of Merger Sub will cease, and Myovant will continue as the surviving company and a wholly owned subsidiary of Sumitovant. The Merger will have the effects set forth in the Merger Agreement and Section 109(2) of the Bermuda Companies Act, including that at the effective time, all of the property, rights, privileges, immunities, powers and franchises of Myovant and Merger Sub will vest in the surviving company, and all debts, liabilities and duties of Myovant and Merger Sub will become the debts, liabilities and duties of the surviving company.
Closing; Effective Time of the Merger
Unless the Merger Agreement has been terminated in accordance with its terms, and subject to certain other conditions set forth in the Merger Agreement and described below in the section entitled “—Conditions to the Merger,” the Closing will take place on a date to be specified by Myovant and Sumitovant, which will be no later than the seventh business day after all of the conditions to the Merger are satisfied or, to the extent permitted by applicable law, waived, other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions.
On or before the Closing Date, Myovant, Sumitovant and Merger Sub will cause an application for the registration of the surviving company to be executed and delivered to the Registrar along with certain other documentation required to be provided to the Registrar in connection with the Merger pursuant to Section 108(2) of the Bermuda Companies Act. In addition, on the Closing Date, Myovant, Sumitovant and Merger Sub will execute and deliver the Statutory Merger Agreement in the form attached to the Merger Agreement as an exhibit. The Merger will become effective upon the Registrar’s issuance of a certificate of merger with respect to the Merger.
Effect of the Merger on the Myovant Common Shares and Merger Sub
Myovant Common Shares
At the effective time:
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each Myovant common share issued and outstanding immediately prior to the effective time (other than Myovant common shares held by (i) Dissenting Holders, (ii) Sumitovant or (iii) Myovant or its direct or indirect wholly owned subsidiaries) will be cancelled and automatically cease to exist, and each holder of such Myovant common shares will be entitled to receive $27.00 per share in cash, without interest and less any applicable withholding taxes;

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any Myovant common share owned by Myovant as a treasury share and any Myovant common share owned directly by any direct or indirect wholly owned subsidiary of Myovant, in each case as of immediately prior to the effective time, will be cancelled and automatically cease to exist, and no consideration will be delivered in exchange therefor; and

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each Myovant common share that is beneficially owned by Sumitovant as of immediately prior to the effective time will remain outstanding and will constitute one fully paid and nonassessable common share of the surviving company.

Dissenting Shares
Each Myovant common share held by a holder who, as of the effective time, (i) did not vote in favor of the Merger Proposal, (ii) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Myovant common shares to require appraisal of their Myovant common shares pursuant to the Bermuda Companies Act and (iii) did not fail to exercise such appraisal rights or effectively withdraw or otherwise waive any rights to appraisal, will automatically be cancelled, and unless otherwise required by applicable law, the holder of such Myovant common share will have no other rights with respect thereto, except for the right to receive $27.00 in cash, and, in the event that the fair value of a Myovant common share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act is greater than $27.00, the right to receive such difference from the surviving company by payment made within 30 days after such appraised fair value is finally determined.
Merger Sub Shares
At the effective time each common share, par value $0.000017727 per share, of Merger Sub issued and outstanding immediately prior to the effective time will (i) remain outstanding and (ii) constitute one fully paid and nonassessable common share of the surviving company and, together with the fully paid and nonassessable common shares of the surviving company owned by Sumitovant, will constitute all of the issued and outstanding shares of the surviving company.
Treatment of Myovant Equity Awards
•	Myovant Options
Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is less than $27.00 will be cancelled and converted into the right to receive a cash payment for each Myovant common share that is subject to such option equal to the difference between $27.00 and the per share exercise price of such option (without interest and less any applicable withholding taxes). Each option to purchase Myovant common shares granted under the Equity Plans that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Myovant common share that is equal to or greater than $27.00 will be cancelled without payment.
•	Restricted Share Units and Performance Share Units
Each Myovant RSU that has not been settled in Myovant common shares prior to the effective time will be cancelled, except as provided in the paragraph below, and converted into the right to receive, in respect of each such Myovant RSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant RSU immediately prior to the effective time (without interest and less any applicable withholding taxes). Each Myovant PSU that has not been settled in Myovant common shares prior to the effective time will be cancelled and converted into the right to receive, in respect of each such Myovant PSU, a cash payment equal to $27.00 multiplied by the number of Myovant common shares subject to such Myovant PSU (deeming performance goals as being satisfied) immediately prior to the effective time (without interest and less any applicable withholding taxes).
On October 26, 2022, certain Myovant RSUs were granted to non-executive directors (other than Dr. Nishinaka) in lieu of the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan that otherwise would have been granted to such non-executive directors. These Myovant RSUs shall (x) vest in full on the earlier to occur of (i) October 26, 2023 and (ii) the date that is one day prior to Myovant’s 2023 annual shareholder meeting, subject in each case to such non-executive director providing continuous service to Myovant through such date, or (y) to the extent the Myovant RSUs have not vested as of the effective time, vest pro rata based on the number of days such non-executive director has served since October 26, 2022. The vested Myovant RSUs shall be cancelled in exchange for the Myovant RSU consideration as set forth above, and the unvested Myovant RSUs shall be cancelled without payment as of the effective time.
Immediately following the effective time, there will be no stock options, Myovant RSUs or Myovant PSUs that remain outstanding, and the holders thereof will only be entitled to receive the amounts set forth above.
Payment for Myovant Common Shares and Equity Awards
Prior to the effective time, Merger Sub will, at its sole cost and expense, appoint a bank or a trust company (reasonably acceptable to Myovant) to act as the paying agent for the payment and delivery of the aggregate amount of per share merger consideration payable in connection with the Merger. On the Closing Date, Sumitovant will cause Merger Sub to deposit with the paying agent a sufficient amount of cash to pay the aggregate amount of per share merger consideration payable in connection with the Merger. As promptly as practicable after the effective time (but in no event later than three business days after the effective time), the surviving company will cause the paying agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of Myovant common shares a letter of transmittal and instructions for surrendering each of such shareholder’s book-entry or certificated Myovant common shares for the applicable per share merger consideration. Each holder of Myovant common shares that have been converted into the right to receive the per share merger consideration will be entitled to receive $27.00, without interest and less any applicable withholding taxes, upon (i) with respect to certificated Myovant common shares, surrender of such certificates or affidavit of loss in lieu of such certificate to the paying agent, together with a duly and validly completed letter of transmittal; and (ii) with respect to book-entry Myovant common shares, the receipt of an “agent’s message” by the paying agent, in each case, together with such other documents as the paying agent may reasonably require.
The surviving company will pay to each holder of equity awards with respect to Myovant common shares the cash amounts described above in the section entitled “—Treatment of Myovant Equity Awards” solely through Myovant’s payroll system or that of its applicable subsidiaries, after deducting the applicable withholding taxes and other deductions (if any), as soon as practicable after the Closing Date, but in no event later than the next regular payroll payment date of the surviving company that occurs at least five business days after the Closing Date.

Treatment of Myovant Warrants
On October 16, 2017, Myovant and certain of its subsidiaries entered into a Loan and Security Agreement for secured debt financing (the “Hercules Loan Agreement”) with Hercules as agent and lender. The Hercules Loan Agreement was ultimately terminated, and Myovant’s obligations thereunder were repaid in full, on December 30, 2019. Prior to such termination, and in connection with the funding of term loans pursuant to the Hercules Loan Agreement, Myovant issued to Hercules (i) a warrant, dated October 16, 2017, to purchase up to 49,800 Myovant common shares at an exercise price of $15.06 per Myovant common share, and (ii) a warrant, dated March 26, 2018, to purchase up to 23,910 Myovant common shares at an exercise price of $18.82 per Myovant common share (the warrant in clauses (i) and (ii), the “Myovant warrants”). As of November 30, 2022, an aggregate of 73,710 Myovant common shares remained subject to purchase upon the exercise of the Myovant warrants.
To the extent any of the Myovant warrants are not exercised in full prior to the effective time, pursuant to the terms set forth in the Myovant warrants, the Myovant warrants will be deemed to have been automatically exercised in full with respect to any remaining Myovant common shares subject to purchase thereunder pursuant to the net exercise provisions set forth in the Myovant warrants. As a result of such automatic net exercise, the holder of each Myovant warrant will receive a number of Myovant common shares equal to the quotient of (i) the product of (A) the number of Myovant common shares then subject to purchase pursuant to such Myovant warrant and (B) the difference between the per share merger consideration and the then-effective exercise price of such Myovant warrant, divided by (ii) the per share merger consideration. Following such automatic net exercise, at the effective time, each Myovant common share received by the holder of a Myovant warrant will be treated the same as the other Myovant common shares that are issued and outstanding immediately prior to the effective time.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by each of Sumitovant and Merger Sub, on the one hand, and Myovant, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality or material adverse effect qualifiers (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or have a Company Material Adverse Effect or a Parent Material Adverse Effect (each, as defined in the Merger Agreement and below)).
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets or results of operations of Myovant and its subsidiaries, taken as a whole, or (ii) Myovant’s ability to consummate the Merger prior to the End Date (which could be extended by mutual agreement). However, subject to certain exceptions and limitations, in determining whether a material adverse effect pursuant to clause (i) above has occurred, the fact, circumstance, change, event or development to the extent resulting from the following events and circumstances are excluded from the consideration:
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changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets in any jurisdiction in which Myovant or any of its subsidiaries operate;

•	changes generally affecting the oncology or women’s health product industry in which Myovant and its subsidiaries operate, including cyclical fluctuations and trends;
•	geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, or terrorism;
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any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 and any COVID-19 measures), epidemic, disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal) or other natural or man-made disaster;

•
the identity of Sumitovant or Merger Sub as a party to the Merger Agreement or any communication by Sumitovant or Merger Sub regarding the plans or intentions of Sumitovant or Merger Sub with respect to the conduct of the business of Myovant or any of its subsidiaries, including the impact thereof on relationships, contractual or otherwise, with any governmental entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of Myovant or its subsidiaries (unless the applicable representation or warranty expressly addresses the consequences resulting from the execution and delivery of the Merger Agreement, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, or the performance of obligations thereunder) and the negotiation, announcement, pendency or completion of the Merger or other transactions contemplated by the Merger Agreement;
•	changes in GAAP or law (or interpretation or enforcement thereof);
•
changes in the market price or trading volume of the Myovant common shares or the credit rating of Myovant (provided that facts, circumstances, changes, events or developments underlying or that contributed to such changes may be taken into account, unless excluded under another item in this list of exclusions);

•
the failure in and of itself of Myovant and its subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that facts, conditions, changes, developments or events underlying or that contributed to such failure may be taken into account, unless excluded under another item in this list of exclusions);

•
any clinical events, occurrences, circumstances, changes, effects or developments relating to any product candidates or with respect to any product of any competitor of Myovant (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations);

•
the negotiation, announcement, pendency or consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, including the impact thereof on relationships, contractual or otherwise, with any governmental entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of Myovant or any of its subsidiaries (unless the applicable representation or warranty expressly addresses the consequences resulting from the execution and delivery of the Merger Agreement, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, or the performance of obligations thereunder) and the negotiation, announcement, pendency or completion of the Merger or other transactions contemplated by the Merger Agreement;

•
any shareholder class action, securities, appraisal, derivative or similar litigation, suit, action or proceeding in respect of the Merger Agreement (or the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement), or this proxy statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims); and

•	any action taken by the Myovant or its subsidiaries (A) at the written direction of Sumitovant or (B) required by the express terms of the Merger Agreement.
Although the events and circumstances listed in the first four bullets and bullet six above are excluded from determining whether a Company Material Adverse Effect has occurred, such matter may be taken into account to the extent it has a disproportionate adverse effect on Myovant and its subsidiaries, taken as a whole, relative to other participants engaged in the oncology and women’s health product industry and in the geographical regions in which Myovant and its subsidiaries operate (provided that such matter may be taken into account only to the extent of the incremental disproportionate effect thereof).
In addition, a “Parent Material Adverse Effect” means any fact, circumstance, change, event or development that, individually or taken together with other circumstances, occurrences, changes, events or developments, would prevent or materially impair or materially delay Sumitovant’s ability to consummate the Merger or the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement by the End Date (which could be extended by mutual consent).

Representations of Myovant, Sumitovant and Merger Sub
The Merger Agreement contains representations and warranties of each of Myovant and of Sumitovant and Merger Sub relating to, among other things:
•	corporate organization, standing and power;
•
corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;
•	the accuracy of the information provided by each party to the Merger Agreement, or on its behalf, to regulatory bodies or other governmental entities;
•	compliance with applicable laws;
•	the absence of certain litigation, orders and judgments, and governmental proceedings and investigations, relating to Sumitovant and Merger Sub or to Myovant, as applicable; and
•	the absence of any fees owed to investment bankers, financial advisors or brokers in connection with the Merger, other than those specified in the Merger Agreement.
Representations of Myovant
The Merger Agreement contains representations and warranties of Myovant relating to, among other things:
•	corporate organization, existence and active status of the subsidiaries of Myovant;
•	the capitalization of Myovant;
•	the accuracy of Myovant’s SEC filings and financial statements, internal controls and procedures over financial reporting in compliance with SEC rules;
•	the absence of certain undisclosed liabilities;
•	the absence of certain changes or events, including the absence of a Company Material Adverse Effect, since June 30, 2022;
•	the disclosure of various safety and compliance-related communications from government entities related to Myovant’s clinical trials or drug candidates;
•	the possession of, and compliance with, necessary permits and authorizations, including with respect to laws and regulations related to the healthcare industry;
•	compliance with anti-bribery laws;
•	the absence of, or Myovant’s compliance with, any legal sanctions;
•	the filing of tax returns, the payment of taxes and other tax matters;
•	employee benefits plans and other benefits and compensation arrangements;
•	labor matters;
•	the existence of, and validity of, material contracts and the absence of defaults in connection therewith;
•	valid leasehold interest in Myovant’s leased real property;
•	the rights to and protection of Myovant’s intellectual property;
•	data privacy and cyber security;
•	anti-takeover provisions;
•	top suppliers and customers of Myovant;
•	environmental matters;
•	interested-party transactions;

•	the fairness opinion of the financial advisor to the Special Committee; and
•	insurance policies.
Representations of Sumitovant and Merger Sub
The Merger Agreement contains representations and warranties of Sumitovant and Merger Sub relating to, among other things:
•	the capitalization of Merger Sub and its lack of prior business activities;
•	the ownership of equity securities of Myovant by Sumitovant;
•	available funds of Sumitovant and Merger Sub;
•	the solvency of Sumitovant and Merger Sub, and, immediately after the consummation of the Merger, of Myovant and each subsidiary of Myovant; and
•
the absence of other agreements with members of Myovant management or the Myovant Board, or pursuant to which any holder of Myovant common shares would be entitled to receive any consideration other than the per share merger consideration.

Conduct of Business Pending the Merger
Until the effective time, except (i) as expressly contemplated by the Merger Agreement or the disclosure letter Myovant delivered thereunder (the “Myovant disclosure letter”), (ii) as required by applicable law or the terms of any contracts in effect as of the execution of the Merger Agreement and made available to Sumitovant or (iii) with the prior written consent of Sumitovant (not to be unreasonably withheld, conditioned or delayed); provided that, if Sumitovant’s designated representative fails to grant or deny a request from Myovant for consent within five business days after receipt of such request, Sumitovant’s approval will be deemed granted; provided, further, that to the extent that Sumitovant in good faith requests additional information reasonably necessary to assess whether to grant or deny consent from Myovant, such five business day period will be extended for the number of days required for Myovant to provide such information to Sumitovant and Sumitovant’s consent (if any) following such delay will not be deemed to be unreasonably conditioned or delayed, Myovant will, and will cause its subsidiaries to conduct the business of Myovant and each subsidiary in the ordinary course of business and in compliance with law.
In addition, until the effective time, (i) as expressly contemplated by the Merger Agreement or the Myovant disclosure letter delivered thereunder, (ii) as required by applicable law or the terms of any contracts in effect as of the execution of the Merger Agreement and made available to Sumitovant or (iii) with the prior written consent of Sumitovant (not to be unreasonably withheld, conditioned or delayed); provided that, if Sumitovant’s designated representative fails to grant or deny a request from Myovant for consent within five business days after receipt of such request, Sumitovant’s approval will be deemed granted; provided, further, that to the extent that Sumitovant in good faith requests additional information reasonably necessary to assess whether to grant or deny consent from Myovant, such five business day period will be extended for the number of days required for Myovant to provide such information to Sumitovant and Sumitovant’s consent (if any) following such delay will not be deemed to be unreasonably conditioned or delayed, Myovant will not, and will not cause or permit any of its subsidiaries to take the following actions:
•
(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity interests, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Myovant to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or securities convertible into or exchangeable or exercisable for share capital or other equity interests, or issue or authorize the issuance of any share capital or other equity interests, in lieu of or in substitution for its share capital or other equity interests, other than as specifically permitted in the bullet below; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or other equity interests in, Myovant or any of its subsidiaries or any securities of Myovant or any of its subsidiaries convertible into or exchangeable or exercisable for share capital or equity interests in, Myovant or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such shares capital or equity interests, except in the case of this clause

(iii) for acquisitions, or deemed acquisitions, of Myovant common shares in connection with (A) the settlement of any cashless exercise of an option or warrant to acquire equity interests in Myovant, or the withholding of taxes in connection with the exercise, vesting or settlement of any Myovant share award and (B) forfeitures of Myovant share awards;
•
except for transactions among Myovant and its wholly owned subsidiaries, issue, deliver, sell, grant, pledge or otherwise subject to any lien (other than liens imposed by applicable securities laws), or amend the terms of (i) any equity interests in, Myovant (including Myovant common shares) or any of its subsidiaries, other than the issuance of Myovant common shares upon the exercise, vesting or settlement of outstanding Myovant share awards in accordance with their terms; or (ii) any capital shares, voting securities, warrants, options, convertible securities, restricted shares, stock appreciation rights, performance units or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Myovant or any of its subsidiaries;

•
amend or modify organizational documents of Myovant or any of its subsidiaries, except (i) as may be required by laws or the rules of the SEC or the NYSE or (ii) for amendments to the organizational documents of a Myovant subsidiary in connection with an internal reorganization, restructuring or recapitalization permitted under the Merger Agreement (provided that with respect to the foregoing clauses (i) and (ii), Myovant will give Sumitovant three business days’ prior written notice prior to taking any such action);

•	make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by GAAP or law (or authoritative interpretations thereof);
•
acquire or agree to acquire in any transaction any equity interests in or business of any person or division thereof or any properties or assets, except: (i) acquisitions of equipment, services and supplies in the ordinary course of business; (ii) acquisitions in an amount not to exceed $5,000,000 in the aggregate; or (iii) with respect to transactions between or among Myovant and its wholly owned subsidiaries;

•
except for any liens related to indebtedness for borrowed money permitted to be incurred under the Merger Agreement, sell, lease (as lessor), mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of, any material properties or assets or any material interests therein, other than (i) in the ordinary course of business; or (ii) in an amount not to exceed $5,000,000 in the aggregate;

•
make any loans, advances or capital contributions to, or investments in, any other person, other than: (i) loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of Myovant; (ii) advances to directors, officers or employees in respect of travel or other related business expenses, in each case in the ordinary course of business; (iii) prepayments to vendors of Myovant or its subsidiaries in the ordinary course of business; (iv) with respect to transactions between or among Myovant and its wholly owned subsidiaries; or (v) loans, advances or capital contributions to, or investments in, any other person, in an amount not to exceed $5,000,000 in the aggregate;

•
incur or otherwise become liable for any additional indebtedness, except for: (i) the incurrence of additional indebtedness (other than indebtedness of the type described in clauses (ii)-(iv) below) in an amount not to exceed $5,000,000 in the aggregate; (ii) indebtedness in replacement of or to refinance at any time existing indebtedness, but only if the consummation of the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, including the Merger, will not conflict with, or result in any violation of or default under, such replacement indebtedness; (iii) indebtedness under the Loan Agreement, dated as of December 27, 2019, by and between Myovant and SMP; or (iv) indebtedness between or among Myovant and its wholly owned subsidiaries;

•
cancel, modify or waive any debts or claims held by Myovant or any Myovant subsidiary or waive any rights held by Myovant or any Myovant subsidiary, in each case, having a value in excess of $4,000,000 individually or $8,500,000 in the aggregate;

•
subject to the appraisal rights and transaction litigation provisions of the Merger Agreement, pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy any action in the amounts equal to or greater than a designated amount agreed upon by the parties;

•
abandon, let lapse, dispose of, transfer, assign, encumber (other than permitted liens), license or grant any material right to any person to any of Myovant’s material registered intellectual property rights or any material intellectual property rights owned by Myovant, in each case, other than licenses granted pursuant to clinical trial agreements, sponsored research agreements, manufacturing agreements, and material transfer agreements, in each case, in the ordinary course of business;

•
(i) make, change or revoke any material tax election, other than consistent with past practice; (ii) file any amended material tax return; (iii) adopt or make any change to any material tax accounting method; (iv) enter into any closing agreement regarding any material tax liability or assessment; (v) enter into any tax sharing, tax allocation or tax indemnification agreement or other similar agreement (other than written contracts not primarily relating to taxes that are entered into in the ordinary course of business or that are not material in the aggregate); (vi) settle or resolve any material audit, claim, assessment or controversy that relates to taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material tax claim, audit or assessment; or (viii) surrender any right to claim a material tax refund;

•
except as required by the terms of a Company Benefit Plan (as defined in the Merger Agreement) in effect on the date of the Merger Agreement or as otherwise permitted pursuant to any subsection of this clause, (i) grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement); (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), except in each case in the ordinary course of business with respect to employees at the level of vice president or below; (iii) establish, adopt, amend, terminate, or otherwise increase benefits under any Company Benefit Plan (or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of the Merger Agreement); (iv) increase in any manner the compensation, bonus or other benefits payable to any director, officer, employee, consultant or individual independent contractor of Myovant or any of its subsidiaries (each, a “service provider”), or pay any bonus to any service provider, except in each case in the ordinary course of business with respect to employees at the level of vice president or below; (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such service provider, including under Section 409A or 4999 of the Code; (vi) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, except in each case in the ordinary course of business with respect to employees at the level of vice president or below; provided that any grants that would have ordinarily been made in the form of equity are instead made in the form of cash; (vii) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan; (viii) fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; (ix) hire or engage any service provider (who is a natural person), except in each case in the ordinary course of business with respect to employees at the level of vice president or below; (x) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (xi) terminate the employment or engagement of any service provider (who is a natural person) other than for cause or performance-related reasons, except in each case in the ordinary course of business with respect to employees at the level of vice president or below;

•	make or authorize capital expenditures in excess of Myovant’s annual capital expenditure budget;
•
adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for Myovant or its subsidiaries (excluding any internal restructuring, recapitalization or reorganization of wholly owned Myovant subsidiaries);

•
other than in the ordinary course of business, (i) enter into, materially amend or terminate any material contract or any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement; or (ii) waive, assign, convey, encumber (except for liens permitted under the sixth bullet in the list) or otherwise transfer (except in connection with any transfers permitted under the sixth bullet in the list) rights or interests pursuant to or in any material contract (other than waivers, assignments, conveyances, encumbrances or transfers of rights or interests solely between or among Myovant and any of its subsidiaries);

•
employ any person who, to Myovant’s knowledge: (i) is debarred by the FDA, or excluded from participation in government programs (or subject to any similar sanction of any other applicable governmental entity); (ii) is the subject of an FDA debarment investigation or action (or similar action of any other applicable governmental entity); or (iii) has been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992 (or any counterpart or similar law of any other governmental entity);

•	become a party to, establish, adopt, amend, commence participation in any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or
•	agree to take any of the foregoing actions.
No Solicitation; No Change in Myovant Recommendation
Until the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, Myovant will not, and will cause each of its subsidiaries and its and their respective directors, officers and employees not to, and will direct its and its subsidiaries’ other representatives not to, directly or indirectly:
•
initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls and informing persons of the provisions summarized in this section or contacting any person making an alternative acquisition proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,” “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, non-solicitation provisions included in the Merger Agreement);

•
engage in, continue or otherwise participate in any discussions with or negotiations relating to (other than Sumitovant, Merger Sub and their respective affiliates) any alternative acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal (other than informing persons of the provisions summarized in this section or contacting any person making an alternative acquisition proposal solely to ascertain facts or clarify terms and conditions of such alternative acquisition proposal for the sole purpose of the Special Committee reasonably informing itself about such alternative acquisition proposal);

•
provide any non-public information to any person in connection with any alternative acquisition proposal or any proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an alternative acquisition proposal; or
•	except as expressly permitted by, and after compliance with, the Merger Agreement, cause or permit Myovant to enter into an alternative acquisition proposal.
Pursuant to the Merger Agreement, “alternative acquisition proposal” means any proposal or offer, whether in writing or not, from any third party (other than Sumitovant, Merger Sub and their affiliates) for any:
•
merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to Myovant that would result in any person or group beneficially owning 15% or more of the outstanding equity interests of Myovant or any successor or parent company thereto;

•
sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a Myovant subsidiary or otherwise) of any business or assets of Myovant or its subsidiaries representing 15% or more of the consolidated assets (whether by fair market value or book value) of Myovant and its subsidiaries, taken as a whole;

•
issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Myovant;

•
transaction in which any person (or the shareholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 15% or more of Myovant common shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Myovant; or

•	combination of the foregoing (in each case, other than the Merger and other than transactions solely between or among Myovant and/or its subsidiaries).
From the date of the Merger Agreement and until receipt of the General Shareholder Approval at the special general meeting, if Myovant receives an unsolicited, bona fide written alternative acquisition proposal that did not arise from a breach in any material respect of Myovant’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, Myovant may:
•
provide (or cause to be provided) information (including non-public information regarding Myovant or any of its subsidiaries) and afford access to the business, employees, officers, contracts, properties, assets, books and records of Myovant and its subsidiaries to the person who made such alternative acquisition proposal (and its representatives); provided that such information has previously been made available to, or is made available to, Sumitovant promptly following the time such information is made available to such person and that, prior to furnishing any such information, Myovant receives from the person making such alternative acquisition proposal an executed confidentiality agreement that does not prohibit compliance by Myovant with any of the provisions of the Merger Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an alternative acquisition proposal to the extent such alternative acquisition proposal is made directly to Myovant); and

•	enter into, engage in, participate in or continue any discussions or negotiations with any such person (and its representatives) regarding such alternative acquisition proposal;
in each case, if, and only if, prior to taking any action described in the above bullets, the Myovant Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with its financial advisor and outside legal counsel that based on the information then available that such alternative acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal.
Pursuant to the Merger Agreement, “superior proposal” means a bona fide alternative acquisition proposal (provided that for purposes of this definition, the applicable percentage in the definition of “alternative acquisition proposal” shall be “50%” rather than “15%”) made by a third party or group that did not result from, or arise in connection with, any breach in any material respect of Myovant’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, that the Myovant Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account the legal, financial, regulatory and other aspects of such alternative acquisition proposal and the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal and such other factors that are deemed relevant by the Special Committee:
•
is reasonably capable of being consummated on the proposed terms (without regard to whether Sumitovant and any of its affiliates that are shareholders of Myovant would vote in favor of, tender into or otherwise support such alternative acquisition proposal);

•
is more favorable to the holders of Myovant common shares from a financial point of view than the Merger after taking into account all terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Sumitovant to the terms of the Merger Agreement); and

•
for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined by the Myovant Board (acting at the recommendation of the Special Committee) or the Special Committee to be readily available.

Following Myovant’s receipt of any alternative acquisition proposal, Myovant will (i) promptly (and, in any event, within 48 hours) following receipt (to Myovant’s knowledge) of any alternative acquisition proposal, give notice to Sumitovant of the receipt of such alternative acquisition proposal, and the material terms and conditions of such alternative acquisition proposal (including, in each case, the identity of the person or group making any such alternative acquisition proposal); and (ii) as reasonably promptly as practicable provide to Sumitovant (A) a copy of such alternative acquisition proposal, if in writing; or (B) a summary of the material terms of such alternative acquisition proposal, if oral, and thereafter shall keep Sumitovant reasonably informed, on a current basis, of any material developments regarding the alternative acquisition proposal or any material changes to the status and terms of any such alternative acquisition proposal (including any amendments thereto).
Except as permitted below, the Myovant Board, including any committee thereof (including the Special Committee), will not:
•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Myovant recommendation in a manner adverse to Sumitovant;
•	fail to include the Myovant recommendation in this proxy statement;
•
fail to recommend, within 10 business days after the commencement of such alternative acquisition proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Myovant common shares (other than by Sumitovant, Merger Sub or an affiliate of Sumitovant), against acceptance of such tender offer or exchange offer by its shareholders; or

•
approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with the Merger Agreement) relating to any alternative acquisition proposal (any of the actions in the foregoing bullets, an “adverse recommendation change”).

From the date of the Merger Agreement and until receipt of the General Shareholder Approval at the special general meeting of Myovant’s shareholders contemplated in this proxy statement, the Myovant Board (acting upon the recommendation of the Special Committee) or the Special Committee may effect an adverse recommendation change if:
•
(a) an unsolicited, bona fide written alternative acquisition proposal that did not arise from or in connection with a breach in any material respect of Myovant’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals is received by Myovant and is not withdrawn, and the Myovant Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that such alternative acquisition proposal constitutes a superior proposal or (b) an intervening event has occurred; and

•
the Myovant Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to effect an adverse recommendation change in response to such superior proposal or intervening event, as applicable, would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that an adverse recommendation change or action to terminate the Merger Agreement in accordance with its terms may not be made unless and until Myovant has given Sumitovant written notice of such action and the basis thereof six business days in advance, which notice shall set forth in writing that the Special Committee intends to consider whether to take such action and (x) in the case of a superior proposal, comply in form, substance and delivery with the notice provisions described above and (y) in the case of an intervening event, include a reasonable description of such intervening event.

After giving the notice described above and prior to effecting such adverse recommendation change or taking such action to terminate the Merger Agreement in accordance with its terms, Myovant will, and will cause its employees and direct its financial advisor and outside legal counsel to, negotiate in good faith with Sumitovant (to the extent Sumitovant wishes to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Myovant Board or the Special Committee not to effect an adverse recommendation change or to take such action to terminate the Merger Agreement in response thereto. At the end of the six business day period, prior to taking action to effect an adverse recommendation change or taking action to terminate the Merger Agreement in accordance with its terms, the Special Committee and the Myovant Board will take into account any changes to the terms of the Merger Agreement proposed by Sumitovant in writing and any other information offered by Sumitovant in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that (i) in the case of a superior proposal, the superior proposal would continue to constitute a superior proposal, and (ii) in the case of an intervening event, that the failure to effect an adverse recommendation change in response to such intervening event would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law, in each case, if such changes offered in writing were to be given effect. Any modification to any alternative acquisition proposal will be deemed to be a new alternative acquisition proposal for purposes of the Merger Agreement, except that the six business day advance written notice obligation set forth in this section will be reduced to three business days.
In addition, pursuant to the Merger Agreement, an “intervening event” means any material fact, event, circumstance, development or material change in circumstances with respect to Myovant and its subsidiaries, taken as a whole, that:
•	was unknown and not reasonably foreseeable to the Special Committee as of the date of the Merger Agreement; and
•
does not relate to (a) any alternative acquisition proposal; (b) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, unless such facts, events, circumstances, developments or changes in circumstances, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect; (c) any facts, events, circumstances or changes in circumstances that result from a breach of the Merger Agreement by Myovant, (d) the fact that Myovant meets or exceeds any internal or analysts’ expectation or projections (provided, however, that a fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been an intervening event) or (e) changes after the date of the Merger Agreement in the market price or trading volume of Myovant common shares or the credit rating of Myovant (it being understood that matters underlying the changes described in this clause (e) may, to the extent not in contravention of the foregoing bullet, be deemed to constitute, or be taken into account, in determining whether there has been an intervening event).

The Merger Agreement also provides that nothing will prohibit Myovant from (i) complying with its disclosure obligations under United States federal or state law with respect to an alternative acquisition proposal or adverse recommendation change; (ii) making any disclosure to its shareholders if the Myovant Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to do so would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Myovant recommendation, such disclosure shall be deemed to be an adverse recommendation change and Sumitovant shall have the right to terminate the Merger Agreement unless Myovant reaffirms the Myovant recommendation; or (iii) issuing a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, which shall not be deemed to be an adverse recommendation change.
Other Covenants and Agreements
SEC Documents and Special General Meeting
Myovant agreed to, as promptly as reasonably practicable after the SEC confirms it has no further comments on this proxy statement and the Schedule 13E-3, duly call, give notice of and hold a special general meeting of its shareholders for the purpose of: (i) seeking the Required Shareholder Approval of the Merger

Proposal, (ii) seeking advisory approval of the Compensation Proposal, (iii) seeking the approval of the Adjournment Proposal and (iv) seeking approval of any other proposal necessary for adopting and approving the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, including the Merger.
Myovant further agreed that it will not change the date of, postpone or adjourn the special general meeting, or submit any other proposal to Myovant’s shareholders in connection with the special general meeting, except (a) to ensure that any supplement or amendment to this proxy statement or the Schedule 13E-3 required under applicable law is timely provided to Myovant’s shareholders within a reasonable amount of time, in the good faith judgment of the Myovant Board or the Special Committee (after consultation with outside counsel), in advance of the special general meeting, (b) to the extent required by applicable law, or (c) if, on a date for which the special general meeting of Myovant’s shareholders is scheduled, Myovant has not received sufficient proxies to obtain the General Shareholder Approval and the Minority Shareholder Approval; provided that no single such adjournment or postponement is for more than 10 business days except as may be required by federal securities laws; and in the case of clause (c), the special general meeting is not postponed to later than the date that is 15 business days after the date for which the special general meeting was originally scheduled without the prior written consent of Sumitovant (which consent shall not be unreasonably withheld, conditioned or delayed so long as the special general meeting is not postponed, recessed or adjourned to a date that is more than 45 days after the date on which the special general meeting was originally scheduled) and that Myovant will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote in person of Myovant’s shareholders at the special general meeting) as expeditiously as reasonably possible, it being understood that time shall be of the essence. If, on any date for which the special general meeting is scheduled, Myovant has not received proxies representing a sufficient number of Myovant common shares to obtain the Minority Shareholder Approval, Myovant will, at Sumitovant’s request, postpone or adjourn the special general meeting on one or more occasions for up to 45 days in the aggregate to allow for the solicitation of additional proxies to obtain the Minority Shareholder Approval. Myovant will also consider in good faith any other request by Sumitovant to postpone the special general meeting.
The obligation of Myovant to call, give notice of and hold the special general meeting will remain in effect regardless of any acquisition proposal or any adverse recommendation change made by the Myovant Board.
Employee Benefits
During the one-year period immediately following the effective time (the “continuation period”), Sumitovant will, or will cause the surviving company to, provide each continuing employee with (i) a base salary or hourly wage rate no less favorable than the base salary or hourly wage rate in effect immediately prior to the effective time, (ii) target short-term incentive compensation opportunities no less favorable than the target short-term incentive compensation opportunities in effect immediately prior to the effective time and (iii) other compensation (including long-term compensation opportunities, whether cash or equity-based but excluding any retention or change in control benefits) and benefits in the aggregate that, with respect to each such continuing employee, are substantially comparable in the aggregate to the aggregate of such other compensation and benefits in effect immediately prior to the effective time.
During the continuation period, Sumitovant will provide, or cause the surviving company to provide, severance payments and benefits to each continuing employee who incurs a termination of employment that are no less favorable than the severance payments and benefits that Myovant would have been required to provide to such continuing employee under the benefit plans in effect as of the effective time. The parties agreed to treat the consummation of the Merger as a “change in control” (or similar term) of Myovant for purposes of determining severance entitlements under Myovant’s benefit plans (including all of Myovant’s employee agreements).
In accordance with the Merger Agreement, Sumitovant will (i) or will cause each continuing employee to be credited for his or her years of service with Myovant and any respective predecessors before the effective time; (ii) cause all pre-existing condition exclusions and actively-at-work requirements of new plans (as applicable) to be waived for the continuing employees and their covered dependents; and (iii) take into account any eligible expenses incurred prior to the effective time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to each continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the new plans.

Myovant has agreed that, if requested by Sumitovant, it will terminate the Myovant 401(k) Plan, effective as of immediately prior to the effective time. In the event of a termination of the Myovant 401(k) Plan as of the effective time, Sumitovant will designate and provide coverage under a Sumitovant 401(k) Plan for the continuing employees.
Additionally, to the extent not paid prior to consummation of the Merger, each employee of Myovant who was employed as of immediately prior to the effective time will receive his or her annual bonus payment on the regular annual bonus payment date (subject to such employee’s continued employment through such regular annual bonus payment date), provided that (i) such bonus paid to employees at the level of vice president or below will in no event be less than the target amount and (ii) such bonus paid to employees above the level of vice president will be based on performance goals established by Myovant at the beginning of the fiscal year 2022 and will take into account partial attainment of performance goals consistent with historical practice (but may not be discretionarily reduced for individual performance factors unless determined by Myovant’s Principal Executive Officer and the Compensation Committee). In the event that an employee’s employment is terminated under circumstances entitling the employee to severance after the effective time and prior to the regular payment date of the annual bonus for the fiscal year 2022, such employee (including the executive officers of Myovant) will become entitled to receive payments of a pro-rated target annual bonus, as provided by the Merger Agreement, as soon as practicable following such date of termination.
Efforts to Complete the Merger and Regulatory Matters
Each of Myovant and Sumitovant will use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things that are necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective as promptly as practicable the Merger, including (i) preparing and filing with applicable governmental entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings (or draft filings, as applicable), ruling requests and other documents required under any antitrust laws (the “required approvals”), (ii) taking all steps as may be necessary to obtain all such consents as promptly as reasonably practicable, and (iii) obtaining any waivers, qualifications, consents, certificates, clearances, and approvals required from third parties (other than consents) in connection with the consummation of the Merger. Sumitovant will control and lead all communications and strategy relating to obtaining any required approvals, and Myovant will not, and will cause its subsidiaries and its directors and officers and direct its other representatives not to, make any proposal to, or (except to the extent required by law) any filings with, governmental entities in respect of any matter related to any required approvals without the prior written consent of Sumitovant or its counsel (which shall not be unreasonably withheld, conditioned or delayed); provided that Sumitovant shall keep Myovant reasonably informed on a current basis, consult with and consider in good faith the views and comments of Myovant in connection with such communications and strategy.
In addition, each of Myovant and Sumitovant agree to consult and cooperate with one another with respect to obtaining such consents, approvals, filings and authorizations. However, neither Sumitovant nor any of its affiliates is required to take any action or to permit or suffer to exist any material restriction, condition, limitation or requirement, in each case, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would reasonably be expected to result in a material adverse effect on the business, operations or financial results of Sumitovant and any of its subsidiaries or the surviving company and its subsidiaries.
Access to Information
From the date of the Merger Agreement until the effective time, Myovant will allow Sumitovant, SMP and their respective representatives reasonable access, during normal business hours and upon reasonable advance notice, to (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by Myovant from the date of the Merger Agreement until the effective time pursuant to the requirements of federal or state securities laws or SEC actions and (ii) all other information relating to the business, properties and personnel of Myovant and its subsidiaries reasonably requested by Sumitovant; provided that Myovant is, after consultation with outside counsel, entitled to redact or withhold information for reasonable privilege, confidentiality or violations of law concerns; provided that Myovant will use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure which would not violate applicable law; provided, further, that Myovant will not be required to disclose any materials of Myovant, the Myovant

Board or the Special Committee that relate to consideration of the Merger. All information that is provided to Sumitovant is subject to the Nondisclosure and Common Interest Agreement.
Indemnification of Directors and Officers; Insurance
The Merger Agreement provides that after the effective time, Sumitovant will keep all of the rights of directors, officers and employees of Myovant and its subsidiaries with respect to indemnification, advancement of expenses and limitation of liability of individuals as in effect on the date of the Merger Agreement in full force and effect.
Following the effective time, Sumitovant will, and will cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who served as a director, officer or employee of Myovant or its subsidiaries or who was prior to or is as of the date of the Merger Agreement, or who thereafter commences prior to the effective time, serving at the request of Myovant or its subsidiaries as a director, officer or employee of another person, against claims, liabilities, judgments, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any action or proceeding arising out of such person’s role as a director, officer or employee of Myovant or any of its subsidiaries or is or was serving at the request of Myovant or any of its subsidiaries as a director, officer or employee of another person.
For a period of six years after the effective time, the surviving company will either maintain or cause to be maintained in effect the policies of directors’ and officers’ liability, fiduciary liability and employment practices liability insurance currently maintained by Myovant or its subsidiaries or provide substitute policies for Myovant and its subsidiaries of at least the same coverage and amounts containing terms and conditions no less advantageous to the insured with respect to claims against any covered person; provided that the surviving company is not obligated to expend on an annual basis an amount in excess of 300% of the current annual premium paid by Myovant. In lieu of the foregoing, Myovant may obtain a six-year “tail” policy under Myovant’s existing insurance policies providing equivalent coverage if and to the extent such tail policy may be obtained in accordance with the expenditure cap described in the previous sentence.
Certain Litigation
Myovant will provide Sumitovant with a reasonable opportunity to consult with and participate in the defense or settlement of any action or proceeding brought by any Myovant shareholder against Myovant or any of its officers or directors relating to the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement. None of Myovant, any of its subsidiaries or any representative of Myovant may settle any such action or proceeding without the prior written consent of Sumitovant (such consent not to be unreasonably withheld, conditioned or delayed), unless the resolution of such matter only requires additional disclosure in this proxy statement or the Schedule 13E-3 and payment from Myovant or any of its subsidiaries or any of its or their representatives in an amount that together with all such other payments does not exceed an amount previously agreed upon in the Myovant disclosure letter, and the settlement provides for no other non-monetary relief (other than changes to the disclosures in this proxy statement or the Schedule 13E-3).
Other Covenants
The Merger Agreement contains additional agreements among and obligations of Sumitovant, Merger Sub and Myovant, relating to (among other things):
•	the filing of this proxy statement and the Schedule 13E-3 with the SEC;
•	providing notices of breaches of the Merger Agreement that could result in a condition to the completion of the Merger failing to be satisfied;
•	public announcements with respect to the Merger;
•	reporting under Section 16 of the Exchange Act;
•	delisting the Myovant common shares from the NYSE; and
•	notices of certain regulatory events.

Conditions to the Merger
Each of Sumitovant’s, Merger Sub’s and Myovant’s obligation to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following conditions:
•	the General Shareholder Approval and the Minority Shareholder Approval will have been obtained;
•
no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order from a governmental entity (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement, the Sumitovant Voting Agreement and the Merger; and

•
any waiting period (or any extension thereof) applicable to the consummation of the Merger Agreement, the Statutory Merger Agreement, the Sumitovant Voting Agreement and the Merger under the HSR Act shall have terminated, expired or been obtained.

In addition, Sumitovant’s and Merger Sub’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
•
certain representations and warranties of Myovant set forth in the Merger Agreement are true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), subject, in certain cases, to material adverse effect (or similar), materiality or de minimis qualifiers;

•	Myovant has performed in all material respects all obligations required to be performed by Myovant under the Merger Agreement at or prior to the Closing;
•	no Company Material Adverse Effect has occurred since the date of the Merger Agreement and is continuing; and
•
the receipt by Sumitovant of a certificate from a Principal Executive Officer or Principal Financial Officer of Myovant certifying that the conditions in the foregoing three bullets have been satisfied.

In addition, Myovant’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
•
the representations and warranties of Sumitovant and Merger Sub contained in the Merger Agreement are true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•	Sumitovant and Merger Sub have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing; and
•	the receipt by Myovant of a certificate signed by an authorized officer of Sumitovant certifying that the conditions in the foregoing two bullets have been satisfied.
Termination
The Merger Agreement may be terminated by mutual written consent of Myovant (provided that such termination has been approved by the Special Committee) and Sumitovant at any time prior to the effective time, whether before or after receipt of the General Shareholder Approval. Either Myovant (acting at the recommendation of the Special Committee) or Sumitovant may also terminate the Merger Agreement if, among other situations:
•
the Merger is not consummated on or before 5:00 p.m., Pacific Time, on the End Date; provided that the End Date may be extended by the mutual consent of Myovant and Sumitovant; provided, further, that a party cannot terminate the Merger Agreement for such failure if its action or failure to fulfill any provision of the Merger Agreement or the Sumitovant Voting Agreement proximately causes the failure of the Merger to close by the End Date;

•
an applicable law or order from a governmental entity of competent jurisdiction that prevents, makes illegal or prohibits the consummation of the Merger is in effect and becomes final and non-appealable; provided that a party cannot terminate the Merger Agreement if its action or failure to fulfill any provision of the Merger Agreement proximately caused such law or order from a governmental entity or the failure to remove such law or order from a governmental entity;

•
the Minority Shareholder Approval is not obtained at the special general meeting or at any adjournment or postponement thereof at which a vote with respect to the Merger Agreement is taken; provided that a party cannot terminate the Merger Agreement for such failure to obtain the Minority Shareholder Approval if its material breach of the Merger Agreement proximately caused, or resulted in, the failure to obtain the Minority Shareholder Approval; or

•
if, prior to the effective time, the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become untrue, in a way that results in the failure to satisfy a condition to the completion of the Merger, and such breach has not been cured within the earlier of (i) 20 business days after written notice by the other party informing the breaching party of such breach and (ii) one day prior to the End Date; provided that the party seeking to terminate is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would result in the failure to satisfy a condition to the completion of the Merger, and, in the case of Sumitovant, any material breach of the Sumitovant Voting Agreement.

Myovant (acting at the recommendation of the Special Committee) may also terminate the Merger Agreement (i) prior to the receipt of the General Shareholder Approval, in order to enter into a definitive written agreement providing for a superior proposal; provided that Myovant must (A) pay the termination fee to Sumitovant prior to or concurrently with any such termination and (B) not have breached in any material respect any of its obligations under the Merger Agreement with respect to such superior proposal as described in more detail in the section above entitled “—No Solicitation; No Change in Myovant Recommendation” or (ii) if the General Shareholder Approval has not been obtained at a duly convened meeting of Myovant’s shareholders, or any due adjournment or postponement thereof at which a vote on the Merger Proposal was taken.
In addition, Sumitovant may terminate the Merger Agreement if prior to the occurrence of a meeting of Myovant’s shareholders to vote on the Merger Proposal: (i) an adverse recommendation change has occurred, (ii) after a third party makes a tender offer or exchange offer for Myovant common shares that is subject to Regulation 14D promulgated under the Exchange Act, and the Special Committee fails to recommend that Myovant’s shareholders reject such tender offer or exchange offer within 10 business days after the commencement of such offer, (iii) after an alternative acquisition proposal is publicly disclosed and Sumitovant requests in writing for the Special Committee to reaffirm its recommendation, the Special Committee fails to publicly reaffirm its recommendation that Myovant’s shareholders vote to adopt and approve the Merger no later than the earlier of (A) 10 business days after Sumitovant request such reaffirmation in writing or (B) two days prior to the End Date; provided that the Sumitovant must request such reaffirmation at least 48 hours in advance and the Special Committee will not be required to reaffirm its recommendation more than once with respect to each publicly announced alternative acquisition proposal.
Termination Fees and Limited Expense Reimbursement; Limitations on Liability
Myovant will be required to pay to Sumitovant the termination fee of $55,250,000 in the event that:
•
Myovant (acting at the recommendation of the Special Committee) terminates the Merger Agreement prior to obtaining the General Shareholder Approval to enter into an agreement providing for a superior proposal;

•
Sumitovant terminates the Merger Agreement prior to the special general meeting because (i) the Special Committee made an adverse change to its recommendation that Myovant’s shareholders adopt and approve the Merger, (ii) the Special Committee fails to recommend rejection of any intervening third-party tender or exchange offer within 10 business days of such offer, or (iii) after the public disclosure of an alternative acquisition proposal, the Special Committee fails to publicly reaffirm its recommendation to adopt and approve the Merger Agreement within the earlier of 10 business days of Sumitovant requesting the same and two business days prior to the End Date; or

•
(i) prior to the termination of the Merger Agreement in accordance with its terms, a third party makes an alternative acquisition proposal to Myovant, the Special Committee or Myovant’s shareholders (prior to the special general meeting), (ii) following such proposal, the Merger Agreement is terminated by (x) Myovant or Sumitovant because the Merger has not been completed by the End Date or the Minority Shareholder Approval has not been obtained (provided that such failure to obtain the Minority Shareholder Approval was not proximately caused by or the result of a material breach of the Merger Agreement by the other party) or (y) Sumitovant following a breach by Myovant of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and such breach has not been timely cured (as specified in the Merger Agreement); provided that Sumitovant is not then in breach of any of its obligations contained in the Merger Agreement, which breach would result in the failure to satisfy a condition to the completion of the Merger, or in breach of the Sumitovant Voting Agreement in any material respect, and (iii) within 12 months following such termination and with the approval of a majority of the independent directors of the Myovant Board, Myovant consummates an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal and such alternative acquisition proposal is consummated (whether or not consummated within such 12 month period).

Each of Sumitovant and Myovant will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement, except that if Myovant fails to pay the termination fee as and when due to Sumitovant pursuant to the Merger Agreement, Myovant will also be obligated to pay any reasonable costs and expenses incurred by Sumitovant and its affiliates in connection with any legal action to enforce the Merger Agreement that results in a judgment against Myovant for the termination fee, together with interest on the amount of any unpaid termination fee and the costs or expenses incurred by Sumitovant and its affiliates at the prime rate set forth in the Wall Street Journal on the date that such termination fee was required to be paid.
If Sumitovant receives payment from Myovant of the termination fee (and the costs and expenses and interest related thereto, to the extent required), (i) the receipt of such termination fee will be the sole and exclusive remedy of Sumitovant and Merger Sub against Myovant and its subsidiaries and any of their respective related parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement to be consummated or for any breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of the Myovant related parties shall have any further liability or obligation whatsoever related to or arising out of the Merger Agreement of the transactions contemplated thereby, and (ii) Sumitovant will be deemed to have received liquidated damages for all any and all damages or losses suffered or incurred by Sumitovant, Merger Sub or any of their affiliates in connection with the Merger Agreement and the termination thereof, and neither Sumitovant, Merger Sub nor any of their respective affiliates will be entitled to bring any action or otherwise be entitled to any remedy against Myovant or its affiliates arising from or in connection with the Merger Agreement, the termination thereof, or any of the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and the Sumitovant Voting Agreement.
Specific Performance
Subject to the terms and conditions set forth in the Merger Agreement, each party to the Merger Agreement is entitled, in addition to any other available remedies it might have in equity or at law, to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation, or any threatened breach or violation, of the provisions of the Merger Agreement without necessity of posting a bond or other form of security. The Merger Agreement also provides that to the extent any party seeks specific enforcement of the Merger Agreement, they will not need to provide proof of actual damages and that each party waives the defense that there is an adequate remedy at law.
Amendments; Waivers
The Merger Agreement may be validly amended only by written instrument executed by Myovant (at the direction of and only be valid if approved by the Special Committee), Sumitovant and Merger Sub. Following the receipt of the General Shareholder Approval or the Minority Shareholder Approval, (i) no amendment requiring further approval of Myovant’s shareholders under applicable law or the Investor Rights Agreement may be made without first obtaining such approval, and (ii) other than in connection with the approval contemplated in clause (i) above, no amendment of the Merger Agreement will be submitted to Myovant’s shareholders for approval unless required by applicable law or the Investor Rights Agreement.
Any extension of the time for the performance of any obligations or other acts of the other party, waiver of any inaccuracies in any representations and warranties, waiver of compliance with any covenants and agreements or satisfaction of any conditions contained in the Merger Agreement, will be valid only if in writing, signed on behalf of the applicable party. Any extension or waiver by Myovant will be valid only if done at the direction of and is approved by the Special Committee.
Guaranty by SMP
In order to induce Myovant to enter into the Merger Agreement, SMP agreed, pursuant to the Merger Agreement, to irrevocably guarantee to Myovant the due and punctual payment of all amounts payable by Sumitovant or Merger Sub under the Merger Agreement, in each case, as and when due.

VOTING AND SUPPORT AGREEMENT
As a condition to Myovant’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Sumitovant entered into the Sumitovant Voting Agreement with Myovant on October 23, 2022, concurrently with the execution of the Merger Agreement.
Pursuant to the Sumitovant Voting Agreement and consistent with the Merger Agreement, Sumitovant agreed to (i) be counted present for the purposes of quorum and, when a written consent is proposed, respond to each request by Myovant for written consent and (ii) for so long as Sumitovant is not prohibited from doing so by an applicable law, at each such meeting of Myovant’s shareholders Sumitovant agreed to vote, consent, cause to be voted or cause such consent to be granted with respect to all Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own in favor of the Merger Proposal and each of the other transactions and documents relating thereto of which approval of Myovant’s shareholders is solicited, in each case, at any meeting of Myovant’s shareholders held during the term of the Merger Agreement and at any permitted adjournment or postponement thereof (which includes the special general meeting). In addition, for so long as Sumitovant is not prohibited from doing so by an applicable law, at each such meeting of Myovant’s shareholders Sumitovant agreed to vote, consent, cause to be voted or cause such consent to be granted with respect to all Myovant common shares that it or its affiliates (other than Myovant and its subsidiaries) beneficially own against any matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the completion of the Merger or any of the other transactions contemplated in the Merger Agreement if the Myovant Board (acting at the recommendation of the Special Committee) or the Special Committee recommends a vote against such matter.
Pursuant to the Share Return Agreement, Sumitovant may transfer the 4,243,005 Myovant common shares back to Roivant before the Closing (provided that Sumitovant is prohibited from (i) transferring any Myovant common shares back to Roivant until after the record date for the special general meeting and after all such Myovant common shares have been voted in favor (by irrevocable proxy) of the adoption and approval of the Merger Proposal and each of the other transactions and documents relating thereto of which approval of Myovant’s shareholders is solicited, in each case, at any meeting of Myovant’s shareholders held during the term of the Merger Agreement and at any permitted adjournment or postponement thereof (which includes the special general meeting) or (ii) taking any action that would revoke, modify or change such vote).
Except as contemplated by the Share Return Agreement, until the earliest to occur of the termination of the Sumitovant Voting Agreement and the receipt of the General Shareholder Approval, Sumitovant will not (i) tender any of the Myovant common shares owned by it into any tender or exchange offer; (ii) enter into any agreements with respect to the transfer of any of the Myovant common shares owned by it, including the any agreements for transfer of the beneficial ownership or the voting power for such shares, that is inconsistent with the terms of the Sumitovant Voting Agreement; (iii) grant any proxies or powers of attorney with respect to any of the Myovant common shares owned by it; or (iv) take any actions that would render Sumitovant’s representations and warranties in the Sumitovant Voting Agreement untrue or incorrect in a material respect or that would have the effect of delaying, preventing, impairing or disabling Sumitovant from performing its obligations under the Sumitovant Voting Agreement. Sumitovant further agreed that any additional Myovant common shares or voting interest in Myovant obtained by Sumitovant during the term of the agreement will be deemed to be covered by the Sumitovant Voting Agreement and subject to its provisions. Sumitovant also granted Myovant an irrevocable proxy to appear, cause to be counted, vote, and to exercise all voting and consent rights of Sumitovant with respect to Myovant common shares beneficially owned by Sumitovant.
The foregoing voting obligations will terminate upon the earliest of (i) the consummation of the Merger, (ii) the date the Merger Agreement is validly terminated in accordance with its terms, (iii) the Myovant Board or any committee thereof (including the Special Committee) effecting an adverse recommendation change to its recommendation that Myovant’s shareholders vote in favor of the Merger Proposal or (iv) Myovant delivering a written notice of termination to Sumitovant. As of November 30, 2022, Sumitovant beneficially owned approximately 50,041,181 Myovant common shares, representing approximately 51.6% of the voting power of the Myovant common shares entitled to vote at the special general meeting.
A copy of the Sumitovant Voting Agreement is attached to this proxy statement as Annex B.

PROVISIONS FOR UNAFFILIATED SECURITYHOLDERS
No provision has been made (i) to grant Myovant’s unaffiliated security holders access to the corporate files of Myovant, any other party to the Merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of Myovant or any other such party or affiliate.

OTHER IMPORTANT INFORMATION REGARDING MYOVANT SCIENCES LTD.
Myovant Background
Myovant is an exempted company limited by shares incorporated under the laws of Bermuda in February 2016 under the name Roivant Endocrinology Ltd. and changed its name to Myovant Sciences Ltd. in May 2016. Myovant’s principal executive offices are located at 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom, and its telephone number is +44 207-400-3351. Myovant maintains additional offices in Brisbane, California, and Basel, Switzerland.
For more information about Myovant, see the section entitled “Where You Can Find Additional Information.”
During the past five years none of Myovant or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Directors and Executive Officers
The Myovant Board presently consists of seven members. The persons listed below are the directors and executive officers of Myovant as of the date of this proxy statement. Each of our directors and executive officers is a citizen of the United States, other than Dr. Shigeyuki Nishinaka, Ph.D., who is a citizen of Japan. Unless otherwise indicated, the address for each listed director or executive officer is c/o Myovant Sciences Ltd, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.
Directors
Name	Age	Position with Myovant
David Marek	58	Principal Executive Officer and Director
Myrtle Potter	64	Director and Chairperson of the Myovant Board
Terrie Curran	53	Director
Mark Guinan	60	Lead Independent Director
Adele Gulfo	60	Director
Shigeyuki Nishinaka, Ph.D.*	58	Director
Nancy Valente, M.D.	64	Director
*	Shigeyuki Nishinaka, Ph.D. was elected at Myovant’s 2022 annual meeting replacing Hiroshi Nomura.
David Marek has served as a member of the Myovant Board and our Principal Executive Officer, and as Chief Executive Officer of Myovant Sciences, Inc., our wholly owned subsidiary, since January 2021. Mr. Marek served as Chief Commercial Officer of Axsome Therapeutics, Inc., a biopharmaceutical company, where he led the buildout of commercial capabilities in preparation for anticipated product launches, from September 2019 to December 2020. Prior to joining Axsome, from June 2017 to August 2019, Mr. Marek held the position of Vice President and General Manager of the Neuroscience business unit at Amgen, Inc., a pharmaceutical company. At Amgen, Mr. Marek led the U.S. commercialization strategy and launch of Aimovig for migraine prevention. Prior to heading the Neuroscience business unit, he was Vice President of Marketing of Amgen’s U.S. Inflammation and Nephrology business from June 2015 to June 2017, in which role he was responsible for managing revenue forecasts, product strategies, and business planning for the U.S. Inflammation and Nephrology business of Amgen. The principal business address of Axsome Therapeutics, Inc. is 22 Cortlandt Street, 16th Floor, New York, New York 10007. The principal business address of Amgen, Inc. is One Amgen Center Drive, Thousand Oaks, California 91320.
Myrtle Potter has served as a member of the Myovant Board since September 2018 and has served as the Chairperson of the Myovant Board since November 2018. Ms. Potter has served as a director of the Sumitovant Board and as a director of the SBI Board and Chief Executive Officer of SBI, a biopharmaceutical company and a subsidiary of Sumitovant since December 2019. Sumitovant is Myovant’s majority shareholder and a wholly owned subsidiary of SMP, a pharmaceutical company. She has served on the boards of directors of Liberty

Mutual Holding Company Inc., a diversified global insurance company, and a number of Sumitovant’s privately held biopharmaceutical companies. From July 2018 to December 2019, Ms. Potter served as Vant Operating Chair of Roivant Sciences, Inc., a pharmaceutical company. The principal business address of SBI is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Liberty Mutual Holding Company Inc. is 175 Berkeley Street Boston, MA 02116. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036.
Terrie Curran has served as a member of the Myovant Board since November 2016. Ms. Curran has served as the Chief Executive Officer at Phathom Pharmaceuticals, Inc., a pharmaceutical company, since December 2019 and has served as the President of Phathom Pharmaceuticals since November 2020. From April 2017 to November 2019, Ms. Curran served as President, Global Inflammation and Immunology Franchise of Celgene Corporation (now Bristol-Myers Squibb Company), a biotechnology company, and as a member of its Executive Committee. Previously, she was Head of Worldwide Markets for Celgene’s Global Inflammation and Immunology Franchise. Ms. Curran joined Celgene in 2013 as the U.S. Commercial Head of the Global Inflammation and Immunology Franchise and built the capabilities and recruited the teams that executed the successful U.S. launch of OTEZLA®. The principal business address of Phathom Pharmaceuticals, Inc. is 100 Campus Drive, Suite 102, Florham Park, New Jersey 07932. The principal business address of Celgene Corporation (now Bristol-Myers Squibb Company) is 86 Morris Avenue, Summit, New Jersey 07901.
Mark Guinan has served as a member of the Myovant Board since July 2018 and has served as the Lead Independent Director since November 2021. From July 2013 to July 2022, Mr. Guinan served as the Executive Vice President and Chief Financial Officer at Quest Diagnostics Incorporated, a provider of diagnostic information services. The principal business address of Quest Diagnostics Incorporated is 500 Plaza Drive, Secaucus, New Jersey 07094.
Adele Gulfo has served as a member of the Myovant Board since December 2019. Ms. Gulfo has served as Chief Commercial and Business Development Officer of SBI since December 2019. She served as Chief of Commercial Development of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from May 2018 to December 2019. Prior to joining Roivant in May 2018, Ms. Gulfo served as Executive Vice President and Head of Global Commercial Development for Mylan N.V. (now Viatris Inc.), a global pharmaceuticals company, from January 2014 to January 2018, in which capacity she was responsible for developing and implementing strategies of marketing and commercialization of biosimilars, branded generic, and specialty pharmaceutical products. She served as President and General Manager of Pfizer’s United States primary care business unit and President of Latin America, from November 2009 to January 2014. The principal business address of SBI is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Mylan N.V. (now Viatris Inc.) is 1000 Mylan Boulevard, Canonsburg, PA 15317. The principal business address of Pfizer is 235 East 42nd Street, New York, NY 10017 US.
Shigeyuki Nishinaka, Ph.D. has served as a member of the Myovant Board since October 21, 2022. Dr. Nishinaka has served as a director on the Sumitovant Board since December 2019 and as Senior Executive Officer of SMP, the sole shareholder of Sumitovant, Myovant’s majority shareholder, since April 2020. He supervises Global Corporate Strategy, Global Business Development, and International Business Management. He served as Executive Officer of SMP from April 2017 to March 2020 and as Senior Director, Global Business Development, of SMP from April 2016 to March 2017. He served as Deputy Executive Director, Drug Research and Senior Director, External Innovation of SMP from December 2014 to March 2016. The principal business address of SMP is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.
Nancy Valente, M.D. has served as a member of the Myovant Board since November 2021. From 2019 to June 2021, Dr. Valente served as Senior Vice President and Co-lead for Global Product Development, Oncology, Hematology Development Therapeutic Area of Roche, a pharmaceutical company, where she was responsible for strategic planning, clinical development, collaboration activities and budget management in the areas of product development for oncology and hematology. Before that, from 2003 to 2009, Dr. Valente held various positions with increasing responsibilities at Genentech, Inc. and then at Roche from 2009 to 2019 after Genentech was acquired by Roche, including, from 2013 to 2019, as Vice President, Global Product Development, Hematology/Oncology and Head of Hematology Development at Roche. The principal business address of Roche is Grenzacherstrasse 124, Basel, Switzerland 4070. The principal business address of Genentech, Inc. is 1 DNA Way, South San Francisco, California 94080.

Executive Officers
Name	Age	Position with Myovant
David Marek	58	Principal Executive Officer and Director
Uneek Mehra	50	Principal Financial Officer
Matthew Lang	46	General Counsel and Corporate Secretary of Myovant Sciences Ltd.
Juan Camilo Arjona Ferreira, M.D.	53	Chief Medical Officer
Lauren Merendino	48	Chief Commercial Officer
Biographical information for David Marek, our Principal Executive Officer, is included above.
Uneek Mehra has served as our Principal Financial Officer since September 2021. Mr. Mehra also currently serves as Chief Financial and Business Officer of Myovant Sciences, Inc. From October 2019 to September 2021, Mr. Mehra was the Chief Financial Officer and Corporate Treasurer of PACT Pharma, Inc., a pharmaceutical company. Prior to PACT, Mr. Mehra was Chief Financial Officer at Proteus Digital Health, Inc., a digital medicines company, from April 2017 to October 2019 where he was responsible for Finance, Tax, Treasury, Information Technology, Facilities and Human Resources. The principal business address of PACT Pharma, Inc. is 2 Corporate Drive, South San Francisco, CA 94080. The principal business address of Proteus Digital Health, Inc. was 2600 Bridge Parkway Redwood City, CA 94065.
Matthew Lang has served as our General Counsel since July 2017 and as our Corporate Secretary since September 2018. Mr. Lang also currently serves as the Chief Legal and Administrative Officer and Corporate Secretary of Myovant Sciences, Inc. Mr. Lang was also the General Manager of Myovant Sciences GmbH based in Basel, Switzerland from July 2021 to November 2022. Mr. Lang was previously Vice President, Head of Global Litigation, Investigations, Employment Law and Information Governance at Gilead Sciences, Inc., a biopharmaceutical company, where he worked from November 2009 to July 2017. The principal business address of Gilead Sciences, Inc. is 333 Lakeside Drive, Foster City, California 94404.
Juan Camilo Arjona Ferreira, M.D. has served as Chief Medical Officer of Myovant Sciences Ltd. and Myovant Sciences, Inc. since July 2017. From March 2014 to July 2017, Dr. Arjona Ferreira was Senior Vice President, Clinical Development at Shionogi Inc., a pharmaceutical company, where he served on its U.S. Senior Leadership Team and the Global Scientific Committee and was responsible for leading its U.S. Clinical Development organization. The principal business address of Shionogi Inc. is 300 Campus Drive, Florham Park, NJ 07932.
Lauren Merendino has served as Chief Commercial Officer of Myovant Sciences Ltd. and Myovant Sciences, Inc. since April 2021. From September 2018 to April 2021, Ms. Merendino served as the Vice President of Neurological Rare Diseases at Genentech, Inc., a biopharmaceutical company, where she was responsible for leading a cross-functional team to launch products in the neurological rare disease therapeutic area and for leading the collaboration efforts across sales, marketing, market access, medical affairs and government affairs and advocacy. Ms. Merendino also held various other positions at Genentech from September 2009 to September 2018, where she had increasing responsibility in the commercial organization across sales, marketing, pricing, market access, and customer insights, with a focus on the neuroscience and oncology areas. The principal business address of Genentech, Inc. is 1 DNA Way, South San Francisco, California 94080.
Prior Public Offerings
During the past three years, Myovant has not made any underwritten public offering of Myovant common shares for cash that was registered under the Securities Act of 1933, as amended (the “Securities Act”), or exempt from registration under Regulation A of the Securities Act.
Book Value Per Share
Our net book value (deficit) per Myovant common share as of September 30, 2022, was approximately $(5.32) (calculated based on 96,557,652 Myovant common shares outstanding as of such date).

Market Price of Myovant Common Shares
The Myovant common shares are currently registered under the Exchange Act and are listed on the NYSE under the symbol “MYOV.” As of the record date, there were approximately [•] record holders of Myovant common shares.
The following table sets forth the high and low sales prices per Myovant common share during each quarter for the fiscal years ended March 31, 2021 (“fiscal year 2020”) and fiscal year 2021 and the first, second and third quarter (through November 30, 2022) of fiscal year 2022:
	Myovant Common Shares(1)
	High	Low
Fiscal Year ended March 31, 2021 (Fiscal year 2020)
First Quarter (ended June 30, 2020)	$22.06	$7.19
Second Quarter (ended September 30, 2020)	23.00	14.00
Third Quarter (ended December 31, 2020)	30.80	13.42
Fourth Quarter (ended March 31, 2021)	27.64	19.62
Fiscal Year ended March 31, 2022 (Fiscal year 2021)
First Quarter (ended June 30, 2021)	$24.90	$16.71
Second Quarter (ended September 30, 2021)	27.38	17.76
Third Quarter (ended December 31, 2021)	24.03	13.85
Fourth Quarter (ended March 31, 2022)	16.68	11.30
Fiscal Year ending March 31, 2023 (Fiscal year 2022)
First Quarter (ended June 30, 2022)	$14.99	$7.68
Second Quarter (ended September 30, 2022)	20.58	11.35
Third Quarter (through November 30, 2022)	26.89	23.49
(1)	Refinitiv Holdings Ltd.’s data as retrieved on November 30, 2022.
The closing price of Myovant common shares on October 21, 2022, which was the last trading day prior to the announcement of the Merger Agreement, was $24.54 per share. The closing price of Myovant common shares on September 30, 2022, which was the last trading day prior to the public announcement of Sumitovant’s initial non-binding proposal to acquire the remaining Myovant common shares that Sumitovant does not already own, was $17.96 per share.
Dividends
Myovant has not declared or paid any dividends with respect to the Myovant common shares since its initial public offering.
Issuer Purchases of Equity Securities
Myovant has not repurchased any Myovant common shares in the last two years other than the surrender of Myovant RSUs to cover the required statutory income tax withholdings applicable to the holders of such Myovant RSUs. Myovant does not currently have in place a repurchase program with respect to Myovant common shares.

Security Ownership of Management and Certain Beneficial Owners
As of November 30, 2022, 96,944,409 Myovant common shares were issued and outstanding. At the close of business on November 30, 2022, our directors, the named executive officers, our directors and executive officers as a group and other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of Myovant common shares as set forth in the following table, provided that any additional Myovant common shares that a person has the right to acquire within 60 days after November 30, 2022 are treated as outstanding for the purposes of calculating that shareholder’s percentage of beneficial ownership (including the executive officers and directors as a group):
Name of Beneficial Owner	Number of Myovant common shares Beneficially Owned	Percentage of Myovant common shares Beneficially Owned
5% Shareholders:
Sumitomo Chemical Co., Ltd.(1)	50,041,181	51.6%
BB Biotech AG(2)	6,122,039	6.3%
Wellington Management Group LLP(3)	6,063,802	6.3%
Janus Henderson Group plc(4)	5,527,464	5.7%
Named Executive Officers and Directors:
David Marek(5)	1,279,656	1.3%
Uneek Mehra(6)	481,240	*
Matthew Lang(7)	1,189,331	1.2%
Juan Camilo Arjona Ferreira, M.D.(8)	852,563	*
Lauren Merendino(9)	398,549	*
Terrie Curran(10),(16)	137,949	*
Mark Guinan(11),(16)	146,307	*
Adele Gulfo(12),(16)	87,699	*
Shigeyuki Nishinaka	—	*
Myrtle Potter(13),(16)	146,307	*
Nancy Valente, M.D.(14),(16)	36,892	*
All executive officers and directors as a group (11 persons)(15)	4,756,493	4.7%
*	Represents beneficial ownership of less than 1%
(1)
As reported in a Schedule 13D/A filed with the SEC on October 24, 2022, Sumitomo Chemical and SMP, have shared voting power and shared dispositive power with respect to these shares as of October 23, 2022. These shares are beneficially owned by Sumitovant Biopharma Ltd. (“Sumitovant”), which has sole voting and dispositive power with respect to these shares as of October 23, 2022. Sumitovant is a wholly owned subsidiary of SMP, which is a majority owned subsidiary of Sumitomo Chemical. The principal business address of Sumitomo Chemical is 7-1, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-6020, Japan. The principal business address of SMP is 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan. The principal address of Sumitovant is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. The information set forth above is as of October 23, 2022 and, accordingly, the beneficial ownership held by these entities may have changed since that date.

(2)
As reported in a Schedule 13G/A filed with the SEC on February 11, 2022, BB Biotech AG (“BB Biotech”) and Biotech Target N.V. (“Biotech Target”), a wholly owned subsidiary of BB Biotech, have shared voting power and shared dispositive power over all of these common shares as of December 31, 2021. The principal business office of BB Biotech is Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland. The principal business office of Biotech Target is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curaçao. The information set forth above is as of December 31, 2021 and, accordingly, the beneficial ownership held by these entities may have changed since that date.

(3)
As reported in a Schedule 13G filed with the SEC on February 4, 2022, Wellington Management Group LLP (“Wellington Management Group”), Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP have shared voting power over 5,568,777 Myovant common shares and shared dispositive power over 6,063,802 Myovant common shares as of December 31, 2021. In addition, Wellington Management Company LLP has shared voting power over 5,471,324 Myovant common shares and shared dispositive power over 5,597,205 Myovant common shares as of December 31, 2021. As reported in the Schedule 13G, the Myovant common shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group. The Schedule 13G reports that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, Myovant common shares, and no such client is known to have such right or power with respect to more than five percent of Myovant common shares. The principal business address of Wellington Management Group, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. The information set forth above is as of December 31, 2021, and, accordingly, the beneficial ownership held by these entities may have changed since that date.

(4)	As reported in a Schedule 13G/A filed with the SEC on February 10, 2022, Janus Henderson Group plc (“Janus Henderson”) has

shared voting power and shared dispositive power with respect to these shares as of December 31, 2021. Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC and a 100% ownership stake in Henderson Investors U.S. LLC (“JHIUS”), Henderson Global Investors Limited and Janus Henderson Investors Australia Institutional Funds Management Limited (each, an “Asset Manager” and collectively as the “Asset Managers”). Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JHIUS may be deemed to be the beneficial owner of the 5,520,318 Myovant common shares held by such Managed Portfolios. However, JHIUS disclaims any ownership associated with such rights. The principal business address of Janus Henderson is 201 Bishopsgate, EC2M 3AE, United Kingdom. The information set forth above is as of December 31, 2021, and, accordingly, the beneficial ownership held by these entities may have changed since that date.
(5)
Consists of (i) 81,344 common shares; (ii) 719,453 common shares subject to options exercisable within 60 days after November 30, 2022; (iii) 134,567 common shares subject to Myovant PSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes); and (iv) 344,292 common shares subject to Myovant RSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes).

(6)
Consists of (i) 16,524 common shares; (ii) 165,192 common shares subject to options exercisable within 60 days after November 30, 2022; (iii) 111,111 common shares subject to Myovant PSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes); and (iv) 188,413 common shares subject to Myovant RSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes).

(7)
Consists of (i) 106,588 common shares; (ii) 719,866 common shares subject to options exercisable within 60 days after November 30, 2022; (iii) 173,501 common shares subject to Myovant PSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes); and (iv) 189,376 common shares subject to Myovant RSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes).

(8)
Consists of (i) 81,259 common shares; (ii) 498,816 common shares subject to options exercisable within 60 days after November 30, 2022; (iii) 103,703 common shares subject to Myovant PSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes); and (iv) 168,785 common shares subject to Myovant RSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes).

(9)
Consists of (i) 18,905 common shares; (ii) 123,300 common shares subject to options exercisable within 60 days after November 30, 2022; (iii) 103,703 common shares subject to Myovant PSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes); and (iv) 152,641 common shares subject to Myovant RSUs to be vested within 60 days after November 30, 2022 (without taking into consideration of the common shares to be sold to cover withholding taxes).

(10)	Consists of 137,949 common shares subject to options exercisable within 60 days after November 30, 2022.
(11)	Consists of 146,307 common shares subject to options exercisable within 60 days after November 30, 2022.
(12)	Consists of 87,699 common shares subject to options exercisable within 60 days after November 30, 2022.
(13)	Consists of 146,307 common shares subject to options exercisable within 60 days after November 30, 2022.
(14)	Consists of 36,892 common shares subject to options exercisable within 60 days after November 30, 2022.
(15)	Consists of common shares beneficially owned by our executive officers and directors summarized in footnotes 5 through 14 above.
(16)
Excludes the 9,859 Myovant RSUs granted in lieu of the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan to non-executive directors (other than Dr. Nishinaka) due to the nature and timing of the vesting of these Myovant RSUs. For more information on the treatment of these Myovant RSUs, see the section entitled “The Merger Agreement—Treatment of Myovant Equity Awards—Restricted Share Units and Performance Share Units.”

Transactions in Common Shares
Transactions During the Past 60 Days
Other than the Merger Agreement and agreements entered into in connection therewith, including the Sumitovant Voting Agreement discussed in the section entitled “Voting and Support Agreement,” Myovant, Sumitovant, SMP, Merger Sub and their respective affiliates, have not conducted any transactions with respect to Myovant common shares during the past 60 days.
During the past 60 days, the directors and executive officers of Myovant have not executed any transactions with respect to Myovant common shares, except as follows:
On October 18, 2022, in automatic and mandatory sales to cover the tax obligation realized upon the vesting of Myovant RSUs pursuant to the applicable Restricted Stock Unit Grant Notice under the Equity Plans, certain officers sold Myovant common shares at a cost per Myovant common share of $25.20 in the following amounts: Lauren Merendino (1,703 Myovant common shares), Matthew Lang (1,933 Myovant common shares), Juan Camilo Arjona Ferreira, M.D. (1,604 Myovant common shares) and David Marek (11,156 Myovant common shares).
On October 26, 2022, each of Myrtle Potter, Terrie Curran, Mark Guinan, Adele Gulfo and Nancy Valente was granted 9,859 Myovant RSUs in lieu of the regular and automatic annual grant of stock options pursuant to the Non-Executive Director Compensation Plan that otherwise would have been granted to such non-executive director. These Myovant RSUs shall (x) vest in full on the earlier to occur of (i) October 26, 2023 and (ii) the date that is one day prior to Myovant’s 2023 annual shareholder meeting, subject in each case to such non-executive director providing continuous service to Myovant through such date, or (y) to the extent the Myovant RSUs have not vested as of the effective time, vest pro rata based on the number of days such non-executive director has served since October 26, 2022. The vested Myovant RSUs shall be cancelled in exchange for the Myovant RSU consideration as set forth in the section entitled “The Merger Agreement—Treatment of Myovant Equity Awards—Restricted Share Units and Performance Share Units,” and the unvested Myovant RSUs shall be cancelled without payment as of the effective time.
Transactions in Common Shares by the Purchaser Filing Persons During the Past Two Years
Other than the Merger Agreement and the Sumitovant Voting Agreement, there have not been, within the past two years, any transactions in Myovant common shares by the Purchaser Filing Persons except the purchases of Myovant common shares by the Purchaser Filing Persons as set forth in the table below:
Purchaser Filing Person	Myovant Security	Buy/Sell	Number of Shares(1)	Average Price Paid (US$)(2)	Date
Sumitovant	Common Shares	Buy	42,785	21.2938	08/16/2021
Sumitovant	Common Shares	Buy	5,382	21.9416	08/16/2021
Sumitovant	Common Shares	Buy	23,549	20.8947	08/17/2021
Sumitovant	Common Shares	Buy	17,116	21.4473	08/18/2021
Sumitovant	Common Shares	Buy	46,792	21.5084	08/19/2021
Sumitovant	Common Shares	Buy	46,478	20.8602	08/20/2021
Sumitovant	Common Shares	Buy	25,057	22.1261	08/23/2021
Sumitovant	Common Shares	Buy	30,390	22.4522	08/23/2021
Sumitovant	Common Shares	Buy	34,299	22.3700	08/24/2021
Sumitovant	Common Shares	Buy	28,709	22.4375	08/25/2021
Sumitovant	Common Shares	Buy	40,000	22.6728	08/26/2021
Sumitovant	Common Shares	Buy	37,038	23.1722	08/27/2021
Sumitovant	Common Shares	Buy	70,000	23.9157	08/30/2021
Sumitovant	Common Shares	Buy	39,000	24.2791	08/31/2021
Sumitovant	Common Shares	Buy	40,000	24.8257	09/01/2021
Sumitovant	Common Shares	Buy	22,209	25.2543	09/02/2021
Sumitovant	Common Shares	Buy	35,045	26.4628	09/02/2021
Sumitovant	Common Shares	Buy	5,848	26.9547	09/02/2021
Sumitovant	Common Shares	Buy	29,822	26.7381	09/03/2021
Sumitovant	Common Shares	Buy	1,378	27.2931	09/03/2021
Sumitovant	Common Shares	Buy	28,287	26.0784	09/07/2021
Sumitovant	Common Shares	Buy	4,913	27.1218	09/07/2021
Sumitovant	Common Shares	Buy	21,902	25.7357	09/08/2021
Sumitovant	Common Shares	Buy	37,000	25.5175	09/09/2021
Sumitovant	Common Shares	Buy	30,000	25.1130	09/10/2021
Sumitovant	Common Shares	Buy	53,150	23.0867	09/13/2021
Sumitovant	Common Shares	Buy	30,028	23.9107	09/13/2021
Sumitovant	Common Shares	Buy	65,128	22.0372	09/14/2021
Sumitovant	Common Shares	Buy	6,172	22.7555	09/14/2021
Sumitovant	Common Shares	Buy	89,864	21.9831	09/15/2021
Sumitovant	Common Shares	Buy	50,000	21.7510	09/16/2021

Purchaser Filing Person	Myovant Security	Buy/Sell	Number of Shares(1)	Average Price Paid (US$)(2)	Date
Sumitovant	Common Shares	Buy	37,913	22.7918	09/17/2021
Sumitovant	Common Shares	Buy	38,273	22.0957	09/20/2021
Sumitovant	Common Shares	Buy	43,000	22.4756	09/21/2021
Sumitovant	Common Shares	Buy	84,018	21.9597	09/22/2021
Sumitovant	Common Shares	Buy	49,467	23.0147	09/23/2021
Sumitovant	Common Shares	Buy	5,311	23.4885	09/23/2021
Sumitovant	Common Shares	Buy	36,000	23.4041	09/24/2021
Sumitovant	Common Shares	Buy	45,768	24.1851	09/27/2021
Sumitovant	Common Shares	Buy	2,232	24.8594	09/27/2021
Sumitovant	Common Shares	Buy	20,677	22.8458	09/28/2021
(1)	The total number of common shares purchased during the third quarter of calendar year 2021 was 1,400,000.
(2)	The range of prices paid per common share during the third quarter of calendar year 2021 was $20.32 - $27.35 and the average price paid per common share was $23.11.
Transactions Between Myovant and the Purchaser Filing Persons
Agreements in the Ordinary Course
As described below over the past two years, Myovant has entered into a certain transaction in the ordinary course of business with Sumitovant, one of the Purchaser Filing Persons.
•	Services and Information Sharing Agreement
In February 2022, Myovant and two of its subsidiaries, Myovant Sciences GmbH and Myovant Sciences, Inc., entered into the Information Sharing Agreement with SBI. Under the Information Sharing Agreement, for so long as Sumitovant is a majority owner of Myovant, Myovant agrees to: (1) subject to Sumitovant’s reasonable request and on a timeline to be reasonably agreed by the parties, supply certain information summarizing material aspects of Myovant’s business to Sumitovant, and with reasonable advanced notice, give Sumitovant and its representatives the reasonable opportunity to discuss such information with Myovant’s senior management; and (2) subject to the oversight of the chairperson of the Audit Committee, provide certain additional, more detailed information on business-essential matters in order to collaborate with Sumitovant or to enable Myovant to leverage Sumitovant’s expertise.
Under the Information Sharing Agreement, Sumitovant also agrees to provide, upon Myovant’s election, various administrative and general business support services as well as research and development services to Myovant and its subsidiaries, and Myovant agrees to reimburse Sumitovant for expenses it, or third parties acting on its behalf, incurs for Myovant. For any general and administrative and research and development activities performed by employees of Sumitovant, the Information Sharing Agreement provides for Sumitovant to charge Myovant based upon the relative percentage of time utilized on matters related to Myovant by the respective employee and a mutually agreed upon mark-up on such expenses. Under the Information Sharing Agreement, all other third-party pass-through costs are billed to Myovant at cost. For the six months ended September 30, 2022, Myovant incurred expenses of less than $0.1 million under this Information Sharing Agreement.
•	Market Access Services Agreement
On August 1, 2020, one of Myovant’s subsidiaries, Myovant Sciences GmbH, entered into a Market Access Services Agreement, as amended (the “Market Access Services Agreement”), with Sunovion Pharmaceuticals Inc., a subsidiary of SMP (“Sunovion”). Pursuant to the Market Access Services Agreement, among other things, Sunovion agreed to provide certain market access services with respect to the distribution and sale of ORGOVYX® and MYFEMBREE®, including, among other things: (i) adding ORGOVYX® and MYFEMBREE® to Sunovion’s agreements with its third party logistics providers; (ii) adding MYFEMBREE® to certain of Sunovion’s contracts with wholesalers, group purchasing organizations and integrated delivery networks and negotiating rates for ORGOVYX® and MYFEMBREE® with certain market access customers; (iii) providing order-to-cash services; (iv) providing certain employees to provide market access account director services; (v) performing activities required in connection with supporting and maintaining contracts between Myovant and market access customers for the coverage, purchase, or dispensing of ORGOVYX® and MYFEMBREE®; (vi) managing the validation, processing and payment of rebates, chargebacks, and certain administrative, distribution and service fees related to ORGOVYX® and MYFEMBREE®; (vii) providing Myovant with price reporting metrics and other information required to allow Myovant to comply with applicable government price reporting requirements; (viii) coordinating with Myovant and any applicable wholesalers and distributors to address any recalls, investigations, or product holds; (ix) configuring, or causing to be configured, the appropriate software systems to enable Sunovion to perform its obligations under the Market Access Services Agreement; and (x) providing training and certain other ancillary support services to facilitate the foregoing. Pursuant to the Market Access Services Agreement, Sunovion will also provide certain services to Myovant to enable Myovant to comply with its obligations under certain state transparency reporting laws.
Myovant, in turn, appointed Sunovion as the exclusive distributor of MYFEMBREE® and a non-exclusive distributor of ORGOVYX®, each in the U.S., including all of its territories and possessions. In order to facilitate Sunovion’s provision of these services, Myovant agreed, among other things, to: (i) grant Sunovion a non-exclusive license under all intellectual property owned or controlled by Myovant, solely for Sunovion’s use in connection with its performance of the contemplated services; (ii) provide Sunovion periodic reports of sales projections and estimated volume requirements, as well as such other information as Sunovion reasonably requests or may need to perform services; (iii) comply with the provisions of any agreements between Sunovion and third parties pursuant to which ORGOVYX® and MYFEMBREE® will be distributed or sold; (iv) cooperate with certain investigations related to orders and audits of Myovant’s quality systems solely related, as reasonably determined by Myovant, to Sunovion’s performance of certain regulatory services, at Sunovion’s costs; and (v) promptly notify Sunovion in the event relugolix is recalled.
As consideration for the services, Myovant paid Sunovion an agreed-upon monthly service charge for each of the first two years of the Market Access Services Agreement term and any agreed regulatory and training service charges. After the second year of the Market Access Services Agreement term, the monthly service charges was determined by the parties. In addition, Myovant also agreed to (x) reimburse Sunovion for any pass-through expenses it incurs while providing the services, and (y) establish an escrow fund for use by Sunovion to manage payments for rebates, chargebacks and similar fees.
For the six months ended September 30, 2022, Myovant incurred $2.4 million under the Market Access Services Agreement (inclusive of third-party pass-through costs billed to Myovant). For the three and six months ended September 30, 2021, Myovant incurred $1.2 million and $2.4 million of expense under the Market Access Services Agreement (inclusive of third-party pass-through costs billed to Myovant).
The Market Access Services Agreement also contains customary representations and warranties by the parties and customary provisions related to confidentiality, indemnification and insurance. The initial term of the Market Access Services Agreement is three years. Thereafter, the term will be automatically extended for one-year periods, unless either party provides notice of its intent not to renew the Market Access Services Agreement at least nine months prior to the expiration of the applicable term. Either party may also terminate the Market Access Services Agreement prior to the end of its term in the event of an uncured material breach by the other party, if there are certain changes of law, or if such other party becomes insolvent or undergoes a change of control. Myovant may also terminate the Market Access Services Agreement with respect to ORGOVYX® and/or MYFEMBREE® if Sunovion fails to satisfy certain market access milestones or for convenience upon payment of a break-up fee.
Consulting Agreement and Other Expenses
On May 18, 2020, Myovant and Sumitovant entered into the Consulting Agreement, which was amended on November 9, 2020, pursuant to which Sumitovant agreed to provide consulting services to Myovant to support Myovant in commercial planning, commercial launch activities and implementation. Adele Gulfo, Sumitovant’s Chief Commercial and Business Development Officer and a member of the Myovant Board, provided the services to Myovant on behalf of Sumitovant under the Consulting Agreement. The term of the Consulting Agreement expired on March 31, 2021. The aggregate fees to Sumitovant under the Consulting Agreement were $0.8 million for fiscal year 2020. No fees were paid to Sumitovant under Consulting Agreement for fiscal year 2021.

In addition, during Myovant’s fiscal year 2020 and fiscal year 2021, Myovant reimbursed Sumitovant for certain other third-party pass-through expenses that it incurred on Myovant’s behalf. These expenses totaled $0.7 million and less than $0.1 million, for fiscal year 2020 and fiscal year 2021, respectively.
Agreements Involving Myovant’s Securities
The Purchaser Filing Persons have entered into the following agreements, arrangements, or understandings, whether or not legally enforceable, with respect to the Myovant common shares.
•	Trading Plan
On May 14, 2021, Sumitovant entered into the 2021 10b5-1 Trading Plan with CGMI, pursuant to which, commencing August 16, 2021, CGMI was authorized to and directed to purchase, on behalf of Sumitovant, Myovant common shares on the open market up to an aggregate amount not to exceed 1,400,000 shares (exclusive of commissions of $0.02 per share purchased), subject to the satisfaction of certain conditions, including, among others, trading price. CGMI ceased purchasing Myovant common shares under the 2021 10b5-1 Trading Plan on November 16, 2021.
•	Investor Rights Agreement
Myovant, Sumitovant and SMP entered into the Investor Rights Agreement, dated as of December 27, 2019. Pursuant to the Investor Rights Agreement, among other things:
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Myovant agreed to register for sale the Myovant common shares held by Sumitovant at the request of Sumitovant, or to include Myovant common shares held by Sumitovant in a registration statement filed by Myovant for the offer and sale of Myovant common shares by Myovant, subject to specified conditions and limitations.

•	Myovant granted to SMP and Sumitovant rights to receive specified financial information from Myovant, and inspect Myovant’s facilities, accounts and records, subject to specified limitations.
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The Myovant Board following the Roivant Closing is required to consist of (i) three Sumitomo Directors, who are currently Myrtle Potter (who is also the Chairman of the Myovant Board), Adele Gulfo and Shigeyuki Nishinaka, (ii) three Independent Directors, who are currently Mark Guinan (currently Lead Independent Director), Terrie Curran, and Nancy Valente (collectively, the “Independent Directors”), and (iii) the Principal Executive Officer, who is currently David Marek. For purposes of the Investor Rights Agreement, an “Independent Director” is a director who (A) the Myovant Board reasonably determines qualifies as an “independent director” under the NYSE listing rules, (B) is not and within the last three years has not been a director, officer or employee of an entity within the Sumitomo Pharma Group, and (C) does not have any immediate family member who is or within the last three years has been a director, officer or employee of an entity within the Sumitomo Pharma Group.

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Myovant’s Nominating and Corporate Governance Committee following the time the Bye-Laws became effective is required to consist of (i) two Sumitomo Directors, who are currently Adele Gulfo and Myrtle Potter, and (ii) one Independent Director, who is currently Nancy Valente.

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Myovant’s Compensation Committee following the time the Bye-Laws became effective is required to consist of (i) one Sumitomo Director, who is currently Shigeyuki Nishinaka, and (ii) two Independent Directors, who are currently Mark Guinan and Terrie Curran.

•	Myovant’s Audit Committee following the Roivant Closing is required to consist of the three Independent Directors, who are currently Mark Guinan, Terrie Curran, and Nancy Valente.
•	At all times until the Sumitomo Pharma Group no longer holds more than 50% of the outstanding Myovant common shares, among other things:
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the Audit Committee is required to be composed solely of three Independent Directors, each of whom is an initial Independent Director or has been nominated or appointed to the Myovant Board in accordance with specified provisions of the Bye-Laws, and at least one of whom will meet the requirements of an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act;

•	the Nominating and Corporate Governance Committee is required to be composed of (A) two Sumitomo Directors and (B) one Independent Director who is also a member of the Audit Committee;
•	the Compensation Committee is required to be composed of (A) one Sumitomo Director and (B) two Independent Directors, each of whom is also a member of the Audit Committee;
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except as may be required by applicable laws, including the rules of the NYSE Listed Company Manual, the Securities Act and the Exchange Act, any other standing or ad hoc committee of the Myovant Board is required to be composed of a majority of the Sumitomo Directors, subject to specified exceptions;

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Myovant will utilize, to the extent available, the “controlled company” exemption under the rules of the NYSE or any other applicable securities exchange in respect of the composition of the Myovant Board and the committees thereof;

•	specified provisions of the Bye-Laws may not be amended, revised or removed without the prior written consent of Sumitovant; and
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all entities within the Sumitomo Pharma Group agreed to vote the Myovant common shares owned by them in connection with any election of Independent Directors in a manner that is either in accordance with the recommendation of the Myovant Board or in direct proportion to the manner in which Myovant shareholders not affiliated with the Sumitomo Pharma Group vote their Myovant common shares in respect of the election of such Independent Directors.

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The Standstill Provision, which provides that until the earlier of such time as (A) the Sumitomo Pharma Group owns less than 35% of the outstanding Myovant common shares, (B) another entity beneficially owns a majority of the outstanding Myovant common shares, (C) the completion of a merger, consolidation or other business combination or transaction to which Myovant is a party (but to which no member of the Sumitomo Pharma Group is a party) if the shareholders of Myovant immediately prior to the effective date of such transaction beneficially own less than 50% of the outstanding voting securities power of the surviving corporation following such transaction, (D) the completion of a sale of all or substantially all of Myovant’s assets, (E) a bankruptcy or liquidation of Myovant or (F) the completion of specified transactions in which the Sumitomo Pharma Group acquires all of the outstanding Myovant common shares or its assets (any such event, a “Standstill Termination Event”), no member of the Sumitomo Pharma Group will make a tender offer, exchange offer, merger proposal or any other offer the effect of which if completed would result in an Acquisition Transaction unless such transaction is effected (a) in accordance with a specified provision of the Bye-Laws or (b) in compliance with the following:

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a member of the Sumitomo Pharma Group may, at any time, propose, negotiate and consummate a transaction at the written request of a majority of the members of the Audit Committee that would result in the Sumitomo Pharma Group owning all of the Myovant common shares or assets of Myovant, subject to an obligation that such transaction receive approval of a majority of the Myovant common shares not owned by the Sumitomo Pharma Group (a “Qualified Acquisition Transaction”);

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any member of the Sumitomo Pharma Group may, at any time, make a proposal on a confidential basis to the Audit Committee; provided that after the three-year anniversary of the Roivant Closing, this requirement with respect to a Qualified Acquisition Transaction will only require a period of confidential discussions with the Audit Committee prior to making a public announcement thereof and except disclosures that are required by law;

•	until the three-year anniversary of the Roivant Closing (December 27, 2022), be subject to approval by the Audit Committee; and
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the closing of any such Acquisition Transaction is conditioned (which condition may not be waived) on a majority of the outstanding Myovant common shares held by shareholders not affiliated with the Sumitomo Pharma Group being voted in favor of such transaction.

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Until a Standstill Termination Event, except for an Acquisition Transaction or Qualified Acquisition Transaction governed by the Standstill Provision, certain specified Myovant corporate actions will not be taken without approval by the Audit Committee, including:

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any services to be provided by the Sumitomo Pharma Group to Myovant which would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act or other specified transactions with the Sumitomo Pharma Group;

•	amendments to specified provisions of Myovant’s organizational document or agreements;
•	the taking of specified actions or amendments of the Loan Agreement; or
•	amending the Investor Rights Agreement in a manner that would expand the Sumitomo Pharma Group’s rights, or reduce its obligations, under the Investor Rights Agreement.
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At all times that the Sumitomo Pharma Group hold more than 50% of the outstanding Myovant common shares, the Sumitomo Pharma Group, by purchasing Myovant common shares in the open market or from Myovant in certain specified circumstances, will have the right to maintain its percentage ownership in Myovant common shares in the event of a financing event or acquisition event conducted by Myovant, or specified other events, subject to specified conditions; provided that the resulting beneficial ownership of such purchases by Sumitomo Pharma Group of Myovant common shares is no more than 60% of the outstanding voting power of Myovant.

•	The Roivant Transaction Agreement
On September 6, 2019, SMP and Roivant entered into a memorandum of understanding (the “MOU”) related to the creation of the Strategic Alliance.
As contemplated by the MOU, on October 31, 2019, SMP, Roivant and certain of their affiliates entered into the Roivant Transaction Agreement related to the creation of the Strategic Alliance. Among other things, pursuant to the Roivant Transaction Agreement: (i) SMP indirectly acquired all of the Myovant common shares that were beneficially owned by Roivant, along with the equity interests owned by Roivant in four of its other subsidiaries, (ii) Roivant granted SMP options to purchase, subject to certain exceptions set forth in the Roivant Transaction Agreement, Roivant’s existing equity interests in six other privately-held Roivant subsidiaries or affiliates and (iii) Roivant issued to SMP common shares of Roivant. In exchange, the Roivant Transaction Agreement provided that SMP would make a $3.0 billion upfront cash payment to Roivant upon the Roivant Closing of the transactions contemplated by the Roivant Transaction Agreement, subject to certain adjustments as set forth therein.
•	SMP Loan Agreement
In connection with the Roivant Closing, SMP, Myovant and Myovant Sciences GmbH (the “Borrower”), entered into the Loan Agreement pursuant to which, among other things, SMP agreed to make revolving loans to the Borrower in an aggregate principal amount up to $400 million, subject to certain conditions set forth therein. On December 30, 2019, the Borrower used proceeds funded under the Loan Agreement, in the aggregate amount of $113.7 million, to repay the outstanding obligations of Myovant and its subsidiaries under the Hercules Loan Agreement and a securities purchase agreement with NovaQuest Pharma Opportunities Fund IV, L.P. and the other purchasers party thereto, and to pay for certain costs and expenses.
The Loan Agreement will terminate, and all obligations thereunder will become due and payable, on December 27, 2024. Pursuant to the Loan Agreement, until the date occurring three months prior to December 27, 2024, the Borrower will be entitled to borrow amounts no more than once in any calendar quarter to cover budgeted expenses for such quarter, subject to certain conditions, including consent of the Myovant Board. If SMP fails to beneficially own at least a majority of the outstanding Myovant common shares, it may become unlawful under Japanese law for SMP to continue to fund loans to the Borrower, in which case Borrower would not be able to continue to borrow amounts under the Loan Agreement. Interest on outstanding loans under the Loan Agreement accrue at a rate per annum equal to 3-month LIBOR plus 3% and are payable quarterly on the last day of each calendar quarter. Loans under the Loan Agreement are prepayable at any time without premium or penalty upon 10 business days’ prior written notice.

The Borrower’s obligations under the Loan Agreement are guaranteed on a full and unconditional basis by Myovant and certain of Myovant’s other subsidiaries (collectively, the “Subsidiary Guarantors”). The loans and other obligations are the senior unsecured obligations of Myovant, the Borrower and the Subsidiary Guarantors.
The Loan Agreement includes representations and warranties and affirmative and negative covenants customary for facilities of this type. The Loan Agreement also includes events of default customary for facilities of this type, including payment defaults, breaches of representations and warranties, breaches of covenants following any applicable cure period, cross acceleration to certain other debt, failure to pay certain final judgments, certain events relating to bankruptcy or insolvency and failure of material provisions of the loan documents to remain in full force and effect or any contest thereto by Myovant or any of its subsidiaries. Upon the occurrence of an event of default, a default interest rate of an additional 5.0% will apply to the outstanding principal amount of the loans, and SMP may (i) terminate its obligations to make loans to the Borrower, (ii) declare the principal amount of loans to be immediately due and payable and (iii) take such other actions as set forth in the Loan Agreement. Upon the occurrence of certain bankruptcy and insolvency events, the obligations of SMP to make loans to the Borrower would automatically terminate and the principal amount of the loans would automatically become due and payable. In addition, if it becomes unlawful for SMP to maintain the loans under the Loan Agreement, the Borrower would be required to repay the outstanding principal amount of the loans.
The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, which has been filed as an exhibit to Myovant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019.
•	Share Return Agreement
Concurrently with the Roivant Closing, Roivant, Sumitovant and SMP entered into the Share Return Agreement pursuant to which SMP will return the top up shares to Roivant, if, as of March 1 of each calendar year during the term of the Share Return Agreement, SMP directly or indirectly holds greater than 55.0% of the then issued and outstanding Myovant common shares (the “Requisite Threshold”), but only for a number of top up shares that would permit SMP to continue to directly or indirectly hold the Requisite Threshold.
SMP intends to return all of the top up shares to Roivant promptly following the receipt of the Required Shareholder Approval.

RIGHTS OF APPRAISAL
Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Myovant Board considers the fair value for each Myovant common share to be $27.00, without interest and less any applicable withholding taxes.
Any shareholder of Myovant who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the Merger Proposal may exercise its appraisal rights under the Bermuda Companies Act to have the fair value of its shares appraised by the Supreme Court of Bermuda. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any shareholder of Myovant intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Supreme Court of Bermuda within one month after the date the notice convening the special general meeting to approve the Merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules, and there are limited decisions of the Supreme Court of Bermuda that prescribe in detail the operation of the provisions of Section 106 of the Bermuda Companies Act or the process of appraisal by the Supreme Court of Bermuda; the Supreme Court of Bermuda retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Bermuda Companies Act.
If a shareholder of Myovant votes in favor of the Merger Proposal at the special general meeting, such shareholder will have no right to apply to the Supreme Court of Bermuda to appraise the fair value of its shares, and instead, if the Merger is consummated, and as discussed in the section of this proxy statement entitled “The Merger Agreement—Effect of the Merger on the Myovant Common Shares and Merger Sub,” each Myovant common share of such shareholder will be cancelled and will have the right to receive the per share merger consideration. Voting against the Merger, or not voting, will not in itself satisfy the requirements for notice and exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.
A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS COMMON SHARES APPRAISED, PROVIDED THAT SUCH SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER PROPOSAL.
In any case where a registered holder of Myovant common shares has made an appraisal application (having already received the per share merger consideration), in respect of the shares held by such dissenting shareholder, and the Merger has been made effective under Bermuda law before the Supreme Court of Bermuda’s appraisal of the fair value of such Myovant common shares, then the dissenting shareholder shall be entitled to receive the fair value of the Myovant common shares held by such holder if later appraised by the Supreme Court of Bermuda to be greater than the value of the per share merger consideration received. Such dissenting shareholder will be paid the difference, between the amount paid to him as the per share merger consideration and the value appraised by the court within one month of the Supreme Court of Bermuda’s appraisal.
In any case where the value of the Myovant common shares held by a dissenting shareholder is appraised by the Supreme Court of Bermuda before the Merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Supreme Court of Bermuda’s appraisal an amount equal to the value of the Myovant common shares appraised by the Supreme Court of Bermuda, unless the Merger is terminated under the terms of the Merger Agreement, in which case no payment will be made. However, it is anticipated that, subject to having obtained the requisite approval, the Merger would have proceeded prior to the appraisal by the Supreme Court of Bermuda.
A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Supreme Court of Bermuda. The responsibility for apportioning the costs of any application to the Supreme Court of Bermuda under Section 106 of the Bermuda Companies Act will be in the discretion of the Supreme Court of Bermuda.

The relevant portion of Section 106 of the Bermuda Companies Act in relation to appraisal rights is as follows:
“(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.
(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or (b) to terminate the amalgamation or merger in accordance with subsection (7).
(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.
(6C) No appeal shall lie from an appraisal by the Court under this section.
(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.
(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”
SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
A shareholder who elects to exercise appraisal rights under Section 106(6) of the Bermuda Companies Act should, in addition to making an application to the Supreme Court of Bermuda, mail or deliver a written demand to: Attn: Corporate Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
Myovant Sciences Ltd.
Attention: Corporate Secretary
Clarendon House
2 Church Street, Hamilton HM 11
Bermuda
DELISTING AND DEREGISTRATION OF COMMON SHARES
If the Merger is completed, Myovant common shares will cease to be listed on the NYSE and price quotations with respect to sales of Myovant common shares in the public market will no longer be available. In addition, registration of the Myovant common shares under the Exchange Act will be terminated. As a result, if the Merger is completed, we would no longer file periodic reports with the SEC in respect of Myovant common shares.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION
The Compensation Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable to Myovant’s named executive officers in connection with the Merger (the Compensation Proposal), as disclosed in the section of this proxy statement entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger—Merger Related Compensation.”
Accordingly, we are seeking approval of the following resolution at the special general meeting:
“RESOLVED, that shareholders of Myovant Sciences Ltd. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Myovant Sciences Ltd.’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of Myovant’s Directors and Executive Officers in the Merger—Merger Related Compensation” in Myovant Sciences Ltd.’s proxy statement for the special general meeting.”
The non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of Myovant in connection with the Merger requires the affirmative vote of a majority of the aggregate voting power of all issued and outstanding Myovant common shares entitled to vote on such matter and voting at the special general meeting.
Holders of Myovant common shares should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Myovant, the Special Committee, the Myovant Board or Sumitovant. Further, the underlying awards and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger is consummated, Myovant’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.
Required Vote
The Compensation Proposal requires approval by the holders of a majority of the aggregate voting power of all issued and outstanding Myovant common shares entitled to vote on such matter and voting at the special general meeting. If you fail to vote or if you abstain from voting on the Compensation Proposal, your Myovant common shares will not be counted in determining the outcome of such proposal.
Vote Recommendation
The Special Committee and the Myovant Board acting at the unanimous recommendation of the Special Committee each recommends that you vote “FOR” the approval of, by non-binding, advisory vote, the Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
General
Myovant shareholders are also being asked to consider and vote on the Adjournment Proposal. We are seeking shareholder approval to adjourn the special general meeting even if a quorum is present, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal. If the special general meeting is adjourned, notice of the resumption of the meeting shall be given to each shareholder of Myovant entitled attend and vote at the meeting, unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned. If the Myovant shareholders approve the Adjournment Proposal, Myovant could adjourn the special general meeting and any adjourned session of the special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously provided proxies to vote against the approval of the Merger Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the special general meeting)
The approval by shareholders of the Adjournment Proposal is not a condition to the completion of the Merger.
Required Vote
The Adjournment Proposal requires approval by the holders of a majority of the aggregate voting power of all issued and outstanding Myovant common shares present, in person or by proxy, and entitled to vote on such matter at the special general meeting. If you fail to vote, your Myovant common shares will not be counted in determining, and will have no effect on, the outcome of the Adjournment Proposal. If you abstain from voting on the Adjournment Proposal, the effect will be the same as a vote “AGAINST” the Adjournment Proposal.
Vote Recommendation
The Special Committee and the Myovant Board acting at the unanimous recommendation of the Special Committee each recommends that you vote “FOR” the Adjournment Proposal.

ELIMINATING DUPLICATIVE PROXY MATERIALS
To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Myovant common shares who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, a single set of this proxy statement will be sent to any household at which two or more of Myovant’s shareholders reside. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce Myovant’s expenses. The procedure applies to Myovant’s annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to have access to and utilize separate proxy voting instructions.
If you do not wish to participate in “householding” and would like to receive a separate copy of this proxy statement, please notify your broker or Myovant. Direct your written request to Myovant Sciences, Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or call us at (650) 392-0222. Shareholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.
SUBMISSION OF SHAREHOLDER PROPOSALS
If the Merger is completed, you will have no entitlement to attend and vote at any future annual general meeting of shareholders, including for 2023. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual general meetings of shareholders, including the 2023 Annual General Meeting of Shareholders (the “2023 Annual Meeting”), in which case we will provide notice of or otherwise publicly disclose the date on which such 2023 Annual Meeting will be held.
If you would like to submit a proposal for inclusion in the proxy materials for the 2023 Annual Meeting, your proposal must comply with Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, any such proposal must be received on or prior to March 30, 2023 by Myovant at its executive offices at Myovant Sciences Ltd., Attn: Corporate Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
If you wish to nominate an individual for election at, or bring business before, the 2023 Annual Meeting, and do not intend such nomination or business to be included in the proxy materials for such meeting, you must deliver your written notice to our Secretary at our registered office disclosed above no earlier than June 23, 2023 and no later than July 23, 2023, in accordance with the Bye-Laws; provided that if the date of the 2023 Annual Meeting is earlier than September 21, 2023, or later than November 20, 2023, you must submit your proposal to the address mentioned above not later than 10 days following the earlier of (i) the date on which notice of the 2023 Annual Meeting was posted to our shareholders or (ii) the date on which public disclosure of the date of the 2023 Annual Meeting was made. Your notice to Myovant must also set forth the information specified in and comply with Section 24.1 of the Bye-Laws.
Additionally, under Section 24 of the Bye-Laws, only shareholders holding not less than 5% of the total voting rights, who have held such voting rights for at least three years, may require us to give notice to Myovant’s shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at Myovant’s registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.
In addition to satisfying the requirements under the Bye-Laws with respect to advance notice of any nomination, any shareholder that intends to solicit proxies in support of director nominees other than Myovant’s director nominees in accordance with Rule 14a-19 under the Exchange Act must provide notice to Myovant at Myovant’s registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda) no later than August 22, 2023 (or, if we hold the 2023 Annual Meeting earlier than September 21, 2023, or later than November 20, 2023, then the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the 10th calendar day following the day on which we first make a public announcement of the date of the 2023 Annual Meeting). Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19 under the Exchange Act.

OTHER IMPORTANT INFORMATION REGARDING THE PURCHASER FILING PERSONS
Background of SMP
SMP is a pharmaceutical company in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and other Asian countries with about 7,000 employees worldwide. SMP defines its corporate mission as “to broadly contribute to society through value creation based on innovative research and development activities for the betterment of healthcare and fuller lives of people worldwide.” SMP’s principal executive offices are located at 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan. SMP’s telephone number is +81 6-6203-5321.
Directors and Executive Officers of SMP
The names and material occupations, positions, offices or employment during the past five years of SMP’s directors and executive officers are set forth below. Each of SMP’s directors and executive officers is a citizen of Japan, except Antony Loebel and Patricia S. Andrews, who are citizens of the United States. During the past five years, none of SMP or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Name	Position With SMP	Current Business Address
Hiroshi Nomura	Representative Director, President and CEO	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Toru Kimura
Representative Director, Executive Vice President Global Corporate Strategy; Regenerative & Cellular Medicine Office; Regenerative & Cellular Medicine Kobe Center; Regenerative & Cellular Medicine Manufacturing Plant
Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Yoshiharu Ikeda	Director, Senior Executive Officer Cancer Research; Modality Research; Drug Research Division Head of Japan Business Unit	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Hiroyuki Baba	Director, Senior Executive Officer Global Data Design Office; Legal Affairs; Intellectual Property; IT Management & Digital Transformation; Frontier Business Office	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Shigeyuki Nishinaka	Director, Senior Executive Officer Global Business Development; International Business Management	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Saeko Arai	Director (Outside)	Acuray, Inc., 10-18, Nogaya 5-chome, Machida, Tokyo 195-0053, Japan
Nobuhiro Endo	Director (Outside)	NEC Corporation, 7-1, Shiba 5-chome Minato-ku, Tokyo 108-8001, Japan
Minoru Usui	Director (Outside)	Seiko Epson Corporation, 3-5 Owa 3-chome, Suwa, Nagano 392-8502, Japan
Koji Fujimoto	Director (Outside)	National University Corporation Tokyo Medical and Dental University, 5-45 Yushima 1-chome, Bunkyo-ku, Tokyo 113-8510, Japan

Name	Position With SMP	Current Business Address
Hideyuki Harada	Senior Executive Officer, Technology Research & Development Division; Manufacturing Division Deputy Head of Japan Business Unit	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Atsuko Higuchi	Senior Executive Officer, External Affairs; Corporate Secretariat; Human Resources	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Takuya Taguchi	Senior Executive Officer Sales & Marketing Division Executive Director, Sales & Marketing Division Deputy Head of Japan Business Unit	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Koichi Kozuki
Executive Officer, Regulatory Affairs; Medical Information; Medical Affairs; Corporate Regulatory Compliance & Quality Assurance Executive Director, Corporate Regulatory Compliance & Quality Assurance Division Deputy Head of Japan Business Unit
Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Isao Shimizu	Executive Officer; Senior Executive Research Director, Drug Research Division	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Yumi Sato	Executive Officer, Drug Development Division Executive Director, Drug Development Division; Executive Vice President and Chief Corporate Strategy Officer, Sunovion Pharmaceuticals, Inc.	Sunovion Pharmaceuticals Inc., 84 Waterford Drive, Marlborough, MA 01752, U.S.A.
Kenji Ueno	Executive Officer; Executive Director, Technology Research & Development Division	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Naoki Noguchi	Executive Officer, Corporate Governance; Corporate Communications Senior Director, Corporate Governance	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Tsutomu Nakagawa	Executive Officer Senior Director, Global Corporate Strategy	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan
Antony Loebel	Executive Officer; President and CEO, Sunovion Pharmaceuticals Inc.	Sunovion Pharmaceuticals Inc., 84 Waterford Drive, Marlborough, MA 01752, U.S.A.
Patricia S. Andrews	Executive Officer Global Head of Oncology; CEO, Sumitomo Pharma Oncology, Inc.	Sumitomo Pharma Oncology, Inc., 640 Memorial Drive, Cambridge, MA 02139, U.S.A.
Hiroshi Nomura has served as President and CEO of SMP since April 2018. He has served as a Representative Director of the SMP Board since April 2017. He served as a director of the SMP Board from June 2012 to March 2017. He served as Executive Vice President of SMP from April 2016 to March 2018. He has served as a director of the Sumitovant Board since December 2019. He previously served as a director of the Myovant Board from December 27, 2019 to October 21, 2022. The principal business address of Sumitovant is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom and 151 W. 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Myovant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.
Toru Kimura has served as Executive Vice President of SMP since April 2021 and as a Representative Director of the SMP Board since April 2021. He supervises Global Corporate Strategy, the Regenerative & Cellular Medicine Office, Regenerative & Cellular Medicine Kobe Center, Regenerative & Cellular Medicine

Manufacturing Plant. He served as Senior Executive Officer of SMP from April 2019 to March 2021. He served as Executive Officer of SMP from April 2015 to March 2019. He served as a director of the SMP Board from June 2016 to April 2021. He has served as a director of the Sumitovant Board since April 2022. The principal business address of Sumitovant is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom and 151 W. 42nd Street, 15th Floor, New York, NY 10036.
Yoshiharu Ikeda has served as Senior Executive Officer of SMP since April 2016. He supervises Cancer Research, Modality Research and Drug Research and has served as Deputy Head of Japan Business Unit since April 2022. He has served as a director of the SMP Board since June 2020. He served as Executive Officer of SMP from June 2010 to March 2016.
Hiroyuki Baba has served as Senior Executive Officer of SMP since April 2019. He supervises the Global Data Design Office, Legal Affairs, Intellectual Property, IT Management & Digital Transformation and the Frontier Business Office. He has served as a director of the SMP Board since June 2022. He served as Executive Officer of SMP from April 2014 to March 2019.
Shigeyuki Nishinaka has served as Senior Executive Officer of SMP since April 2020. He supervises Global Business Development and International Business Management. He has served as a director of the SMP Board since June 2022. He served as Executive Officer of SMP from April 2017 to March 2020. He served as Senior Director, Global Business Development of SMP from April 2016 to March 2017. He served as Deputy Executive Director, Drug Research of SMP and Senior Director, External Innovation of SMP from December 2014 to March 2016. He has served as a director of the Sumitovant Board since December 2019. He has served as a member of the Myovant Board since October 21, 2022. The principal business address of Sumitovant is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom and 151 W. 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Myovant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.
Saeko Arai has served as an Outside Director of the SMP Board since June 2018. She has served as President of Gratia, Inc. (currently, Acuray, Inc.), a radiation therapy company, since November 2002. She has served as an Outside Director of Tokyu Fudosan Holdings Corporation, a holding company mainly engaged in the real estate business, since June 2018. She has served as an Outside Audit & Supervisory Board Member of AEON Credit Service Co., Ltd., a short-term business credit company, since June 2017. She has served as an Outside Audit & Supervisory Board Member of teamS Inc., a provider of integrated digitally enabled asset integrity solutions, since January 2017. She has served as a Professor at the Faculty of Business Administration of Hakuoh University, a private university in city of Oyama in Tochigi, Japan, since April 2016. The principal business address of Acuray, Inc. is 10-18, Nogaya 5-chome, Machida, Tokyo 195-0053, Japan. The principal business address of Tokyo Fudosan Holdings Corporation is Shibuya Solasta, 1-21-1 Dogenzaka, Shibuya-ku, Tokyo 150-0043, Japan. The principal business address of AEON Credit Service Co., Ltd is 22 Kandanishikicho 3-chome, Chiyoda-ku, Tokyo 101-0054, Japan. The principal business address of teamS Inc. is 4-21-3 Shinbashi, Minato-ku, Tokyo 105-8630, Japan. The principal business address of Hakuoh University is 2-2-2 Ekihigashidori, Oyama City, Tochigi 323-8586, Japan.
Nobuhiro Endo has served as an Outside Director of the SMP Board since June 2019. He has served as Executive Advisor of NEC Corporation since June 2022, an Outside Director of Japan Exchange Group, Inc., a financial instruments exchange holding company, since June 2018, and an Outside Director of Tokyo Marine Holdings, Inc., a multinational insurance holding company, since June 2019. He served as Chairman of the Board (Representative Director) of NEC Corporation, a multinational information technology and electronics corporation, from April 2016 to June 2019, President (Representative Director) of NEC Corporation from April 2010 to March 2016, Chairman of the Board of NEC Corporation from June 2019 to June 2022, an Outside Director of Seiko Holdings, Inc., an electronics company, from June 2017 to June 2019, an Outside Director of Japan Post Insurance Co., Ltd., a life insurance company, from June 2016 to June 2018, and an Outside Director of Nisshin Seifun Group Inc., a flour milling company, since June 2022. The principal business address of NEC Corporation is 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan. The principal business address of Japan Exchange Group, Inc. is 2-1 Nihombashi Kabutocho, Chuo-ku, Tokyo 103-8224, Japan. The principal business address of Tokyo Marine Holdings, Inc. is 1-2-1 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan. The principal business address of Seiko Holdings, Inc. is 26-1, Ginza 1-chome, Chuo-ku, Tokyo 104-8110,

Japan. The principal business address of Japan Post Insurance Co., Ltd. is Otemachi Place West Tower 3-1, Otemachi 2-chome, Chiyoda-ku, Tokyo 100-8794, Japan. The principal business address of Nisshin Seifun Group Inc. is 25, Kanda-Nishiki-cho 1-chome, Chiyoda-ku, Tokyo, Japan.
Minoru Usui has served as an Outside Director of the SMP Board since June 2021. He has served as Chairman of the Board of Seiko Epson Corporation, an electronics company, and director of Seiko Epson Corporation since April 2020. He served as President, Chief Executive Officer and Representative Director of Seiko Epson Corporation from June 2008 to April 2020. He has served as an Outside Director of IHI Corporation, a machinery industry company, since June 2021. The principal business address of Seiko Epson Corporation is 3-5 Owa 3-chome, Suwa, Nagano 392-8502, Japan. The principal business address of IHI Corporation is Toyosu IHI Building, 1-1, Toyosu 3-chome, Koto-ku, Tokyo 135-8710, Japan.
Koji Fujimoto has served as an Outside Director of the SMP Board since June 2022. He has served as a Deputy Director of the Research Center for Industry Alliances, National University Corporation, Tokyo Medical and Dental University, a national university located in Bunkyō-ku, Tokyo, since August 2019. He has served as Senior URA of the Research University Promotion Organization, Tokyo Medical and Dental University since August 2019. He has served as Specially Appointed Professor of Tokyo Medical and Dental University since August 2019. The principal business address of Tokyo Medical and Dental University is 1 Chome-5-45 Yushima, Bunkyō-ku, Tokyo 113-8510, Japan.
Hideyuki Harada has served as Senior Executive Officer of SMP since April 2021. He supervises the Technology Research & Development Division and Manufacturing Division and serves as Deputy Head of Japan Business Unit. He served as Executive Officer of SMP from April 2016 to March 2020. He has served as Executive Research Director of SMP from October 2017 to March 2021 supervising the Drug Research Division. He served as Senior Director of SMP from April 2021 to March 2022 supervising Research Planning & Coordination.
Atsuko Higuchi has served as Senior Executive Officer of SMP since April 2022. She served as Executive Officer of SMP from April 2017 to March 2022 supervising Corporate Secretariat, External Affairs and Human Resources. She served as Senior Officer of SMP from April 2016 to March 2017 supervising Corporate Governance.
Takuya Taguchi has served as Senior Executive Officer of SMP since April 2022. He supervises the Sales & Marketing Division. He has served as Executive Director of SMP, supervising the Sales & Marketing Division since April 2022. He has served as Deputy Head of Japan Business Unit of SMP since April 2022. He served as Executive Officer of SMP from April 2019 to March 2022. He served as Deputy Executive Director, Sales & Marketing, and Senior Director, Sales & Marketing Management of SMP from October 2017 to March 2019. He served as Senior Director, Sales & Marketing Management of SMP from April 2013 to September 2017.
Koichi Kozuki has served as Executive Officer of SMP since April 2020. He supervises Regulatory Affairs, Medical Information, Medical Affairs, and Corporate Regulatory Compliance & Quality Assurance. He has served as Executive Director of SMP, supervising Corporate Regulatory Compliance & Quality Assurance Division, since April 2022. He has served as Deputy Head of Japan Business Unit of SMP since April 2020. He served as Executive Director of SMP, supervising the Drug Development Division, from April 2017 to March 2020. He served as Executive Director of Sunovion Pharmaceuticals Inc., a pharmaceutical company, from October 2015 to March 2017. The principal business address of Sunovion Pharmaceuticals Inc. is 84 Waterford Drive, Marlborough, MA 01752, U.S.A.
Isao Shimizu has served as Executive Officer of SMP since April 2020. He has served as Senior Executive Research Director of SMP, supervising the Drug Research Division, since April 2022. He served as Senior Director of SMP, supervising External Innovation, from October 2017 to March 2020. He served as Senior Director of SMP, supervising the Drug Discovery Development Laboratory from April 2014 to September 2017.
Yumi Sato has served as Executive Officer of SMP since April 2020. She supervises the Drug Development Division. She has served as Executive Director of SMP, supervising the Drug Development Division, since April 2022. She served as Senior Director of SMP, supervising Global Corporate Strategy, from April 2018 to March 2020. She served as Senior Director of SMP, supervising Clinical Research, from April 2015 to

March 2018. She has served as Executive Vice President and Chief Corporate Strategy Officer of Sunovion Pharmaceuticals Inc., a pharmaceutical company, since April 2020. The principal business address of Sunovion Pharmaceuticals Inc. is 84 Waterford Drive, Marlborough, MA 01752, U.S.A.
Kenji Ueno has served as Executive Officer of SMP since April 2021. He has served as Executive Director, Technology Research & Development Division of SMP since April 2020. He served as Deputy Executive Director of Manufacturing Division and Senior Director of Suzuka Plant from April 2019 to March 2020. He served as Senior Director of Manufacturing Management and Senior Director of Procurement from January 2016 to March 2019.
Naoki Noguchi has served as Executive Officer of SMP since April 2022. He supervises Corporate Governance and Corporate Communications. He has served as Senior Director, Corporate Governance of SMP since April 2022. He served as Chairman, President & CEO of Sumitomo Pharma (Suzhou) Co., Ltd. from April 2018 to March 2022. He served as Senior Director of Sumitomo Pharma (Suzhou) Co., Ltd. from November 2014 to March 2018.
Tsutomu Nakagawa has served as Executive Officer of SMP since April 2022 and as Senior Director, Global Corporate Strategy of SMP, since April 2020. He served as Senior Director of Global Oncology Office from April 2019 to March 2020. He served as Senior Officer of Boston Biomedical Pharma, Inc. (currently, Sumitomo Pharma Oncology, Inc.) from April 2016 to March 2019.
Antony Loebel has served as Executive Officer of SMP since April 2012. He served as Head of Global Clinical Development of SMP from April 2012 to March 2019. He has served as President and CEO, Sunovion Pharmaceuticals Inc., a pharmaceutical company, since April 2019. The principal business address of Sunovion Pharmaceuticals Inc. is 84 Waterford Drive, Marlborough, MA 01752, U.S.A.
Patricia S. Andrews has served as Executive Officer of SMP since April 2017 and Global Head of Oncology of SMP since April 2020. She has served as CEO of Sumitomo Pharma Oncology, Inc., a developer of novel cancer therapeutics, since April 2017. She served as CEO, Boston Biomedical, Inc. (currently, Sumitomo Pharma Oncology, Inc.) and Global Head of Oncology from April 2020 to June 2020. She served as CEO, Boston Biomedical, Inc. from April 2017 to March 2020. She served as Executive Vice President, Chief Operating Officer, Boston Biomedical Inc. from April 2016 to March 2017. The principal business address of Sumitomo Pharma Oncology, Inc., is 640 Memorial Drive, Cambridge, MA 02139, U.S.A.
Background of Sumitovant and Sumitovant Biopharma, Inc.
Sumitovant, a Bermuda exempted company limited by shares, is a global biopharmaceutical company with its principal place of business in London. Sumitovant is a wholly owned subsidiary of SMP. Sumitovant is the majority shareholder of Myovant, and wholly owns Urovant Sciences Ltd., Enzyvant Therapeutics Ltd. and Spirovant Sciences Ltd. Its operating entity is Sumitovant Biopharma, Inc., a Delaware corporation and a wholly owned subsidiary of Sumitovant. Sumitovant is a technology-driven biopharmaceutical company accelerating development and commercialization of new potential therapies for patients with rare conditions and other diseases. Through its proprietary computing and data platforms, scientific expertise and diverse company portfolio, Sumitovant has supported development of multiple FDA-approved products and a robust pipeline of early-through late-stage investigational assets addressing unmet patient needs in pediatrics, urology, oncology, women’s health, specialty respiratory and infectious diseases. Sumitovant’s telephone number is 716-235-5983. Sumitovant’s principal office address is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom and 151 W. 42nd Street, 15th Floor, New York, NY 10036. SBI’s principal office address is 151 West 42nd Street, 15th Floor, New York, NY 10036. SBI’s telephone number is 716-235-5983.
Directors and Executive Officers of Sumitovant
The names and material occupations, positions, offices, or employment during the past five years of the directors and executive officers of Sumitovant are set forth below. Each of Sumitovant’s directors and executive officers is a citizen of the United States, except Hiroshi Nomura, Shigeyuki Nishinaka and Toru Kimura, who are citizens of Japan, and Monika Adams, who is a dual-citizen of Bermuda and Poland. Unless otherwise stated, none of Sumitovant or the listed persons below, during the past five years, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws.
Name	Position With Sumitovant	Current Business Address
Myrtle Potter	Director	Sumitovant Biopharma, Inc. 151 West 42nd Street, 15th Floor, New York, NY 10036
Hiroshi Nomura	Director	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan
Shigeyuki Nishinaka	Director	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan
Toru Kimura	Director	Sumitomo Pharma Co., Ltd., 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan
Vivek Ramaswamy	Director	Roivant Sciences, Inc. 151 West 42nd Street, 15th Floor, New York, NY 10036, U.S.A.
Matthew Gline	Director	Roivant Sciences, Inc. 151 West 42nd Street, 15th Floor, New York, NY 10036, U.S.A.
Monika Adams	Transactions Officer	High View, 8 Laurel Lane, Paget DV04, Bermuda
Myrtle Potter has served as a director of the Sumitovant Board and as a director of the SBI Board and Chief Executive Officer of SBI since December 2019. She has served as the chairperson of the Myovant Board, since September 2018. She has served on the boards of directors of Liberty Mutual Holding Company Inc., a diversified global insurance company, and a number of Sumitovant’s privately held biopharmaceutical companies. She served as the Vant Operating Chair of Roivant Sciences, Inc., a biopharmaceutical company, from July 2018 until December 2019. The principal business address of SBI is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Myovant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. The principal business address of Liberty Mutual Holding Company Inc. is 175 Berkeley Street Boston, MA 02116. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036.
Hiroshi Nomura has served as a director of the Sumitovant Board since December 2019. He has served as President and CEO of SMP since April 2018 and a representative director of the SMP Board since April 2017. He served as Executive Vice President of SMP from April 2016 to March 2018. He served as a director of the SMP Board from June 2012 to March 2017. He previously served as a director of the Myovant Board from December 27, 2019 to October 21, 2022. The principal business address of SMP is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan. The principal business address of Myovant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.
Shigeyuki Nishinaka has served as a director of the Sumitovant Board since December 2019 and as Senior Executive Officer of SMP since April 2020. He supervises Global Corporate Strategy, Global Business Development, and International Business Management. He served as Executive Officer of SMP from April 2017 to March 2020 and as Senior Director, Global Business Development, of SMP from April 2016 to March 2017. He served as Deputy Executive Director, Drug Research and Senior Director, External Innovation of SMP from December 2014 to March 2016. He has served as a member of the Myovant Board since October 21, 2022. The principal business address of SMP is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan. The principal business address of Myovant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.
Toru Kimura has served as a director of the Sumitovant Board since April 2022. He has served as Executive Vice President of SMP since April 2021 and as a Representative director of the SMP Board since April 2021, supervising Global Corporate Strategy, the Regenerative & Cellular Medicine Office, Regenerative & Cellular Medicine Kobe Center, Regenerative & Cellular Medicine Manufacturing Plant. He served as Senior Executive Officer of SMP from April 2019 to March 2021. He served as Executive Officer of SMP from April 2015 to March 2019. He served as a director of the SMP Board, from June 2016 to April 2021. The principal business address of SMP is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Vivek Ramaswamy has served as a director of the Sumitovant Board since December 2019. He is the founder, chairman, and a director of Roivant Sciences Ltd., a pharmaceutical development and healthcare technology company, and was the Chief Executive Officer of its subsidiary Roivant Sciences, Inc. from May 2014 to January 2021. The principal business address of Roivant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036.
Matthew Gline has served as a director of the Sumitovant Board since December 2019. He is the Chief Executive Officer of Roivant Sciences, Inc., a subsidiary of Roivant Sciences Ltd., a pharmaceutical development and healthcare technology company, and has served in this position since January 2021. He is also a director of Roivant Sciences Ltd. He was previously the Chief Financial Officer of Roivant Sciences Inc. from September 2017 to January 2021. He previously served as Vice President, Fixed Income Digital Structuring of Goldman Sachs, a multinational investment bank and financial services company, from April 2014 to March 2016. The principal business address of Roivant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Goldman Sachs is 200 West St, New York, NY 10282.
Monika Adams has served as Transactions Officer of Sumitovant since March 2022. She has served as a Consultant & Independent Legal Practitioner at Kastle Rock Ltd. since March 2020 and Senior Consultant & Money Laundering Compliance Officer of Appleby Bermuda Ltd. since April 2017. The principal business address of Kastle Rock Ltd. is High View, 8 Laurel Lane, Paget DV04, Bermuda. The principal business address of Appleby Bermuda Ltd. is Canon’s Court, 22 Victoria Street, Hamilton HMEX, Bermuda.
Directors and Executive Officers of Sumitovant Biopharma, Inc.
The names and material occupations, positions, offices, or employment during the past five years of SBI’s directors and executive officers are set forth below. Unless otherwise stated, none of the listed persons, during the past five years, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws. Each of the directors and executive officers of SBI are citizens of the United States except for Atsushi Kataoka, SVP, Finance Management, who is a citizen of Japan. Sam Azoulay is a dual-citizen of the United States and France. The current business address for each person listed is c/o Sumitovant Biopharma, Inc., 151 W. 42nd Street, 15th Floor, New York, NY 10036.
Name	Position With SBI
Myrtle Potter	Director; Chief Executive Officer
Atsushi Kataoka	SVP, Finance Management
Sam Azoulay	Chief Medical Officer, Head of Research & Development
Adele Gulfo	Chief Business Development and Commercialization Officer
Dan Rothman	Chief Information Officer
Bill McMahon	Chief Algorithmic Analytics Officer
Mi Yong Cho	Chief People Officer
Tara Soni	Director; General Counsel and Chief Compliance Officer
Christine Ocampo	Chief Accounting Officer
Myrtle Potter has served as a director of the SBI Board, Chief Executive Officer of SBI and as a director of the Sumitovant Board since December 2019. She has served as the chairperson of the Myovant Board since September 2018. She has served on the boards of directors of Liberty Mutual Holding Company Inc., a diversified global insurance company, and a number of Sumitovant’s privately held biopharmaceutical companies. She served as the Vant Operating Chair of Roivant Sciences, Inc., a biopharmaceutical company, from July 2018 until December 2019. The principal business address of SBI is 151 West 42nd, Street 15th Floor, New York, NY 10036. The principal business address of Myovant Sciences Ltd. is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. The principal business address of Liberty Mutual Holding Company Inc. is 175 Berkeley Street Boston, MA 02116. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036.

Atsushi Kataoka has served as SVP, Finance Management of SBI since June 2022. He has served as the Strategy Officer of Global Corporate Strategy at SMP since April 2020 and before then as Associate Director of Global Corporate Planning at SMP since October 2017. The principal business address of SBI is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of SMP is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.
Salomon Azoulay has served as the Chief Medical Officer, Head of Research & Development of SBI since December 2019. He served as Chief Medical Officer of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from May 2018 to January 2020. He joined Roivant Sciences, Inc. from Pfizer, a multinational pharmaceutical company, where he served in various leadership roles from July 2001 to May 2018. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Pfizer is 235 East 42nd Street, New York, NY 10017 US.
Adele Gulfo has served as Chief Commercial and Business Development Officer of SBI since December 2019. She has served as a member of the Myovant Board since December 2019. She served as Chief of Commercial Development of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from May 2018 to December 2019. Prior to joining Roivant in May 2018, Ms. Gulfo served as Executive Vice President and Head of Global Commercial Development for Mylan N.V. (now Viatris Inc.), a global pharmaceuticals company, from January 2014 to January 2018, in which capacity she was responsible for developing and implementing strategies of marketing and commercialization of biosimilars, branded generic, and specialty pharmaceutical products. She served as President and General Manager of Pfizer’s United States primary care business unit and President of Latin America, from November 2009 to January 2014. The principal business address of SBI is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of Mylan N.V. (now Viatris Inc.) is 1000 Mylan Boulevard, Canonsburg, PA 15317. The principal business address of Pfizer is 235 East 42nd Street, New York, NY 10017 US.
Dan Rothman has served as Chief Information Officer of SBI since December 2019. He has served as the Chief Digital Officer of SMP since December 2019 and as Chief Information Officer of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, since April 2017. He served as Managing Director of Goldman Sachs Group, Inc., a multinational investment bank and financial services company, from August 2008 to January 2017. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of SMP is 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan. The principal business address of Goldman Sachs Group, Inc. is 200 West Street, NY, New York 10282.
Bill McMahon has served as Chief Algorithmic Analytics Officer of SBI since December 2019. He served as Vice President of Computational Research at Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from July 2016 to December 2019. He served as manager and technical lead of the functional reliability team at GlobalFoundries Inc., a semiconductor foundry company from August 2009 to July 2016. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036. The principal business address of GlobalFoundries Inc. is 2600 Great America Way, Santa Clara, CA 95054.
Mi Yong Cho has served as the Chief People Officer of SBI since December 2019. She served as the Head of Human Resources of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from August 2018 to December 2019. She served in various Human Resources leadership roles of Two Sigma Investments, an investment management company, from June 2010 to August 2018. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Two Sigma Investments is 100 Avenue of the Americas, 16th Floor, New York, NY, 10013.
Tara Soni has served as director of the SBI Board and General Counsel and Chief Compliance Officer of SBI since December 2019. She served as a Partner on the Legal Team of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from July 2016 to December 2019 and as Assistant General Counsel to Perseus, a financial technology firm, from May 2012 to July 2016. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036. Perseus was acquired by GTT Communications, Inc. on June 20, 2017. The principal business address of GTT Communications, Inc. is One Pennsylvania Plaza, Suite 1005, New York, NY 10119.
Christine Ocampo has served as Chief Accounting Officer of SBI since April 2021. She served as Chief Accounting Officer of Urovant Sciences, Inc., a biopharmaceutical company, from October 2017 to April 2021. The principal business address of Urovant Sciences, Inc. is 5281 California Ave., #100, Irvine, California 92617.
Background of Merger Sub
Zeus Sciences Ltd., a Bermuda exempted company limited by shares, which we refer to as Merger Sub, is a wholly owned subsidiary of Sumitovant, whose principal office address is Canon’s Court; 22 Victoria Street; Hamilton HM 12, Bermuda. Merger Sub’s telephone number is +441-295-2244. Merger Sub was formed solely for the purpose of facilitating Sumitovant’s acquisition of Myovant.
Directors and Executive Officers of Merger Sub
The names and material occupations, positions, offices or employment during the past five years of Merger Sub’s directors and executive officers are set forth below. Jason Green is a citizen of Bermuda. During the past five years, none of Merger Sub or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The current address for each listed director or executive officer is Canon’s Court; 22 Victoria Street, Hamilton HM 12, Bermuda and the phone number for each listed director or executive officer is 441-298-3287.
Name	Position With Merger Sub
Jason Green	Representative Director, President and CEO
Appleby Global Corporate Services (Bermuda) Ltd.	Secretary
Jason Green has served as a director of Merger Sub since October 2022 and as director of Private Wealth and Advisory for Appleby Global Services (Bermuda) Ltd since October 2022. He served as a consultant for Appleby (Bermuda) Limited, an offshore legal services provider, from January 2020 to October 2022. The principal business address of Appleby (Bermuda) Limited is Canon’s Court; 22 Victoria Street; Hamilton; HM12; Bermuda.
Appleby Global Corporate Services (Bermuda) Ltd. has served as Secretary of Merger Sub since October 2022. Appleby Global Corporate Services (Bermuda) Ltd., a Bermuda exempted company limited by shares is a Bermuda legal services provider.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Myovant files annual, quarterly and current reports, information statements and other information with the SEC pursuant to the Exchange Act. Myovant’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Information about Myovant, including its filings, is also available on its website at www.myovant.com under investor relations. The information contained on or accessible through that website is not part of this proxy statement, other than the documents that Myovant files with the SEC that are incorporated by reference into this proxy statement.
Because the Merger is a “going private” transaction under SEC rules, Myovant and the Purchaser Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
The SEC allows Myovant to “incorporate by reference” into this proxy statement documents it files with the SEC. This means that Myovant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Myovant files with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. Myovant incorporates by reference the documents listed below (including any financial statements included in such documents which are required to be included in this proxy statement pursuant to Schedule 14A of the Exchange Act or in the Schedule 13E-3) and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by Myovant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special general meeting (other than, in each case, the portions that are deemed to have been furnished and not filed in accordance with SEC rules):
•	Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed on May 11, 2022;
•	Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2022, filed on July 27, 2022, and for the quarterly period ended September 30, 2020, filed on October 26, 2022;
•	Current Reports on Form 8-K, filed on October 3, 2022, October 21, 2022 and October 24, 2022; and
•	our definitive proxy statement on Schedule 14A for our 2022 annual meeting of shareholders filed on July 28, 2022.
Myovant will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special general meeting to the extent required to fulfill its obligations under the Exchange Act.
You may obtain copies of this proxy statement and any of the documents incorporated by reference herein, without charge, upon your written request to Myovant Sciences, Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or by telephone at (650) 392-0222.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

SUMITOVANT BIOPHARMA LTD.,

ZEUS SCIENCES LTD.,

MYOVANT SCIENCES LTD.

and, solely with respect to Article IX and Annex A,

SUMITOMO PHARMA CO., LTD.
Dated as of October 23, 2022

A-i

Annexes, Schedules and Exhibits
Annex A	Definitions
Schedule A	Knowledge of Company
Schedule B	Knowledge of Parent and Merger Sub
Exhibit A	Statutory Merger Agreement
A-ii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2022 (the “Agreement Date”), by and among Myovant Sciences Ltd., a Bermuda exempted company limited by shares (the “Company”), Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Parent”), Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned Subsidiary of Parent (“Merger Sub”), and, solely with respect to Article IX and Annex A hereof, Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan (“SMP”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Annex A.
RECITALS
WHEREAS, as of the Agreement Date, Parent owns beneficially and of record 50,041,181 Company Common Shares;
WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger pursuant to the Bermuda Companies Act, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company as a wholly owned subsidiary of Parent;
WHEREAS, the Company Board has established the Special Committee and delegated to the Special Committee authority to, among other things, develop, assess and negotiate the terms of a potential transaction with Parent and alternatives thereto and to make a recommendation to the full Company Board as to whether the Company should enter into such potential transaction;
WHEREAS, the Special Committee has (i) determined that the Per Share Merger Consideration constitutes fair value for each Company Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) resolved to recommend that the Company Board (a) declare advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, (b) adopt this Agreement and the Statutory Merger Agreement and approve the Merger and the other Transactions and (c) subject to Section 5.03, recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, at the Company Shareholders Meeting (this clause (iii), the “Special Committee Recommendation”);
WHEREAS, the Company Board, acting upon the Special Committee Recommendation, (i) determined that the Per Share Merger Consideration constitutes fair value for each Company Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, and (iv) subject to Section 5.03, determined to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, at the Company Shareholders Meeting;
WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and the Statutory Merger Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions;
WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement and the Statutory Merger Agreement by Parent, as its sole shareholder;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which Parent has agreed, among other things, to vote all of the Company Common Shares held by it in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the Transactions, including the Merger, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in the Voting and Support Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, SMP is entering into this Agreement solely to provide the guaranty, make the representations and agree to the covenants set forth in Section 9.12 in favor of the Company; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with, and also to prescribe various conditions to, the Transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein and intending to be legally bound, the Parties agree as follows:
ARTICLE I

THE MERGER
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving company in the Merger (the “Surviving Company”).
Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California, at 9:00 a.m. New York time on the seventh (7th) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) or at such other date, time or place (or by means of remote communication) as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).
Section 1.03 Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement; (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the following documents required by Section 108(2) of the Bermuda Companies Act: (i) a certified copy of the resolutions of the Special Committee and the Company Board and the shareholders or other authority of the Company; (ii) a certified copy of the resolutions of the board of directors of Merger Sub and Parent, as the sole shareholder of Merger Sub; (iii) a notice of the Merger containing the registered office address of the Surviving Company, the memorandum of association of the Surviving Company, and a statement confirming that the Surviving Company is to be registered as the Surviving Company pursuant to the Merger; and (iv) a statutory declaration by an officer of each of Merger Sub and the Company that establishes to the satisfaction of the Registrar that there are reasonable grounds for believing that each merging company is, and the Surviving Company will be, able to pay its liabilities as they become due, that the realizable value of the Surviving Company’s assets will not be less than the aggregate of its liabilities and issued capital of all classes; and that either no creditor will be prejudiced by the Merger, or adequate notices have been given to any such creditor; and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger will become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as may be set forth in the Certificate of Merger (the “Effective Time”). The Company, Parent, and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date.
Section 1.04 Effects. The Merger will have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Company, and all debts, Liabilities and duties of the Company and Merger Sub will become the debts, Liabilities and duties of the Surviving Company.
Section 1.05 Memorandum of Association and Bye-laws. At the Effective Time, subject to Section 6.04, (a) the memorandum of association of Merger Sub as in effect immediately prior to the Effective Time will, by virtue of the Merger and without any further action, become the memorandum of association of the Surviving Company and (b) the bye-laws of Merger Sub as in effect immediately prior to the Effective Time will, by virtue of the Merger and without any further action, become the bye-laws of the Surviving Company, in each case except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Company and until thereafter changed or amended as provided therein or by applicable Law.
Section 1.06 Directors and Officers of the Surviving Company.
  (a) Except as otherwise determined by Parent and notified in writing to the Company at least five (5) Business Days prior to the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Company following the Effective Time and (ii) the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company following the Effective Time, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. For the avoidance of doubt, nothing herein shall entitle Parent or Merger Sub to make any changes to the composition of the Company Board or the officers of the Company prior to the occurrence of the Effective Time.
  (b) If at any time after the Effective Time, the Surviving Company determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE
CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES
Section 2.01 Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the common shares, par value $0.000017727 per share, of the Company (the “Company Common Shares”) or any of the common shares, par value $0.000017727 per share, of Merger Sub (the “Merger Sub Common Shares”):
  (a) Merger Sub Common Shares. Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time will (i) remain outstanding and (i) constitute one (1) fully paid and nonassessable common share of the Surviving Company and, together with the Parent Owned Shares treated in accordance with Section 2.01(b), will constitute all of the issued and outstanding shares of the Surviving Company.
  (b) Parent-Owned Company Common Shares. Each Company Common Share that is beneficially owned by Parent as of immediately prior to the Effective Time (each, a “Parent Owned Share”) will (i) remain outstanding and (ii) constitute one (1) fully paid and nonassessable common share of the Surviving Company and, together with the Merger Sub Common Shares treated in accordance with Section 2.01(a), will constitute all of the issued and outstanding shares of the Surviving Company.

  (c) Cancellation of Company Common Shares.
(i) Each Company Common Share owned by the Company as a treasury share and each Company Common Share owned directly by any direct or indirect wholly owned Subsidiary of the Company, in each case as of immediately prior to the Effective Time (each an “Excluded Share”), will be cancelled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.
(ii) Subject to Section 2.02 and Section 2.04, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (A) Excluded Shares, which will be treated in accordance with Section 2.01(c)(i), (B) Parent Owned Shares, which will be treated in accordance with Section 2.01(b), and (C) Dissenting Shares, which will be treated in accordance with Section 2.03), will be cancelled, be no longer outstanding, and will automatically cease to exist, and, each holder of a certificate that immediately prior to the Effective Time represented any such Company Common Shares (each, a “Certificate”) or that provides an affidavit in accordance with Section 2.02(i) and each holder of evidence in book-entry form that immediately prior to the Effective Time represented any such Company Common Shares (“Book-Entry Shares”), will cease to have any rights with respect thereto, except the right to receive $27.00 in cash, without interest, in respect of each such Company Common Share (the “Per Share Merger Consideration”).
(d) Adjustments. Notwithstanding the foregoing, if between the Agreement Date and the Effective Time, the outstanding Company Common Shares (or any other securities convertible therefor or exchangeable thereto) have been changed into a different number of shares or a different class, by reason of any issue, stock split, reverse stock split, subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event has occurred, then any number or amount contained herein that is based upon the number of Company Common Shares (including the Per Share Merger Consideration) will be appropriately adjusted to provide to the holders of Company Common Shares, Company Options, Company RSUs and Company PSUs, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(d) will be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.
Section 2.02 Exchange of Certificates; Payment Fund.
(a) Paying Agent. Prior to the Effective Time, Merger Sub will, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the aggregate amount of Per Share Merger Consideration payable pursuant to this Article II (the “Aggregate Merger Consideration”) and in connection therewith, Merger Sub will enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. On the Closing Date, Parent will cause Merger Sub to deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Aggregate Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”
(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (but in any event within three (3) Business Days thereafter), the Surviving Company will cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Company Common Shares in respect of which the Per Share Merger Consideration is payable pursuant to Section 2.01 (i) a form of letter of transmittal in such form and containing such other provisions as Parent may reasonably designate and as are reasonably acceptable to the Company prior to the Effective Time (with the Company’s consent thereto not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”) and which specifies that delivery of the Per Share Merger Consideration will be effected and risk of loss and title will pass (A) with respect to such Company Common Shares evidenced by Certificates, only upon the proper delivery of the applicable Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Per Share Merger Consideration payable in respect of the Company Common Shares represented thereby.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Company Common Shares represented by a Certificate (or affidavits of loss in lieu of the Certificate, as provided in Section 2.02(i)), the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Company Common Shares held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as reasonably may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the consideration payable in respect of the Company Common Shares previously represented thereby pursuant to Section 2.01. In the event of a transfer of ownership of a Certificate or Book-Entry Shares that has not been registered in the register of members of the Company, any Per Share Merger Consideration payable in respect of the Company Common Shares previously represented thereby may be paid to the transferee or transferees if the Certificate or Book-Entry Share representing such prior Company Common Shares is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate and Book-Entry Share, including any prior Company Common Shares represented thereby, will, at any time from and after the Effective Time, represent only the right to receive upon such surrender the consideration that the holder of such Certificate or Book-Entry Share is entitled to receive from the Paying Agent or the Surviving Company in respect of the prior Company Common Shares represented thereby pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates or Book-Entry Shares.
(d) No Further Ownership Rights in Company Common Shares. The Per Share Merger Consideration when actually paid in accordance with the terms of this Article II in respect of each cancelled Company Common Share and each Company Share Award will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Share or Company Share Award, as applicable. From and after the Effective Time, there will be no further registration of transfers on the share transfer books of the Surviving Company of Company Common Shares or Company Share Awards that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing Company Common Shares or Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Company Common Shares, except as otherwise provided for in this Agreement (including Section 2.01(d)) or by applicable Law. If, after the Effective Time, any Certificates formerly representing Company Common Shares or Book-Entry Shares are presented to Parent, the Surviving Company, or the Paying Agent for any reason, they will be cancelled as provided in this Article II, with the holder thereof entitled to receive the Per Share Merger Consideration payable in respect of the Company Common Shares represented thereby pursuant to Section 2.01 and, in the case of Dissenting Shares, subject to applicable Law.
(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or any other amounts received with respect thereto) that remains undistributed to the holders of Company Common Shares on the date that is twelve (12) months after the Effective Time may, upon Parent’s request, be delivered to the Surviving Company (or its designee), and after any such delivery, any holder of a Company Common Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of its claim for the Per Share Merger Consideration payable with respect thereto, without any interest thereon.
(f) No Liability. None of the Surviving Company, Parent, Merger Sub, or the Paying Agent will be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Notwithstanding anything in this Agreement to the contrary, any portion of the Aggregate Merger Consideration to be paid in accordance with Article II that remains undistributed to the holders of Certificates or Book-Entry Shares immediately prior to the date on which such portion of the Aggregate Merger Consideration would otherwise escheat to or become the property of any Governmental Entity will, to the extent permitted by applicable Law, become property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.
(g) Investment of Payment Fund. The Paying Agent will invest any cash in the Payment Fund if and as directed by Merger Sub or the Surviving Company. Any interest and other income resulting from such investments will be paid to, and be the property of, the Surviving Company. No investment losses resulting from any investment of the Payment Fund will diminish the rights of any of the Company’s shareholders to receive their portion of the Aggregate Merger Consideration payable to them. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the Per Share Merger Consideration required to be paid to each holder of Company Common Shares entitled to receipt thereof pursuant to the terms of this Agreement, the Surviving Company will promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Company and the Paying Agent (without duplication) will be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(i) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing any Company Common Share has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.02(e), the Surviving Company) will deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration deliverable in respect of each Company Common Share represented thereby, pursuant to this Agreement.
Section 2.03 Dissenter’s Rights.
(a) At the Effective Time, each Company Common Share held by a holder who, as of the Effective Time, (i) did not vote in favor of the Merger, (ii) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to the Bermuda Companies Act, and (iii) did not fail to exercise such right or did not deliver an Appraisal Withdrawal (the “Dissenting Shares”), will automatically be cancelled and, unless otherwise required by applicable Law, the holder thereof will have the right to receive the Per Share Merger Consideration pursuant to and in accordance with Section 2.01 and Section 2.02, and any holder of a Dissenting Share will, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Per Share Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.
(b) In the event that a holder (i) fails to exercise any right to appraisal within one (1) month after the date the notice convening the Company Shareholders Meeting has been given, or (ii) effectively withdraws or otherwise waives any right to appraisal (each of the foregoing (i) or (ii), an “Appraisal Withdrawal”), such holder will have no other rights with respect to such Dissenting Shares other than the right to receive the Per Share Merger Consideration as contemplated by Section 2.01 and Section 2.02.
(c) The Company will give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company will not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares will be the obligation of the Surviving Company.
Section 2.04 Treatment of Company Share Awards. Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder of a Company Share Award, or any other Person, the Company Share Awards then outstanding will be treated as provided in this Section 2.04.
  (a) Payments in Respect of Company Options. Each then-outstanding and unexercised Company Option (whether vested or unvested) will be cancelled and the holder thereof will only have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the applicable exercise price per Company Common Share of such Company Option, multiplied by (ii) the total number of Company Common Shares subject to such Company Option (the “Option Consideration”); provided that each unexercised Company Option, whether vested or unvested, with an exercise price equal to or greater than the Per Share Merger Consideration will be cancelled immediately prior to the Effective Time without consideration therefor.
  (b) Payments in Respect of Company RSUs and Company PSUs.
(i) Except as set forth in Section 3.03(b) of the Company Disclosure Letter, each then-outstanding Company RSU that has not been settled in Company Common Shares prior to the Effective Time will be cancelled and the holder thereof will only have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (A) the Per Share Merger Consideration, multiplied by (B) the total number of Company Common Shares subject to such Company RSU immediately prior to the Effective Time (the “RSU Consideration”).
(ii) Each then-outstanding Company PSU that has not been settled in Company Common Shares prior to the Effective Time will be cancelled and the holder thereof will only have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (A) the Per Share Merger Consideration, multiplied by (B) the total number of Company Common Shares subject to such Company PSU (deeming performance goals as being satisfied) immediately prior to the Effective Time (the “PSU Consideration”).
  (c) Timing of Payments with Respect to Company Share Awards. The holder of a Company Share Award will receive in exchange therefor the Option Consideration, RSU Consideration or PSU Consideration, as applicable, pursuant to this Section 2.04(c) through the payroll of the Surviving Company (or an applicable Subsidiary thereof) on or as soon as practicable after the Closing Date, and not later than the next regular payroll payment date of the Surviving Company that occurs at least five (5) Business Days after the Closing Date.
  (d) No Further Rights in Company Share Awards; Company Share Plan Termination. With respect to the Company Share Plans, (i) each holder of a Company Option, Company RSU or Company PSU, will cease to have any rights with respect thereto, except the right to receive the Option Consideration, RSU Consideration and PSU Consideration, as applicable, payable at the time and in the manner set forth in Section 2.04(c) and (ii) as of immediately prior to the Effective Time, the Company Share Plans will terminate.
  (e) Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code.
  (f) Company Actions. Promptly after the Agreement Date (and in any case prior to the Effective Time), the Company and the Company Board will take all actions necessary or appropriate under the Company Share Plans, Company Share Awards and applicable Law or as reasonably may be requested by Parent (including to amend the Company Share Plans and obtain any consents and pass any resolutions as and when necessary), in order to effectuate the treatment of the Company Share Awards as contemplated by this Section 2.04.

Section 2.05 Company Warrants. The Transactions shall constitute a Merger Event (as such term is defined in the Company Warrants) under the terms of the Company Warrants. The Company agrees to comply with the notice and exercise provisions in the Company Warrants applicable to a Merger Event in connection with the Transactions.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 9.11(a), except as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), and except as set forth in Section 9.11(b), the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct.
Section 3.01 Organization, Standing and Power.
  (a) Each of the Company and the Company Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its assets or properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
  (b) The Company has Made Available true and complete copies of the Memorandum of Association of the Company in effect as of the Agreement Date (the “Company Memorandum of Association”) and the amended and restated bye-laws of the Company in effect as of the Agreement Date (together with the Company Memorandum of Association, the “Company Organizational Documents”) and the Organizational Documents of its subsidiaries, in each case as amended to date or presently in effect and no amendment or modification thereto are pending except as permitted or otherwise contemplated by this Agreement.
Section 3.02 Company Subsidiaries.
  (a) Each Company Subsidiary existing on the Agreement Date is set forth on Section 3.02(a) of the Company Disclosure Letter. All of the outstanding Equity Interests of each Company Subsidiary have been validly issued and are fully paid and nonassessable (to the extent such concept is applicable). All of the outstanding Equity Interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of all Liens (other than restrictions on transfer imposed by federal and state securities Laws or the Organizational Documents of such Company Subsidiary). There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which any Company Subsidiary is or may become obligated to sell, or give any Person (other than the Company or a Company Subsidiary) a right to acquire or in any way dispose of, any Equity Interests of such Company Subsidiary, and no securities or obligations evidencing such rights are issued or outstanding. There are no bonds, debentures, notes or other indebtedness of any Company Subsidiary, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the equityholders of such Company Subsidiary on any matter. No Equity Interest of a Company Subsidiary held by any Person is subject to any voting trust agreements, proxies or other Contracts of such Company Subsidiary with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the Equity Interests of such Company Subsidiary.
  (b) Other than (x) investments in cash equivalents and marketable securities (that, with respect to marketable securities, were acquired in accordance with the Company’s Amended and Restated Investment Policy as such policy was in effect as of July 25, 2022) and (y) the ownership by the Company or any Company Subsidiary of the Equity Interests of any other Company Subsidiary, neither the Company nor any Company

Subsidiary (i) owns directly or indirectly any securities of any Person other than a Company Subsidiary or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 3.03 Capital Structure.
(a) As of the Agreement Date, the authorized share capital of the Company consists of 564,111,242 Company Common Shares. At the close of business on October 20, 2022 (the “Capitalization Time”), (i) 96,788,508 Company Common Shares were issued and outstanding; (ii) no Company Common Shares were held in the Company’s treasury; (iii) 3,115,663 Company Common Shares were reserved and available for the grant of stock options and future awards pursuant to the Company Share Plans; (iv) 5,247,354 Company Common Shares were issuable upon the exercise of outstanding Company Options (assuming the vesting in full of such Company Options); (v) 6,943,641 Company Common Shares were issuable upon the vesting or settlement of outstanding Company RSUs; (vi) 798,805 Company Common Shares were issuable upon the vesting or settlement of outstanding Company PSUs (assuming performance goals are satisfied); and (vii) 49,800 Company Common Shares were issuable upon the exercise of the 2017 Company Warrant at an exercise price of $15.06 per Company Common Share and 23,910 Company Common Shares were issuable upon the exercise of the 2018 Company Warrant at an exercise price of $18.82 per Company Common Share.
(b) Except as set forth in Section 3.02(a) and Section 3.03(a), the Company Organizational Documents and for such securities of any Company Subsidiary held by the Company or any of its other Subsidiaries, at the Capitalization Time, there are no issued, reserved for issuance or outstanding: (i) capital shares, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary; (ii) securities or Indebtedness issued by the Company or a Company Subsidiary that are convertible into or exchangeable for shares of capital stock, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary; (iii) warrants, calls, options or other rights to acquire from the Company or a Company Subsidiary, or other obligation of the Company or a Company Subsidiary to issue, any capital stock, voting securities, voting Indebtedness, or securities convertible into or exchangeable for capital stock, voting securities or voting Indebtedness of the Company or a Company Subsidiary; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company or any Company Subsidiary (the foregoing (i) – (iv), a “Company Equity Related Obligation”). Since the Capitalization Time, neither the Company nor any Company Subsidiary has issued any Company Common Shares or otherwise entered into any Company Equity Related Obligation, except as specifically permitted in Section 5.01(b).
(c) All outstanding Company Common Shares are, and, at the time of issuance, all Company Common Shares that may be issued upon the exercise, vesting or settlement of Company Share Awards and the exercise of the Company Warrants will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, Law or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Bermuda Companies Act, the Company Organizational Documents, the Organizational Documents of any Company Subsidiary or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound.
(d) Since the Capitalization Time, except for acquisitions or deemed acquisitions of Company Common Shares in connection with (i) the settlement of any cashless exercise of a Company Option or Company Warrant, or the withholding of Taxes in connection with the exercise, vesting or settlement of Company Share Awards, and (ii) forfeitures of Company Share Awards, neither the Company nor any Company Subsidiary has repurchased, redeemed or otherwise acquired any Equity Interests in, the Company (including Company Common Shares) or any Company Equity Related Obligation.
(e) Section 3.03(e) of the Company Disclosure Letter sets forth, as of the Capitalization Time, a true and complete list of each outstanding Company Option, Company RSU and Company PSU and, as applicable, (i) the identification number of each holder thereof; (ii) the date of grant (or if applicable, the date of repricing); (iii) the number of Company Common Shares subject to each award (deeming performance goals as being satisfied); (iv) the unvested portion of each such Company Option, Company

RSU and Company PSU; (v) the vesting schedule of each such Company Option, Company RSU and Company PSU, and, if applicable, settlement schedule of such awards, including any accelerated vesting provisions; and (vi) the exercise or purchase price thereof, if applicable. Each grant of a Company Option, Company RSU and Company PSU was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof or the Company’s principal executive officer with due authorization) in compliance in all material respects with Law, recorded on the Company’s consolidated financial statements in accordance with GAAP in all material respects, and were validly issued, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of the grant. The exercise price of each Company Option is not less than the fair market value of a Company Common Share on the date of grant (or if applicable, the date of repricing) of such Company Option. Except for Company Options, Company RSUs and Company PSUs, there are no awards or rights outstanding as of the Capitalization Time under the Company Share Plans.
Section 3.04 Authority; Execution and Delivery; Enforceability.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions, subject to the receipt of the Company Shareholder Approval and the Minority Shareholder Approval.
(b) The Special Committee has been duly authorized and constituted by resolution of the Company Board and, at a meeting duly called and held, has (i) determined that the Per Share Merger Consideration constitutes fair value for each Company Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) subject to Section 5.03, resolved to make the Special Committee Recommendation to the Company Board.
(c) The Company Board, acting upon the Special Committee Recommendation, at a meeting duly called and held, has (i) determined that the Per Share Merger Consideration constitutes fair value for each Company Common Share in accordance with the Bermuda Companies Act; (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger, and the other Transactions are fair to and in the best interests of the Company and its shareholders; (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions by the Company; and (iv) subject to Section 5.03, recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, at a duly held meeting of such holders for such purpose (the “Company Shareholders Meeting”).
(d) Except for any Adverse Recommendation Change made after the Agreement Date and in accordance with Section 5.03, the resolutions and determinations of the Special Committee and the Company Board referenced in this Section 3.04 have not been amended or withdrawn.
(e) Except for the Company Shareholder Approval, the Minority Shareholder Approval, the execution and delivery of the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other corporate or similar proceedings on the part of the Company, its Subsidiaries or its shareholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Statutory Merger Agreement or to consummate the Transactions.
(f) The Company has (or, with respect to the Statutory Merger Agreement, will have at the Closing) duly executed and delivered this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub (and by SMP for purposes of Article IX and Annex A) of this Agreement and the Statutory Merger Agreement and by Parent of the Voting and Support Agreement, this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement constitute or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) assuming that the Company Shareholder Approval is obtained, contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents or of any provision of the Organizational Documents of any Company Subsidiary; (ii) assuming compliance with the matters referred to in Section 3.05(b) (solely with respect to the performance of the Agreement and the consummation of the Transactions) and that the Company Shareholder Approval is obtained, contravene, conflict with or result in a violation or breach of any Law (including any rule of the NYSE) or Judgment, in each case, applicable to the Company or any Company Subsidiary or by which their respective properties or assets are bound or affected; (iii) assuming that the Company Shareholder Approval and the Minority Shareholder Approval are obtained and assuming compliance with the matters referred to in Section 3.05(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of any Contract or any Permit of the Company or any of the Company Subsidiaries or by which their respective property or assets are bound or affected; or (iv) result in the creation or imposition of any Lien on any property or asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (iii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) No consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Statutory Merger Agreement or the consummation of the Transactions, other than (i) the filing by the Company with the SEC of the Proxy Statement in preliminary and definitive forms and the Schedule 13E-3; (ii) any other requirements of, or filings with, the SEC in accordance with the Exchange Act or the Securities Act; (iii) compliance with applicable rules and regulations of the NYSE; (iv) approvals pursuant to relevant Antitrust Laws, the absence of which would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions; (v) executing and delivering the Statutory Merger Agreement; (vi) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act; and (vii) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.06 Company SEC Documents; Controls.
(a) Since December 27, 2019, the Company has timely filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits, financial statement exhibits, these and all information incorporated therein, amending and supplementing thereto) required to be filed with or furnished to the SEC by the Company (collectively, together with any documents filed during such period with the SEC by the Company on a voluntary basis on a Current Report on Form 8-K, and any exhibits and schedules thereto and other information incorporated therein, “Company SEC Documents”). True and complete copies of all Company SEC Documents are publicly available on the SEC’s EDGAR website. To the extent that any Company SEC Document filed (including by incorporation by reference) after December 27, 2019 available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise and Parent has requested that the Company provide the full text of such Company SEC Documents, the Company has Made Available to Parent the full text of all such Company SEC Documents requested by Parent that it has so filed or furnished with the SEC. The Company has Made Available to Parent true and complete copies of all comment letters from the staff of the SEC since December 27, 2019 relating to the Company SEC Documents (together with all written representations of the Company thereto (to the extent such correspondence is not publicly available on EDGAR)) containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the Company’s Knowledge, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.
(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements or proxy statements filed pursuant to the requirements of the Securities Act, as of their effective dates and the dates of the relevant meetings, respectively), complied in all material respects with the requirements of the NYSE, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Exchange Act, and the Securities Act, as the case may be applicable to such Company SEC Document and (ii) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements or proxy statements filed pursuant to the requirements of the Securities Act, as of the effective dates and the dates of the relevant meetings, respectively) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Agreement Date, no amendments or modifications to the Company SEC Documents are required to be filed with or furnished to the SEC.
(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ properties or assets. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the Agreement Date, to the Company’s independent auditors and the audit committee of the Company (and Made Available to Parent a summary of the important aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the Agreement Date) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s system of internal control over financial reporting. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.
(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) maintained by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e) As of the Agreement Date, no Action by the SEC is pending or threatened in writing, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary. Since December 27, 2019, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Company Subsidiary.
(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are true and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(g) Since December 27, 2019, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary.
(h) Neither the Company nor any of the Company Subsidiaries is a party to any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.
(i) None of the Company Subsidiaries is, or has ever been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 3.07 Financial Statements; No Undisclosed Liabilities.
(a) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents, or, in the case of Company SEC Documents filed after the Agreement Date, will fairly present, the consolidated financial position of the Company as of its date and each of the consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (such financial statements, collectively, the “Financial Statements”) fairly presents, or in the case of Company SEC Documents filed after the Agreement Date, will fairly present, the consolidated results of operations, accumulated deficit and cash flows, as applicable, for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with GAAP during the periods presented, except as may be disclosed therein or in the notes thereto (or, in the case of unaudited Financial Statements, as permitted by Form 10-Q of the SEC). At the time each such Financial Statement was filed, such Financial Statement complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
(b) There are no Liabilities of the Company or any of the Company Subsidiaries, other than: (i) Liabilities disclosed and reserved for on the Company Balance Sheet; (ii) Liabilities incurred after the Company Balance Sheet Date in the ordinary course of business (excluding Liabilities arising out of any breach of or default under a Contract or violation of Law); (iii) obligations expressly contemplated by, and fees and expenses payable to the Company’s external Representatives for services rendered in connection with, this Agreement and the Transactions; (iv) Liabilities under Contracts of the Company or a Company Subsidiary existing as of the Agreement Date or entered into after the Agreement Date as permitted under Section 5.01 (excluding Liabilities arising out of any breach or default under such Contracts); and (v) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.08 Information Supplied.
(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions, including the Proxy Statement and Schedule 13E-3 to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
(b) Each Company Disclosure Document, at the time of the filing of such Company Disclosure Document or at the time of the filing of any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) No representation is made in this Section 3.08 or otherwise with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub, SMP or any of their respective Affiliates for inclusion or incorporation by reference therein.
Section 3.09 Absence of Certain Changes or Events.
(a) From the Company Balance Sheet Date until the Agreement Date, (i) except for discussions, negotiations and activities related to this Agreement or the Transactions, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been a Company Material Adverse Effect.
(b) From the Company Balance Sheet Date until the Agreement Date, neither the Company nor any of its Subsidiaries have taken any action that, if taken during the Interim Period without Parent’s consent, would constitute a breach of Section 5.01(a), Section 5.01(c), Section 5.01(d), Section 5.01(e), Section 5.01(f), Section 5.01(g), Section 5.01(l) or Section 5.01(s) (but only with respect to actions covered by Section 5.01(a), Section 5.01(c), Section 5.01(d), Section 5.01(e), Section 5.01(f), Section 5.01(g) or Section 5.01(l)).
Section 3.10 Compliance with Laws; Regulatory Matters.
(a) The Company and each of the Company Subsidiaries is, and to the Knowledge of the Company, each of their directors, officers and management level employees (while acting in such capacity) is, and since December 27, 2019 has been, in compliance with all applicable Laws and the terms of the Company’s and each of the Company Subsidiaries’ Permits, except for failures to comply or violations or alleged violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries and, to the Company’s Knowledge, their respective CROs or CMOs are, and have been since December 27, 2019, acting or operated in compliance with Health Care Laws, including in connection with the conduct of all Postmarket Requirements or Commitments, Clinical Trials, pre-clinical and non-clinical studies and the manufacturing, distribution, sale, promotion and marketing conducted by or on behalf of the Company or any Company Subsidiary with respect to a Product Candidate, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and each Company Subsidiary holds and, since December 27, 2019, has held all material Regulatory Permits required for their business as currently conducted. Each such Regulatory Permit is valid and in full force and effect and no such Regulatory Permits will be terminated or become terminable, or be impaired, varied or suspended, in whole or in part, as a result of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) From December 27, 2019 to the Agreement Date, none of the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, with respect to any Clinical Trials conducted or sponsored by or on behalf of the Company or Company Subsidiaries or Product Candidate, their respective CROs, or CMOs, has: (i) received any written notice from any Governmental Entity or other Person regarding any actual or alleged material violation of, or actual material failure to comply with any provision of, any Health Care Law applicable to, or material Regulatory Permit held by, such entity or to its assets or properties, or received any FDA Form 483s, warning letters, untitled letters, written notice of potential enforcement proceedings or similar correspondence or written notice from any Governmental Entity; (ii) received any written notice of any actual or possible revocation, withdrawal, suspension, cancellation, termination, variation or modification of any material Regulatory Permit held by such entity that remains unresolved as of the Agreement Date; or (iii) filed or otherwise provided any notice or communication to any Governmental Entity or other Person regarding any actual or alleged material violation of, or actual failure to comply with any material provision of any Health Care Law applicable to, or material Regulatory Permit held by, such entity or to its assets or properties and, to the Company’s Knowledge, no such self-disclosure to any Governmental Entity is required or has been made by the Company or any Company Subsidiary. To the Company’s Knowledge, as of the Agreement Date neither the Company nor any Company Subsidiary is under investigation by any Governmental Entity with respect to any material violation of any Health Care Law or the terms of its material Regulatory Permits. As of the Agreement Date, there is no material: (A) Judgment outstanding against or affecting the Company or any Company Subsidiary; (B) Judgment outstanding that affects in any material respect the validity, use, or enforceability of any assets or properties, including Intellectual Property Rights of the Company or any Company Subsidiaries; or (C) monitoring agreement, consent decree, corporate integrity agreement, deferred or non-prosecution agreement or other formal or informal agreements of the Company or any Company Subsidiary in effect with or imposed by any Governmental Entity concerning compliance with Health Care Laws, and no such agreement has been threatened against such Persons in writing.
(d) From December 27, 2019 through the Agreement Date, there have been no recalls, field notifications, product defect notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices, IND or Clinical Trial safety reports, serious adverse event reports or other notices of action relating to a quality, safety or efficacy concern or alleged lack of regulatory compliance of any Product Candidate that have materially impacted the quality, safety or efficacy profile of such Product Candidate and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a material change in the labeling of or the variation, termination or suspension of the development, testing or Marketing Approval of any Product Candidate.
(e) All Regulatory Documentation required to be maintained, filed, submitted, or furnished to a Governmental Entity by or on behalf of the Company or any Company Subsidiary has been so maintained, filed, submitted, or furnished, except as where a failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Regulatory Documentation submitted in connection with any Product Candidate, when submitted to the relevant Governmental Entity, was complete and correct and did not omit any information as of the date of submission, except for such inaccuracies or omissions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any necessary or required updates, changes, corrections, or modifications to such Regulatory Documentation have been timely submitted to the relevant Governmental Entity, except where any such failure to make such timely submissions have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) None of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any CRO or CMO, has received notice from any Governmental Entity that (i) any Marketing Approval with respect to a Product Candidate will not or is likely not to be issued, or (ii) asserting in writing that any Regulatory Documentation provided to such Governmental Entity contains material deficiencies or will not be accepted based on data integrity or other compliance concerns.
(g) None of the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any CRO, or CMO has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity; or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any Governmental Entity to invoke a similar policy that may be applicable in another jurisdiction to the Company or any of the Company Subsidiaries. As of the Agreement Date, neither the Company nor any Company Subsidiary is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Governmental Entity.
(h) None of the Clinical Trials conducted by or on behalf of the Company or any Company Subsidiary with regard to a Product Candidate (i) is the subject of a clinical hold or (ii) has been terminated or suspended prior to completion for safety or non-compliance reasons. No Governmental Entity that has jurisdiction over any ongoing Clinical Trial conducted with regard to a Product Candidate has initiated or, to the Company’s Knowledge, threatened in writing to initiate any material investigation or material Action or to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such Clinical Trial, or to disqualify, restrict or debar any Investigator or other Person involved in any such Clinical Trial.
(i) All material Regulatory Transfer Approvals have been duly received by or issued to the Company or a Company Subsidiary in connection with its acquisition or receipt of licensing rights to a Product Candidate in the relevant territory.
(j) None of the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any of their respective CROs, or CMOs, employs or contracts with any Persons that are debarred pursuant to Section 306 of the FDCA or foreign equivalent, or that are disqualified pursuant to 21 C.F.R. Part 312.70 or foreign equivalent, or that have been debarred, excluded, or suspended from participation in any health care program. No Actions that could result in such a debarment, disqualification, or exclusion are pending or, to the Company’s Knowledge, threatened in writing against any of the foregoing Persons.
(k) None of the Company nor any Company Subsidiary, nor to the Company’s Knowledge, any of their respective CROs, CMOs or service vendors, has received written notice (i) of any FDA Form 483 or alleged material noncompliance or major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of a Governmental Entity or other Person in connection with, related to, or affecting any Product Candidate or (ii) of any alleged material falsification or fraudulent activity regarding any Regulatory Documentation generated or submitted to any Person in connection with, related to, or affecting any Product Candidate. True and complete copies of any such audit, inspection, and corrective action material that are in the possession or control of the Company or any Company Subsidiary as of the Agreement Date have been Made Available to Parent.
(l) From December 27, 2019 to the Agreement Date, there have been no Unexpected Adverse Events, investigator notices in writing, or other notice of action relating to an alleged lack of quality, safety, efficacy, or regulatory compliance or any other corrective action in relation to any Product Candidate (collectively, “Safety Notices”), in each case, that have materially impacted the quality, safety or efficacy profile of such Product Candidate. There have been no material product complaints with respect to any Product Candidate, and there are no facts that would be reasonably likely to result in either of the following: (i) a material Safety Notice with respect to any Product Candidate, or (ii) a termination or suspension of testing (including Clinical Trials) of any Product Candidate.
(m) As of the Agreement Date, none of the Company’s or any Company Subsidiary’s Product Candidates is the subject of any written material adverse reimbursement or coverage decision or determination from any third-party payor.
(n) To the Company’s Knowledge, each Contract of the Company or any Company Subsidiary with an HCP (including for employment, consulting, speaking, research, authorship, advisory board services or otherwise): (i) complies with applicable Health Care Laws in all material respects; (ii) requires the performance of necessary services with a legitimate business purpose; (iii) provides compensation that is materially consistent with fair market value in an arms-length transaction; and (iv) has been entered into only upon the HCP and the applicable counterparty making any required disclosures to and/or receiving consent, approval or authorization from, any applicable Governmental Entity and/or institution with which the HCP is affiliated (if any). Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the Company Subsidiary party to such Contract with an HCP has documentation demonstrating the need for such services and the basis for the value of the compensation provided. To the Company’s Knowledge, each HCP has obtained any material patient consents in connection with such HCP’s provision of services to the Company or any Company Subsidiary.
(o) To the Company’s Knowledge, each HCP or other Person performing services on behalf of the Company or any Company Subsidiary (i) has at all relevant times obtained and maintained in good standing any Permits or professional licensure, accreditation, qualification and training required for such Person to provide the particular services in the applicable jurisdiction(s); (ii) has not had a Permit or professional license or accreditation required for the services performed by such HCP or other Person on behalf of the Company or Company Subsidiary suspended or revoked or otherwise restricted; (iii) has not been debarred, excluded, or suspended from participation in any health care program; and (iv) has not been and is not currently the subject of any disciplinary actions or investigations by any Governmental Entity. Each of the Company and the Company Subsidiaries has provided or ensured the provision of all material GCP and material protocol and project-specific training, required by Health Care Laws.
(p) Each Contract of the Company or any Company Subsidiary with any Person for services related to the promotion or marketing of a Product Candidate, market access, or sales force assistance (i) complies with applicable Health Care Laws and (ii) requires the performance of necessary services with a legitimate business purpose, in each case, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11 Compliance with Anti-Bribery Laws.
(a) The Company and the Company Subsidiaries are and since December 27, 2019, have been, in compliance in all material respects with all Anti-Bribery Laws. The Company and the Company Subsidiaries, and its and their respective directors, executive officers and, to the Knowledge of the Company, non-executive officers, employees and agents, have not, in violation of any applicable Law in any material respect, (i) paid, offered, promised, represented, given or authorized, directly or indirectly, the payment of money or anything of value to a Government Official (or any other Person at a Government Official’s request or with a Government Official’s assent or acquiescence) intending to: (A) influence a Government Official in his or her official capacity in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage, or in directing business to any third party on behalf of the Company or the Company Subsidiaries; (B) secure an improper advantage for the Company or the Company Subsidiaries; (C) induce a Government Official to use his or her influence to affect or influence any act, omission or decision of a Governmental Entity, in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage; or (D) provide an unlawful personal gain or benefit, of financial or other value, to a Government Official on behalf of the Company or the Company Subsidiaries; or otherwise (ii) made any bribe, payoff, influence payment, kickback, or other unlawful payment to any Person, regardless of the form, whether in money, property, or services, to obtain or retain business or a business advantage for the Company or the Company Subsidiaries or to secure any improper advantage for the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries has received written notice from any Governmental Entity that it is not in compliance with, or has not since December 27, 2019, complied with, any Anti-Bribery Law in any material respect.
(b) (i) No director, officer, or to the Company’s Knowledge, agent, employee or representative of the Company or of any Company Subsidiary is a Government Official; and (ii) none of the Company, any Company Subsidiary or any of their Service Providers has at any time been barred or disqualified from participating in any bid process run by a Governmental Entity based on actual or alleged failure to comply with Anti-Bribery Laws.
(c) The Company and the Company Subsidiaries are and since December 27, 2019, have been, in compliance in all material respects with the books and records requirements and internal controls requirements applicable to them under Anti-Bribery Laws, including the FCPA.
Section 3.12 Sanctions.
(a) To the Knowledge of the Company, the Company and the Company Subsidiaries are, and since December 27, 2019 have been, in compliance in all material respects with all applicable Sanctions and Export Controls.
(b) To the Knowledge of the Company, there is no Action pending or threatened by or before any Governmental Entity with respect to any violation of any applicable Sanctions or Export Controls in any material respect by the Company or any Company Subsidiary.
(c) None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary, is a Sanctioned Person.
(d) The Company and the Company Subsidiaries have in place internal policies, procedures, and controls reasonably designed to promote compliance with applicable Sanctions and Anti-Bribery Laws.

Section 3.13 Litigation. As of the Agreement Date, (a) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets and (b) to the Knowledge of the Company, no Judgment is outstanding against, or involving, the Company or any Company Subsidiary or any of their respective properties or assets that, in each case of the foregoing clauses (a) and (b), has had or if adversely resolved would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.14 Taxes.
(a) Since December 27, 2019, except for any Tax Return that includes SMP or any of its Subsidiaries (other than the Company and the Company Subsidiaries), as of the Agreement Date, all income and other material Tax Returns required by Law to be filed with any Governmental Entity by the Company or any of the Company Subsidiaries have been filed when due in accordance with Law, and all such Tax Returns are true and complete in all material respects.
(b) Since December 27, 2019, the Company and each of the Company Subsidiaries has (i) paid all material Taxes due and payable by the Company and each of the Company Subsidiaries (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books (other than any such Taxes required to be paid by SMP or any of its Subsidiaries, other than the Company and the Company Subsidiaries); (ii) timely paid to the appropriate taxing authorities all estimated Tax necessary to avoid estimated Tax penalties; and (iii) complied in all material respects with all Tax information reporting (and related withholding) and Tax record retention requirements under applicable Law.
(c) There are no closing agreements, private letter rulings, gain recognition agreements, or technical advance memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority since December 27, 2019 in respect of any Taxes with respect to the Company or any Company Subsidiary.
(d) Neither the Company nor any Company Subsidiary is a party to any Contract or arrangement providing for allocation, sharing or indemnification with respect to Taxes with a Person other than the Company or a Company Subsidiary (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes).
(e) Since December 27, 2019, neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any material amount of Taxes.
(f) There is no ongoing, pending or, to the Company’s Knowledge, threatened Action against the Company or the Company Subsidiaries in respect of any material amount of Taxes, or material Tax assets, and there are no material Tax assessments or deficiencies with respect to the Company or any of the Company Subsidiaries that have not been paid, settled or otherwise resolved in full. Since December 27, 2019, no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is subject to Tax in that jurisdiction.
(g) Since December 27, 2019, neither the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or an analogous provision of state or non-U.S. Law).
(h) Since December 27, 2019, neither the Company nor any Company Subsidiary (i) has granted any extension for the assessment or collection of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or (ii) has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amount of Taxes.
(i) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Time as a result of any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), installment sale or open transaction, any accounting method change, any prepaid amount received on or prior to the Effective Time, or any intercompany transaction or excess loss account described in Section 1502 of the Code, in each case, which has been entered or made since December 27, 2019 through the Effective Time by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary will be liable for Tax in the period beginning after the Effective Time as a result of any election under Section 965(h) of the Code made prior to the Effective Time by the Company or any Company Subsidiary.
(j) Neither the Company nor any Company Subsidiary has elected to avail itself of any government loans, Tax holidays or other Tax benefits or Tax relief related to COVID-19, including a loan under the Paycheck Protection Program or relief pursuant to Section 2301 or Section 2302 of the CARES Act.
(k) Since December 27, 2019, neither the Company nor any Company Subsidiary has been subject to any material Taxes in any jurisdiction outside of its country of organization by reason of having employees, a permanent establishment, an office or other place of business in such jurisdiction.
(l) Since December 27, 2019, the Company and each of the Company Subsidiaries have properly withheld, and paid over to the appropriate Governmental Entity, all material Taxes that each was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate Governmental Entity and to each such employee, independent contractor, creditor, shareholder, or any other third party, as required under applicable Law.
(m) Since December 27, 2019, neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(n) There are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.
(o) Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group of which the Company was the common parent, or of which SMP or any of its Subsidiaries is or has been a member) or (ii) has any actual or potential liability for the Taxes of any Person (other than a group of which the Company was the common parent, or of which SMP or any of its Subsidiaries is or has been a member) under Treasury Regulations Section 1.1502-6 or any similar provision of Law, as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes).
(p) Since December 27, 2019, the Company and each Company Subsidiary have conducted all intercompany transactions in substantial compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).
(q) There is no pending request for any Tax ruling or similar determination by or before any Governmental Entity relating to Taxes of the Company or any of the Company Subsidiaries. There is no power of attorney currently in force that has been executed by or on behalf of the Company or any of the Company Subsidiaries with respect to any matter relating to Taxes.
(r) The Company and each of the Company Subsidiaries, as applicable, are in compliance with all Tax rulings obtained from any Governmental Entity.
(s) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.14 and in Section 3.15 are the sole and exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Taxes.
Section 3.15 Employee Benefits.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan as of the Agreement Date.

 (b)The Company has Made Available a true and complete copy of each material Company Benefit Plan in existence as of the Agreement Date (including all amendments and attachments thereto) and the following items related to each such Company Benefit Plan (in each case, to the extent applicable): (i) each trust agreement and insurance contract under each Company Benefit Plan; (ii) each summary plan description and summary of material modifications of such description; (iii) the most recently filed annual report on IRS Form 5500 for each such Company Benefit Plan; (iv) the most recently received IRS determination or opinion letter for each such Company Benefit Plan; (v) all filings made with any Governmental Entity since December 27, 2019, including any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program; and (vi) for each material Non-U.S. Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (iv).
(c) Except as specifically provided for in this Agreement, as of the Agreement Date, neither the Company nor any of the Company Subsidiaries has made any commitment to modify, change or terminate any material Company Benefit Plan, other than with respect to a modification, change or termination required by applicable Law, including ERISA and the Code. No Company Benefit Plan provides benefits to any individual who is not a current or former Service Provider (or the dependent or beneficiary thereof).
(d) None of the Company or any of its ERISA Affiliates maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has in the past six (6) years contributed to, participated in, maintained or sponsored, or been required to contribute to or participate in or incurred any material Liability with respect to: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA; (ii) an employee pension benefit plan, which is or has been subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iv) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or a Company Subsidiary would reasonably be expected to incur any material Liability under Section 4063, Section 4064, Section 4069 or Section 4212(c) of ERISA; or (v) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
(e) Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) or similar state Law, neither the Company nor any Company Subsidiary, has any obligation to provide retiree or post-employment medical, dental, disability, hospitalization, life or similar benefits to any current or former Service Provider. With respect to any “group health plan” within the meaning of Section 5000(b)(1) of the Code, each of the Company and any Company Subsidiary has complied in all material respects with: (i) the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder. No Company Benefit Plan that provides health insurance or medical coverage is self-funded or self-insured. No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(f) (i) Each Company Benefit Plan has been established, operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; (ii) there is no pending material Action and, to the Knowledge of the Company, there is no material Action threatened with respect to any Company Benefit Plan (other than routine claims for benefits) and no fact or event exists that would reasonably be expected to give rise to any material Action, including any audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of such determination that could reasonably be expected to give the IRS grounds to revoke such determination; (iv) no non-exempt “prohibited transaction” (as defined in Sections 406 and 408 of ERISA or Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA have occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to any material Tax or penalty under Section 4975 of the Code or Section 502 of ERISA; and (v) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable material requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured in all material respects, based on reasonable actuarial assumptions.
(g) Except as set forth in Section 3.15(g) of the Company Disclosure Letter or as provided in Section 2.04(a) or Section 2.04(b) of this Agreement, neither the execution or delivery of this Agreement or the Statutory Merger Agreement nor the consummation of the Merger (alone or in combination with any other event) will: (i) result in any payment becoming due under any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or to any Governmental Entity in respect of any current or former Service Provider; (iv) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Company Benefit Plan; (v) result in any breach or violation of, or a default under, any Company Benefit Plan; or (vi) result in any amounts payable or benefits provided to any current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code or result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of the Company Subsidiaries has any obligation to gross-up, indemnify, or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including income Taxes, or Taxes incurred under Section 409A or 4999 of the Code. The Company has Made Available to Parent a true and complete list of all material Contracts, arrangements and other instruments that would give rise to any of the obligations described in this Section 3.15(g).
(h) With respect to each Company Share Award, such Company Share Award is evidenced by an award agreement, in the form or forms Made Available and listed on Section 3.15(a) of the Company Disclosure Letter, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration dates applicable thereto and, except for such differences, no agreement related to any Company Share Award includes material terms that are inconsistent with, or in addition to, such forms (other than where a Company Share Award is governed in whole or in part by the terms of a severance plan or agreement, employment agreement or other similar form of agreement that the Company has Made Available to Parent and which contains different terms than the award agreement for such Company Share Award).
(i) Neither the Company nor any of the Company Subsidiaries has any Liability under Section 414 of the Code as a result of being treated as a single employer thereunder with any other Person in the past six (6) years.
(j) Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.
Section 3.16 Labor Matters.
(a) Each of the Company and the Company Subsidiaries is, and since December 27, 2019 has been, in compliance with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, overtime payment, disability rights or benefits, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, hiring, promotions, terminations, layoffs, severance, privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, and contributions to the public housing fund, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no and since December 27, 2019, there have not been, any material Actions pending or, to the Company’s Knowledge, threatened (i) against the Company or any Company Subsidiary involving any Service Provider or

(ii) before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity and involving the Company or a Company Subsidiary. To the Company’s Knowledge, as of the Agreement Date, no current Service Provider at the level of vice president or above has provided any written or oral notice, or otherwise made known, that he or she intends to terminate his or her employment with the Company or the Company Subsidiaries, nor does the Company or any Company Subsidiary have a present intention to terminate the employment thereof.
(b) The Company has Made Available a list that is true and complete as of the date that is five (5) days prior to the Agreement Date of all employees of the Company and any Company Subsidiary, including each employee’s employee identification number, title or position, present annual or hourly compensation (including bonuses, commissions and deferred compensation), designation as exempt or nonexempt, accrued and unused paid vacation and other paid leave, and hire date.
(c) As of the Agreement Date, neither the Company nor any of the Company Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement or other agreement with a labor union or like organization, and (i) no Company Employee or, to the Company’s Knowledge, any other Service Provider is represented by any labor union or works council, and (ii) to the Company’s Knowledge, since December 27, 2019, there has not been, any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Service Provider. As of the Agreement Date, there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving Service Providers. There is currently no, and since December 27, 2019, there has not been any, labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of the Company Subsidiaries.
(d) The Company has paid in full to all Service Providers all material amounts in respect of wages, salaries, commissions, bonuses, or other compensation for any services performed by a Service Provider to the Company or any Company Subsidiary that are due, owing and required to be paid to such Service Provider and for any other material amounts required to be reimbursed by the Company or any Company Subsidiary to any Service Provider (including vacation, sick leave, other paid time off or severance pay) on or prior to the Agreement Date.
(e) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.
(f) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Service Provider is in violation of any employment agreement, non-disclosure or confidentiality agreement, or consulting agreement with the Company or a Company Subsidiary or, to the Company’s Knowledge, any non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such Service Provider to be employed by or provide services to the Company or a Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(g) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current Service Providers are, and all former Service Providers whose employment terminated, voluntarily or involuntarily, within the past five (5) years were, legally authorized to work in the United States or any other jurisdiction in which they are based, as applicable.
(h) To the Company’s Knowledge, none of the directors or officers of the Company or any Company Subsidiary have been (or have been notified that they may be) (i) convicted of (or entered a plea of nolo contendere to) a charge constituting a felony or a misdemeanor involving a crime of moral turpitude; or (ii) found by a Governmental Entity to have violated any securities, commodities, or unfair trade practices Law.

(i) To the Company’s Knowledge, since December 27, 2019, there have not been material allegations of sexual harassment or sexual misconduct made or threatened against any current officer, director or employee while such individual was employed by, or providing services to, the Company. Since December 27, 2019, the Company has not entered into any settlement agreement related to material allegations of sexual harassment or sexual misconduct by or regarding any current officer, director or employee of the Company.
(j) As of the Agreement Date, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary in any forum by or on behalf of any Service Provider, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any Company Subsidiary in connection with the employment relationship, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(k) Each of the Company and the Company Subsidiaries is and has been in material compliance with the Worker Adjustment and Retraining Notification Act (29 USC §2101) and all other applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local Government Officials, or any other Governmental Entity. Since December 27, 2019, none of the Company or the Company Subsidiaries have taken any action that resulted in the termination of employment of fifty (50) or more employees or more than 10% of the employees in any country outside of the United States during any ninety (90)-day period.
Section 3.17 Contracts.
(a) As of the Agreement Date, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
(b) Section 3.17(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true and complete list of the following Contracts of the Company or any Company Subsidiary, and (other than any Filed Company Contract that has been filed with the SEC in unredacted form prior to the Agreement Date) the Company has Made Available true and complete copies of each such Contract:
(i) any Contract under which the Company or any of the Company Subsidiaries is contractually obligated to make payments in excess of $5,000,000 over the remaining term of such Contract or after the Agreement Date;
(ii) any material In-bound License or Out-bound License;
(iii) all research and development Contracts, Clinical Trial agreements, clinical research agreements, manufacture or supply agreements, distribution agreements, or similar Contracts, in each case (x) relating to a Product Candidate and (y) that is material to the Company and its Subsidiaries taken as a whole;
(iv) all leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect to real property (“Real Estate Leases”);
(v) all leases of personal property involving annual payments in excess of $1,500,000;
(vi) any Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (1) the achievement of regulatory or commercial milestones or other similar contingent payments in excess of $3,000,000 or (2) payment of royalties or other amounts calculated based upon any revenues or income of the Company or a Company Subsidiary that cannot be terminated by the Company or a Company Subsidiary without penalty or further payment without more than three (3) months’ notice;

(vii) any Contract relating to the disposition of any material business or material assets pursuant to which the Company or any Company Subsidiary has continuing obligations, other than the sale of products or services in the ordinary course of business (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of the Company Subsidiaries;
(viii) any Contract relating to the acquisition of any material business or material assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business, that (A) the Company or any Company Subsidiary has entered into since December 27, 2019 or (B) contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of the Company Subsidiaries;
(ix) to the extent not contemplated by Section 3.17(b)(ii) or Section 3.17(b)(x) or any exceptions thereto or the exceptions to the definitions of In-Bound License or Out-Bound License, any Contract that imposes licensing, co-promotion or collaboration obligations with respect to a Product Candidate, which obligations are material to the Company and any Company Subsidiary, taken as a whole;
(x) any Contract for a material joint venture, partnership, strategic alliance or similar agreement or arrangement (excluding licensing and collaboration agreements);
(xi) any Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);
(xii) any Contract pursuant to which any amount of Indebtedness of the Company or any of the Company Subsidiaries in excess of $10,000,000 is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;
(xiii) any Contract granting a Lien (other than a Permitted Lien) over the material property or assets of the Company or any of the Company Subsidiaries;
(xiv) other than with Parent or any of its Affiliates, any shareholders’, investors rights’, registration rights or similar Contract that provides for voting obligations, registration rights, sale restrictions or transfer restrictions with respect to any equity securities or voting interests in the Company or a Company Subsidiary, providing any Person with any preemptive right, right of participation, information right or similar right with respect to any equity securities or voting interests in the Company or a Company Subsidiary, or providing the Company or a Company Subsidiary with any right of first refusal with respect to, or right to repurchase or redeem, any equity securities or voting interests in the Company or a Company Subsidiary, other than, with respect to any right to repurchase or redeem equity securities in the Company, in connection with any Company Share Award issued under the Company Share Plans;
(xv) any material Contract to which the Company or any Company Subsidiary is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract);
(xvi) any material Contract: (A) containing any provision or covenant that limits the freedom of the Company or any of the Company Subsidiaries to: (x) sell any products or services of or to any other Person or in any geographic region; (y) engage in any line of business; or (z) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary other than Contracts containing customary provisions restricting solicitation or hiring of employees or contractors and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment; (B) requiring the Company or a Company Subsidiary to deal exclusively with, or to purchase its total requirements of any product or service from, a third party or that contains “take or pay” provisions or that provides rights of first refusal, first offer or similar preferential rights to any supplier, distributor or contractor; or (C) containing a “most-favored-nation,” or best pricing or other similar term or provision; and

(xvii) any material Contract between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries (other than customary indemnification agreements with the Company’s directors and officers that are substantially consistent with the form of indemnification agreement with directors and officers filed as an exhibit to the Company SEC Documents prior to the Agreement Date); (B) record or beneficial owner of more than five percent (5%) of the Company Common Shares outstanding as of the Agreement Date (other than Parent, SMP or any of their respective Affiliates) or (C) to the Knowledge of the Company, any Affiliate or “associate” or any member of the “immediately family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director or beneficial owner (other than Parent, SMP or any of their respective Affiliates);
provided that the following Contracts will not be required to be listed on Section 3.17(b) of the Company Disclosure Letter, will not be required to be Made Available to Parent pursuant to this Section 3.17(b), and will not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, or between one or more wholly owned Company Subsidiaries or (3) any Contract between the Company or any Company Subsidiary, on the one hand, and SMP, Parent or any of their respective Affiliates, on the other hand (any such Contract in clauses (1), (2) or (3), an “Excluded Contract”). Each Contract described in this Section 3.17(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”
(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is (i) a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the Agreement Date) or which is terminated in accordance with the terms thereof (other than as a result of a breach) by any party thereto in the ordinary course of business. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach of or default under any such Material Contract and no event has occurred that gives any third party to a Material Contract the right to accelerate the maturity or performance of any Material Contract or the right to cancel, terminate or materially modify any Material Contract. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach thereof or default thereunder (and neither the Company nor any Company Subsidiary has waived or failed to enforce any material rights or material benefits under any Material Contract).
Section 3.18 Properties.
(a) The Company and the Company Subsidiaries have good title to, or valid leasehold interests in, all tangible personal property and assets reflected on the Company Balance Sheet, or acquired or leased after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no such personal property or assets is subject to any Lien except Permitted Liens.
(b) None of the Company or any Company Subsidiary owns any real property.
(c) The Company or a Company Subsidiary, as applicable, has a valid leasehold interest in, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Real Estate Leases grant to the Company or a Company Subsidiary, as applicable, the exclusive right to use and occupy the Leased Real Property and none of the Company or any Company Subsidiary, as applicable, has entered into any Contract granting any Person (other than the Company or a Company Subsidiary) the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such Leased Real Property. The Leased Real Property is (i) in good condition and repair in all material respects (subject to normal wear and tear), and (ii) is being maintained by the Company and the Company Subsidiaries, as applicable, in accordance with the applicable Real Estate Lease in all material respects. The Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the leases for any Leased Real Property of Company in all material respects and are using such Leased Real Property for the purposes permitted by the applicable leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) neither the Company nor any Company Subsidiary is a party to any agreement, or has any outstanding right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein, and (B) to the Knowledge of the Company, there are no Actions pending or threatened to take all or any portion of the Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.
Section 3.19 Intellectual Property.
(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of all Registered IP that is Owned IP or Registered IP exclusively licensed or purported to be exclusively licensed to the Company or any Company Subsidiary (collectively, the “Company Registered IP”), indicating for each such item, as applicable, the status, record owner, registration, issue, or application number, registration, issue, or application filing date, and the registration, issue or applicable filing jurisdiction (or in the case of an Internet domain name or social media handle, the applicable registrar).
(b) All material Company Registered IP is valid, subsisting and not abandoned, expired, lapsed, or cancelled, and to the Company’s Knowledge, enforceable. The Company and the Company Subsidiaries have used commercially reasonable efforts to diligently prosecute all material Patent applications they have filed or for which they otherwise possess the right to control prosecution. To the Knowledge of the Company, (i) each of the material Patents and Patent applications included in the Company Registered IP properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such material Patent or Patent application is issued or is pending; and (ii) the Company and the Company Subsidiaries have complied in all material respects with all applicable Laws and made all payments by the applicable deadline, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of such material Patents and, to the extent applicable, such material Patent applications. No Action (other than routine examination proceedings with respect to pending applications) is pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged.
(c) The Company or a Company Subsidiary is the sole and exclusive owner of all material Owned IP, free and clear of all Liens (other than Permitted Liens and Out-bound Licenses). No Governmental Entity or any university, college, other educational institution or research center holds any ownership rights of, right of royalties for, other ownership interest in, license, other right to use or exploit or option to obtain any of the foregoing, or has any valid claim of ownership right to any material Owned IP or any other material Company IP.
(d) Each Service Provider who is or has been involved in the creation of any material Owned IP has signed a valid and written agreement containing a present and irrevocable assignment of Intellectual Property Rights to the Company or a Company Subsidiary and confidentiality provisions protecting such non-public Company IP and all other Company or Company Subsidiary confidential and proprietary information (including Trade Secrets), or has substantially similar obligations by operation of Law, and, to the Company’s Knowledge, there has been no unauthorized disclosure of any material Trade Secret of the Company and there is and has been no material breach under any such agreement. To the Company’s Knowledge, no Trade Secret that is material to the Company has been disclosed to any third party other than pursuant to confidentiality agreements with appropriate terms adequate to protect the confidentiality and value of such Trade Secret or pursuant to similar obligations by operation of Law.

(e) Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to maintain and protect the confidentiality of all material Trade Secrets held, owned or used by the Company or any Company Subsidiary.
(f) Neither the operation of the Company’s and the Company Subsidiaries’ businesses, nor the making, marketing, license, use, import, sale, offer for sale or other disposition of the Product Candidates, as currently conducted infringes, misappropriates or otherwise violates or has, since December 27, 2019, infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by any other Person except as would not be material to the Company and the Company Subsidiaries, taken as a whole. No Action is pending against the Company or any Company Subsidiary alleging infringement, misappropriation or other violation of any Intellectual Property Rights of another Person. Since December 27, 2019, none of the Company or any Company Subsidiary has received any written notice alleging any infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary (including any invitations to license).
(g) To the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating or has, since December 27, 2019, infringed, misappropriated or otherwise violated in any material respect any material Company IP. No Action is pending or currently being threatened by the Company or any Company Subsidiary alleging infringement, misappropriation, or other violation of any Company IP. Since December 27, 2019, neither the Company nor any Company Subsidiary has asserted any written notice alleging any infringement, misappropriation or other violation, in any material respect, of any Intellectual Property Right by another Person of any Company IP (including any invitations to license).
(h) Each of the Company and the Company Subsidiaries owns or is licensed to use, or has the right to use, all material Intellectual Property Rights used in or necessary for the operation of their businesses substantially in the manner currently conducted. The foregoing sentence is not to be interpreted as a representation regarding infringement or misappropriation of any Intellectual Property Rights owned or purported to be owned by any other Person, which is dealt with exclusively in Section 3.19(f).
(i) From December 27, 2019 through the Agreement Date, neither the Company nor any of the Company Subsidiaries have (i) sold, assigned, exclusively licensed, or granted any Lien (other than a Permitted Lien or Out-bound License) in, to or under any material Company IP, or (ii) abandoned, disclaimed or dedicated to the public any material Registered IP that is Owned IP, including any such failure to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to prosecute, maintain and protect its interest in such material Registered IP that is Owned IP.
Section 3.20 Data Privacy and Cyber Security.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computers, software, firmware, middleware, mobile devices, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation (collectively, the “IT Assets”) owned or otherwise used by the Company and the Company Subsidiaries (i) operate and perform in all material respects as required by the Company and the Company Subsidiaries in connection with their respective businesses; (ii) have not materially malfunctioned or failed since December 27, 2019; and (iii) to the Company’s Knowledge, are free from material bugs or other defects, and do not contain any material malware or other malicious code. Each of the Company and any Company Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes consistent with accepted industry practices, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the CROs, customers and other vendors/sub-contractors and service providers with which the Company and the Company Subsidiaries contracted, are, and since December 27, 2019, have been, in compliance in all material respects with all applicable Privacy Laws, including with respect to the collection, storage, use, transfer and any other processing of Personal Data, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 27, 2019, the Company and the Company Subsidiaries have not received any written notice from any Governmental Entity or any other Person regarding material noncompliance with any Privacy Laws.

(c) To the Knowledge of the Company, since December 27, 2019, there has been no material data security breach or other security incident, including any material unauthorized access, encryption, disclosure, use, modification, corruption, loss, or theft of any of the IT Assets of the Company, the Company Subsidiaries, or the CROs (a “Security Incident”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries operate in a manner consistent with accepted industry practices, and comply with applicable Law, and with Contracts and written policies of the Company or any Company Subsidiary, in protecting against any unauthorized use, access, interruption, encryption, modification, or corruption, of (i) the Personal Data in the possession or control of the Company, the Company Subsidiaries, the CROs or third parties on behalf of the Company or Company Subsidiaries, and (ii) the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) of the Company, the Company Subsidiaries, the CROs or third parties on behalf of the Company or Company Subsidiaries, including, in each case of (i) and (ii), as applicable, the confidentiality and security thereof.
(d) To the Knowledge of the Company, from December 27, 2019 through the Agreement Date, no investigation, inquiry, complaint, or claim relating to Personal Data processed by the Company, the Company Subsidiaries, or CROs or to any Security Incident has been or is being made, reported or conducted by any patient, consumer, Governmental Entity, consumer advocacy group, industry or trade organization, privacy seal or certification program, privacy group, or member of media, in each case except as would not be material to the Company and the Company Subsidiaries, taken as a whole.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have at all times implemented and maintained appropriate physical, administrative and technical measures designed to ensure the security of Personal Data.
Section 3.21 Anti-Takeover Provisions.
(a) Assuming the accuracy of the representation contained in Section 4.09, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Statutory Merger Agreement, or the Transaction.
(b) The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.
Section 3.22 Suppliers and Customers.
(a) Section 3.22(a) of the Company Disclosure Letter sets forth a true and complete list of (i) the top twenty (20) suppliers by the aggregate dollar amount of payments to such suppliers, during the twelve (12) months ended June 30, 2022 (each a “Company Top Supplier”) and (ii) the top ten (10) customers by the aggregate dollar amount of payments from such customers, during the twelve (12) months ended June 30, 2022 (each a “Company Top Customer”).
(b) From June 30, 2022 through the Agreement Date, no Company Top Supplier or Company Top Customer has notified the Company or any Company Subsidiary that it intends to terminate its business relationship with the Company or any Company Subsidiary or materially reduce the level of services provided to or purchased from the Company or any Company Subsidiary.
Section 3.23 Environmental Matters. Except for matters which have been resolved or would not be reasonably expected to have a Company Material Adverse Effect, the Company, its operations and each real property owned or operated by the Company or any Company Subsidiary and used in the conduct of their respective businesses: (i) have at all times been in material compliance with all applicable Environmental Laws; (ii) have not been the subject of any written notice or claim from any Governmental Entity or any other Person alleging the material violation of, or liability under, any applicable Environmental Law; (iii) is not and has not been subject to any court order, administrative order, decree, or indemnity arising under or relating to any Environmental Law; and (iv) has not had any emissions, releases or discharges of Hazardous Substances except as permitted under, and as would not reasonably be expected to result in liability under, any applicable Environmental Laws.

Section 3.24 Interested-Party Transactions. Other than this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement, to the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its shareholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.
Section 3.25 Opinion of Financial Advisor. The Special Committee has received the opinion (the “Fairness Opinion”) of Goldman Sachs & Co. LLC (which, if initially rendered verbally, has been or will be confirmed by a written opinion), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent a signed copy of such opinion for informational purposes as soon as possible following the Agreement Date.
Section 3.26 No Brokers. Except for Goldman Sachs & Co. LLC, whose fees will be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. A redacted copy of the engagement letter with Goldman Sachs & Co. LLC has been Made Available to Parent prior to the Agreement Date and the fees and expenses set forth in the unredacted portion thereof are the total amount of fees and expenses due to Goldman Sachs & Co. LLC.
Section 3.27 Insurance. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies of similar size and stage of development, and as is sufficient to comply with applicable Law and Contracts of the Company and the Company Subsidiaries. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Agreement Date, there is no claim pending under any of the Company’s insurance policies as to which coverage has been denied or disputed by the underwriters of such policies, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes, has made or has been authorized to make any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, including with respect to the accuracy or completeness of any information provided, or Made Available, to Parent, Merger Sub or any of their Affiliates or Representatives (including in connection with the delivery or disclosure to Parent, Merger Sub or their respective Representatives of any documentation, projections, estimates, budgets, forecasts, plans or other information), and the Company expressly disclaims any such other express or implied such other representations or warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement or in the Voting and Support Agreement, none of Parent, Merger Sub nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to the Company or any Company Subsidiary or Affiliates in connection with the Transactions and the Company has not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.
Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each of Parent and Merger Sub has all requisite corporate power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its assets or properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions. The Parent Board has duly adopted resolutions: (a) approving the execution, delivery and performance of this Agreement by Parent; and (b) determining that entering into this Agreement is in the best interests of Parent and its shareholders. As of the Agreement Date, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions: (i) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement by Merger Sub; (ii) determining that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of Merger Sub and of Parent, as its sole shareholder; (iii) declaring this Agreement and the Statutory Merger Agreement advisable; and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and the Statutory Merger Agreement and directing that this Agreement and the Statutory Merger Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. Parent, as sole shareholder of Merger Sub, has committed to adopt and approve the entry by Merger Sub into this Agreement and the Statutory Merger Agreement. Except for corporate approvals already obtained, Parent’s foregoing approval as sole shareholder of Merger Sub, the filing of the Schedule 13E-3 with the SEC, the execution and delivery of the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent, Merger Sub or their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or the Statutory Merger Agreement or to consummate the Transactions. Each of Parent and Merger Sub has (or, with respect to the Statutory Merger Agreement, will have at the Closing) duly executed and delivered this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement, and, assuming the due authorization, execution and delivery by the Company of this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement, this Agreement, the Voting and Support Agreement and the Statutory Merger Agreement constitute or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.03 No Conflicts; Consents.
(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 4.03(b) (solely with respect to the performance of this Agreement and the consummation of the Transactions), contravene, conflict with or result in a violation or breach of any Law or Judgment, in each case, applicable to Parent or Merger Sub or by which their respective properties or assets are bound or affected; (iii) require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract or any Permit of Parent or Merger Sub or by which their respective property or assets are bound or affected; or (iv) result in the creation or imposition of any Lien on any asset or property of Parent or Merger Sub, with only such exceptions, in the case of each of clauses (iii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) No Consent of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained or made by or with respect to the Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Statutory Merger Agreement or the consummation of the Transactions, other than: (i) applicable requirements of, or filings with, the SEC in accordance with the Exchange Act; (ii) the filing by Parent with the SEC of the Schedule 13E-3; (iii) compliance with applicable rules and regulations of the NYSE; (iv) approvals pursuant to relevant Antitrust Laws, the absence of which would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions; (v) executing and delivering the Statutory Merger Agreement; (vi) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act; and (vii) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first filed, mailed, distributed or disseminated to the Company’s shareholders or at the time of filing of any amendment or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed, mailed, distributed or disseminated with the SEC or at the time of filing of any amendment or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates in this Section 4.04 or otherwise with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.
Section 4.05 Compliance with Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent the business of Parent and the Parent Subsidiaries has been conducted in accordance with applicable Law.
Section 4.06 Litigation. As of the Agreement Date, (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates or any of their respective properties or assets and (b) to the Knowledge of Parent, no Judgment is outstanding against, or involving, Parent, Merger Sub or any of their respective Affiliates or any of their respective properties or assets that, in each case of the foregoing clauses (a) and (b), has had or if adversely resolved would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.07 Brokers’ Fees and Expenses. No broker, finder, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent or SMP, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf Parent, SMP or Merger Sub.
Section 4.08 Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder, and in connection with the Transactions.
Section 4.09 Ownership of Common Shares. As of the Agreement Date, Parent beneficially owns 50,041,181 Company Common Shares, of which 4,243,005 Company Common Shares are subject to return to Roivant Sciences Ltd. pursuant to that certain Share Return Agreement, dated as of December 27, 2019 (the “Share Return Agreement”), by and between Roivant Sciences Ltd., Parent and SMP. Other than such Company Common Shares, none of SMP, Parent, or any of the Parent Subsidiaries (including Merger Sub but excluding the Company and the Company Subsidiaries) owns or will prior to the Closing Date own, any share capital of the Company or have any rights to acquire any share capital of the Company (except pursuant to this Agreement). Other than the Voting and Support Agreement, that certain Investor Rights Agreement, dated as of December 27, 2019 (the “IRA”), by and among the Company, Parent and SMP and the Share Return Agreement,

there are no (a) voting trusts or other agreements, arrangements or understandings to which SMP, Parent or their Affiliates is a party with respect to the voting of the Company Common Shares, or (b) agreements, arrangements or understandings to which SMP, Parent or any of their Affiliates is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Company Common Shares.
Section 4.10 Available Funds. Parent’s and Merger Sub’s obligations under this Agreement are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions. Parent and Merger Sub have provided to the Company an executed commitment letter prior to or as of the Agreement Date, pursuant to which the financing sources party thereto have committed to provide an aggregate amount of funds sufficient to, together with cash on hand of SMP, Parent or Merger Sub as of the Closing, enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement and to make all payments contemplated by this Agreement, including the payment of the Aggregate Merger Consideration and transaction expenses due and payable as of the Closing, which such executed commitment letter is in full force and effect and has not been amended, waived or terminated, and Parent will cause Merger Sub to have, on or before the Closing Date, access to immediately available funds sufficient to enable Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including the payment of the Aggregate Merger Consideration and transaction expenses due and payable as of the Closing.
Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary. Assuming the accuracy of the representations set forth in Article III and that the financial information and projections for the Company and the Company Subsidiaries that have been provided to Parent and Merger Sub have been prepared in good faith based upon assumptions that were and continue to be reasonable as of the Closing, immediately after giving effect to the Transactions, including the payment of the Aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses that are required to be paid as of or at the Closing, at and immediately after the Closing, Parent, Merger Sub, the Company and each of the Company Subsidiaries will be Solvent. As used in this Section 4.11, the term “Solvent” means, with respect to a Person and a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person, on a consolidated basis with its Subsidiaries as of such date, will exceed their debts and probable liabilities; (b) such Person, on a consolidated basis with its Subsidiaries, has not incurred and does not believe that it will incur, debts or liabilities beyond its ability to pay such debts or liabilities as such debts mature or become probable; and (c) such Person, on a consolidated basis with its Subsidiaries, does not have an unreasonably small amount of capital and liquidity for the conduct of its business.
Section 4.12 Certain Arrangements. As of the Agreement Date, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director (other than directors of the Company appointed by Parent or its Affiliates), officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) between Parent, Merger Sub or any of their Affiliates pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal (other than the Voting and Support Agreement).
Section 4.13 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV or the Voting and Support Agreement, none of Parent, Merger Sub or any other Person makes, has made or has been authorized to make any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III of this Agreement, neither the Company nor any other Person makes, has made or has been authorized to make any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, including with respect to the accuracy or completeness of any information provided, or made available, or Made Available, to Parent, Merger

Sub or any of their respective Subsidiaries, Affiliates or Representatives in connection with the Transactions. Parent and Merger Sub are not relying on, and waive any claim based on reliance on, any express or implied representation or warranty, or other information of the Company or any Person, other than those expressly set forth in Article III of this Agreement. Each of Parent and Merger Sub acknowledges that, as of the Agreement Date, they and their Representatives and applicable Affiliates (a) have received adequate access to (i) such books and records, facilities, properties, premises, equipment, contracts and other properties and assets of the Company which they and their Representatives and such Affiliates, as of the Agreement Date, have desired or requested to see or review and (ii) the electronic and physical data rooms in connection with the Transactions, (b) have had adequate opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and (c) have had adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that none of the Company or any other Person makes, has made or has been authorized to make an express or implied representation or warranty (including as to completeness or accuracy) to Parent or Merger Sub or their Affiliates, Subsidiaries or Representatives with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives providing, or making available, to Parent, Merger Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, budgeted financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management or information made available on any electronic data room and maintained by the Company for purposes of the Merger and the other Transactions unless any such information is expressly and specifically set forth in a representation or warranty contained in Article III. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets and other forecasts and plans, that they are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), assets, operations and business of the Company and its Subsidiaries. In making its determination to proceed with the Merger and the other Transaction, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and has not relied directly or indirectly on any other express or implied representation or warranty or any materials or information Made Available to Parent, Merger Sub, or any of their respective Affiliates, Subsidiaries or Representatives.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01 Conduct of Business by the Company. Except (v) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (w) as expressly permitted, contemplated or required by this Agreement; (x) as required by applicable Law or by the terms of any Contracts in effect as of the Agreement Date and Made Available to Parent; or (y) with the prior written consent of the General Counsel of Sumitovant Biopharma Inc. on behalf of Parent (which will not be unreasonably withheld, conditioned or delayed); provided that, if Parent’s designated representative fails to grant or deny to a request from the Company for consent required pursuant to this Section 5.01 within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted; provided, further, that to the extent that Parent in good faith requests additional information reasonably necessary to assess whether to grant or deny consent from the Company, such five (5) Business Day period shall be extended for the number of days required for the Company to provide such information to Parent and Parent’s consent (if any) following such delay shall not be deemed to be unreasonably conditioned or delayed, from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII (the “Interim Period”), the Company will, and will cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business and in compliance with Law. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the subsection of the Company Disclosure Letter corresponding to this Section 5.01; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the Agreement Date and Made Available to Parent; or (iv) with the prior written consent of the General Counsel of Sumitovant Biopharma Inc. on behalf of Parent (which will not be unreasonably withheld, conditioned or delayed); provided that, if Parent’s designated representative fails to grant or deny a request from the Company for consent required pursuant to this Section 5.01 within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted; provided, further, that to the extent that Parent in good faith requests additional information reasonably necessary to assess whether to grant or deny consent from the Company, such five (5) Business Day period shall be extended for the number of days required for the Company to provide such information to Parent and Parent’s consent (if any) following such delay shall not be deemed to be unreasonably conditioned or delayed, during the Interim Period, the Company will not, and will not cause or permit any Company Subsidiary to, directly or indirectly, whether by merger, consolidation or otherwise, do any of the following:
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its Equity Interests, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its Equity Interests or securities convertible into or exchangeable or exercisable for Equity Interests, or issue or authorize the issuance of any Equity Interests, in lieu of or in substitution for its Equity Interests, other than as specifically permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such Equity Interests, except in the case of this clause (iii) for acquisitions, or deemed acquisitions, of Company Common Shares in connection with (A) the settlement of any cashless exercise of a Company Option or Company Warrant, or the withholding of Taxes in connection with the exercise, vesting or settlement of Company Share Awards and (B) forfeitures of Company Share Awards;
(b) except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws), or amend the terms of (i) any Equity Interests in, the Company (including Company Common Shares) or any Company Subsidiary, other than the issuance of Company Common Shares upon the exercise, vesting or settlement of Company Share Awards outstanding at the Capitalization Time in accordance with their terms as of the Capitalization Time; or (ii) any Company Equity Related Obligation;
(c) amend or modify the Company Organizational Documents or Organizational Documents of any Company Subsidiary, except (i) as may be required by the rules and regulations of the SEC or the NYSE or (ii) for amendments to the Organizational Documents of a Company Subsidiary in connection with an internal reorganization, restructuring or recapitalization permitted pursuant to Section 5.01(o) (provided that with respect to the foregoing clauses (i) and (ii), the Company shall give Parent three (3) Business Days’ prior written notice prior to taking any such action);
(d) make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by GAAP or Law (or authoritative interpretations thereof);
(e) directly or indirectly acquire or agree to acquire in any transaction any Equity Interests in or business of any Person or division thereof or any properties or assets, except: (i) acquisitions of equipment, services and supplies in the ordinary course of business; (ii) acquisitions in an amount not to exceed $5,000,000 in the aggregate; or (iii) with respect to transactions between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, or between or among wholly owned Company Subsidiaries;
(f) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(h), sell, lease (as lessor), mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material properties or assets or any material interests therein, other than (i) in the ordinary course of business or (ii) in an amount not to exceed $5,000,000 in the aggregate;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than: (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company; (ii) advances to directors, officers or employees in respect of travel or other related business expenses, in each case in the ordinary course of business; (iii) prepayments to vendors of the Company or its Subsidiaries in the ordinary course of business; (iv) with respect to transactions between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, or between or among wholly owned Company Subsidiaries; or (v) loans, advances or capital contributions to, or investments in, any other Person, in an amount not to exceed $5,000,000 in the aggregate;
(h) incur or otherwise become liable for any additional Indebtedness, except for: (i) the incurrence of additional Indebtedness (other than Indebtedness of the type described in clauses (ii)-(iv) below) in an amount not to exceed $5,000,000 in the aggregate; (ii) Indebtedness in replacement of or to refinance at any time existing Indebtedness, but only if the consummation of the Transactions will not conflict with, or result in any violation of or default under, such replacement Indebtedness; (iii) Indebtedness under the Loan Agreement, dated as of December 27, 2019, by and between the Company and SMP; or (iv) Indebtedness between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, or between or among wholly owned Company Subsidiaries;
(i) cancel, modify or waive any debts or claims held by the Company or any Company Subsidiary or waive any rights held by Company or any Company Subsidiary, in each case, having a value in excess of $4,000,000 individually or $8,500,000 in the aggregate;
(j) subject to Section 2.03 and Section 6.05, pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy any Action in an amount greater than the amount set forth in Section 5.01(j) of the Company Disclosure Letter;
(k) abandon, let lapse, dispose of, transfer, assign, encumber (other than Permitted Liens), license or grant any material right to any Person to any material Company Registered IP or any material Owned IP, in each case, other than licenses granted pursuant to Clinical Trial agreements, sponsored research agreements, manufacturing agreements, and material transfer agreements, in each case, in the ordinary course of business;
(l) (i) make, change or revoke any material Tax election, other than consistent with past practice; (ii) file any amended material Tax Return; (iii) adopt or make any change to any material Tax accounting method; (iv) enter into any closing agreement regarding any material Tax Liability or assessment; (v) enter into any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than written Contracts not primarily relating to Taxes that are entered into in the ordinary course of business or that are not material in the aggregate); (vi) settle or resolve any material audit, claim, assessment or controversy that relates to Taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment; or (viii) surrender any right to claim a material Tax refund;
(m) except as required by the terms of a Company Benefit Plan in effect on the Agreement Date or as otherwise permitted pursuant to any subsection of this Section 5.01(m), (i) grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement); (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), except in each case in the ordinary course of business with respect to employees at the level of Vice President or below; (iii) establish, adopt, amend, terminate, or otherwise increase benefits under any Company Benefit Plan (or arrangement that would have been a Company Benefit Plan had it been entered into prior to the Agreement Date); (iv) increase in any manner the compensation, bonus or other benefits payable to any Service Provider, or pay any bonus to any Service Provider, except in each case in the ordinary course of business with respect to employees at the level of Vice President or below; (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code; (vi) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, except in each case in the ordinary course of business with respect to employees at the level of Vice President or below; provided that any grants that would have ordinarily been made in the form of equity are instead made in the form of cash; (vii) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan other than as required pursuant to Section 2.04; (viii) fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; (ix) hire or engage any Service Provider (who is a natural person), except in each case in the ordinary course of business with respect to employees at the level of Vice President or below; (x) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (xi) terminate the employment or engagement of any Service Provider (who is a natural person) other than for cause or performance-related reasons, except in each case in the ordinary course of business with respect to employees at the level of Vice President or below;
(n) make or authorize capital expenditures in excess of the individual and aggregate capital expenditures in the capital expenditures budget set forth in Section 5.01(n) of the Company Disclosure Letter;
(o) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal restructuring, recapitalization or reorganization of wholly owned Company Subsidiaries);
(p) other than in the ordinary course of business, (i) enter into, materially amend or terminate any Material Contract or any Contract that would have been a Material Contract had it been entered into prior to this Agreement; or (ii) waive, assign, convey, encumber (except for Liens permitted under Section 5.01(f)) or otherwise transfer (except in connection with any transfers permitted under Section 5.01(f)), in whole or in part, rights or interests pursuant to or in any Material Contract (other than waivers, assignments, conveyances, encumbrances or transfers of rights or interests solely between or among the Company and any one or more Company Subsidiaries);
(q) employ any Person who, to the Company’s Knowledge: (A) is debarred by the FDA, or excluded from participation in government programs (or subject to any similar sanction of any other applicable Governmental Entity); (B) is the subject of an FDA debarment investigation or Action (or similar Action of any other applicable Governmental Entity); or (C) has been charged with or convicted under United States Law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992 (or any counterpart or similar Law of any other Governmental Entity);
(r) become a party to, establish, adopt, amend, commence participation in any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or
(s) agree to take any of the foregoing actions in clauses (a) through (r) above.
Section 5.02 No Control. Nothing contained in this Agreement will give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.
Section 5.03 No Solicitation by the Company; Company Recommendation.
(a) No Solicitation. Except as expressly permitted by this Section 5.03, the Company will not, and will cause each of the Company Subsidiaries and its and their respective directors, officers and employees not to, and shall direct its and the Company Subsidiaries’ other Representatives not to, directly or indirectly:
(i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.03 (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 5.03 or contacting any Person making an Alternative Proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,” “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.03);
(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to (other than Parent, Merger Sub and their respective Affiliates) any Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal (other than informing Persons of the provisions set forth in this Section 5.03 or contacting any Person making an Alternative Proposal solely to ascertain facts or clarify terms and conditions of such Alternative Proposal for the sole purpose of the Special Committee reasonably informing itself about such Alternative Proposal);
(iii) provide any non-public information to any Person in connection with any Alternative Proposal or any proposal or offer that would reasonably be expected to lead to an Alternative Proposal;
(iv) otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal; or
(v) except as expressly permitted by, and after compliance with, Section 5.03(d)(ii) and Section 8.01(f), cause or permit the Company to enter into an Alternative Proposal.
(b) Exceptions. Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained in response to an unsolicited, bona fide written Alternative Proposal that did not arise from or in connection with a breach in any material respect of the obligations set forth in this Section 5.03, the Company may:
(i) provide (or cause to be provided) information (including non-public information regarding the Company or any of the Company Subsidiaries) and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal (and its Representatives); provided that such information has previously been Made Available to, or is Made Available to, Parent promptly following the time such information is made available to such Person and that, prior to furnishing any such information, the Company receives from the Person making such Alternative Proposal an executed confidentiality agreement that does not prohibit compliance by the Company with any of the provisions of this Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an Alternative Proposal to the extent such Alternative Proposal is made directly to the Company); and
(ii) enter into, engage, participate in or continue any discussions or negotiations with any such Person (and its Representatives) regarding such Alternative Proposal;
in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with outside legal counsel that based on the information then available and after consultation with its financial advisor that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal.
(c) Notice of Alternative Proposals. The Company shall promptly (and, in any event, within forty-eight (48) hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal, give notice to Parent of the receipt of such Alternative Proposal, and the material terms and conditions of such Alternative Proposal (including, in each case, the identity of the Person or group making any such Alternative Proposal), and the Company will as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal, if in writing; or (ii) a summary of the material terms of such Alternative Proposal, if oral, and thereafter shall keep Parent reasonably informed, on a current basis, of any material developments regarding the Alternative Proposal or any material changes to the status and terms of any such Alternative Proposal (including any amendments thereto).
(d) No Change in Recommendation.
(i) Except as permitted by Section 5.03(d)(ii) and Section 5.03(e), the Company Board, including any committee thereof (including the Special Committee), agrees that it shall not:
(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;
(B) fail to include the Company Recommendation in the Proxy Statement;

(C) fail to recommend, within ten (10) Business Days after the commencement of such Alternative Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Company Common Shares (other than by Parent, Merger Sub or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its shareholders; or
(D) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 5.03(a) entered into in compliance with Section 5.03(a)) relating to any Alternative Proposal (any of the actions in the foregoing clauses (A), (B), (C) and (D), an “Adverse Recommendation Change”).
(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may effect an Adverse Recommendation Change if (A)(1) an unsolicited, bona fide written Alternative Proposal that did not arise from or in connection with a breach in any material respect of the obligations set forth in Section 5.03(a) is received by the Company and is not withdrawn, and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Alternative Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred, and (B) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to effect an Adverse Recommendation Change in response to such Superior Proposal or Intervening Event, as applicable, would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that an Adverse Recommendation Change or action to terminate this Agreement pursuant to Section 8.01 may not be made unless and until the Company has given Parent written notice of such action and the basis thereof six (6) Business Days in advance, which notice shall set forth in writing that the Special Committee intends to consider whether to take such action and (x) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 5.03(c) and (y) in the case of an Intervening Event, include a reasonable description of such Intervening Event. After giving such notice and prior to effecting such Adverse Recommendation Change or taking such action to terminate the Agreement pursuant to Section 8.01, the Company shall, and shall cause its employees and direct its financial advisor and outside legal counsel to, negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board or the Special Committee not to effect an Adverse Recommendation Change or to take such action to terminate this Agreement pursuant to Section 8.01 in response thereto. At the end of the six (6) Business Day period, prior to taking action to effect an Adverse Recommendation Change or taking action to terminate the Agreement pursuant to Section 8.01, the Company Board and the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that (I) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal, and (II) in the case of an Intervening Event, that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any modification to any Alternative Proposal will be deemed to be a new Alternative Proposal for purposes of Section 5.03(c) and this Section 5.03(d)(ii) except that the advance written notice obligation set forth in this Section 5.03(d)(ii) shall be reduced to three (3) Business Days.
(e) Certain Permitted Disclosure. Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Alternative Proposal or Adverse Recommendation Change; (ii) making any disclosure to its shareholders if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to do so would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.01(f) unless the Company reaffirms the Company Recommendation; (iii) or issuing a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, which shall not be deemed to be an Adverse Recommendation Change.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01 Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.
(a) As reasonably promptly as practicable (but in any event within thirty (30) Business Days; provided Parent timely provides all required information with respect to Parent, SMP or Merger Sub and otherwise complies with its obligations hereunder in all material respects) following the Agreement Date, the Company will, in a manner that complies with Regulation 14A promulgated under the Exchange Act with respect to the Transactions, prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting that reflects the terms and conditions of this Agreement, and includes the notice of appraisal rights in the Merger to the holders of Company Common Shares as required by Section 106(2) of the Bermuda Companies Act, and a copy of the Fairness Opinion in its entirety (including a description of the Fairness Opinion and the financial analysis relating thereto) (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub will furnish to the Company all information reasonably requested by the Company concerning Parent, SMP or Merger Sub, and provide such other assistance, as the Company may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in good faith in the preparation of the Proxy Statement. The Company will notify Parent reasonably promptly (but in any event within twenty-four (24) hours) after its receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and will provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company will use its reasonable best efforts to (i) respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith and (ii) have the SEC advise as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement. In addition to the foregoing, the Company shall file the Proxy Statement in definitive form with the SEC as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement in preliminary or definitive form, or responding to any comments of the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement, or mailing the Proxy Statement in definitive form to the Company’s shareholders, the Company will: (x) provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response); and (y) reasonably cooperate in good faith with Parent to include Parent’s reasonable comments that are promptly proposed by Parent to the Proxy Statement related to Parent or the Transactions.
(b) The Company and Parent will cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the Transactions, and furnish to each other all information concerning such Party as may be reasonably requested in connection with the preparation of the Schedule 13E-3; (ii) respond as reasonably promptly as practicable to any comments received from the SEC with respect to the Schedule 13E-3 and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments; (iv) use its reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each Party will promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the

Schedule 13E-3 and will provide the other Parties with copies of all correspondence between such Party and its Representatives, on the one hand, and the SEC, on the other hand.
(c) If prior to the Effective Time any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 that is required by Law to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent will reasonably promptly notify the Company of such change, and Parent and the Company will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) will limit the obligations of any Party under Section 6.01(a).
(d) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3, that is required by Law to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will reasonably promptly notify Parent of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) will limit the obligations of any Party under Section 6.01(a).
(e) The Company will, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Proxy Statement and the Schedule 13E-3: (i) establish a record date for determining shareholders of the Company entitled to vote at the Company Shareholders Meeting; (ii) not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent unless required to do so by applicable Law (and if the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent has otherwise approved in writing (or as required by applicable Law or stock exchange requirement), the Company will, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new record date for the Company Shareholders Meeting, as so adjourned or delayed); and (iii) duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of: (A) seeking the Company Shareholder Approval and the Minority Shareholder Approval; (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; (C) an adjournment proposal; and (D) seeking approval of any other proposal necessary for adopting and approving this Agreement and consummating the Transactions. The Company will not change the date of, postpone or adjourn the Company Shareholders Meeting, or submit any other proposal to the Company’s shareholders in connection with the Company Shareholders Meeting, without the prior written consent of Parent. The Company will use its reasonable best efforts to (i) promptly cause the Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Company Shareholders Meeting; and (ii) except if an Adverse Recommendation Change has been made as permitted by Section 5.03(d) and remains in effect, solicit the Company Shareholder Approval and the Minority Shareholder Approval, including by retaining the services of a recognized proxy solicitor reasonably acceptable to Parent. The Company Board, acting at the recommendation of the Special Committee, and the Special Committee, will recommend to the Company’s shareholders that they give the Company Shareholder Approval and the Minority Shareholder Approval (the “Company Recommendation”) and will include such recommendation in the Proxy Statement and the Schedule 13E-3, in each case, unless the Company Board (acting at the recommendation of the Special Committee) or the Special Committee has validly made an Adverse Recommendation Change as permitted by Section 5.03(d) that is still in effect. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Company Board (acting at the recommendation of the Special Committee) or the Special Committee or by any other development; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.03(d)(i) occurs less than ten (10) Business Days prior to the Company Shareholders Meeting, the Company will be entitled to postpone the Company Shareholders Meeting to a date not more than ten (10) Business Days after the date such Company Shareholders Meeting had previously been scheduled (but in no event to a date after the date that is five (5) Business Days before the End Date).
(f) The foregoing provisions of this Section 6.01 notwithstanding, the Company will have the right, after consultation in good faith with Parent, to make one or more successive changes in date, postponements or adjournments of the Company Shareholders Meeting (i) to ensure that any supplement or amendment to the Proxy Statement or Schedule 13E-3 required under applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Company Board or the Special Committee (after consultation with outside counsel), in advance of the Company Shareholders Meeting; (ii) if required by applicable Law or a request from the SEC or its staff; or (iii) if, on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval and the Minority Shareholder Approval, whether or not a quorum is present; provided that no single such adjournment or postponement is for more than ten (10) Business Days except as may be required by federal securities Laws; and (B) in the case of clause (iii), the Company Shareholders Meeting is not postponed to later than the date that is fifteen (15) Business Days after the date for which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Company Shareholders Meeting is not postponed, recessed or adjourned to a date that is more than forty-five (45) days after the date on which the Company Shareholders Meeting was originally scheduled) and that the Company will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote in person of the Company’s shareholders at the Company Shareholders Meeting) as expeditiously as reasonably possible, it being understood that time shall be of the essence. If, on any date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Minority Shareholder Approval, the Company will, at Parent’s request, postpone or adjourn the Company Shareholders Meeting on one or more occasions for up to forty-five (45) days in the aggregate to allow for the solicitation of additional proxies to obtain the Minority Shareholder Approval. The Company will also consider in good faith any other request by Parent to postpone the Company Shareholders Meeting.
Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company will, and will cause each of the Company Subsidiaries to, upon request by Parent, furnish to Parent, SMP and their respective Representatives reasonable access, during normal business hours and upon reasonable advance notice, during the Interim Period, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions; and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company will use its reasonable best efforts to obtain the required Consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law; provided that the Company will use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure which would not violate applicable Law; provided, further, that the Company will not be required to disclose any materials of the Company, the Company

Board or the Special Committee that relate to consideration of the Transactions. All information provided by the Company pursuant to this Section 6.02 will be subject to the Nondisclosure and Common Interest Agreement by and among the Company, Myovant Sciences, Inc., a Delaware corporation and Parent, dated as of April 8, 2020 (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”).
Section 6.03 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each of Parent and the Company will use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the Agreement Date the Transactions, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings (or draft filings, as applicable), ruling requests and other documents required under any Antitrust Laws and to satisfy as promptly as practicable the condition set forth in Section 7.01(c) (the “Required Approvals”), (ii) taking all steps as may be necessary to obtain all such Consents as promptly as reasonably practicable, and (iii) obtaining any waivers, qualifications, consents, certificates, clearances, and approvals required from third parties (other than Consents) in connection with the consummation of the Transactions. Subject to its obligations under the foregoing and any other provision of this Agreement, Parent will control (in a manner consistent with this Section 6.03) and lead all communications and strategy relating to obtaining any Required Approvals, and the Company will not, and will cause the Company Subsidiaries and its directors and officers and direct its other Representatives not to, make any proposal to, or (except to the extent required by Law) any filings with, Governmental Entities in respect of any matter related to any Required Approvals without the prior written consent of Parent or its counsel (which shall not be unreasonably withheld, conditioned or delayed); provided that Parent shall keep the Company reasonably informed on a current basis, consult with and consider in good faith the views and comments of the Company in connection with such communications and strategy. Notwithstanding the foregoing, Parent and the Company will, and will cause their respective directors, officers and employees to and direct their respective other Representatives to, give the other Party reasonable notice of, and the opportunity for it and its Representatives to participate in, all substantive meetings and telephone calls with any Governmental Entity in respect of any Required Approvals.
(b) In connection with the actions referenced in Section 6.03(a), each of Parent and the Company will, and will cause their respective controlled Affiliates (which, in the case of Parent, shall be deemed to include SMP) to, (i) cooperate with each other, including providing Parent or its counsel with information and such assistance as Parent or its counsel may reasonably request, in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (ii) to the extent practicable, keep the other Party and/or its counsel promptly informed of any communication received by such Party from, or given by such Party to, any Governmental Entity or Government Official and of any communication received or given in connection with any Action by a private party, in each case, regarding any of the Transactions; (iii) to the extent practicable, consult with each other in advance of any meeting or conference regarding the Transactions with such Governmental Entity or Government Official or, in connection with any Action by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity, or other Person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the Transactions; and (v) permit the other Party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other Party’s comments thereon, and consult with each other in advance of any proposed submission, filing or material communication (and documents submitted therewith) intended to be given by it to a Governmental Entity or Government Official in connection with the Transactions; provided that materials may be redacted (x) as necessary to comply with applicable Law and (y) to remove references concerning (A) the valuation of the businesses of the Company and the Company Subsidiaries and (B) projections, estimates, budgets, forecasts, plans or other information of the Company (including commercially sensitive information and the Company Subsidiaries and other materials that the Special Committee evaluated in connection with the Transactions).
(c) The Company will give prompt written notice to Parent, and Parent will give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice will specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; (iii) any material written notice from any Governmental Entity in connection with the Transactions; and (iv) any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions; provided that the delivery of any notice pursuant to this Section 6.03(c) will not limit or otherwise affect the remedies available hereunder to Parent or the Company.
(d) Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any of its Affiliates be required (and in no event will the Company or any Company Subsidiary agree without the prior written consent of Parent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, in each case, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the Parent and any Parent Subsidiaries or the Surviving Company and its Subsidiaries.
Section 6.04 Indemnification, Exculpation and Insurance.
(a) Parent agrees that all rights existing as of the Agreement Date to indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current and/or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organizational Documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries in effect as of the Agreement Date will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each individual who was prior to or is as of the Agreement Date, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Persons”), against all claims, Liabilities, Judgments, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Action (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions)), arising out of or pertaining to the fact that the Company Indemnified Person is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (i) each Company Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Person of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Bermuda Companies Act, the Surviving Company’s Organizational Documents or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (ii) the Surviving Company will cooperate in the defense of any such matter. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Company Indemnified Persons (who could have sought indemnification, advancement of expenses or exculpation from Liabilities in connection with such Action) from all liability arising out of such Action.
(b) For a period of six (6) years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, either maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability, fiduciary liability and employment practices liability insurance maintained by or for the benefit of the Company or the Company Subsidiaries or provide substitute policies (issued by insurers with an A.M. Best financial strength rating of A- or better) for the Company and Company Subsidiaries and the insured Persons who are covered by such insurance currently maintained by or for benefit of the Company and the Company Subsidiaries (the “Current Insurance”), in either case, with limits not less than the existing coverage and having other terms not less favorable to the insured Persons than the Current Insurance with respect to claims and matters arising from facts or events that occurred on or before the Effective Time, except that in no event will the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the Agreement Date (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it will obtain as much comparable insurance as possible for each year within such six (6)-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase “tail” directors’ and officers’ liability, fiduciary liability and employment practices liability insurance for a period of six (6) years for the Company and the Company Subsidiaries and the insured Persons who are covered by Current Insurance, such tail insurance to provide coverage with limits not less than, and to have other terms not less favorable to the insured Persons than, the Current Insurance with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event will the aggregate cost of any such tail insurance exceed the Maximum Amount. Parent will cause the Surviving Company to, and the Surviving Company will, maintain such insurance policies in full force and effect without any amendment adverse to the insured Persons thereunder, and continue to honor the obligations thereunder.
(c) The provisions of this Section 6.04 (i) will survive consummation of the Merger until the date that is the sixth (6th) anniversary of the Closing Date, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Persons) to the extent of such indemnified or insured Person’s interest herein, and his or her heirs and estates and trust vehicles, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d) Parent hereby acknowledges that the Company Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons that are in effect as of the Agreement Date. Parent hereby agrees that the Surviving Company will be the indemnitor of first resort (i.e., its obligations to the Company Indemnified Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Company Indemnified Person are secondary). Parent further agrees that no advancement or payment by any of such other Persons on behalf of any such Company Indemnified Person with respect to any claim for which such Company Indemnified Person has sought indemnification from the Surviving Company or any Company Subsidiary shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnified Person against the Surviving Company or any Company Subsidiary, as applicable.
(e) In the event that Parent or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Company will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company assume Parent and/or the Surviving Company’s obligations (as applicable) set forth in this Section 6.04.
(f) Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to claims pursuant to any applicable insurance policy or indemnification agreement.
Section 6.05 Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company will give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions. None of the Company, any Company Subsidiary or any Representative of the Company will compromise, settle or come to an arrangement regarding any such shareholder Action, in each case, unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder Actions, if the resolution of such litigation requires only additional disclosure in the Proxy Statement or the Schedule 13E-3 and payment from the Company or any of the Company Subsidiaries or any of its or their Representatives in an amount that together with all such other payments does not exceed the amount set forth in Section 6.05 of the Company Disclosure Letter and the settlement provides for no other non-monetary relief (other than changes to the disclosures in the Proxy Statement or the Schedule 13E-3).
Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.07 Public Announcements. Each of the Company, Parent and SMP will be entitled to issue a separate press release announcing the execution and delivery of this Agreement which, in the case of the Company’s initial press release, will be subject to prior consultation with Parent, and, in the case of Parent’s or SMP’s press release, will be subject to prior consultation with the Company. Each of the Company, Parent, Merger Sub and SMP agrees that no public release or announcement concerning the Transactions (including any communication required to be filed with the SEC pursuant to Rule 14a-12 promulgated under the Exchange Act) will be issued by or on behalf of any of them or their Subsidiaries (x) in the case of any release by Parent or its controlled Affiliates, without prior consultation with the Company, (y) in the case of any release by the Company or its Subsidiaries, without prior consultation with Parent and (z) in the case of any release by SMP, Parent shall provide the Company with an opportunity to consult with SMP, in each case, to the extent reasonably practicable; provided that: (i) SMP, Parent, the Representatives of Parent, the Company and the Representatives of the Company may make public releases or announcements concerning the Transactions that are substantially consistent with previous press releases or announcements made by SMP, Parent and/or the Company in compliance with this Section 6.07; (ii) the Company and the Representatives of the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.07 and do not reveal material, non-public information regarding the other Parties, the Merger, or the other Transactions; (iii) SMP, Parent, the Representatives of Parent and, subject to Section 6.08(c), the Company and the Representatives of the Company may, without prior consultation with each other, make internal announcements to their respective employees, and the Company and its Affiliates may make announcements to their respective customers or other business partners; provided that such announcements include disclosure that are otherwise consistent with the Parties’ permitted prior public disclosures regarding this Agreement and the Transactions; and (iv) the restrictions set forth in this Section 6.07 do not apply to any release or announcement (or any portion thereof) made or proposed to be made in connection with, or in response to, an Adverse Recommendation Change or an Alternative Proposal.
Section 6.08 Employment and Company Benefits.
(a) Until the one (1)-year anniversary of the Closing, (the “Continuation Period”), Parent will cause the Surviving Company to provide each Company Employee who continues to remain employed with Parent, an Affiliate of Parent or the Surviving Company immediately following the Effective Time with (i) a base salary or hourly wage rate that is no less favorable than the base salary or hourly wage rate provided to each such Company Employee immediately prior to the Effective Time; (ii) target short-term incentive compensation opportunities that are no less favorable than the target short-term incentive compensation opportunities provided to each such Company Employee immediately prior to the Effective Time; and (iii) other compensation (including long-term compensation opportunities, whether cash or equity-based) and benefits, in the aggregate (for purposes of clarity, excluding retention or change in control benefits) that, with respect to each Company Employee, are substantially comparable in the aggregate to the aggregate other compensation (including long-term compensation opportunities, whether cash or equity-based) and benefits provided to such Company Employee immediately prior to the Effective Time. For purposes of this

Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with Parent, an Affiliate of Parent, the Surviving Company or any Subsidiaries of Parent or the Surviving Company immediately following the Effective Time.
(b) If requested by Parent in a writing delivered to the Company not less than five (5) Business Days before the anticipated Closing Date, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the 401(k) plans sponsored by the Company or any Company Subsidiary (collectively, the “Company 401(k) Plan”), effective immediately prior to the Effective Time and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall, not later than the day immediately preceding the Effective Time, provide Parent with evidence that the Company 401(k) Plan will be terminated, effective immediately prior to the Effective Time, pursuant to resolution of the Company Board (or the appropriate committee thereof), the form and substance of which shall be subject to review and approval by Parent at least three (3) Business Days prior to the Effective Time. As of the Closing Date, Parent shall designate and provide coverage under a tax-qualified defined contribution retirement plan that is sponsored by Parent or one of its subsidiaries (the “Parent 401(k) Plan”) for the participants of the Company 401(k) Plan. In connection with the termination of the Company 401(k) Plan, to the extent permitted by the Parent 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the direct rollover of the account balance (including the in-kind rollover of promissory notes evidencing outstanding participant loans) of each Company Employee who elects such direct rollover in accordance with the Company 401(k) Plan and the Code.
(c) Prior to making any written or broad-based oral communications to any Company Employee pertaining to compensation or benefit matters that are affected by the Transactions, (i) the Company shall provide Parent with notice of the intended communication and a copy or, if oral, the substance thereof, and the Company shall reasonably cooperate to the extent practicable in advance of such communication being made to incorporate in good faith any reasonable comments made by Parent promptly after being furnished with the communication; provided that the Company may make written or broad-based oral communications to Company Employees pertaining to compensation or benefit matters that are affected by the Transactions that are (x) substantially consistent with previous written or broad-based oral communications made by the Company in compliance with this Section 6.08(c) or any announcements by a Party in compliance with Section 6.07 or (y) provided to Parent prior to the Agreement Date; and (ii) Parent shall provide the Company with notice of the intended communication and a copy or, if oral, the substance thereof and shall require the Company’s consent (not to be unreasonably withheld or delayed) prior to disseminating any such communications.
(d) Parent shall, or shall cause the Company to, provide each Company Employee who incurs a termination of employment during the Continuation Period with severance payments and benefits that are no less favorable than the severance payments and benefits that would be required to be provided to such Company Employee under the Company Benefit Plans as in effect as of the Closing Date. The Parties agree to treat the Transactions as a “change in control” or “change of control” for purposes of determining severance entitlements under Company Benefit Plans.
(e) For purposes of vesting, eligibility to participate and level of benefits under any employee benefit plans of Parent and its Subsidiaries (exclusive of the Company) in which any Company Employee becomes eligible to participate on or after the Closing Date (the “New Plans”), Parent shall, or shall cause the Company or any of its Subsidiaries to, provide each Company Employee with credit for his or her years of service with the Company and any respective predecessors before the Closing Date; provided that the foregoing service credit shall not be required to apply (x) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (y) with respect to any defined benefit pension plan or retiree medical benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Company or any of its Subsidiaries to, cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans providing medical, dental, pharmaceutical or vision benefits, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee during the plan year in which the Closing Date occurs, Parent shall or shall cause the Company or any of its Subsidiaries to (x) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents and (y) cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year during which the Closing Date occurs to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(f) With respect to annual bonus amounts for the fiscal year ending March 31, 2023 (the “Current Year Bonus”), to the extent not paid prior to the Effective Time, Parent shall cause each employee of the Company who was employed as of immediately prior to the Effective Time to be paid, on the Company’s regularly scheduled annual bonus payment date in 2023 (subject to such employee’s continued employment through such annual bonus payment date), the full amount of the Current Year Bonus that is actually earned by such employee as of the payment date for the Current Year Bonus; provided that (i) the Current Year Bonus paid to employees at the level of Vice President or below shall in no event be less than the target amount and (ii) the Current Year Bonus paid to employees above the level of Vice President shall be determined based on the performance goals established by the Company in the ordinary course at the beginning of the fiscal year ending March 31, 2023, shall take into account partial attainment of performance goals consistent with historical practice, and shall not be discretionarily reduced based on individual performance factors without approval, prior to the Effective Time, by the principal executive officer of the Company and the Compensation Committee of the Company Board. In addition, in the event of an employee’s termination of employment after the Effective Time and before the payment date of the Current Year Bonus under circumstances entitling the employee to severance (the date of such termination, the “Early Departure Date”), such employee will become entitled to a pro-rated target annual bonus on the date of termination, determined by multiplying the target bonus for the full fiscal year by a fraction, the numerator of which is the total number of days from April 1, 2022 through the Early Departure Date and the denominator of which is 365, and Parent shall cause such pro-rated target annual bonus amount to be paid as soon as practicable following the Early Departure Date and in no event later than the regular payment date (provided that the amount payable pursuant to this provision shall be in full satisfaction of any requirement to pay a Current Year Bonus pursuant to any Company Benefit Plan but, for the avoidance of doubt, shall not reduce the amount of any severance payment computed by reference to target or prior year bonuses contemplated elsewhere in any Company Benefit Plan).
(g) No provision of this Agreement will (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by the Surviving Company or its Subsidiaries, or preclude the ability of the Surviving Company or its Subsidiaries to terminate the employment of any employee for any reason; (ii) require the Surviving Company or its Subsidiaries or Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; or (iii) be treated as an amendment to any employee benefit plan of the Company or any Company Subsidiary. Without limiting the generality of Section 9.07, and any provision in this Agreement to the contrary notwithstanding, nothing in this Section 6.08 will create any third party beneficiary rights in any Person, including any Company Employee.
Section 6.09 Merger Sub; Parent Subsidiaries. Parent will cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement and the Statutory Merger Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and the Statutory Merger Agreement. Immediately following the execution of this Agreement, Parent, as sole shareholder of Merger Sub, shall execute and deliver, in accordance with applicable Law and its Organizational Documents, a written consent adopting and approving this Agreement.
Section 6.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.11 Notice of Certain Regulatory Events. In furtherance (and not in limitation) of Section 6.03, during the Interim Period, the Company will (a) promptly inform Parent of and wherever practicable give Parent reasonable advance notice of any prescheduled teleconference or in person meeting with the FDA or any other Governmental Entity in connection with any Product Candidate; (b) promptly deliver to Parent copies of any material, substantive written correspondence received from the FDA or other Governmental Entity in connection with any Product Candidate, including material, substantive written correspondence with respect to (i) the approval or denial of any Marketing Approval of any Product Candidate; (ii) any change in the marketing classification or a change in the labelling or proposed labeling of any Product Candidate; (iii) the mandatory or voluntary termination, enjoinment or suspension of the testing (including the imposition of a clinical trial hold or other suspension or termination of a Clinical Trial), manufacturing, marketing, export, import, or distribution of any Product Candidate; or (iv) a non-coverage or pricing determination by the Centers for Medicare and Medicaid Services, any other material third-party payor, or any foreign Governmental Entity with authority over pharmaceutical products with respect to any Product Candidate; and (c) provide Parent with reasonable advance copies of, and consider in good faith any comments of Parent that are provided to the Company within five (5) Business Days of delivery of such advance copies to Parent (or one (1) Business Day prior to submission if the FDA or any other Governmental Entity requires submission to be made less than five (5) Business Days following the date of delivery of such advance copies to Parent) with respect to, any material correspondence or written submission prior to delivery thereof by the Company to the FDA or any other Governmental Entity in connection with any Product Candidate.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.01 Conditions to Each Party’s Obligation to Consummate the Merger. The obligations of the Company, Parent, and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of each of the following conditions:
(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Company Common Shares constituting the Minority Shareholder Approval and by holders of Company Common Shares constituting the Company Shareholder Approval entitled to vote on such matter at a shareholders’ meeting duly called for and held for such purpose in accordance with applicable Law and the Company Organizational Documents.
(b) No Legal Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order from a Governmental Entity (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.
(c) HSR Approval. Any waiting period (or any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have terminated, expired or been obtained.
Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.02, Section 4.10 and Section 4.11) are true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar qualifier set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent

Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.02, Section 4.10 and Section 4.11 are true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
(c) Parent Certificate. Parent has delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.09(a), Section 3.21, the first sentence of Section 3.25 and Section 3.26) are true and correct (without giving effect to any limitation as to “materiality,” or “Company Material Adverse Effect” or similar qualifier set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.01(b), Section 3.02(a), Section 3.03(c), Section 3.03(d), Section 3.03(e), Section 3.04, Section 3.21, the first sentence of Section 3.25 and Section 3.26 are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifier set forth therein) in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 3.01(a), Section 3.03(a) and Section 3.03(b) are true and correct in all but de minimis respects, as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of the Company contained in Section 3.09(a) are true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of the Company. The Company has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) No Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect has occurred that is continuing.
(d) Company Certificate. The Company has delivered to Parent a certificate, dated as of the Closing Date and signed by its principal executive officer or principal financial officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b), and Section 7.03(c) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Shareholder Approval):
(a) by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b) by either the Company (acting at the recommendation of the Special Committee) or Parent:
(i) if the Merger is not consummated on or before 5:00 p.m. Pacific time on May 31, 2023 (the “End Date”); provided that the End Date may be extended by the mutual consent of each of the Company and Parent; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) will not be available to any Party whose action or failure to fulfill any provision of this Agreement or the Voting and Support Agreement has proximately caused the failure of the Effective Time to occur by the End Date;
(ii) if applicable Law or an order from a Governmental Entity of competent jurisdiction that prevents, makes illegal or prohibitions the consummation of the Merger and the other Transactions is in effect and becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) will not be available to any Party whose action or failure to fulfill any provision of this Agreement has proximately caused such Law or order from a Governmental Entity or the failure to remove such Law or order from a Governmental Entity; or
(iii) if the Minority Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which a vote on the Merger was taken; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) will not be available to any Party whose material breach of this Agreement has proximately caused, or resulted in, the failure to obtain the Minority Shareholder Approval.
(c) by the Company (acting at the recommendation of the Special Committee), if, prior to the Effective Time, Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) twenty (20) Business Days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) one (1) day prior to the End Date; provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied;
(d) by the Company (acting at the recommendation of the Special Committee) prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.03(d); provided that the Company (i) has not breached in any material respect any of its obligations under Section 5.03 with respect to such Superior Proposal and (ii) prior to or concurrently with such termination pays to Parent the Termination Fee (it being understood that the Company will enter into such definitive written agreement substantially concurrently with such termination of this Agreement);
(e) by Parent, if, prior to the Effective Time, the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) twenty (20) Business Days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) one (1) day prior to the End Date; provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of (x) any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied or (y) the Voting and Support Agreement in any material respect;
(f) by Parent, if, prior to the Company Shareholders Meeting, (i) an Adverse Recommendation Change has occurred (provided that a written notice delivered by the Company to Parent pursuant to Section 5.03(d)(ii) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof will not in and of itself result in Parent having any termination rights pursuant to this

Section 8.01(f)); (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act made by a third party the Special Committee fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer; or (iii) after the public disclosure of an Alternative Proposal and Parent’s request in writing for the Special Committee to reaffirm the Company Recommendation, the Special Committee fails to publicly reaffirm the Company Recommendation no later than the earlier of (A) ten (10) Business Days after Parent so requests in writing and (B) two (2) Business Days prior to the End Date; provided that the Company must receive the request from Parent at least forty-eight (48) hours prior to such reaffirmation being required; provided, further, that in no event will the Company or the Special Committee be obligated to publicly reaffirm the Company Recommendation on more than one occasion with respect to each such publicly announced Alternative Proposal or on more than one occasion with respect to each publicly announced material modification thereof; or
(g) by the Company (acting at the recommendation of the Special Committee) if the Company Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting or any due adjournment or postponement thereof at which a vote on the Merger was taken.
Section 8.02 Effect of Termination.
(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any Liability on the part of the Parties (or any shareholder or Representative of a Party), other than Liability arising from a breach of the final sentence of Section 6.02, Section 6.04, this Section 8.02, Section 8.03 and Article IX, which provisions will survive such termination of this Agreement; provided that, other than where Parent receives payment of the Termination Fee, in which case the Company and the Company Related Parties will have no further Liability to Parent, Merger Sub or any of their Affiliates as set forth in Section 8.02(c), nothing herein will relieve a Party from Liability resulting from such Party’s Fraud or willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” means an intentional breach by a Party of this Agreement that is a consequence of an act or an omission undertaken or omitted by the breaching Party with the actual knowledge that the taking of such act or omission would result in such breach; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Merger and the other Transactions after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) will constitute a willful and material breach of this Agreement.
(b) The Company will pay to Parent a fee of $55,250,000 (the “Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or
(ii) (A) after the Agreement Date but prior to the termination of this Agreement pursuant to Section 8.01, an Alternative Proposal is made by a third party to the Company or the Special Committee and not withdrawn (publicly if such Alternative Proposal has been made known publicly) prior to the Company Shareholders Meeting or is made directly to the Company’s shareholders by a third party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the second proviso to Section 8.01(b)(i)), by Parent pursuant to Section 8.01(e) or by Parent or the Company pursuant to Section 8.01(b)(iii); and (C) within twelve (12) months of such termination, (x) the Company enters into a definitive Contract for an Alternative Proposal and such Alternative Proposal is consummated (whether during or after such twelve (12)-month period) or (y) an Alternative Proposal is consummated (in the case of (x) or (y), with the approval of a majority of the independent directors on the Company Board); provided, however, that for purposes of this Section 8.02(b)(ii), the references to 15% in the definition of “Alternative Proposal” will be deemed to be references to 50%.

Any Termination Fee due under this Section 8.02(b)(ii) will be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement pursuant to Section 8.01(d), substantially concurrently with and not later than the next Business Day following such termination; (y) in the case of termination of this Agreement pursuant to Section 8.01(f), on the Business Day immediately following the date of such termination; and (z) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.
(c) The Company acknowledges that the agreements contained in this Section 8.02 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee as and when due to Parent pursuant to this Section 8.02, it will also be obligated to pay any reasonable costs and expenses incurred by Parent and its Affiliates in connection with a legal action to enforce this Agreement that results in a judgment against the Company for the Termination Fee (the “Costs and Expenses”), together with interest on the amount of any unpaid Termination Fee and Costs and Expenses from the date such Termination Fee and/or Costs and Expense was required to be paid to (but excluding) the payment date at the prime rate set forth in the Wall Street Journal on the date that such Termination Fee was required to be paid (the “Interest”). If Parent receives payment of the Termination Fee (and if payable pursuant to this Section 8.02, the Costs and Expenses and/or Interest) under the circumstances in which it is payable as provided in this Section 8.02, the receipt of the Termination Fee, together with the Costs and Expenses and/or Interest, if payable pursuant to this Section 8.02, will be (i) the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective direct or indirect former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any breach or failure to perform hereunder or otherwise, and upon payment of such amount (in circumstances where the Termination Fee is payable), none of the Company Related Parties shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) deemed to be liquidated damages for any and all damages or losses suffered or incurred by Parent, Merger Sub or any of its Affiliates in connection with this Agreement and the termination of this Agreement (or any matter forming the basis for such termination), and neither Parent, Merger Sub nor any of their respective Affiliates will be entitled to bring any Action or otherwise be entitled to any remedy against the Company or any of its Affiliates, at law or in equity or otherwise, arising from or in connection with this Agreement (including the termination thereof) or any of the Transactions. Any payment of the Termination Fee made by the Company will be payable only once and not in duplication even though such payment may be payable under one or more provisions of this Section 8.02.
Section 8.03 Fees and Expenses. Except as set forth in Section 8.02(b) and Section 8.02(c), all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.
Section 8.04 Amendment. Subject to applicable Law and the provisions of Section 6.04, this Agreement may be amended by the Parties at any time before or after receipt of the Company Shareholder Approval or the Minority Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval or the Minority Shareholder Approval, no amendment that by Law or by the IRA, requires further approval by the Company’s shareholders will be made without the further approval of such shareholders, and (b) except as provided above, no amendment of this Agreement will be submitted to be approved by the Company’s shareholders unless required by Law or the IRA. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and any such amendment or waiver by the Company will be at the direction of and only be valid if approved by the Special Committee. Termination of this Agreement prior to the Effective Time will not require the approval of the shareholders of Parent, Merger Sub, or the Company.
Section 8.05 Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by Law but will be at the direction of and only be valid if approved by the Special Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations and Warranties. The Parties, intending to modify any otherwise applicable statute of limitations, agree that:
(a) the representations and warranties set forth in this Agreement shall not survive the Closing and shall expire, and no claim shall be made in respect thereof, as of and following the Closing;
(b) the covenants and other agreements (other than representations and warranties, which are covered by Section 9.01(a)) that are contemplated by this Agreement to be performed at or prior to the Closing shall not survive the Closing and shall expire, and no claim shall be made in respect thereof, as of and following the Closing; and
(c) the covenants and other agreements (other than representations and warranties, which are covered by Section 9.01(a)) that are contemplated by this Agreement to be performed following the Closing shall not survive the period for the performance thereof set forth in such covenant or other agreement and shall expire, and no claim shall be made in respect thereof, as of and following such period for performance.
Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a)	if to the Company, to:

Myovant Sciences Ltd.
50 Broadway, 7th Floor
London, United Kingdom SW1H 0DB
Email:
	Attention:	Matthew Lang

and to:

Myovant Sciences, Inc.
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005
Email:
	Attention:	Matthew Lang

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
	Email:	stephen.arcano@skadden.com;
thomas.greenberg@skadden.com
	Attention:	Stephen F. Arcano;
Thomas W. Greenberg

(b)	if to SMP, Parent or Merger Sub, to:

Sumitovant Biopharma Ltd.
50 Broadway, 7th Floor
London, United Kingdom SW1H 0DB
Email:
	Attention:	Monika Adams, Transactions Officer

and to:

Sumitovant Biopharma, Inc.
151 W. 42nd Street, 15th Floor
New York, NY 10036
Email:
	Attention:	Tara Soni, General Counsel

and to:

Sumitomo Pharma Co., Ltd.
6-8, Doshomachi 2-Chome, Chuo-ku
Osaka, Japan 541-0045
Facsimile: +81-3-3270-5517
Email:
	Attention:	Tsutomu Nakagawa, Executive Officer; Senior Director, Global Corporate Strategy

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Facsimile: (310) 712-8800
	Email:	resslera@sullcrom.com
	Attention:	Alison S. Ressler
All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request, or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 9.03 Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference will be to an Article, a Section, an Exhibit, a Schedule or an Annex of or to this Agreement unless otherwise indicated. All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit, Schedule or Annex but not otherwise defined therein has the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein will include any modification, amendment or re-enactment thereof, and any Law substituted therefor, in each case, as of the time of inquiry, representation, or covenant and all rules, regulations and statutory instruments issued or related to such Law. Any reference to a Governmental Entity will be also deemed to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement), or Contract is, unless otherwise specified, to the agreement, or Contract as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant. Neither the specification of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement. References herein to a Person are also to its successors and permitted assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is not a Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified. References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business of the Company and the Company Subsidiaries, consistent with past practice; provided that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in good faith in response to or as a result of COVID-19 or any COVID-19 Measures shall be deemed to be in the “ordinary course of business.”
(b) Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Parties have participated jointly in the negotiation and drafting of this Agreement in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
Section 9.04 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 9.05 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries.
(a) This Agreement (including the Exhibits, Schedules and Annexes), the Company Disclosure Letter, Section 3.4 of the IRA, the Confidentiality Agreement and the Voting and Support Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.
(b) Other than (i) after the Effective Time, the right of holders of Company Common Shares to receive the Per Share Merger Consideration pursuant to Section 2.01, (ii) after the Effective Time, the right of holders of Company RSUs, Company PSUs, Company Options and Company Share Awards to receive the payments referred to in Section 2.04, and (iii) the right of the Company Indemnified Persons under Section 6.04, which will confer third-party beneficiary rights to the Persons identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.
Section 9.07 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.
(b) Each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by (x) Parent, Merger Sub or their respective Affiliates against the Company or its Affiliates or (y) by the Company or any Company Subsidiary against Parent, Merger Sub or their respective Affiliates, in any such case, will be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, in each case, except to the extent that any such Action mandatorily must be brought in Bermuda (the “Chosen Courts”). Each of the Parties hereby irrevocably submits to the jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such Chosen Court as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of the Chosen Courts or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Action in any such court is brought in an inconvenient forum; (ii) the venue of such Action is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, OR ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE

EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND; (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.07(c).
Section 9.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.08 shall be null and void; provided, however, that Parent may designate its Affiliate(s) to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Affiliate(s) of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the Agreement Date shall be deemed representations and warranties made with respect to such other Affiliate(s) as of the date of such designation; provided, further, that no such assignment will relieve Merger Sub of any of its obligations under this Agreement.
Section 9.09 Specific Performance. Subject to Section 8.02(b) and this Section 9.09, each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 9.10 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Action in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. Except as expressly provided herein, no past, present or future director employee (including any officer), incorporator, manager, member, partner, shareholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Action in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 9.10 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.
Section 9.11 Disclosure Letter and Company SEC Document References.
(a) The Parties agree (i) that any reference in a particular Section of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (A) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (B) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be reasonably apparent on its face and (ii) to take the actions set forth on Section 9.11(a)(ii) of the Company Disclosure Letter, as applicable.
(b) The Parties agree that any information contained in any part of any Company SEC Document furnished or filed and publicly available after December 27, 2019, and one (1) Business Day prior to the

Agreement Date (other than with respect to the representations and warranties set forth in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.09(a) and Section 3.21) will only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face, together with the Company Disclosure Letter, in each case, excluding any disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section (other than statements of historical fact contained therein) and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, and excluding any information incorporated by reference or exhibits attached to any of the foregoing.
Section 9.12 Guaranty.
(a) To induce the Company to enter into this Agreement, SMP, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to the Company the due and punctual payment of all amounts payable from Parent or Merger Sub under this Agreement, in each case, as and when due (collectively, the “Guaranteed Obligations”), whether now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under this Agreement. This guarantee may not be revoked or terminated and will remain in full force and effect without interruption and will be binding on SMP and its successors and assigns until the Guaranteed Obligations have been satisfied in full.
(b) SMP promises and undertakes to make all payments hereunder without deduction or offset for any defense, claim, or counterclaim of SMP of any kind.
(c) The guarantee set forth in Section 9.12(a) (the “Guarantee”) is an absolute, unconditional, irrevocable and continuing (irrespective of any modification, waiver, amendment, restatement or consent to departure from any terms of this Agreement that may be agreed to by Parent or Merger Sub) guarantee of the full and punctual payment by Parent and Merger Sub of the Guaranteed Obligations and not of collection and is binding upon SMP and its successors and assigns, and SMP irrevocably waives any right to revoke the guarantee set forth in this Section 9.12 as to future transactions giving rise to any Guaranteed Obligations. Should Parent or Merger Sub default in the payment of any of the Guaranteed Obligations, SMP’s obligations hereunder will become immediately due and payable in immediately available funds to the Company or the Paying Agent or, to the extent such obligations become due and payable after the Effective Time, to the former holders of Certificates, Book-Entry Shares, Company Share Awards, or to the Company Indemnified Parties. Claims hereunder may be made on one or more occasions.
(d) SMP agrees that the Guaranteed Obligations will not be released or discharged, in whole or in part, or otherwise affected or impaired by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub, except to the extent Parent or Merger Sub successfully asserts rights as a result of such failure or delay that are not the subject of subclause (iv) of this Section 9.12(d); (ii) any renewal, extension, acceleration or other change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation, subordination or other waiver, amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms of this Agreement; (iii) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (v) any request or acceptance of other guaranties of the Guaranteed Obligations or the taking or holding of security for the payment of the Guaranteed Obligations; (vi) the enforcement or application of any security now or hereafter held in respect of the Guaranteed Obligations; (vii) the exercise of other rights or remedies available to the Company or the other beneficiaries, or any of them, under this Agreement, at law or in equity, except to the extent Parent or Merger Sub successfully asserts rights as a result of such exercise that are not the subject of subclause (iv) of this Section 9.12(d); (viii) any breach of this Agreement by Parent, Merger Sub or, with respect to the provisions that SMP is expressly a party to for purposes of this Agreement, SMP; (ix) any lack of legality, validity or enforceability of the Guaranteed Obligations, this Agreement or any agreement or instrument relating thereto or referred to herein; or (x) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of SMP as an obligor in respect of the Guaranteed Obligations (in all cases other than payment in full of the Guaranteed Obligations, any insolvency, bankruptcy, reorganization or other similar proceeding affecting SMP or its assets, and defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this

Agreement that are not the subject to subclause (iv) of this Section 9.12(d)). SMP waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, statute of limitations, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Transactions, any right to require the Company to proceed against Parent or Merger Sub or any other Person, any right to require the Company to proceed against or exhaust any security or pursue any other remedy, any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Parent or Merger Sub and all suretyship defenses generally (in all cases other than Fraud by the Company, payment in full of the Guaranteed Obligations, any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of the guarantee set forth in this Section 9.12, any legal or equitable discharge of SMP’s obligations hereunder and defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Agreement). SMP acknowledges that it has received and will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 9.12 are knowingly made in contemplation of such benefits.
(e) No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 9.12 will operate as a waiver thereof, nor will any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 9.12 preclude any other or future exercise of any right, remedy or power pursuant to this Section 9.12. Each and every right, remedy and power granted to the Company pursuant to this Section 9.12 or allowed it by Law or agreement with respect to this Section 9.12 will be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company will not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Parent or Merger Sub prior to proceeding against SMP hereunder or resort to any security or other means of collecting payment. This Guarantee may only be amended by a writing signed and delivered by SMP and the Company.
(f) SMP hereby represents and warrants to the Company and covenants that: (i) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action, and no other proceedings on the part of SMP or its stockholders are necessary to authorize this Agreement, and do not contravene any provision of SMP’s Organizational Documents or any Law or contractual restriction binding on SMP or its assets; (ii) this Agreement constitutes a legal, valid and binding obligation of SMP enforceable against SMP in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an Action at law or in equity); and (iii) SMP will not issue any press release or other communication in contravention of Section 6.07.
(g) In the event that all or any portion of the Guaranteed Obligations is paid by Parent or Merger Sub, the obligations of SMP hereunder will be reinstated in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Company or any other beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.
(h) Nothing in this Section 9.12 will waive any defenses, counterclaims, or rights of setoff that Parent or Merger Sub may have under this Agreement or applicable Law.
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IN WITNESS WHEREOF, the Company, Parent, Merger Sub and SMP have duly executed this Agreement, all as of the date first written above.
MYOVANT SCIENCES LTD.

By:	/s/ Monika Adams
Name: Monika Adams
Title: Authorized Signatory
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and SMP have duly executed this Agreement, all as of the date first written above.
SUMITOVANT BIOPHARMA LTD.

By:	/s/ Monika Adams
Name: Monika Adams
Title: Transactions Officer
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and SMP have duly executed this Agreement, all as of the date first written above.
ZEUS SCIENCES LTD.

By:	/s/ Monika Adams
Name: Monika Adams
Title: Transactions Officer
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and SMP have duly executed this Agreement, all as of the date first written above.
Solely for purposes of Article IX and Annex A:

SUMITOMO PHARMA CO., LTD.

By:	/s/ Hiroshi Nomura
Name: Hiroshi Nomura
Title: President and CEO
[Signature Page to Merger Agreement]

ANNEX A

DEFINITIONS
For purposes of this Agreement
“2017 Company Warrant” means that certain Warrant Agreement to Purchase Common Shares of Myovant Sciences Ltd., dated as of October 16, 2017, granted to Hercules Capital, Inc., a Maryland corporation (“Hercules”).
“2018 Company Warrant” means that certain Warrant Agreement to Purchase Common Shares of Myovant Sciences Ltd., dated as of March 26, 2018, granted to Hercules.
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, qui tam action, demand, hearing, investigation (if, in the case of the Company, the Company has received written or, to the Company’s Knowledge, oral notice thereof), litigation, mediation, proceeding, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Adverse Recommendation Change” has the meaning set forth in Section 5.03(d)(i)(D).
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that for purposes of this definition as used in this Agreement and the Voting and Support Agreement, (a) none of the Company, any of the Company Subsidiaries Sumitomo Chemical Company, Limited or any Subsidiary of Sumitomo Chemical Company, Limited (other than SMP and its Subsidiaries) will be deemed to be Affiliates of SMP, Parent or Merger Sub, and (b) none of Sumitomo Chemical Company, Limited or any Subsidiaries of Sumitomo Chemical Company, Limited (including SMP, Parent and Merger Sub, but excluding the Company and the Company Subsidiaries) will be deemed to be Affiliates of the Company and the Company Subsidiaries.
“Aggregate Merger Consideration” has the meaning set forth in Section 2.02(a).
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Alternative Proposal” means any proposal or offer (whether or not in writing), other than from Parent, Merger Sub or their respective Affiliates, with respect to any (a) merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to the Company that would result in any Person or Group beneficially owning 15% or more of the outstanding Equity Interests of the Company or any successor or parent company thereto; (b) sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other Equity Interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets (whether by fair market value or book value) of the Company and the Company Subsidiaries, taken as a whole; (c) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company; (d) transaction in which any Person (or the shareholders of any Person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company; or (e) any combination of the foregoing (in each case, other than the Transactions and other than Transactions solely between or among the Company and/or Company Subsidiaries).
“Anti-Bribery Laws” means the FCPA, the UK Bribery Act 2010, the Bermuda Bribery Act 2016, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, in each case as amended, and legislation implementing such convention, and any other applicable anti-bribery or anti-corruption Laws.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity governing the conduct of any person in relation to restrictive or other anticompetitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.
“Appraisal Withdrawal” has the meaning set forth in Section 2.03(b).
“Appraised Fair Value” has the meaning set forth in Section 2.03(a).
“Bermuda Companies Act” has the meaning set forth in Section 1.01.
“BLA” means a biologics license application submitted to FDA pursuant to Section 351 of the PHSA, and all amendments or supplements thereto.
“Book-Entry Shares” has the meaning set forth in Section 2.01(c)(ii).
“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in (i) Tokyo, Japan; (ii) Bermuda; (iii) London, United Kingdom; or (iv) New York, New York or (c) with respect to the Closing, a day on which the Bermuda Registrar of Companies is authorized or required by Law to be closed.
“Capitalization Time” has the meaning set forth in Section 3.03(a).
“Certificate” has the meaning set forth in Section 2.01(c)(ii).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“Chosen Courts” has the meaning set forth in Section 9.07(b).
“Clinical Trial” means any clinical investigation, study, or trial conducted on one or more human subjects, including (a) a Phase I Clinical Trial; (b) a Phase II Clinical Trial; (c) a Phase III Clinical Trial; (d) a Phase IV Clinical Trial; and (e) an IIR Trial.
“Clinical Trial Authorization” means any approvals permitting the conduct of a Clinical Trial, including (a) authorizations to proceed with a Clinical Trial under INDs and foreign equivalents thereof required to be submitted to a Governmental Entity; (b) approvals and opinions of IRBs and foreign equivalents thereof; and (c) supplements, amendments, protocols and other submissions made with respect to the foregoing (a) and (b).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“CMO” means contract manufacturing organization.
“COBRA” has the meaning set forth in Section 3.15(e).
“Code” means the United States Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” has the meaning set forth in Section 6.08(b).
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth therein.
“Company Balance Sheet Date” means June 30, 2022.
“Company Benefit Plan” means (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (b) each other severance pay, salary continuation, pay in lieu of notice, employment, consulting, bonus, incentive, retention, change in control, compensation, stock option, stock purchase, stock unit, restricted stock, or other compensation based on or relating to equity, fringe benefit, loan, relocation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plan, contract, program, fund, policy or arrangement of any kind; and (c) each other employee benefit plan, contract, program, fund, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants or individual independent contractors of the Company or a Company Subsidiary that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or a Company Subsidiary, or with respect to which the Company or a Company Subsidiary has or could reasonably be expected to have any Liability.
“Company Board” means the Board of Directors of the Company.
“Company Common Shares” has the meaning set forth in Section 2.01.
“Company Disclosure Documents” has the meaning set forth in Section 3.08(a).
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company Employee” has the meaning set forth in Section 6.08(a).
“Company Equity Related Obligation” has the meaning set forth in Section 3.03(b).
“Company Indemnified Persons” has the meaning set forth in Section 6.04(a).
“Company IP” means, collectively, (a) all Owned IP and (b) all Third Party IP.
“Company Material Adverse Effect” means any fact, circumstance, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions prior to the End Date, except, in the case of clause (a), any such fact, circumstance, change, event or development to the extent resulting from (i) changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets in any jurisdiction in which the Company or any of the Company Subsidiaries operate; (ii) changes generally affecting the oncology or women’s health product industry in which the Company and the Company Subsidiaries operate, including cyclical fluctuations and trends; (iii) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, or terrorism; (iv) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 and any COVID-19 Measures), epidemic, disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal) or other natural or man-made disaster; (v) the identity of Parent or Merger Sub as a Party to this Agreement or any communication by Parent or Merger Sub regarding the plans or intentions of Parent or Merger Sub with respect to the conduct of the business of the Company or any of its Subsidiaries, including the impact thereof on relationships, contractual or otherwise, with any Governmental Entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or the Company Subsidiaries (it being understood that this clause (v) will not apply to the term “Company Material Adverse Effect” as used in Section 3.09, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement, the consummation of the Transactions, or the performance of obligations hereunder or thereunder, or Section 7.02(a) with respect to any such representation or warranty); (vi) changes in GAAP or Law (or interpretation or enforcement thereof); (vii) changes in the market price or trading volume of the Company Common Shares or the credit rating of the Company (provided that, to the extent not subject to any of the other exceptions herein, a fact, circumstance, change, event or development underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) the failure in and of itself of the Company and the Company Subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that, to the extent not subject to any of the other exceptions herein, a fact, condition, change, development or event underlying or that contributed to such failure may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any clinical events, occurrences, circumstances, changes, effects or developments relating to any Product Candidate or with respect to any product of any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations); (x) the negotiation, announcement, pendency or consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with any Governmental Entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or the Company Subsidiaries (it being understood that this clause (x) will not apply to the term “Company Material Adverse Effect” as used in Section 3.09, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement, the consummation of the Transactions, or the performance of obligations hereunder or thereunder, or Section 7.02(a) with respect to any such representation or warranty); (xi) any shareholder class action, securities, appraisal, derivative or similar litigation, suit, action or proceeding in respect of this Agreement (or the Transactions), or the Proxy Statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims); and (xii) any action taken by the Company or the Company Subsidiaries (A) at the written direction of Parent or (B) required by the express terms of this Agreement, other than, in the case of clauses (i), (ii), (iii), (iv) or (vi), for such changes or events that have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants engaged in the oncology and women’s health product industry and in the geographical regions in which the Company and the Company Subsidiaries operate (which may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof).
“Company Memorandum of Association” has the meaning set forth in Section 3.01.
“Company Option” means an option to purchase Company Common Shares granted under the Company Share Plans.
“Company Organizational Documents” has the meaning set forth in Section 3.01.
“Company PSU” means a restricted share unit subject to performance-based vesting conditions granted under the Company Share Plans.
“Company Recommendation” has the meaning set forth in Section 6.01(e).
“Company Registered IP” has the meaning set forth in Section 3.19(a).
“Company Related Parties” has the meaning set forth in Section 8.02(c).
“Company RSU” means a restricted share unit subject only to time-based vesting conditions granted under the Company Share Plans.
“Company SEC Documents” has the meaning set forth in Section 3.06(a).
“Company Share Award” means each Company Option, Company RSU, Company PSU, and any other award granted under the Company Share Plans that may be settled in Company Common Shares or is tied to the value of a Company Common Share.
“Company Share Plans” means the Myovant Sciences Ltd. 2020 Inducement Plan, as amended and the Myovant Sciences Ltd. 2016 Equity Incentive Plan, as amended.
“Company Shareholder Approval” means the affirmative vote of the holders of at least a majority of the aggregate voting rights of the issued and outstanding Company Common Shares entitled to vote and voting at the Company Shareholders Meeting.
“Company Shareholders Meeting” has the meaning set forth in Section 3.04(c).
“Company Subsidiary” means any Subsidiary of the Company.
“Company Top Customer” has the meaning set forth in Section 3.22(a).
“Company Top Supplier” has the meaning set forth in Section 3.22(a).
“Company Warrants” mean, collectively, the 2017 Company Warrant and the 2018 Company Warrant.
“Confidentiality Agreement” has the meaning set forth in Section 6.02.
“Consent” has the meaning set forth in Section 3.05(b).

“Continuation Period” has the meaning set forth in Section 6.08(a).
“Contract” means, with respect to any Person, any legally binding written agreement, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, option, instrument, commitment, covenant-not-to-sue, or other legally binding written arrangement (in each case, other than purchase orders, invoices, statements of work or work orders): (a) to which such Person is a party; (b) by which such Person or any of its assets is legally bound or under which such Person has any legal obligation; or (c) under which such Person has any legal right or legal interest.
“Copyrights” means all copyrightable works of authorship and other copyrightable works (including software), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof and all common law rights and moral rights thereto.
“Costs and Expenses” has the meaning set forth in Section 8.02(c).
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means (a) the Company’s and Company Subsidiary’s compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020 and Families First Coronavirus Response Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants), and (b) the reversal or discontinuation of any of the foregoing, in each case, consistent with any actions taken by the Company and the Company Subsidiaries since January 1, 2020 and only to the extent that any such actions are in good faith and not grossly negligent.
“CRO” means a contract research organization, including as defined in (a) 21 C.F.R. Section 312.3(b); (b) ICH GCP E6; and (c) and foreign equivalents of the foregoing, each as may be amended from time to time.
“Current Insurance” has the meaning set forth in Section 6.04(b).
“Current Year Bonus” has the meaning set forth in Section 6.08(f).
“Dissenting Shares” has the meaning set forth in Section 2.03(a).
“Early Departure Date” has the meaning set forth in Section 6.08(f).
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 8.01(b)(i).
“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“Equity Interests” mean (a) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other similar equity interest in another form of association; (b) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (a); (c) any profits interests, participations rights, phantom equity interests and any other equity-like interests; and (d) any contract to grant, issue, award, convey or sell any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that (a) is under common control within the meaning of Section 4001(b)(1) of ERISA with the Company; or (b) together with the Company, is required to be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contract” has the meaning set forth in Section 3.17(b).
“Excluded Share” has the meaning set forth in Section 2.01(c)(i).
“Export Controls” means all applicable export control Laws in the jurisdictions in which the Company or any Company Subsidiary does business or is otherwise subject to jurisdiction, including (a) the U.S. Export Administration Regulations, (b) Regulation (EU) 2021/821; and (c) the Export Control Order 2008 (SI 2008/3231) of the United Kingdom.
“Fairness Opinion” has the meaning set forth in Section 3.25.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).
“FCRA” has the meaning set forth in Annex A.
“FDA” means the United States Food and Drug Administration.
“FDA Fraud Policy” has the meaning set forth in Section 3.10(g).
“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its applicable implementing regulations.
“Filed Company Contract” has the meaning set forth in Section 3.17(a).
“Financial Statements” has the meaning set forth in Section 3.07(a).
“Fraud” means an actual and intentional misrepresentation with respect to the representations and warranties contained in this Agreement by a Party that, at the time such representation or warranty was made by such Party, (i) such Party had actual Knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate when made, (ii) in making such representation or warranty the Person(s) with Knowledge of the material inaccuracy thereof had the intent to deceive such other Party and to induce such other Party to enter into this Agreement, and (iii) such other Party acted in reliance on such representation or warranty. “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“GCP” means those good clinical practice standards and procedures set forth in Law, including, as applicable (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312; (b) the International Conference on Harmonization (ICH) guidance titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and including related requirements imposed by Directive 2001/20/EC and Directive 2005/28/EC as both Directives are progressively repealed and replaced by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, respectively, and any transposing and implementing European Union and/or national Laws; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.
“GLP” means the good laboratory practices set forth in Law, including, as applicable (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Part 58; (b) Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances (codified version) and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) (codified version) and any transposing and implementing national Laws; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.
“GMP” means those current good manufacturing practices related to the manufacture of pharmaceutical products and any precursors thereto set forth in Law, including as applicable (a) the FDCA and 21 C.F.R. Parts 210-211; (b) EU Directive 2003/94/EC laying down principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, and the EU good manufacturing practice guidelines for medicinal products for human use and any transposing and implementing national Laws; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“Government Official” means (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity; (b) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (c) an officer of or individual who holds a position in a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (f) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).
“Governmental Entity” means any United States or any other national, supranational, foreign (including the European Union), provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch, or any agent or contractor thereof, or bureau, boards, instrumentality or commission or any court, tribunal, judicial or arbitral body, industry or trade, including competition authorities and any institution or any agency thereof, including the Federal Trade Commission, the FDA, U.S. Department of Health and Human Services, the U.S. Department of Justice, National Institute of Health, European Commission, European Medicines Agency, European Union national competent authorities, the United Kingdom Medicines and Health Products Regulatory Agency (MHRA), the Bermuda Monetary Authority and any IRB. The term also includes officials, agents, employees or representatives of the entities outlined in this definition.
“Group” has the meaning given to such term under Section 13(d) of the Exchange Act.
“Guarantee” has the meaning set forth in Section 9.12(c).
“Guaranteed Obligations” has the meaning set forth in Section 9.12(a).
“GxP” means, collectively, GCP, GLP, GMP and other applicable, generally accepted industry best practice standards for the pharmaceutical or biotech industry, including those set forth in applicable Law.
“Hazardous Substance” means, any substance that is: (a) listed, classified or regulated as a “Hazardous Substance,” “Hazardous Waste,” “Hazardous Material,” or “Toxic Substance” pursuant to any Environmental Law; (b) medical waste, infectious or biohazardous substances, any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per and polyfluoroalkyl substances, radioactive material or radon; and (c) any other substance which is regulated under Environmental Law due to a potential for harm to the environment or human health.
“HCP” means any Person qualified to (a) prescribe, administer, use or supply any medicinal or medical products or (b) perform any professional medical, laboratory, research, nursing, phlebotomy, behavioral health, or other clinical services; the foregoing to include, any Investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, therapist, mental health coach or other health care provider or practitioner, including key opinion leaders and any other professionals covered by foreign equivalents of the concept of HCP.
“Health Care Laws” means all applicable Laws governing or relating to the development, testing, manufacturing, sale, pharmacovigilance, distribution, advertising, labeling, marketing and promotional activities, the conduct of pre-clinical and non-clinical studies and Clinical Trials and interactions with and licensure and accreditation of HCPs, including the following, in each case as applicable: (a) the FDCA; (b) the PHSA; (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and any other Law governing or pertaining to a government funded or sponsored health care program, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable Laws relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (d) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal false statements law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under HIPAA, the exclusion laws (42 U.S.C. § 1320a-7), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar or equivalent state Laws; (e) the International Conference on Harmonisation (ICH) Consolidated Guidance on Good Clinical Practice E6(R2); (f) 45 C.F.R. Parts 46 and 21 C.F.R. Parts 312, 812, 50, 54 and 56 and state research regulations; (g) the regulations set forth at 21 C.F.R. Part 11; (h) Directive 2001/83/EC (the Community code relating to medicinal products for human use), Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, Regulation (EC) No 1394/2007, each as amended, Directive 2001/20/EC and Directive 2005/28/EC as both Directives are progressively repealed and replaced by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, respectively and any national EU member states laws adopted accordingly; (i) GxP and similar or equivalent Laws of all applicable jurisdictions; and (j) any other comparable Laws in other jurisdictions in which the Company or any Company Subsidiary presently conducts business.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each be amended from time to time, including as amended under the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IIR Trial” means a “sponsor-investigator” trial, as defined in 21 C.F.R. Part 312.3(b) and any other Clinical Trial regarding which an Investigator, hospital, academic medical center, CRO or entity other than a pharmaceutical, biotech or medical device company serves as the Sponsor.
“In-bound License” means each Contract in or under or pursuant to which the Company or a Company Subsidiary is granted any license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, immunity from Liability or Action, option, or other right to practice, use, sublicense, obtain or otherwise exploit any Intellectual Property Rights of any third Person, in each case, other than Contracts for the non-exclusive license of commercially available off-the-shelf software, Clinical Trial agreements, non-disclosure agreements or material transfer agreements, in each case, entered into in the ordinary course of business.
“IND” means any investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 and any amendments thereto.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade accounts payable of such Person incurred in the ordinary course of business); (d) all lease obligations (other than operating leases) of such Person that are required to be capitalized in accordance with GAAP on the books and records of such Person; (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and not reimbursed; (h) all liabilities as a result of any government grants, Tax holidays, loans or other Tax benefits or relief related to COVID-19; (i) all obligations for deferred compensation; and (j) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person, other than a wholly owned Subsidiary of such Person.
“Intellectual Property Rights” means all worldwide intellectual property or industrial property rights created, arising under or recognized by any Laws or Governmental Entity, including (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets, and (e) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.
“Interest” has the meaning set forth in Section 8.02(c).
“Interim Period” has the meaning set forth in Section 5.01.
“Intervening Event” means any material fact, event, circumstance or development or material change in circumstances with respect to the Company and the Company Subsidiaries taken as a whole that (a) was unknown and not reasonably foreseeable to the Special Committee as of the Agreement Date; and (b) does not relate to (i) any Alternative Proposal; (ii) the announcement or pendency of this Agreement or the Transactions, unless such facts, events, circumstances, developments or changes in circumstances, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect; (iii) any facts, events, circumstances or changes in circumstances that result from a breach of this Agreement by the Company, (iv) the fact that the Company meets or exceeds any internal or analysts’ expectation or projections (provided, however, that a fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been an Intervening Event) or (v) changes after the Agreement Date in the market price or trading volume of the Company Common Shares or the credit rating of the Company (it being understood that matters underlying the changes described in this clause (v) may, to the extent not in contravention of the foregoing clause (a), be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).
“Investigator” means a Person (a) as defined in 21 C.F.R, 312.3(b) or (b) as defined under any similar definition under the Laws of other applicable jurisdictions, and in each case, includes all Persons identified as “Investigator,” “Principal Investigator,” “Sub-Investigator” or, a “Sponsor-Investigator.”
“IRA” has the meaning set forth in Section 4.09.
“IRB” means any national, central, local or regional institutional review board or ethics committee of any applicable jurisdiction designated to review, approve or monitor the conduct of clinical research, with the aim to protect the rights, welfare and safety of human subjects, including any such entity as described in 21 C.F.R. Part 56, or foreign equivalent of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” has the meaning set forth in Section 3.20(a).
“Judgment” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreement, corporate integrity agreement, arbitration ruling, deferred prosecution agreement, subpoena, civil investigative demand, verdict, assessment or agreement issued, promulgated or entered by or with any Governmental Entity.
“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the knowledge of the executive officers of the Company or Company Subsidiaries set forth on Schedule A, after reasonable inquiry of their respective direct reports at the level of Vice President or higher and solely with respect to the areas of his or her job requirements or responsibilities, and, in the case of Parent and Merger Sub, the knowledge of the executive officers of Parent set forth on Schedule B, after reasonable inquiry of their respective direct reports at the level of Vice President or higher and solely with respect to the areas of his or her job requirements or responsibilities.
“Law” means any national, supranational, European Union, state, provincial, municipal or local statute, law, resolution, constitution, treaty, ordinance, code, regulation, statute, rule, notice, regulatory requirement, binding interpretation, binding agency guidance, Judgment, stipulation, determination, Permit, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including Health Care Laws.
“Leased Real Property” means each parcel of real property currently leased, subleased, or licensed by the Company or any Company Subsidiary.
“Letter of Transmittal” has the meaning set forth in Section 2.02(b).
“Liabilities” means any and all liabilities, obligations and Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Law, those arising under any Contract, or otherwise.
“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, claim, mortgage, security interest or encumbrance in respect of such property or asset.

“Made Available” means that the referenced documents or other information and materials were (i) made available to Parent or its Representatives prior to 7:00 a.m., New York Time, on the Agreement Date in (a) the electronic data room established for Parent’s due diligence in connection with the Transactions or (b) through electronic mail or (ii) publicly available without redactions or exclusions in the EDGAR database of the SEC one (1) Business Day prior to the Agreement Date.
“Marketing Approval” means collectively, all approvals of an applicable Governmental Entity as necessary to allow for the marketing and sale of a product in the country concerned, including, as applicable, an approved BLA, NDA Approval or marketing authorization granted by the European Commission, the UK MHRA or EU member state competent authority.
“Material Contract” has the meaning set forth in Section 3.17(b).
“Maximum Amount” has the meaning set forth in Section 6.04(b).
“Merger” has the meaning set forth in Section 1.01.
“Merger Application” has the meaning set forth in Section 1.03.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“Merger Sub Common Shares” has the meaning set forth in Section 2.01.
“Minority Shareholder Approval” means the approval of holders of a majority of the outstanding Company Common Shares that are not held by Parent or its Affiliates.
“NDA” means a new drug application as described in 21 C.F.R. Part 314, including all amendments and supplements to the application, required to be submitted to the FDA under Section 505(b) of the FDCA (21 U.S.C. § 355b) and 21 C.F.R. Part 314 seeking approval to commercialize a pharmaceutical product in the United States.
“NDA Approval” means written approval by the FDA of an NDA as described in 21 C.F.R. Section 314.105 and satisfaction of related applicable FDA requirements, if any, and any conditions of approval set forth in such writing.
“New Plan” has the meaning set forth in Section 6.08(e).
“Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former Service Providers who are located primarily outside of the United States.
“NYSE” means the New York Stock Exchange, Inc.
“Option Consideration” has the meaning set forth in Section 2.04(a).
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Out-bound License” means each Contract in or under or pursuant to which the Company or a Company Subsidiary has granted any license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, covenant not to enjoin, immunity from Liability or Action, option or other right to obtain any of the foregoing or any other right to practice, use, obtain, sublicense or otherwise exploit any Company IP, in each case, other than (a) non-exclusive outbound licenses contained in Clinical Trial agreements, contract manufacturing agreements, non-disclosure agreements and material transfer agreements or (b) licenses granted to customers, distributors, or contractors performing services on behalf of the Company or a Company Subsidiary, in each case of (a) and (b), entered into in the ordinary course of business.

“Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or a Company Subsidiary.
“Parent” has the meaning set forth in the Preamble.
“Parent 401(k) Plan” has the meaning set forth in Section 6.08(b).
“Parent Board” means the Board of Directors of Parent.
“Parent Material Adverse Effect” means any fact, circumstance, change, event or development that, individually or taken together with other circumstances, occurrences, changes, events or developments, would prevent or materially impair or materially delay the consummation of the Merger or the other Transactions by Parent or Merger Sub by the End Date.
“Parent Owned Share” has the meaning set forth in Section 2.01(b) above.
“Parent Subsidiary” means any Subsidiary of Parent.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means patents, utility models and other indicia of ownership of an invention or discovery of any type or equivalents thereof, and all applications and pre-grant and post-grant forms of any of the foregoing, including provisionals, converted provisional applications, continued prosecution applications, substitutions, divisionals, continuations, continuations- in-part, supplementary protection certificates, inventors’ certificates, re-examinations, renewals, extensions, reissues and all letters of patent granted with respect to any of the foregoing, and equivalents thereof in any jurisdiction (including any filings made pursuant to the Patent Cooperation Treaty).
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payment Fund” has the meaning set forth in Section 2.02(a).
“Per Share Merger Consideration” has the meaning set forth in Section 2.01(c)(ii).
“Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations such as Marketing Approvals, INDs and comparable permits), licenses, easements, variances, qualifications, consents, concessions, exemptions, registrations, certificates, clearances, and approvals of any Governmental Entity, as well as any notifications given or filings made with a Governmental Entity, including all Regulatory Permits, each as amended or supplemented from time to time.
“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts (i) that are not yet due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which appropriate reserves have been established in accordance with GAAP; (b) Liens for Taxes, utilities and other governmental charges (i) that are not due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which adequate reserves have been established in accordance with GAAP; (c) Liens imposed or promulgated by Law or any Governmental Entity, including securities laws, requirements and restrictions of zoning, permit, license, building and other applicable Laws and bye-laws, and development, site plan, subdivision or other agreements with municipalities that do not, individually or in the aggregate, materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (d) licenses in Intellectual Property Rights granted in the ordinary course of business; (e) statutory or other Liens of landlords (i) that are not yet due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which appropriate reserves have been established in accordance with GAAP; (f) pledges and deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (g) with respect to the Leased Real Property, easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that do not, individually or in the aggregate, materially impair the occupancy, current use or value of such Leased Real Property; (h) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (i) purchase money Liens and Liens securing obligations under lease arrangements.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, or other entity.
“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. Without limiting the foregoing, Personal Data includes a natural person’s name, street address, telephone number, e-mail address, photograph, image, video recording, voice recording, video viewing history, geolocation information, online contact information, screen or user name, password, social security number, driver’s license number, passport number, credit card number, other customer or account number, or any other piece of information that allows the identification, contacting, locating, or tracking of a natural person or the electronic device or computer of a natural person (such as cookies, IP addresses, persistent identifiers, and processor or device serial numbers or unique identifiers), protected health information as defined by HIPAA, and personal information as defined by the Children’s Online Privacy Protection Act of 1998 and related rulemaking (including the January 17, 2013 final rule) and by the California Online Privacy Protection Act.
“Phase I Clinical Trial” means a clinical trial or investigation of a product or compound or other intervention in humans, the principal purpose of which is to make a preliminary determination of metabolism, pharmacokinetics, dose findings or safety in healthy individuals or patients, including those meeting the definition of 21 C.F.R. Part 312.21(a), or other applicable foreign Laws. Such definition will include any trial or investigation labeled as a “Phase 1a” or “Phase 1b” trial.
“Phase II Clinical Trial” means a clinical trial or investigation conducted mainly to test the effectiveness of a product or compound or other type of interventions for purposes of identifying the appropriate dose for a Phase III Clinical Trial for a particular indication or indications or to otherwise evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, including those meeting the definition of 21 C.F.R. Section 312.21(b), or other similar foreign Laws, or, if no further trials are required by the applicable Governmental Entity, a clinical trial or investigation otherwise conducted as the basis for submission of an application for Marketing Approval. Such definition will include any trial or investigation labeled as a “Phase 2a” or “Phase 2b” trial.
“Phase III Clinical Trial” means a clinical trial or investigation performed after preliminary evidence suggesting effectiveness of a drug has been obtained, designed to (a) gather additional evidence that a product or compound or other type of intervention is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions associated with the compound or product; and/or (c) otherwise support the issuance of a Marketing Approval, including those meeting the definition of 21 C.F.R. Section 312.21(c) or other similar foreign Laws.
“Phase IV Clinical Trial” means any post-marketing trial, investigation or study conducted or required to be conducted to obtain additional safety and/or efficacy information about a product or compound in the indication for which Marketing Approval was issued.
“PHSA” means the United States Public Health Services Act (42 U.S.C.§ 201 et seq.) and the regulations promulgated thereunder.
“Postmarket Requirements or Commitments” means studies or clinical trials that sponsors commit to a Governmental Entity to conduct or that a Governmental Entity requires to be conducted after issuance of a Marketing Approval.
“Privacy Laws” mean all Laws, and contractual and fiduciary obligations relating to privacy, security, transfer, marketing and protection of Personal Data applicable to the Company and the Company Subsidiaries, including the following: HIPAA; the California Consumer Privacy Act, the California Privacy Rights Act, Regulation (EU) 2016/679 (General Data Protection Regulation), as amended, including any national implementing legislation and the equivalent laws of Switzerland, and the E-Privacy Directive (i.e., Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector); the Gramm-Leach-Bliley Act of 1999; the Fair Credit Reporting Act of 1970 (“FCRA”); the Fair and Accurate Credit Transactions Act of 2003; the Identity Theft Red Flag Rules; the Electronic Communications Privacy Act of 1986; the Telephone Consumer Protection Act of 1991; the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003; Section 5 of the Federal Trade Commission Act of 1914; all applicable data export control Laws; all applicable state privacy, security, data protection and destruction, mini-FCRA, and data breach notification statutes and regulations; all equivalent, comparable, or applicable state privacy, security and data breach notification Laws, and the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by United States regulatory authorities, and applicable European Union data protection authorities; and the privacy policies of the Company and the Company Subsidiaries and consents and authorizations for the use of Personal Data.
“Product Candidate” means each biological and drug candidate or compound or product being developed, labeled, manufactured, marketed, sold and/or distributed by the Company or a Company Subsidiary, or regarding which the Company or a Company Subsidiary has rights, and including any such biological and drug candidate, compound or product that has received Marketing Approval or that is in preclinical or clinical development.
“Proxy Statement” has the meaning set forth in Section 6.01(a).
“PSU Consideration” has the meaning set forth in Section 2.04(b)(ii).
“Real Estate Leases” has the meaning set forth in Section 3.17(b)(iv).
“Registered IP” means all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Entity, Internet domain name registrar, social media registrar, and all applications for any of the foregoing.
“Registrar” has the meaning set forth in Section 1.03.
“Regulatory Documentation” means, in any medium including audio, visual, print, magnetic, or electronic, all (a) documentation comprising the Regulatory Permits and Regulatory Transfer Approvals; (b) dossiers, reports, supplements, records, data and other materials, submissions or correspondence submitted to, filed with or received from the FDA or other Governmental Entity relating to the Regulatory Permits, Regulatory Transfer Approvals or application or submission for obtaining a Regulatory Permit or a Regulatory Transfer Approval; (c) reports, supplements, records, data and other materials and correspondence related to the Product Candidates, including minutes and official contact reports relating to any communications with any Governmental Entity, and relevant supporting documents with respect thereto, including all draft and final advertising and promotion documents submitted to the FDA or another Governmental Entity for comment, adverse event files and complaint files, pharmacovigilance records and studies and any other information relevant to the assessment of product safety; (d) clinical data, results (including all tables, listings and graphs) and reports, case report forms, and other materials or correspondence filed with or received from Governmental Entities to the extent relating to any Clinical Trial related to a Product Candidate; (e) internal and external inspection or audit reports; and (f) other data (including clinical and pre-clinical data) contained or relied upon in any of the foregoing, in each case of clauses (a), (b), (c), (d), (e) and (f), to the extent in the possession or control of the Company or the Company Subsidiaries.
“Regulatory Permit” means any Permit required for the development, manufacturing or marketing of a product under applicable Health Care Laws, including, where required, pricing and reimbursement approvals and including (a) Clinical Trial Authorizations (including authorizations to proceed under INDs) and (b) Marketing Approvals (including approvals of NDAs and BLAs).
“Regulatory Transfer Approvals” means all approvals of a Governmental Entity, including the submission of letters required under 21 C.F.R. Section 314.72 or any equivalent foreign Law, as required for the transfer of a Regulatory Permit from one party to another to evidence the transfer of ownership of an NDA or comparable Marketing Approval or other Regulatory Permit.
“Representatives” of a Person means its officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives acting on its behalf.
“Required Approvals” has the meaning set forth in Section 6.03(a).

“RSU Consideration” has the meaning set forth in Section 2.04(b)(i).
“Safety Notices” has the meaning set forth in Section 3.10(l).
“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject of country-wide or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea region of Ukraine).
“Sanctioned Person” means any Person that is: (a) listed on any Sanctions-related list maintained by any Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary does business or is otherwise subject to jurisdiction, including (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State; (ii) the United Nations Security Council; (iii) the European Union; or (iv) His Majesty’s Treasury of the United Kingdom; or (b) located, organized, or resident in a Sanctioned Country.
“Sanctions” means economic or financial sanctions imposed, administered, or enforced by any Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary does business or is otherwise subject to jurisdiction, including (a) the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union; or (d) His Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.06(b).
“Schedule 13E-3” has the meaning set forth in Section 6.01(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Incident” has the meaning set forth in Section 3.20(c).
“Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of the Company Subsidiaries.
“Share Return Agreement” has the meaning set forth in Section 4.09.
“SMP” has the meaning set forth in the Preamble.
“Solvent” has the meaning set forth in Section 4.11.
“Special Committee” means the special committee of the Company Board formed in connection with the Transactions consisting solely of independent directors who comprise the Audit Committee of the Company Board.
“Special Committee Recommendation” has the meaning set forth in the Recitals.
“Sponsor” means a Person as defined under (a) 21 C.F.R. Section 312.3(b), or (b) the Laws of other applicable jurisdictions, in each case, including any Person serving as a local sponsor required under the Laws of a particular jurisdiction.
“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub under the Bermuda Companies Act as provided by the terms hereof.
“Subsidiary” with respect to any entity, means that such entity is a “Subsidiary” of another Person if (a) such other Person directly or indirectly owns, beneficially or of record (i) an amount of voting securities or other interests in such entity, or a Contractual or similar right, that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (ii) at least a majority of the outstanding Equity Interests of such entity, or (b) such other Person is a managing or controlling member or general partner of such entity or such other Person holds the power, or is otherwise contractually entitled, to direct and control such entity; provided that for purposes of this definition as used in this Agreement and the Voting and Support Agreement, none of the Company or any of the Company Subsidiaries will be deemed to be Subsidiaries of SMP, Parent or Merger Sub.

“Superior Proposal” means any bona fide Alternative Proposal (provided that for purposes of this definition, the applicable percentage in the definition of “Alternative Proposal” shall be “50%” rather than “15%”) made by a third party or Group that did not result from, or arise in connection with, any breach in any material respect of Section 5.03, that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account the legal, financial, regulatory and other aspects of such Alternative Proposal and the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by the Special Committee, (a) is reasonably capable of being consummated on the proposed terms (without regard to whether Parent and any of its Affiliates that are shareholders of the Company would vote in favor of, tender into or otherwise support such Alternative Proposal), (b) is more favorable to the holders of Company Common Shares from a financial point of view than the Transactions after taking into account all terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (c) for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined by the Company Board (acting at the recommendation of the Special Committee) or the Special Committee to be readily available.
“Surviving Company” has the meaning set forth in Section 1.01.
“Tax Returns” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, escheat, unclaimed property, real property, personal property, sales, use, transfer, registration, ad valorem, value added, branded pharmaceutical fee, alternative or add-on minimum or estimated tax, charge, duty, fee, levy, impost or other tax or assessment of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not; (b) any Liability for the payment of amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period; or (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor of any Person or by Contract (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to taxes), indemnity or otherwise.
“Termination Fee” has the meaning set forth in Section 8.02(b).
“Third Party IP” means all Intellectual Property Rights used or held for use by the Company or a Company Subsidiary in the operation of its business as currently conducted or, with respect to the products currently under development, as proposed to be conducted, that are not Owned IP.
“Trademarks” means trademarks, service marks, trade names, service names, brand names, trade dress, logos, Internet domain names, corporate and other business names, and other like source or business identifiers, together with the goodwill associated with any of the foregoing and all registrations and applications for registration thereof.
“Trade Secrets” means non-public proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results, data (including clinical data, pre-clinical data, and post-clinical data), databases, analyses, development tools, information (including scientific, technical, or regulatory information), compilations, processes, methods, algorithms, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques, and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), in each case which have economic value because they are not generally known or readily ascertainable.
“Transactions” means the transactions contemplated by this Agreement, the Statutory Merger Agreement and the Voting and Support Agreement, including the Merger.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unexpected Adverse Event” means each of the following (a) an adverse drug experience that is not (i) consistent with the applicable product information (e.g., the Investigator brochure); (ii) listed at the specificity or severity that has been observed; or (iii) consistent with the risk information in the general investigational plan; (b) any other unanticipated problem associated with a Product Candidate that relates to the rights, safety, or welfare of subjects participating in a Clinical Trial; (c) an “unexpected adverse event or unexpected suspected adverse reaction,” as defined in 21 C.F.R. Part 312.32(a); and (d) an “unexpected adverse reaction,” as defined in Article 2(p) of EU Directive 2001/20/EC and Article 2.2(34) of Regulation (EU) No 536/2014.
“Voting and Support Agreement” has the meaning set forth in the Recitals.

Schedule A

Knowledge of Company
1.	Principal Executive Officer
2.	Chief Medical Officer
3.	Principal Financial Officer
4.	Chief Commercial Officer
5.	General Counsel and Corporate Secretary
6.	Senior Vice President, Pharmaceutical Operations and Development
7.	The Person responsible for the Company’s human resources matters as to such Person’s areas of his or her job requirements

Schedule B

Knowledge of Parent and Merger Sub
1.	Chief Executive Officer
2.	Senior Vice President, Finance Management
3.	General Counsel and Chief Compliance Officer
4.	Chief Medical Officer
5.	Chief Business Development and Commercialization Officer

Exhibit A

STATUTORY MERGER AGREEMENT

Dated [•]
(1)	MYOVANT SCIENCES LTD.
(2)	ZEUS SCIENCES LTD.
(3)	SUMITOVANT BIOPHARMA LTD.
MERGER AGREEMENT
Ex. A-1

Ex. A-2

THIS MERGER AGREEMENT is dated [•]
PARTIES
(1)
Myovant Sciences Ltd., an exempted company incorporated under the laws of Bermuda having its registered office at Conyers Corporate Services (Bermuda) Ltd., Clarendon House, 2 Church St., Hamilton HM 11, Bermuda (the “Company”);

(2)	Zeus Sciences Ltd., an exempted company incorporated under the laws of Bermuda having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“Merger Sub”); and
(3)
Sumitovant Biopharma Ltd., an exempted company incorporated under the laws of Bermuda having its registered office at Conyers Corporate Services (Bermuda) Ltd., Clarendon House, 2 Church St., Hamilton HM11, Bermuda (“Parent”).

BACKGROUND
(A)	Merger Sub is a wholly owned subsidiary of Parent;
(B)
Pursuant to this Agreement and subject to the terms and conditions set forth herein, the Company, Parent and Merger Sub have agreed that Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), as a wholly owned subsidiary of the Parent, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”); and

(C)	This Agreement is the Statutory Merger Agreement referred to in the Plan of Merger.
AGREED TERMS
1.	DEFINITIONS
Unless otherwise defined herein, capitalised terms have the same meaning as used and defined in the Plan of Merger.
Company Common Shares: means the common shares of par value US0.000017727 per share in the capital of the Company.
Merger Sub Common Shares: means the common shares of par value US0.000017727 per share in the capital of Merger Sub.
Plan of Merger: means the agreement and plan of merger dated October 23, 2022 and made among the Parent, Merger Sub and the Company.
2.	EFFECTIVENESS OF MERGER
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the Companies Act:
2.1	At the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving such Merger and continuing as the Surviving Company as a wholly owned subsidiary of Parent.
2.2	The Surviving Company will continue to be an exempted company under the laws of Bermuda and under the conditions of this Agreement and the Plan of Merger.
2.3	The Merger shall be conditioned on the satisfaction (or waiver) on or before the Effective Time of each of the conditions to the Merger set forth in the Plan of Merger.
2.4	The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.
2.5	Any existing cause of action, claim or liability to prosecution shall be unaffected.
2.6	The Certificate of Merger issued by the Registrar of Companies in Bermuda shall be deemed the certificate of incorporation of the Surviving Company.
Ex. A-3

2.7	The separate existence of Merger Sub shall cease upon completion of the Merger.
2.8	The Merger shall otherwise have the effect provided under the Companies Act and in the Plan of Merger.
3.	NAME OF SURVIVING COMPANY
The Surviving Company shall continue to be named “Myovant Sciences Ltd.”.
4.	MEMORANDUM OF ASSOCIATION
At the Effective Time, subject to the terms and conditions set forth in the Plan of Merger, the memorandum of association of Merger Sub as in effect immediately prior to the Effective Time will, by virtue of the Merger and without any further action, become the memorandum of association of the Surviving Company, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Company and until thereafter changed or amended as provided therein or by applicable Law.
5.	BYE-LAWS
At the Effective Time, subject to the terms and conditions set forth in the Plan of Merger, the bye-laws of Merger Sub as in effect immediately prior to the Effective Time will, by virtue of the Merger and without any further action, become the bye-laws of the Surviving Company, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Company and until thereafter changed or amended as provided therein or by applicable Law.
6.	DIRECTORS
The persons whose names and addresses are set out below, shall be the Board of Directors of the Surviving Company from and after the Effective Time their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws:
NAME	ADDRESS
[•]	[•]
[•]	[•]
[•]	[•]
7.	EFFECT OF MERGER ON SHARE CAPITAL
7.1	At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of the Company Common Shares or Merger Sub Common Shares:
(a)
Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time will remain outstanding and will constitute one (1) fully paid and nonassessable common share of the Surviving Company and, together with the Parent Owned Shares treated in accordance with Section 7.1(b), will constitute all of the issued and outstanding shares of the Surviving Company.

(b)
Each Company Common Share that is beneficially owned by Parent as of immediately prior to the Effective Time (each a “Parent Owned Share”) will remain outstanding and will constitute one (1) fully paid and nonassessable common share of the Surviving Company and, together with the Merger Sub Common Shares treated in accordance with Section 7.1(a), will constitute all of the issued and outstanding shares of the Surviving Company.

(c)
Each Company Common Share issued and outstanding immediately prior to the Effective Time owned by the Company as a treasury share and each Company Common Share owned directly by any direct or indirect wholly owned Subsidiary of the Company, in each case as of immediately prior to the Effective Time (each an “Excluded Share”), will be cancelled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.

(d)	Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares and (ii) Parent Owned Shares), will be cancelled, be no longer outstanding,
Ex. A-4

and will automatically cease to exist, and, each holder of a certificate that immediately prior to the Effective Time represented any such Company Common Shares and each holder of evidence in book-entry form that immediately prior to the Effective Time represented any such Company Common Shares, will cease to have any rights with respect thereto, except the right to receive $27.00 in cash, without interest, in respect of each such Company Common Share (subject to any additional rights provided to dissenting shareholders under the Companies Act).
7.2
Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, any holder of a Company Share Award or any other person or entity, the Company Share Awards then outstanding will be treated as follows:

(a)
Each then-outstanding and unexercised Company Option (whether vested or unvested) will be cancelled and the holder thereof will only have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the applicable exercise price per Company Common Share of such Company Option, multiplied by (ii) the total number of Company Common Shares subject to such Company Option; provided that each unexercised Company Option, whether vested or unvested, with an exercise price equal to or greater than the Per Share Merger Consideration will be cancelled immediately prior to the Effective Time without consideration therefor.

(b)
Each then-outstanding Company RSU that has not been settled in Company Common Shares prior to the Effective Time will be cancelled and the holder thereof will only have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (A) the Per Share Merger Consideration, multiplied by (B) the total number of Company Common Shares subject to such Company RSU immediately prior to the Effective Time.

(c)
Each then-outstanding Company PSU that has not been settled in Company Common Shares prior to the Effective Time will be cancelled and the holder thereof will only have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (A) the Per Share Merger Consideration, multiplied by (B) the total number of Company Common Shares subject to such Company PSU (deeming performance goals as being satisfied) immediately prior to the Effective Time.

(d)
Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code.

(e)
For purposes of this Clause 7.2: (i) “Company Option” means an option to purchase Company Common Shares granted under the Company Share Plans; (ii) “Company RSU” means a restricted share unit subject only to time-based vesting conditions granted under the Company Share Plans; (iii) “Company PSU” means a restricted share unit subject to performance-based vesting conditions granted under the Company Share Plans; (iv) “Company Share Award” means each Company Option, Company RSU, Company PSU, and any other award granted under the Company Share Plans that may be settled in Company Common Shares or is tied to the value of a Company Common Share; and (v) “Company Share Plans” means the Myovant Sciences Ltd. 2020 Inducement Plan, as amended, and the Myovant Sciences Ltd. 2016 Equity Incentive Plan, as amended.

8.	MISCELLANEOUS
8.1	Amendment and Waiver
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement and any such amendment or waiver by the Company will be at the direction of and only be valid if approved by the Special Committee. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party to this Agreement. No failure or delay by any party to this Agreement in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial
Ex. A-5

exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
8.2	Entire Agreement
This Agreement and any documents referred to in this Agreement (including the Plan of Merger), constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.
8.3	Execution in Counterparts
This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
9.	NOTICES
All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
9.1	If to the Company, to:
Myovant Sciences Ltd.
50 Broadway, 7th Floor
London, United Kingdom SW1H 0DB
Attention: Matthew Lang
Email:
9.2	If to Parent or Merger Sub, to:
Sumitovant Biopharma Ltd.
50 Broadway, 7th Floor
London, United Kingdom SW1H 0DB
Attention: Monika Adams, Transactions Officer
Email:
and to:
Sumitovant Biopharma, Inc.
151 W. 42nd Street, 15th Floor
New York, NY 10036
Attention: Tara Soni, General Counsel
Email:
10.	GOVERNING LAW
The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this Agreement hereby irrevocably agree that the Bermuda courts shall have non-exclusive jurisdiction in respect of any dispute, suite, action arbitration or proceeding which may arise out of or in connection with this Agreement and waive any objection to any such dispute, suite, action, arbitration or proceeding in courts of Bermuda on the grounds of venue or on the basis that such dispute, suite, action, arbitration or proceeding was brought in an inconvenient forum.
Ex. A-6

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date stated at the beginning of it.
SIGNATORIES
SIGNED for and on behalf of	)
SUMITOVANT BIOPHARMA LTD.	)
)
)
Authorised signatory
Name:
Position:
SIGNED for and on behalf of	)
MYOVANT SCIENCES LTD.	)
)
)
Authorised signatory
Name:
Position:
SIGNED for and on behalf of	)
ZEUS SCIENCES LTD.	)
)
)
Authorised signatory
Name:
Position:
Ex. A-7

Annex B
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of October 23, 2022 (this “Agreement”), is made and entered into by and between Myovant Sciences Ltd., a Bermuda exempted company limited by shares (the “Company”), and Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Shareholder”). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, the Company, Shareholder, Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned Subsidiary of Shareholder (“Merger Sub”), and, solely with respect to Article IX and Annex A of the Merger Agreement (as defined below), Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan (“SMP”), have entered into that certain Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company as a wholly owned Subsidiary of Shareholder;
WHEREAS, as of the date hereof, Shareholder is the record or beneficial owner of the number and type of equity interests of the Company (“Shares”) set forth on Schedule A hereto ((as it may be amended pursuant to Section 5 of this Agreement), together with any additional Shares or other voting securities of the Company which Shareholder owns of record or beneficially as of the date hereof or of which Shareholder acquires after the date hereof record or beneficial ownership, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, redesignation or exchange, upon exercise or conversion of any options, warrants or other securities, or otherwise, “Covered Shares”); and
WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby (the “Transactions”), including the Merger, the Company and Shareholder are entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Shareholder hereby agree as follows:
1. Agreement to Vote.
a. From the date hereof until the earlier of the Termination Date (as defined below) or the Closing, Shareholder irrevocably and unconditionally agrees that it will at any meeting of the shareholders of the Company (whether annual, special or otherwise and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Company, however proposed:
i. (A) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares that are owned by Shareholder as of the date of such meeting to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by the Company for written consent and (B) so long as Shareholder is not prohibited by applicable Law, vote or consent, or cause to be voted at such meeting or cause such consent to be granted with respect to, all Covered Shares that are owned by Shareholder as of the date of such meeting or consent in favor of the adoption and approval of (x) the Merger Agreement, the Statutory Merger Agreement (each as they may be amended from time to time in accordance with their terms) and the Merger, including with respect to the Company Shareholder Approval and (y) each of the other Transactions and documents relating thereto of which approval of the Company’s shareholders is solicited; and
ii. so long as Shareholder is not prohibited by applicable Law, vote or consent, or cause to be voted at such meeting or cause such consent to be granted with respect to, all Covered Shares against any matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Transactions if the Company Board (acting at the recommendation of the Special Committee) or the Special Committee recommends a vote against such matter.

b. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger or any of the other Transactions under the terms of any Contracts between the Company or any of its Affiliates, on the one hand, and Shareholder or any of its Subsidiaries, on the other hand, or pursuant to any rights Shareholder may have under such Contracts.
2. No Inconsistent Agreements. Shareholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, including, for the avoidance of doubt, Section 5 hereof, and by that certain Share Return Agreement dated as of December 27, 2019 among Roivant Sciences Ltd. (“Roivant”), Shareholder and SMP (as may be amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Share Return Agreement”), Shareholder (a) has not entered into, and will not enter into at any time prior to the Termination Date, any voting agreement, voting trust or other agreement that directly or indirectly addresses or involves voting with respect to any Covered Shares and (b) has not granted, and will not grant at any time prior to the Termination Date, a proxy or power of attorney, or enter into any voting trust, with respect to any Covered Share. Shareholder further agrees that, until the earlier of (i) the Termination Date and (ii) the Closing (with respect to clause (A) of this sentence) or the receipt of the Company Shareholder Approval (with respect to clause (B) of this sentence), in connection with any Transfer of any of the Covered Shares to Roivant prior to the Effective Time, (A) with respect to any Contracts to which Shareholder or its Affiliates are a party, including the Loan Agreement, dated as of December 27, 2019, by and among SMP and the Company, and the Market Access Services Agreement, dated as of August 1, 2020, by and between Sunovion Pharmaceuticals Inc. and Myovant Sciences GmbH, each as amended, Shareholder will provide or cause its Affiliates to provide any required consents or waivers under such Contracts in order to ensure that such transfer of Covered Shares and the Transactions, including the Merger, will not require any payment to or consent or other action by, or notice to, Shareholder or its Affiliates under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of, any such Contract and (B) Shareholder will not Transfer any Covered Shares until after the record date for the Company Shareholders Meeting and after all such Covered Shares have been voted in favor (by irrevocable proxy) of the adoption and approval of (x) the Merger Agreement, the Statutory Merger Agreement (each as they may be amended from time to time in accordance with their terms) and the Merger, including with respect to the Company Shareholder Approval and (y) each of the other Transactions and documents relating thereto of which approval of the Company’s shareholders is solicited, and Shareholder will not take any action that would revoke, modify or change such vote.
3. Termination. This Agreement will terminate upon the earliest of (a) the Closing, (b) the date that the Merger Agreement is validly terminated in accordance with Section 8.01 of the Merger Agreement, (c) an Adverse Recommendation Change and (d) the delivery of written notice of termination of this Agreement by the Company to Shareholder (such earliest date, the “Termination Date”); provided that the provisions set forth in Sections 9 and 12 through 23 will survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to the Termination Date will survive the termination of this Agreement, but that, notwithstanding anything to the contrary contained herein, Shareholder will not be liable for any money damages for any breach of this Agreement, other than as a result of Fraud or a willful and material breach (as defined in the Merger Agreement) by Shareholder of this Agreement.
4. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to the Company as follows:
a. Schedule A lists all Shares and other equity interests owned of record or beneficially by Shareholder in the Company as of the date hereof. Schedule A lists all options, warrants and other securities convertible into or exercisable or exchangeable for Shares and other equity interests in the Company owned of record or beneficially by Shareholder as of the date hereof. Except as set forth on Schedule A, as of the date hereof, Shareholder does not own of record or beneficially any voting securities or other equity securities in the Company or any securities convertible into or exercisable or exchangeable for any such voting securities or other equity securities. Shareholder does not own of record any Shares that are beneficially owned by a third Person.
b. Shareholder is the record or beneficial owner of, and has good and valid title to, all Covered Shares as of the date hereof, free and clear of all liens, pledges, restrictions and other encumbrances (a “Lien”), other than

(i) as created by this Agreement, (ii) as created by any applicable securities Laws, (iii) under the Company Organizational Documents, (iv) under that certain Investor Rights Agreement dated as of December 27, 2019 among the Company, Shareholder and SMP (the “Investor Rights Agreement”), (v) under the Share Return Agreement, or (vi) as would not impair Shareholder’s ability to timely perform its obligations under this Agreement. Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights. Except for the Investor Rights Agreement and the Share Return Agreement, such Covered Shares are not subject to any voting trust agreement or other Contract to which Shareholder is a party restricting or otherwise relating to the voting or sale (constructive or otherwise), transfer, pledge, hypothecation, grant, gift, encumbrance, assignment or other disposal or disposition (collectively, “Transfer”) of such Covered Shares. Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares, except as contemplated by this Agreement.
c. Shareholder has all requisite corporate power and authority to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder. Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
d. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no Consent is necessary on the part of Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby and (ii) the execution and delivery by Shareholder of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not (A) assuming compliance with the matters referred to in Section 4.03(b) of the Merger Agreement (solely with respect to the performance of the Agreement and the consummation of the Transactions), contravene, conflict with or result in a violation or breach of any Law or Judgment, in each case, applicable to Shareholder or by which its properties or assets are bound or affected; (B) require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Shareholder is entitled under any provision of any Contract or any Permit of Shareholder or by which its properties or assets are bound or affected; or (C) result in the creation or imposition of any Lien on any asset or property of Shareholder, with only such exceptions, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Shareholder to consummate the transactions contemplated hereby.
e. As of the date of this Agreement, (i) there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder and (ii) to the knowledge of Shareholder, no Judgment is outstanding against, or involving, Shareholder that, in each case of the foregoing clauses (a) and (b), individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Shareholder to consummate the transactions contemplated hereby.
f. Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement and the representations and warranties and covenants of Shareholder contained herein, and the Company would not enter into the Merger Agreement if Shareholder did not enter into this Agreement.
5. Certain Covenants of Shareholder. Shareholder hereby covenants and agrees as follows:
a. Except as contemplated hereby or by the Share Return Agreement and until the earliest of the Termination Date or the receipt of the Company Shareholder Approval, Shareholder will not (i) tender any Covered Shares into any tender or exchange offer, (ii) Transfer or enter into any contract with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement or (iv) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, delaying, impairing or disabling Shareholder from performing its obligations under this Agreement in any material respect; provided, that nothing in this Agreement shall restrict the ability of Shareholder to Transfer any Covered Shares subject to the Share Return Agreement to Roivant following the record date for the Company Shareholders Meeting so long as Shareholder has complied with the obligations set forth in clauses (A) and (B) of the last sentence of Section 2. Any Transfer in violation of this Section 5(a) will be void.
b. In the event that Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests will, without further action of the parties hereto, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by Shareholder set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests will automatically become subject to the terms of this Agreement. Shareholder will promptly notify the Company in writing of any such event.
c. Shareholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights (including under Section 106(6) of the Bermuda Companies Act) in connection with the Merger.
d. Subject to the terms and conditions of this Agreement, Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill Shareholder’s obligations under this Agreement.
6. Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement will limit or restrict a designee of Shareholder from acting in his or her capacity as a director of the Company or fulfilling the obligations of such office, including by acting or voting in his or her capacity as a director of the Company, in such designee’s sole discretion on any matter, including causing the Company to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions will be deemed a breach of this Agreement (it being understood that this Agreement will apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company).
7. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares will remain vested in and belong to Shareholder, and, except as otherwise provided herein, the Company will have no authority to direct Shareholder in the voting or disposition of any Covered Shares.
8. Disclosure. Each party hereto hereby authorizes the Company to publish and disclose in any announcement or disclosure Shareholder’s identity and ownership of the Covered Shares and the nature of Shareholder’s obligations under this Agreement, and to disclose a copy of this Agreement, in each case, to the extent required by applicable Law.
9. Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party to this Agreement incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.
10. Further Assurances. From time to time, at the request of the other party hereto and without further consideration, each party hereto will take such further action as may reasonably be deemed by the other party hereto to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
11. Amendment or Supplement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
12. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by Law but will be at the direction of and only be valid if approved by the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party hereto in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
13. Interpretation.
a. When a reference is made in this Agreement to a Section or Schedule, such reference will be to a Section or a Schedule of or to this Agreement unless otherwise indicated. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein will include any modification, amendment or re-enactment thereof, and any Law substituted therefor, in each case, as of the time of inquiry, representation, or covenant and all rules, regulations and statutory instruments issued or related to such Law. Any reference to a Governmental Entity will be also deemed to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement), or Contract is, unless otherwise specified, to the agreement, or Contract as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant. References herein to a Person are also to its successors and permitted assigns. Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is not a Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.
b. Each party to this Agreement represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties to this Agreement and no presumption or burden of proof is to arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

14. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Company, to:

Myovant Sciences Ltd.
50 Broadway, 7th Floor
London, United Kingdom SW1H 0DB
Email:
Attention:	Matthew Lang

and to:

Myovant Sciences, Inc.
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005
Email:
Attention:	Matthew Lang

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:	stephen.arcano@skadden.com;
thomas.greenberg@skadden.com
Attention:	Stephen F. Arcano;
Thomas W. Greenberg

if to Shareholder, to:

Sumitovant Biopharma Ltd.
50 Broadway, 7th Floor
London, United Kingdom SW1H 0DB
Email:
Attention:	Monika Adams, Transactions Officer

and to:

Sumitovant Biopharma, Inc.
151 W. 42nd Street, 15th Floor
New York, NY 10036
Email:
Attention:	Tara Soni, Head of Legal and Compliance

and to:

Sumitomo Pharma Co., Ltd.
6-8, Doshomachi 2-Chome, Chuo-ku
Osaka, Japan 541-0045
Facsimile: +81-3-5159-3004
Email:
Attention:	Tsutomu Nakagawa, Executive Officer, Senior Director, Global Corporate Strategy

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Facsimile: (310) 712-8800
Email:	resslera@sullcrom.com
Attention:	Alison S. Ressler
All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request, or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.
15. Entire Agreement. This Agreement (including Schedule A) and the Merger Agreement (including all schedules, annexes and exhibits thereto and the Company Disclosure Letter) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.
16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, claim or remedy of any nature under or by reason of this Agreement.
17. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.
18. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
19. Specific Enforcement; Jurisdiction; Venue. Each of the parties to this Agreement acknowledges and agrees that the rights of each party to this Agreement to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party to this Agreement agrees that, in addition to any other available remedies a party to this Agreement may have in equity or at law, each party to this Agreement shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts (as defined below) without necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party to this Agreement shall allege, and each party to this Agreement hereby waives the defense, that there is an adequate remedy at law. Each of the parties to this Agreement irrevocably agrees that any Action arising out of or relating to this Agreement brought by (x) Shareholder or its Affiliates against the Company or its Affiliates or (y) by the Company or any Company Subsidiary against Shareholder or any of its Affiliates, in any such case, will be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the

State of Delaware or any other Delaware state court, in each case, except to the extent that any such Action mandatorily must be brought in Bermuda (the “Chosen Courts”). Each of the parties to this Agreement hereby irrevocably submits to the jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement agrees not to commence any Action relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such Chosen Court as described herein. Each of the parties to this Agreement further agrees that notice as provided herein will constitute sufficient service of process and the parties to this Agreement further waive any argument that such service is insufficient. Each of the parties to this Agreement hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of the Chosen Courts or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Action in any such court is brought in an inconvenient forum; (ii) the venue of such Action is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts.
20. Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement (and any of their respective successors, legal representatives and permitted assigns). No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other parties to this Agreement, and any attempted or purported assignment or delegation in violation of this Section 20 shall be null and void.
21. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
22. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, OR ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND; (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS TO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 22.

23. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
24. Irrevocable Proxy. At all times prior to the Termination Date, (a) Shareholder hereby grants to the Company (and any designee of the Company) a proxy (and appoints the Company or any such designee of the Company as its attorney-in-fact) to appear, cause to be counted, vote, and to exercise all voting and consent rights of Shareholder with respect to, the Covered Shares (including the power to execute and deliver written consents) in accordance with, and solely with respect to, Section 1(a)(i) at any meeting of shareholders of the Company (whether annual, special or otherwise and whether or not an adjourned or postponed meeting) at which any of the transactions, actions or proposals contemplated by Section 1(a)(i) are or will be considered and in every written consent in lieu of such meeting and (b) such proxy and appointment shall (i) be irrevocable in accordance with the provisions of Bermuda law, (ii) be coupled with an interest and (iii) survive the dissolution, bankruptcy or other incapacity of Shareholder; provided that Shareholder’s grant of the proxy contemplated by this Section 24 shall be effective only if, Shareholder has not delivered to the Company at least five (5) Business Days prior to the meeting at which any of the matters described in Section 1(a)(i) are to be considered, or within five (5) Business Days after any request for a written consent in lieu of such meeting addressing any of the matters described in Section 1(a)(i), a duly executed proxy card directing that all of the Covered Shares of Shareholder be voted in accordance with Section 1(a)(i); provided, further, that any grant of such proxy shall not grant the Company (or any designee of the Company) the right, and Shareholder shall retain the authority, to vote on all matters other than those matters contemplated by Section 1(a)(ii). Shareholder hereby represents that any proxies heretofore given in respect of any of the Covered Shares, if any, are revocable, and hereby revokes all such proxies, and that Shareholder agrees not to grant any subsequent proxies with respect to any Covered Shares at any time prior to the Termination Date, except to comply with its obligations under Section 1. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 24, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement.
25. Affiliates. Shareholder hereby covenants and agrees that it will cause each of its Affiliates to comply with this Agreement as if each such Affiliate was itself a party to this Agreement.
[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company and Shareholder have caused to be executed or executed this Agreement as of the date first written above.
SUMITOVANT BIOPHARMA LTD.

By:	/s/ Monika Adams
Name:	Monika Adams
Title:	Transactions Officer

IN WITNESS WHEREOF, the Company and Shareholder have caused to be executed or executed this Agreement as of the date first written above.
MYOVANT SCIENCES LTD.

By:	/s/ Monika Adams
Name:	Monika Adams
Title:	Authorized Signatory

SCHEDULE A
Shareholder owns 50,041,181 common shares, par value $0.000017727 per share, of the Company.

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
October 23, 2022
Special Committee of the Board of Directors
Myovant Sciences Ltd.
7th Floor
50 Broadway
London
SW1H 0DB
United Kingdom
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Sumitovant Biopharma Ltd. (“Parent”) and its affiliates) of the outstanding common shares, par value $0.000017727 per share (the “Shares”), of Myovant Sciences Ltd. (the “Company”) of the $27.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 23, 2022 (the “Agreement”), by and among Parent, Zeus Sciences Ltd., a wholly owned subsidiary of Parent, the Company and, solely with respect to Article IX and Annex A therein, Sumitomo Pharma Co., Ltd. (“SMP”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Sumitomo Chemical Co., Ltd., the parent company of SMP (“Sumitomo”), and its affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the Company’s financial advisor in connection with the licensing of ORGOVYX® commercialization rights in certain territories in May 2022. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Sumitomo and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2022; Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company, including assumed probabilities associated with certain future events contemplated by such forecasts, and certain analyses related to the expected utilization by the Company of certain net operating loss carryforwards and research and development credit carryforwards of the Company, each as prepared by the management of the Company and approved for our use by the Special Committee (together, the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent minority squeeze out transactions, including in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC
C-1

Special Committee of the Board of Directors
Myovant Sciences Ltd.
October 23, 2022

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $27.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $27.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $27.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC
C-2

Annex D
Annex D: Bermuda Law Appraisal Sections
Shareholder approval
106 (1) The directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.
(2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating or merging company, and shall—
(a) include or be accompanied by a copy or summary of the amalgamation agreement or merger agreement; and
(b) subject to subsection (2A), state—
(i) the fair value of the shares as determined by each amalgamating or merging company; and
(ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.
(2A) Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation or merger.
(3) Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.
(4) The holders of shares of a class of shares of an amalgamating or merging company are entitled to vote separately as a class in respect of an amalgamation or merger if the amalgamation agreement or merger agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.
(4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.
(5) An amalgamation or merger agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.
(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.
(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—
(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or
(b) to terminate the amalgamation or merger in accordance with subsection (7).
(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.
(6C) No appeal shall lie from an appraisal by the Court under this section.
(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.
D-1

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.
[Section 106 amended by 1994:22 effective 13 July 1994; amended by 2011 : 43 s. 27 effective 18 December 2011]
D-2

PRELIMINARY COPY—SUBJECT TO COMPLETION
DATED DECEMBER 8, 2022

VOTE BY INTERNET
To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide your vote control number from your proxy card. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m., Eastern Time, on [•], 2023, to be counted.

MYOVANT SCIENCES LTD. GENERAL COUNSEL 7TH FLOOR, 50 BROADWAY, LONDON SW1H 0DB, UNITED KINGDOM
VOTE BY TELEPHONE
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide your vote control number from your proxy card. Have your proxy card in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on [•], 2023, to be counted.

VOTE BY MAIL
To vote by mail, complete, sign and date this proxy card and return it promptly in the postage-paid envelope we have provided or return it with this proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
MYOVANT SCIENCES LTD.
The Special Committee of the Board of Directors and the Board of Directors (acting upon the unanimous recommendation of the Special Committee) Recommend a Vote “FOR” Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.
		For	Against	Abstain

1
A proposal to adopt and approve an Agreement and Plan of Merger, dated as of October 23, 2022 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), and a related Statutory Merger Agreement (the “Statutory Merger Agreement”), by and among Myovant Sciences Ltd. (“Myovant”), Sumitovant Biopharma Ltd. (“Sumitovant”), Zeus Sciences Ltd. and, solely with respect to Article IX and Annex A of the Merger Agreement, Sumitomo Pharma Co., Ltd., and the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including a merger, pursuant to which Zeus Sciences Ltd. will merge with and into Myovant Sciences Ltd. (the “Merger”), with Myovant continuing as the surviving company following the Merger as a wholly owned subsidiary of Sumitovant.
		☐	☐	☐

2	A non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of Myovant Sciences Ltd. in connection with the Merger.	☐	☐	☐

3
A proposal to approve an adjournment of the special general meeting, if necessary or appropriate (as determined by Myovant after consultation in good faith with Sumitovant), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve Proposal 1.
		☐	☐	☐
Note: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special General Meeting:
The Proxy Statement is available at www.proxyvote.com.
PROXY CARD
Myovant Sciences Ltd.
SPECIAL GENERAL MEETING OF SHAREHOLDERS
to be held on [•], 2023
This proxy is being solicited on behalf of the Special Committee of the Board of Directors and the Board of Directors.
The undersigned shareholder(s) of Myovant Sciences Ltd. hereby revoke(s) all previously granted proxies and appoint(s) David Marek, Uneek Mehra and Matthew Lang as proxies for the undersigned, with power to act without the other and with power to each of substitution, and hereby authorize(s) them to attend the special general meeting of shareholders of Myovant Sciences Ltd. to be held on [•], 2023, at [•], United Kingdom local time, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom, and at any postponements or adjournments thereof, and to vote all of the common shares of Myovant Sciences Ltd. that the undersigned is/are entitled to vote at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting at the special general meeting, and with discretionary authority to act on such other matters as may properly come before said meeting or any postponements or adjournments thereof.
THE COMMON SHARES REPRESENTED BY THIS PROXY, WHEN THIS PROXY IS PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, THE COMMON SHARES WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL GENERAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the recommendation of the Special Committee of the Board of Directors and the Board of Directors (acting upon the unanimous recommendation of the Special Committee). The named proxies cannot vote your shares unless you return this card by mail or vote by telephone or Internet following the instructions set forth herein.